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As filed with the Securities and Exchange Commission on April 19, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Davco Acquisition Holding Inc.
(Exact name of registrant as specified in its charter)

Delaware (Jurisdiction of incorporation or organization)	5812 (Primary Standard Industrial Classification Code Number)	52-2069955 (I.R.S. Employer Identification Number)
1657 Crofton Boulevard Crofton, Maryland 21114 (410) 721-3770 (Address, including zip code, and telephone number, including area code, of Co-Registrants' principal executive offices)

See Table of Additional Registrants on Next Page

David J. Norman, Esq. General Counsel 1657 Crofton Boulevard Crofton, Maryland 21114 (410) 721-3770 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Bradley P. Cost, Esq. Torys LLP 237 Park Avenue New York, NY 10017 (212) 880-6000	Jeffrey J. Rosen, Esq. Steven J. Slutzky, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 (212) 909-6000

       Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee

Enhanced Income Securities (EISs) (2)

Shares of Class A Common Stock, par value $0.01 per share (3)

Senior Subordinated Notes (4)

Subsidiary Guarantees of Senior Subordinated Notes (5)

Total	$161,000,000	$20,399

(1)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(2)
The EISs represent    shares of the Class A common stock and $            aggregate principal amount of    % senior subordinated notes, including EISs subject to the underwriters' over-allotment option. Includes an indeterminate number of EISs of the same series of EISs offered hereby, which may be received by holders of EISs in the future on one or more occasions in replacement of EISs being offered hereby in the event of a subsequent issuance of EISs.

(3)
Includes    shares of Class A common stock subject to the underwriters' over-allotment option.

(4)
Includes $            aggregate principal amount of senior subordinated notes in the form of EISs subject to the underwriters' over-allotment option and an indeterminate principal amount of senior subordinated notes of the same series as the senior subordinated notes offered hereby, which will be received by holders of senior subordinated notes offered hereby in the future on one of more occasions in the event of a subsequent issuance of EISs, upon an automatic exchange of portions of the senior subordinated notes offered hereby for identical portions of such additional senior subordinated notes. In addition, $         million aggregate principal amount of senior subordinated notes will be sold separately (not in the form of EISs).

(5)
Each of the subsidiary guarantors listed in the Table of Additional Registrants on the next page will guarantee the senior subordinated notes being registered hereby. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the guarantees is payable.

THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

TABLE OF ADDITIONAL REGISTRANTS

Name	Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Number	I.R.S. Employer Identification Number
DavCo Restaurants, Inc.	Delaware	5812	52-1633813
FriendCo Restaurants, Inc.	Maryland	5812	52-2037752
Heron Realty Corporation	Maryland	6500	52-2020474
MDF, Inc.	Delaware	5812	52-1712539

        The address, including zip code, telephone number and area code, of the principal executive offices of each of the additional registrants listed above is: 1657 Crofton Boulevard, Crofton, Maryland 21114; the telephone number at that address is (410) 721-3770.

The information in this Prospectus is not complete and may be changed. We cannot sell these securities until the Securities and Exchange Commission declares our Registration Statement effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated April 19, 2004

Enhanced Income Securities™ (EISs)

representing

            Shares of Class A Common Stock
$     million    % Senior Subordinated Notes due 2016

and

$     million    % Senior Subordinated Notes due 2016

We are selling            Enhanced Income Securities, or EISs, representing            shares of our Class A common stock and $             million aggregate principal amount of our            % senior subordinated notes due 2016. Each EIS represents:

  •
  one share of our Class A common stock; and

  •
  a    % senior subordinated note with $            principal amount.

We are also selling separately (not in the form of EISs) an additional $     million aggregate principal amount of our    % senior subordinated notes due 2016. The completion of the offering of separate senior subordinated notes is a condition to our sale of EISs. The senior subordinated notes (whether or not in the form of EISs) are solely our obligation. See "Disclaimer Regarding Wendy's International Inc."

Assuming we make our scheduled interest payments and pay dividends in the amount contemplated by our dividend policy expected to be adopted by our board of directors at the closing of this offering, holders of EISs will receive in the aggregate approximately $            per year in dividends on the Class A common stock and interest on the senior subordinated notes represented by each EIS through                         2016.

This is the initial public offering of our EISs and senior subordinated notes. We anticipate that the public offering price will be between $            and $            per EIS and the public offering price of the senior subordinated notes sold separately (not in the form of EISs) will be      % of their stated principal amount. We will apply to list the EISs on the American Stock Exchange under the trading symbol "DVC." We do not anticipate that the senior subordinated notes will be separately listed on any exchange.

Holders of EISs will have the right to separate the EISs into the shares of our Class A common stock and senior subordinated notes represented thereby at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control. Similarly, any holder of shares of our Class A common stock and senior subordinated notes may, at any time, unless the EISs have automatically separated, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form EISs. Separation of all of the EISs will occur automatically upon the occurrence of any redemption of the senior subordinated notes or upon maturity of the senior subordinated notes.

Upon a subsequent issuance by us of EISs or senior subordinated notes of the same series, a portion of your senior subordinated notes may be automatically exchanged for an identical principal amount of the senior subordinated notes issued in such subsequent issuance, and in that event your EISs or senior subordinated notes will be replaced with new EISs or senior subordinated notes, as the case may be.

In addition to the EISs and senior subordinated notes offered hereby, the registration statement of which this prospectus is a part also registers the senior subordinated notes and new EISs to be issued to you upon any such subsequent issuance. For more information regarding these automatic exchanges and the effect they may have on your investment, see "Description of Senior Subordinated Notes—Covenants Relating to EISs—Procedures Relating to Subsequent Issuances" and "Material U.S. Federal Income Tax Consequences—Senior Subordinated Notes—Exchange Rights and Additional Issuances."

Investing in EISs, shares of our Class A common stock and/or senior subordinated notes involves risks. See "Risk Factors" section beginning on page 24 of this prospectus.

	Per EIS	Total	Per Senior Subordinated Note (1)		Total
Public offering price	$	$		%	$
Underwriting discount	$	$		%	$
Proceeds to DavCo Restaurants Inc. (before expenses) (2)	$	$		%	$

(1)
Represents the senior subordinated notes sold separately (not in the form of EISs).

(2)
Approximately $            million of these proceeds will be used to repurchase Class B common stock from Citicorp Venture Capital, Ltd., one of our existing equity investors.

We have granted the underwriters an option to purchase up to    additional EISs to cover over-allotments, if any. We will use all of the proceeds from the sale of any additional EISs under the underwriters' over-allotment option to repurchase additional shares of outstanding Class B common stock from Citicorp Venture Capital, Ltd., one of our existing equity investors.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the EISs and the senior subordinated notes in book-entry form only through the facilities of The Depository Trust Company to purchasers on or about                         , 2004.

RBC CAPITAL MARKETS

KEYBANC CAPITAL MARKETS

SUNTRUST ROBINSON HUMPHREY

                    , 2004

The Largest Franchisee of Wendy's International, Inc.

        In making your investment decision, you should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. If anyone provided you with different or inconsistent information, you should not rely on it. This prospectus may only be used where it is legal to sell these securities.

INDUSTRY AND MARKET DATA

        Unless otherwise indicated, all United States restaurant industry data in this prospectus is from the Technomic Information Services ("Technomic") 2002 report entitled "Technomic Top 100: Update and Analysis of the Largest U.S. Chain Restaurant Companies" (the "Technomic Report").

ENHANCED INCOME SECURITIES TRADEMARK

        Enhanced Income Securities (EISs) is a trademark used under license by RBC Capital Markets Corporation.

i

DISCLAIMER REGARDING WENDY'S INTERNATIONAL, INC.

        ANY INFORMATION CONCERNING WENDY'S INTERNATIONAL, INC. CONTAINED HEREIN WAS DERIVED FROM PUBLICLY AVAILABLE INFORMATION FILED BY WENDY'S INTERNATIONAL, INC. WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION, IS HISTORIC, HAS NOT BEEN UPDATED FOR PURPOSES OF THIS PROSPECTUS AND WAS NOT PREPARED FOR PURPOSES OF THIS PROSPECTUS.

        WENDY'S INTERNATIONAL, INC. IS NOT SELLING, OFFERING FOR SALE NOR UNDERWRITING ALL OR ANY PART OF THE OFFERING. WENDY'S INTERNATIONAL, INC. IS NOT RECEIVING THE PROCEEDS OF THIS OFFERING. WENDY'S INTERNATIONAL, INC. DOES NOT ENDORSE OR MAKE ANY RECOMMENDATIONS WITH RESPECT TO THIS OFFERING OR THE SECURITIES OFFERED HEREBY. WENDY'S INTERNATIONAL IS NOT AN OBLIGOR UNDER THE SENIOR SUBORDINATED NOTES WHICH ARE PART OF THIS OFFERING AND HAS NO OBLIGATION WITH RESPECT TO THE PAYMENT OF PRINCIPAL OR INTEREST UNDER THE SENIOR SUBORDINATED NOTES.

        NEITHER THE OFFERING NOR THE CONTENTS OF THIS PROSPECTUS (INCLUDING ANY FINANCIAL DATA OR ANY ANALYSIS OF ANY TAX CONSEQUENCES CONTAINED HEREIN) HAVE BEEN APPROVED OR ENDORSED BY WENDY'S INTERNATIONAL, INC. WENDY'S INTERNATIONAL, INC. ASSUMES NO OBLIGATION WHATSOEVER TO ANY PURCHASER OR UNDERWRITER OR MEMBER OF ANY SELLING GROUP IN CONNECTION WITH THIS OFFERING OR WITH RESPECT TO THE ACCURACY, ADEQUACY OR COMPLETENESS OF THIS PROSPECTUS OR ANY PORTION OF THIS PROSPECTUS.

        WENDY'S INTERNATIONAL, INC. FURTHER DISCLAIMS ANY LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS OFFERING, INCLUDING WITHOUT LIMITATION ANY LIABILITY WHATSOEVER AS A SELLER OR PROMOTER OR IN ANY OTHER CAPACITY WHATSOEVER. WENDY'S INTERNATIONAL, INC. HOLDS NO EQUITY INTEREST IN THE COMPANY, IS NOT A LENDER TO THE COMPANY AND IS NOT AN AFFILIATE OF THE COMPANY. ITS RELATIONSHIP WITH THE COMPANY IS STRICTLY LIMITED TO ITS CONTRACTUAL RELATIONSHIPS AS A FRANCHISOR AND AS INCIDENT THERETO WENDY'S INTERNATIONAL, INC. EXPRESSLY RESERVES ALL OF ITS RIGHTS UNDER ITS VARIOUS FRANCHISE AND OTHER AGREEMENTS WITH THE COMPANY.

        WENDY'S INTERNATIONAL, INC. HAS NOT PARTICIPATED IN OR COMMENTED UPON THE PREPARATION OR PRESENTATION OF ANY OF THE FINANCIAL INFORMATION OF THE COMPANY CONTAINED HEREIN, NOR HAS WENDY'S INTERNATIONAL, INC. APPROVED OR ENDORSED THIS INFORMATION.

        THE DISPLAY OF WENDY'S INTERNATIONAL, INC.'S TRADEMARKS, LOGOS AND PRODUCT OFFERINGS SHOULD NOT BE CONSTRUED AS ANY APPROVAL BY WENDY'S INTERNATIONAL, INC. OF THE CONTENTS OF THIS PROSPECTUS OR THE MERITS OF THE SECURITIES OFFERED HEREBY.

See "Business—Relationship with Wendy's International" and "Risk Factors."

ii

SUMMARY

        The following is a summary of the principal features of this offering of EISs and senior subordinated notes and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus.

        Prior to the closing of this offering, we will amend our certificate of incorporation to change the name of our company from Davco Acquisition Holding Inc. to DavCo Restaurants Inc. Immediately prior thereto, we will cause our wholly-owned subsidiary, DavCo Restaurants, Inc., to change its name to DavCo Operations Inc. All references in this prospectus to us or our wholly-owned subsidiary, DavCo Restaurants, Inc. (other than in our Consolidated Financial Statements) give effect to these name changes. Throughout this prospectus, we refer to DavCo Restaurants Inc., a Delaware corporation, as "DavCo Restaurants," and, together with its consolidated operations, as "we," "our" and "us," unless otherwise indicated. Any reference to "DavCo Operations" refers to our wholly owned subsidiary, DavCo Operations Inc., a Delaware corporation, and its consolidated operations, unless otherwise indicated. "Wendy's" or "Wendy's International" refers to Wendy's International, Inc., a franchisor to our company. Readers are specifically referred to the disclaimer with respect to Wendy's International, see "Disclaimer Regarding Wendy's International, Inc." For further information on defined terms, see "General Information About This Prospectus."

Our Company

Overview

        We are the largest franchisee of Wendy's Old Fashioned Hamburgers restaurants and the sixth largest hamburger quick service restaurant franchisee in the United States. In the last 10 years, the number of Wendy's restaurants we have owned and operated in the franchise territory has grown from 110 to 153, and we serve approximately 50.2 million customers annually through our operation of Wendy's restaurants. Our exclusive franchise territory comprises Baltimore and the Eastern Shore of Maryland, Washington, D.C. and portions of Northern Virginia. As one of the earliest franchisees of Wendy's International, we have been operating Wendy's restaurants since 1976. As of December 28, 2003, our company employed approximately 680 full-time employees and approximately 5,200 part-time employees.

        For our fiscal year ended September 28, 2003 and our first fiscal quarter ended December 28, 2003, our restaurants generated approximately $24.6 million and $332,000 of EBITDA, respectively. In our first fiscal quarter ended December 28, 2003, we wrote off approximately $5.7 million of deferred offering and related costs. Excluding these deferred offering and related costs, EBITDA for our restaurant operations would have been approximately $6.1 million for our first fiscal quarter ended December 28, 2003.

Wendy's International

        Wendy's International is one of the world's largest restaurant operating and franchising companies, with approximately 9,300 total restaurants and several quality brands, including Wendy's Old Fashioned Hamburgers. For the fiscal year ended December 28, 2003, Wendy's International reported approximately $3.1 billion in consolidated total revenues and $236.0 million in net income and $2.2 billion in total revenues for its Wendy's restaurants. We believe that the Wendy's brand name is widely recognized in the restaurant industry as being a symbol for fresh, high quality food and menu variety. The "Wendy's" name, design, logo and the designated Wendy's marks are registered trademarks of Oldemark, LLC and are licensed to Wendy's International, which sublicenses these trademarks to independently owned and operated franchisees like us.

        Dave Thomas created the first Wendy's Old Fashioned Hamburgers restaurant in Columbus, Ohio in November 1969. In 1972, Mr. Thomas sold his first franchise in Indianapolis, Indiana. At

December 28, 2003, Wendy's International and its franchise owners operated over 6,480 Wendy's restaurants in 50 states, the District of Columbia, and 21 other countries and territories. Of these restaurants, approximately 1,465 were operated by Wendy's International and approximately 5,015 by its franchisees.

Our Strengths

        We believe we maintain the following competitive advantages within the restaurant industry and the hamburger segment of the quick service restaurant market:

        Strength of Wendy's brand name.    We believe that the Wendy's brand name is widely recognized in the restaurant industry as a brand associated with fresh, high quality food and menu variety. In third party research regarding the largest U.S. hamburger restaurant chains, consumers rated Wendy's #1 for best-tasting hamburgers, best-tasting chicken sandwich, best-tasting salad, overall satisfaction and best value. Overall, Wendy's was rated the best in 43 out of 56 operating and brand attributes. Our management believes the strength of Wendy's brand is enhanced by Wendy's use of fresh ground beef, an innovative and diverse menu, uniform operating standards, promotional products, and the appealing atmosphere of our restaurants.

        Wendy's focus on fresh food and menu innovation.    Wendy's International's focus on customer research and innovation with new food items enables its restaurants to offer a varied menu which we believe is distinctive among hamburger quick service restaurant chains. Examples include Wendy's fresh salads and grilled chicken sandwiches and other more nutritious items which, in our view, have made Wendy's restaurants more appealing to health-conscious consumers. We purchase all of our food and beverage inventories from Wendy's-approved suppliers. We use only fresh American grade AAA beef from farms in Pennsylvania and our restaurants receive deliveries of fresh beef, chicken, bacon, cheese and produce three to five times per week.

        Well-positioned in a market with strong fundamentals.    The hamburger segment of the United States quick service restaurant market is estimated to have generated sales of approximately $47.5 billion in 2002. This represented approximately 35.0% of the total sales of quick service restaurants in this period, making it the largest segment of the U.S. quick service restaurant market. From 1999 to 2002, Wendy's share of the hamburger segment of the U.S. quick service restaurant market expanded from approximately 12.9% to 14.4% as a result of additional restaurants and increased sales.

        Largest Wendy's franchisee.    As the largest Wendy's franchisee, we have a relatively large number of restaurants in a geographically contiguous area. This provides us with an advantage in the food service industry where cost control and purchasing and distribution efficiencies are critical to a restaurant's financial performance. Our exclusive franchise territory, relatively large number of restaurants and centralized management enable us to control costs. Due to our size, we are able to negotiate favorable terms with suppliers and service providers, including with certain of the construction companies that build and refurbish our restaurants. We are also able to achieve economies of scale by spreading our corporate expenditures over our 153 restaurants.

        Territorial exclusivity.    The territorial exclusivity granted by Wendy's International positions us to take advantage of future growth opportunities in our franchise territory. We have the exclusive right to develop new Wendy's restaurants in our franchise territory until December 31, 2015 and, from January 1, 2016 to December 31, 2025, a right of first refusal with respect to the development of any new Wendy's restaurant in our franchise territory provided that we are in compliance with our franchise agreements with Wendy's International. Our franchise territory is home to approximately 7.4 million people and is a center for government, industry and tourism. Our franchise territory population grew by approximately 30.1% between 1980 and 2000 and had an average median household income of $55,016 in 1999, exceeding the U.S. national averages of approximately 24.2% and $41,994, respectively, for the same periods. We believe that Wendy's restaurants are underrepresented in our franchise territory when compared to other major hamburger quick service restaurant chains, and that there are a substantial number of undeveloped sites which satisfy our new restaurant site selection criteria.

        Expertise in restaurant development and management.    We consider the location of each restaurant to be critical to its long-term success and, consequently, our disciplined growth strategy focuses on selecting restaurant sites with significant potential for sales growth and profitability. Our senior management team has over 20 years of experience in developing, acquiring and operating Wendy's restaurants. Our management team focuses on the evaluation of potential restaurant sites, restaurant development, marketing, cost control and restaurant management. We believe that our senior management team's experience in operating restaurants within the franchise territory and knowledge of the demographic and other characteristics of that market provide us with a competitive advantage over other restaurant chains that have not operated in the franchise territory.

Our Business Strategy and Growth Opportunities

        We intend to grow our business by implementing the following business strategies:

        Open new Wendy's restaurants.    We believe that there are significant expansion opportunities in our exclusive franchise territory and have identified a number of undeveloped sites that satisfy our new restaurant site selection criteria. In order to maintain our exclusive franchise territory, our development letter with Wendy's International requires us to open or commence construction of a prescribed minimum number of restaurants in each year through 2015, and to operate a total of 240 restaurants in the franchise territory by December 31, 2015.

        Increase same store sales.    We intend to increase same store sales through a combination of extending store hours, introducing new menu items, and our recently introduced electronic payment ("e-pay") option. We are implementing a program to extend the operating hours of more of our restaurants into the late night hours and to operate certain restaurants 24 hours a day. Wendy's late night program began several years ago to capitalize on the growing customer trend to eat after 10:00 p.m. Late night sales have steadily increased each year, and for our fiscal year ended September 28, 2003, constituted approximately 9.6% of total sales at our restaurants. We continue to offer promotional menu items introduced by Wendy's International on a selected basis. These items often sell at premium prices. We believe that restaurant sales will continue to benefit from our recently introduced e-pay option. This e-pay option facilitates quicker customer service and increases the average check size by giving customers the additional option to pay by credit card or debit card.

        Achieve operating efficiencies.    We intend to grow our business and pursue operating efficiencies in order to increase profitability. Our relatively large number of restaurants in a geographically contiguous area and centralized management enable us to control costs and capture economies of scale. We are able to achieve economies of scale by spreading our existing corporate expenditures over our 153 restaurants and through purchasing and distribution efficiencies that result from having a large number of restaurants in a contiguous geographic area. For example, we recently upgraded the management information systems in each of our restaurants enabling the placing of orders with our principal distributors via the Internet with online confirmation of the order, which reduces errors and product shortages. We have also instituted a program to install new drive-thru order boards that we expect will improve order accuracy, reduce drive-thru service times and consequently improve customer satisfaction.

        Introduce new products.    We intend to continue to introduce new products developed and launched by Wendy's International. Through the analysis of demographics and emerging lifestyle trends, Wendy's International concluded that consumers want a balance of great-tasting and healthy food choices. In 2004, we participated in the launch of Wendy's Spinach Chicken Salad, in 2003 we participated in the launch of Wendy's Homestyle Chicken Strips and Wendy's Southwest Chicken Caesar™ salad, and in 2002 we participated in the launch of Wendy's Garden Sensations™ salads. We believe that Wendy's International will continue to enhance its menu with new food items that appeal to existing customers and draw new customers to our restaurants.

Industry Overview

        The restaurant industry in the United States is comprised of five major segments: quick service restaurants, quick casual restaurants, family/mid-scale restaurants, casual dining restaurants and fine dining restaurants. The quick service restaurant market is the largest segment of the United States restaurant industry with sales of approximately $136.3 billion in 2002. We operate in the hamburger segment of the quick service restaurant market. The hamburger segment of the U.S. quick service restaurant market generated sales of approximately $47.5 billion in 2002 representing approximately 35.0% of the total sales of quick service restaurants in this period. Sales in this segment grew at a compound annual growth rate of 3.3% between 1997 and 2002, and are projected to increase at a compound annual growth rate of 3.0% between 2002 and 2007. See "Industry."

New Credit Facility

        Concurrently with the closing of this offering, DavCo Operations will enter into a new senior secured credit facility with SunTrust Bank ("SunTrust"), our current working capital lender. We refer to this credit facility as the "new credit facility." The new credit facility is anticipated to provide our company with a three year $20.0 million revolving credit line with a floating interest rate of LIBOR plus 1.5%. The purpose of the new credit facility will be to provide for letters of credit, new ground lease construction financing, new equipment financing and other restaurant capital expenditures, and working capital needs. The new credit facility will be guaranteed by us and by each subsidiary of DavCo Operations and will be secured by a first priority security interest in certain assets of DavCo Operations. The closing of this offering is conditioned upon the closing of the new credit facility. We do not anticipate that the new credit facility will be drawn at the closing of this offering. See "Description of Certain Indebtedness—New Credit Facility."

Our Existing Equity Investors

        Messrs. Kirstien, Rothstein, Norman, Cunnane and Borchers and certain other officers of our company and related parties and Citicorp Venture Capital, Ltd. and certain of its affiliates and employees ("Citicorp Venture Capital") are the owners of all our shares of outstanding common stock prior to this offering. In this prospectus, we refer to these owners as the "existing equity investors." Pursuant to a recapitalization to be effected immediately prior to the closing of this offering, all outstanding shares of our existing common stock held by the existing equity investors will be converted into shares of our Class B common stock. The shares of our Class B common stock will have identical rights and privileges in all respects to the shares of our Class A common stock, other than dividend and certain exchange rights. For a full description of the dividend rights applicable to our Class A common stock and Class B common stock and the exchange right in respect of our Class B common stock, see "Dividend Policy", "Description of Capital Stock" and "Related Party Transactions—Amendment and Restatement of Stockholders Agreement."

        Upon consummation of this offering, we anticipate that our existing equity investors will own approximately             shares of our outstanding common stock, representing approximately            % of our outstanding common stock (or             shares, representing approximately            % of our common stock, if the over-allotment option with respect to the EISs is exercised in full). As discussed below, Citicorp Venture Capital will be selling                         shares of Class B common stock to us for approximately $             million, which we will purchase with a portion of the net proceeds of this

offering, or    shares of Class B common stock for approximately $             million, if the underwriters' over-allotment option with respect to the EISs is exercised in full. See "Use of Proceeds."

Use of Proceeds

        We estimate that we will receive net proceeds of approximately $         million from this offering of EISs and additional senior subordinated notes after deducting underwriting discounts and commissions and other estimated offering expenses payable by us and assuming an initial public offering price of $            per EIS, which represents the midpoint of the range set forth on the cover page of this prospectus and an initial public offering price of        % of the stated principal amount for each senior subordinated note sold separately. We will use the net proceeds of this offering as follows:

  •
  approximately $            million to repay certain outstanding indebtedness;

  •
  approximately $            million to repurchase shares of our Class B common stock from Citicorp Venture Capital; and

  •
  $2.5 million to fund a portion of the capital expenditures for renovations and upgrades to our restaurants required by Wendy's International.

        No existing equity investor, other than Citicorp Venture Capital, will receive any of the proceeds of this offering. If the underwriters exercise their over-allotment option with respect to the EISs in full, we will use all of the net proceeds we receive from the sale of additional EISs under the over-allotment option (approximately $             million) to repurchase additional shares of our Class B common stock held by Citicorp Venture Capital.

Our Corporate Information

        Our principal executive office is located at 1657 Crofton Boulevard, Crofton, Maryland 21114, and our telephone number is (410) 721-3770.

The Offering

Summary of our EISs and Senior Subordinated Notes

        We are offering            EISs at an assumed initial public offering price of $            per EIS, which represents the midpoint of the range set forth on the cover page of this prospectus, and $     million aggregate principal amount of additional senior subordinated notes sold separately (not in the form of EISs) at an initial public offering price of    % of the stated principal amount for each senior subordinated note sold separately. As described below, assuming we make our scheduled interest payments on our senior subordinated notes and pay dividends on our shares of Class A common stock in the amount contemplated by the dividend policy expected to be adopted by our board of directors, upon the consummation of this offering, holders of EISs will receive in the aggregate approximately $            per year in dividends on the Class A common stock and in interest on the senior subordinated notes represented by each EIS and holders of our senior subordinated notes sold separately (not in the form of EISs) will receive in the aggregate approximately $            per year in interest.

What are EISs?

        EISs, or Enhanced Income Securities, are units comprised of our Class A common stock and senior subordinated notes.

        Each EIS initially represents:

  •
  one share of our Class A common stock; and

  •
  a    % senior subordinated note with $            principal amount.

What payments can I expect to receive as a holder of EISs or senior subordinated notes?

        You will be entitled to receive quarterly interest payments at an assumed annual rate of            % of the aggregate principal amount of senior subordinated notes, or approximately $             per senior subordinated note per year.

        You will also receive quarterly dividend payments on the shares of our Class A common stock represented by your EISs, if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of the new credit facility, the indenture governing our senior subordinated notes and our franchise agreements with Wendy's. Each of these agreements will contain restrictions on our ability to declare and pay dividends on our Class A common stock. See "Dividend Policy." We will adopt a dividend policy which contemplates that initial annual dividends will be approximately $            per share on our Class A common stock. However, our board of directors may, in its sole discretion, modify or repeal this dividend policy. We cannot assure you that we will pay dividends at these levels in the future or at all.

        We expect to make interest and dividend payments on      ,      ,      and      of each year to holders of record on the immediately preceding       ,      ,      and      , respectively.

Will my rights as a holder of EISs be any different than the rights of a beneficial owner of separately held Class A common stock and senior subordinated notes?

        No. As a holder of EISs, you are the beneficial owner of Class A common stock and senior subordinated notes represented by your EISs. As such, through your broker or other financial institution and the Depository Trust Company, or DTC, you will have exactly the same rights, privileges and preferences, including rights to receive distributions and interest, rights and preferences in the event of a default under the indenture governing our senior subordinated notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held Class A common stock and senior subordinated notes, as applicable, would have through its broker or other financial institution and DTC.

Do I have voting rights as a holder of EISs?

        Yes. As a holder of EISs, you will be able to vote with respect to the underlying shares of Class A common stock. The management investors, comprised of certain members of our executive management and their transferees, through their ownership of shares of Class B common stock, will own            % of the voting power of our common stock immediately following the offering of the EISs (or      % if the over-allotment option with respect to the EISs is exercised in full). Shares of our Class A common stock and shares of our Class B common stock are entitled to the same voting rights per share and vote together as a single class on all matters with respect to which holders are entitled to vote.

What will happen to the EIS units I hold upon a stock split, recombination or reclassification of the Class A common stock?

        The ratio of Class A common stock to principal amount of senior subordinated notes represented by an EIS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. For example, if we effect a two-for-one stock split of our Class A common stock, from and after the effective date of the stock split, each EIS will represent two shares of Class A common stock and the same principal amount of senior subordinated notes as it previously represented. Likewise, if we effect a recombination or reclassification of our Class A common stock, each EIS will thereafter represent the appropriate number of shares of Class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of senior subordinated notes as it previously represented.

Will the EISs be listed on an exchange?

        Yes. We will apply to list the EIS on the American Stock Exchange under the trading symbol "DVC."

Can I separate my EISs into shares of Class A common stock and senior subordinated notes or recombine shares of Class A common stock and senior subordinated notes to form EISs?

        Yes. Holders of EISs, whether purchased in this offering or in subsequent offerings of EISs of the same series, may, at any time after the earlier of 45 days from the date of original issuance of the EISs or the occurrence of a change of control, through their broker or other financial institution, separate the EISs into the shares of our Class A common stock and senior subordinated notes represented thereby. Similarly, any holder of shares of Class A common stock and senior subordinated notes so separated may, at any time, through his or her broker or other financial institution, recombine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form EISs. Separation and recombination of EISs may involve transaction fees charged by your broker and/or financial intermediary. See "Description of Enhanced Income Securities (EISs)—Book-Entry Settlement and Clearance—Separation and Recombination."

Will the shares of our common stock and senior subordinated notes be separately listed on an exchange?

        The senior subordinated notes represented by the EISs and the additional senior subordinated notes sold separately (not in the form of EISs) will not be listed on any exchange. Our shares of Class A common stock will not be listed for separate trading on the American Stock Exchange or any other exchange until a sufficient number of shares of Class A common stock are held separately and not in the form of EISs as may be necessary to satisfy any applicable listing requirements. If more than the required number of our outstanding shares of Class A common stock are held separately and not in the form of EISs for a period of 30 consecutive trading days, we will apply to list our shares of Class A common stock for separate trading on the American Stock Exchange or any other exchange. The shares of Class A common stock and senior subordinated notes offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933 unless they are purchased by

"affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. Our shares of Class B common stock will not be listed on any exchange.

Will the additional senior subordinated notes sold separately (not in the form of EISs) be the same as the senior subordinated notes issued as a component of the EISs?

        Yes. The additional senior subordinated notes to be sold separately (not in the form of EISs) will be the same as the senior subordinated notes represented by EISs and will be part of the same series of senior subordinated notes and issued under the same indenture. Accordingly, holders of additional senior subordinated notes sold separately (not in the form of EISs) and holders of senior subordinated notes represented by EISs will vote together as a single class, in proportion to the aggregate principal amount of senior subordinated notes they hold, on all matters on which holders of senior subordinated notes are entitled to vote under the indenture governing our senior subordinated notes.

In what form will EISs and the securities represented by the EISs and the additional senior subordinated notes sold separately be issued?

        The EISs and the securities represented by the EISs and the additional senior subordinated notes sold separately (not in the form of EISs) will be issued in book-entry form only. This means that you will not be a registered holder of EISs or the securities represented by the EISs or the additional senior subordinated notes sold separately (not in the form of EISs), and you will not receive a certificate for your EISs or the securities represented by the EISs or the additional senior subordinated notes sold separately (not in the form of EISs). You must rely on your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of EISs, the securities represented by the EISs or the additional senior subordinated notes sold separately (not in the form of EISs).

Will my EISs automatically separate into shares of Class A common stock and senior subordinated notes upon the occurrence of certain events?

        Yes. Separation of all of the EISs will occur automatically upon redemption of all or a portion of the senior subordinated notes, upon maturity of the senior subordinated notes or upon certain bankruptcy events. See "Description of Enhanced Income Securities (EISs)—Automatic Separation."

What will happen if we issue additional EISs or senior subordinated notes of the same series in the future?

        We may conduct future financings by selling additional EISs or senior subordinated notes of the same series. Additional EISs will have terms that are identical to those of the EISs being sold in this offering, except that if they are issued 45 days or more from the closing of this offering, they will be immediately separable, and if they are issued less than 45 days from the closing of this offering, they will be separable on the same date as the EISs issued hereunder may separate. Additional EISs will also represent the same proportions of Class A common stock and senior subordinated notes as are represented by the then outstanding EISs. In addition, we will be required to issue additional EISs in the future upon the exercise of exchange rights by our existing equity investors. Although the senior subordinated notes that may be issued in the future (whether or not represented by EISs) will have terms that are substantially identical (except for the issuance date) to the senior subordinated notes being sold in this offering and will be part of the same series of senior subordinated notes for all purposes under the indenture, it is possible that the new senior subordinated notes will be sold with original issue discount (referred to as OID) for U.S. federal income tax purposes. If such senior subordinated notes are issued with OID, all holders of EISs of the same series (including the EISs being offered hereby), and all holders of outstanding senior subordinated notes not held in EISs, will automatically exchange a ratable portion of their outstanding senior subordinated notes, whether held separately or in the form of EISs, for a portion of the new senior subordinated notes, and will thereafter hold a unit consisting of new senior subordinated notes and old senior subordinated notes with a new CUSIP number or a new EIS (consisting of such senior subordinated note unit and common stock) with a new CUSIP number. As a result of such exchanges, we intend to allocate and report the OID associated with the sale of the new senior subordinated notes among all holders of senior subordinated notes on a pro rata basis, which may adversely affect your tax treatment. See "What will be the U.S. federal income tax consequences of a subsequent issuance of senior subordinated notes of the same series?" In addition, if such senior subordinated notes are issued with OID, holders of such senior subordinated notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the senior subordinated notes or a bankruptcy prior to the maturity of the senior subordinated notes.

        We will immediately file with the Securities and Exchange Commission (the "SEC" or "Commission") a Current Report on Form 8-K (or any other applicable form) to announce and quantify any changes in the ratio of EIS components or changes in OID attributed to the senior subordinated notes.

What will be the U.S. federal income tax consequences of an investment in the EISs?

        Certain aspects of the U.S. federal income tax consequences of the purchase, ownership, and disposition of the EISs being offered hereby are not entirely clear. We intend to treat the purchase of EISs in this offering as the purchase of shares of our common stock and senior subordinated notes and, by purchasing EISs, you will agree to such treatment. You must allocate the purchase price of the EISs between those shares of common stock and senior subordinated notes in proportion to their respective initial fair market values, which will establish your initial tax basis. We expect to report the initial fair market value of each share of common stock as $            and the initial fair market value of each $            aggregate principal amount of our senior subordinated notes as $            , assuming an initial public offering price of $    per EIS, which represents the mid-point of the range set forth on the cover page of this prospectus. By purchasing EISs, you will agree to and be bound by such allocation.

        We believe that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. However, this treatment is not free from doubt. If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the senior subordinated notes could be treated as a dividend, and would not be deductible by us for U.S. federal income tax purposes, which could materially increase our taxable income and significantly reduce our future cash flow available to make dividend and interest payments on our common stock and senior subordinated notes. In addition, if any payments were treated as dividends, such payments to holders of our EISs or senior subordinated notes (not in the form of EISs) who are not U.S. persons would generally be subject to U.S. federal withholding taxes at the applicable tax rate. Payments to non-US holders would not be grossed-up on account of any such taxes.

        Dividends paid on common stock through 2008, under current legislation and to the extent those dividends are paid out of our earnings and profits, will be taxable to you at long-term capital gains rates. Interest income on the senior subordinated notes will be taxable to you at ordinary income rates.

What will be the U.S. federal income tax consequences of a subsequent issuance of senior subordinated notes of the same series?

        The U.S. federal income tax consequences to you of the subsequent issuance of senior subordinated notes with OID pursuant to an offering by us of EISs or senior subordinated notes of the same series or upon an exercise of conversion or exchange rights by the holders of our Class B common stock are not entirely clear. The indenture governing the senior subordinated notes and the agreements with DTC will provide that in the event there is a subsequent issuance by us of senior subordinated notes with a new CUSIP number having substantially identical terms as the senior subordinated notes, each holder of senior subordinated notes or EISs (as the case may be) agrees that a portion of such holder's senior subordinated notes will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes and the records of any record holders of the senior subordinated notes will be revised to reflect such exchanges. Consequently, immediately following each such subsequent issuance and exchange, without any further action by such holder, each holder of senior subordinated notes or EISs (as the case may be) will own an inseparable unit composed of senior subordinated notes of each separate issuance in the same proportion as each other holder (and, for any such holder of EISs, such inseparable unit composed of senior subordinated notes will be included in such holder's EISs). However, the aggregate stated principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. It is unclear whether the exchange of senior subordinated notes for subsequently issued senior subordinated notes will result in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange. Even if the exchange is not treated as a taxable event, such exchange may result in holders having to include OID in taxable income as it accrues on the senior subordinated notes, in addition to stated interest, and to suffer other potentially adverse U.S. federal income tax consequences. Because a subsequent issuance will affect the senior subordinated notes in the same manner, regardless of whether these senior subordinated notes are held as part of EISs or directly, the recombination of senior subordinated notes and shares of common stock to form EISs, or the separation of EISs, should not affect your tax treatment. See "Material U.S. Federal Income Tax Consequences."

        Following any subsequent issuance and exchange, we (and our agents) will report any OID on the subsequently issued senior subordinated notes ratably among all holders of EISs and senior subordinated notes, and each holder of EISs or senior subordinated notes will, by purchasing EISs, agree to report OID in a manner consistent with this approach. However, the Internal Revenue Service may assert that any OID should be reported only to the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees) and thus may challenge the holders' reporting of OID on their tax returns. Such a challenge could create significant uncertainties in the pricing of the EISs and senior subordinated notes and could adversely affect the market for EISs and senior subordinated notes.

        Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the EISs or instruments similar to the EISs, we urge you to consult your own tax advisor concerning the tax consequences of an investment in the EISs. For additional information, see "Material U.S. Federal Income Tax Consequences."

Summary of the Common Stock

Issuer	DavCo Restaurants Inc.
Shares of Class A common stock to be outstanding following the offering	shares (or shares if the underwriters' over-allotment option with respect to the EISs is exercised in full).
Shares of Class B common stock to be outstanding following the offering	shares (or shares if the underwriters' over-allotment option with respect to the EISs is exercised in full).
Shares of Class C common stock to be outstanding following the offering	No shares of Class C common stock will be outstanding upon the closing of this offering.
Total shares of common stock to be outstanding following the offering	shares (or shares if the underwriters' over-allotment option with respect to the EISs is exercised in full).
Voting rights
Subject to applicable law, each outstanding share of our Class A common stock and Class B common stock will carry one vote per share and will vote together as a single class on all matters presented to the stockholders for a vote.
Dividends
Holders of Class A and Class B common stock will receive quarterly dividends on the shares of our Class A and Class B common stock if, and to the extent, dividends are declared by our board of directors and permitted by applicable law, our new credit facility, the indenture governing our senior subordinated notes and our franchise agreements with Wendy's. The initial dividend rate on shares of our Class A common stock is expected to be $ per share per annum. The initial dividend rate on shares of our Class B common stock is expected to be $ per share per annum, which replicates, on an after tax basis, the anticipated yield on EISs. Shares of our Class A common stock will have a priority as to dividends over shares of our Class B common stock. We will not pay any quarterly dividends on shares of our Class B common stock unless we have paid quarterly dividends on shares of our Class A common stock in an amount equal to the initial quarterly dividend rate for shares of our Class A common stock. See "Dividend Policy," "Business—Relationship with Wendy's International," "Description of Certain Indebtedness—New Credit Facility" and "Description of Senior Subordinated Notes—Certain Covenants—Restricted Payments."
Dividend payment dates	If declared, dividends will be paid quarterly on , , and of each year to holders of record on the immediately preceding , , and , respectively.

Listing
The shares of our Class A common stock offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, unless purchased by "affiliates" as this term is defined in Rule 144 under the Securities Act of 1933. Our shares of Class A common stock will not be listed for separate trading on the American Stock Exchange or any other exchange until a sufficient number of shares of our Class A common stock are held separately and not in the form of EISs as may be necessary to satisfy any applicable listing requirements. If more than the required number of outstanding shares of our Class A common stock are held separately and not in the form of EISs for a period of 30 consecutive trading days, we will apply to list shares of our Class A common stock for separate trading on the American Stock Exchange or another exchange. Shares of our Class B common stock will not be listed for separate trading.
Rights to exchange shares of Class B common stock for EISs
Beginning on the 181st day after the consummation of this offering, holders of shares of our Class B common stock will have certain rights to exchange or cause the exchange of their shares of our Class B common stock for the equivalent value of EISs, as determined at the initial public offering price. However, until the second anniversary of the consummation of this offering, our franchise agreements with Wendy's will prohibit the management investors from exercising this exchange right and our stockholders agreement will prohibit the holders of shares of our Class B common stock from exercising this exchange right if following the exchange, the holders of shares of our Class B common stock would hold less than shares of our Class B common stock (representing 10% of our common stock equity at the closing of this offering, as determined at the initial public offering price). In addition, our shares of our Class B common stock may not be exchanged for EISs if a default exists under our franchise agreements with Wendy's or if a default (including non-payment of interest on our senior subordinated notes, when due) exists under the indenture governing our senior subordinated notes. For a complete description of this exchange right and the terms of our Class A and Class B common stock, see "Related Party Transactions—Amendment and Restatement of Stockholders Agreement" and "Description of Capital Stock."

20% Ownership Limitations
Pursuant to our amended and restated certificate of incorporation, no person or group acting together (other than the management investors) may be the beneficial owner of more than 20% of the total economic value of the total outstanding equity interests in our company or more than 20% of the total outstanding voting interests in our company. In the event that either of the foregoing limitations is or may be contravened, we may take such actions with respect to such ownership level over the 20% ownership level as we deem advisable, including refusing to give effect thereto on the stock transfer books, instituting proceedings, redeeming such interest or requiring the sale of such interest in order to reduce the ownership level to below or a 20% ownership level. See "Business—Relationship with Wendy's International—Ownership and Other Requirements of Wendy's International—20% ownership limitations" and "Description of Capital Stock—Anti-Takeover Effects of Various Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws—20% ownership limitations."

Summary of the Senior Subordinated Notes

Issuer	DavCo Restaurants Inc.
Senior subordinated notes to be outstanding following the offering	$ million aggregate principal amount (or $ million aggregate principal amount if the underwriters' over-allotment option with respect to the EISs is exercised in full); and
$ million aggregate principal amount sold separately (not in the form of EISs.)
Interest rate	% per annum.
Interest payment dates	Interest on the senior subordinated notes will be payable quarterly in arrears on , , and of each year commencing , 2004.
Maturity date	The senior subordinated notes will mature on , 2016.
Optional redemption
On and after , 2009, we may redeem for cash all or part of the senior subordinated notes upon not less than 30 or more than 60 days' notice to the owners of senior subordinated notes, at redemption prices described under "Description of Senior Subordinated Notes—Optional Redemption." In addition, at any time before , 2009, we may redeem all or part of the senior subordinated notes at a redemption price equal to 100% of the principal amount of senior subordinated notes redeemed plus an applicable premium and accrued and unpaid interest to the date of redemption. See "Description of Senior Subordinated Notes—Optional Redemption." If we redeem any senior subordinated notes (under any circumstances), the senior subordinated notes and Class A common stock represented by each EIS will be automatically separated.
Change of control
Upon the occurrence of a change of control, as defined under "Description of Senior Subordinated Notes—Repurchase at the Option of Holders—Change of Control," unless we have exercised our right to redeem all senior subordinated notes as described above, each holder of the senior subordinated notes will have the right to require us to repurchase that holder's senior subordinated notes at a price equal to 101% of the principal amount of the senior subordinated notes being repurchased, plus any accrued and unpaid interest to the date of repurchase. In order to exercise this right, a holder must separate the senior subordinated notes and Class A common stock represented by such holder's EISs.
Ranking
The senior subordinated notes will be unsecured obligations and will be subordinated in right of payment to all of our existing and future senior secured and senior unsecured indebtedness, including the indebtedness under the new credit facility. The senior subordinated notes will rank pari passu in right of payment with all of our senior subordinated indebtedness. At December 28, 2003, after giving effect to this offering and the transactions contemplated hereby, including the use of proceeds, we would have had approximately $ million of senior indebtedness.

Note guarantees
The senior subordinated notes will be fully and unconditionally guaranteed by all of our existing domestic subsidiaries and certain future domestic subsidiaries on an unsecured and subordinated basis on the terms set forth in the indenture. The senior subordinated note guarantees will be subordinated in right of payment to all existing and future senior indebtedness of the guarantors, including the indebtedness under our new credit facility. Any future foreign or partially owned domestic subsidiaries will not be guarantors of our senior subordinated notes. At December 28, 2003, after giving effect to this offering and the transactions contemplated hereby, including the use of proceeds, the guarantors would have had, in the aggregate, approximately $ million of senior indebtedness.
Acceleration forbearance
Except in the event of bankruptcy or insolvency, the maturity of the principal amount of the senior subordinated notes may not be accelerated and the principal amount will not become due and payable, prior to the scheduled maturity date, for a period beginning on the date notice is provided to Wendy's International by the trustee with respect to the occurrence of certain events of default and ending 45 days after such date, as described in "Description of Senior Subordinated Notes—Acceleration Forbearance Periods."
Restrictive covenants	The indenture governing the senior subordinated notes will contain covenants with respect to us and will restrict:
	•	the incurrence of additional indebtedness and the issuance of preferred stock and certain redeemable capital stock;
	•	the payment of dividends or distributions on, and purchase or redemption of, capital stock;
	•	a number of other restricted payments, including the making of certain investments;
	•	specified creation of liens, sale-leaseback transactions and sales of assets;
	•	fundamental changes, including consolidation, mergers and transfers of all or substantially all of our assets; and
	•	specified transactions with affiliates.
The limitations and prohibitions described above are subject to a number of other important qualifications and exceptions described under "Description of Senior Subordinated Notes—Certain Covenants."
Procedures relating to subsequent issuances
The indenture governing the senior subordinated notes will provide that in the event we issue additional senior subordinated notes with a new CUSIP number having substantially identical terms as the senior subordinated notes (except for the issuance date) in connection with the issuance by us of additional EISs or senior subordinated notes sold separately, each EIS or separately held senior subordinated note will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes, and the records of any record holders of senior subordinated notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and exchange, without any action by such holder, each holder of EISs or separately held senior subordinated notes, as the case may be, will own an indivisible unit composed of senior subordinated notes of each separate issuance in the same proportion as each other holder. However, the aggregate stated principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange.

The indenture governing our senior subordinated notes will permit issuances of additional senior subordinated notes upon exchange of shares of Class B common stock by the holders of our Class B common stock into EISs and for other permitted purposes, subject to compliance with certain debt covenants. The automatic exchange of senior subordinated notes summarized above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us, with respect to the full amount of senior subordinated notes purchased by such holder. However, any subsequent issuance of senior subordinated notes by us may adversely affect the tax and non-tax treatment of the EISs and senior subordinated notes. See "Material U.S. Federal Income Tax Consequences—Senior Subordinated Notes—Exchange Rights and Additional Issuances."
Listing	The senior subordinated notes will not be separately listed on any exchange.

Risk Factors

        You should carefully consider the information under the heading "Risk Factors" and all other information in this prospectus before investing in the EISs, the shares of our Class A common stock and senior subordinated notes represented by the EISs and/or the senior subordinated notes sold separately.

General Information About This Prospectus

        Throughout this prospectus, unless otherwise noted, we have assumed:

  •
  no exercise of the underwriters' over-allotment option;

  •
  a      % annual interest rate on the senior subordinated notes, which is subject to change depending on market conditions prior to the pricing date; and

  •
  an initial public offering price of $        per EIS, the midpoint of the range set forth on the cover page of this prospectus, comprised of $        allocated to one share of our Class A common stock and $        to the principal amount of senior subordinated notes included in each EIS, and an initial public offering price of     % of the stated principal amount for the senior subordinated notes sold separately.

        All per share information in this prospectus (other than historical information) has been adjusted for a recapitalization of our common stock that will be effective immediately prior to the closing of this offering. Any reference to "our common stock" or "our shares of common stock" refers to the shares of our Class A common stock, Class B common stock and Class C common stock which will be outstanding after giving effect to the recapitalization of our common stock to be effective immediately prior to the closing of this offering. Upon the closing of this offering, no shares of our Class C common stock will be outstanding and we do not anticipate that we will issue shares of our Class C common stock in the near future.

        Prior to the closing of this offering, we will amend our certificate of incorporation to change the name of our company to DavCo Restaurants Inc. Immediately prior thereto, we will cause our wholly-owned subsidiary, DavCo Restaurants, Inc., to change its name to DavCo Operations Inc. All references in this prospectus to us or our wholly-owned subsidiary, DavCo Restaurants, Inc. (other than in our consolidated financial statements) give effect to these name changes.

        Unless the context otherwise requires, references in this prospectus to the "offering" refer collectively to the offering of EISs, including the shares of Class A common stock and senior subordinated notes represented by such EISs, and the offering of the senior subordinated notes sold separately (not in the form of EISs) and the transactions contemplated hereby.

        Any reference to "existing equity investors" refers to Messrs. Kirstien, Rothstein, Norman, Cunnane and Borchers and certain other officers of our company and related parties and Citicorp Venture Capital and certain of its affiliates and employees.

        Any reference to "management investors" refers to certain holders of our shares of Class B common stock comprised of Messrs. Kirstien, Rothstein, Norman, Cunnane and Borchers, one additional senior officer of our company or DavCo Operations and any of their permitted transferees, as determined in accordance with our franchise agreements with Wendy's.

Summary Financial Information

        The following table shows our summary financial information derived from our audited consolidated financial statements for each of the fiscal years ended September 30, 2001, September 29, 2002 and September 28, 2003 and our unaudited consolidated financial statements for the first fiscal quarters ended December 29, 2002 and December 28, 2003, which are included elsewhere in this prospectus. The table also shows unaudited summary financial information for the last four fiscal quarters ended December 28, 2003. The summary financial information for the fiscal years ended September 30, 2001, September 29, 2002 and September 28, 2003, the last four fiscal quarters ended December 28, 2003 and the fiscal quarter ended December 29, 2002 includes the results of our Friendly's restaurants operations. Effective September 28, 2003 (the last day of our 2003 fiscal year), we ceased all Friendly's restaurant operations. Accordingly, the financial information for the first fiscal quarter ended December 28, 2003 reflects our Wendy's restaurant operations only and does not include any Friendly's restaurant operations (other than the $47,000 loss on the disposal of Friendly's restaurant assets held for sale). See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Cessation of Friendly's Restaurant Operations" and Note 5 to our audited consolidated financial statements included elsewhere in this prospectus. The financial statements as of September 30, 2001, and for the year then ended, have been audited by Arthur Andersen LLP, which has ceased operations. The financial statements as of September 29, 2002 and September 28, 2003, and for the years then ended, have been audited by Ernst & Young LLP.

        The unaudited consolidated financial statements for the first fiscal quarters ended December 29, 2002 and December 28, 2003 include all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the first fiscal quarter ended December 28, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending September 26, 2004 primarily due to the seasonal nature of our business.

        The information in the table below is only a summary and should be read together with our audited consolidated financial statements for fiscal years ended September 30, 2001, September 29, 2002 and September 28, 2003 and the related notes, our unaudited consolidated financial statements for the first fiscal quarters ended December 29, 2002 and December 28, 2003 and the related notes, "Selected Historical Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this prospectus.

				Unaudited
	Year Ended (1)			Last Four Quarters Ended	Quarter Ended
	September 30, 2001	September 29, 2002	September 28, 2003	December 28, 2003	December 29, 2002	December 28, 2003
	(In thousands, except ratios and percentages)
Statement of operations data:
Wendy's restaurant sales	$175,800	$190,150	$196,280	$201,503	$45,967	$51,190
Friendly's restaurant sales	41,020	32,997	8,130	5,690	2,440	—
Total restaurant sales	216,820	223,147	204,410	207,193	48,407	51,190
Costs and expenses:
Cost of restaurant sales	133,540	135,348	123,657	125,458	29,409	31,210
Restaurant operating expenses	46,127	46,051	41,209	40,706	10,212	9,709
Franchise royalty expenses	8,435	8,713	8,065	8,209	1,904	2,048
General and administrative expenses	7,884	9,818	9,555	9,650	2,035	2,130

Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses (2)	14,211	(757)	(963)	(965)	120	118
Net loss on disposal of fixed assets	2,035	54	55	28	27	—
Depreciation and amortization	8,426	6,451	6,732	6,786	1,663	1,717

Operating (loss) income	(3,838)	17,469	16,100	17,321	3,037	4,258
Interest expense, net of interest income	(15,042)	(16,174)	(14,805)	(14,543)	(3,814)	(3,552)
Write-off of deferred offering and related costs	—	—	—	(5,746)	—	(5,746)
Other income, net	728	496	1,747	1,188	662	103

Income (loss) before income taxes	(18,152)	1,791	3,042	(1,780)	(115)	(4,937)
Income tax (provision) benefit	—	3,267	(307)	(307)	—	—

Net (loss) income	$(18,152)	$5,058	$2,735	$(2,087)	$(115)	$(4,937)

Other financial data (unaudited):
EBITDA (11)	$5,316	$24,416	$24,579	$19,549	$5,362	$332
Restaurant maintenance capital expenditure (3)	816	1,275	4,062	3,757	708	403
New restaurant capital expenditures	3,910	1,095	1,874	2,744	16	886
Aggregate capital expenditures (4)	4,726	2,370	5,936	6,501	724	1,289
Ratio of earnings to fixed charges (5)	0.01	x	1.09	x	1.17	x	0.90	x	0.97	x	(0.19	)x
Deficiency in the coverage of earnings to fixed charges (5)	(18,219)	—	—	(1,780)	(115)	(4,937)
Segment financial data (unaudited):
Wendy's:
Restaurant sales	$175,800	$190,150	$196,280	$201,503	$45,967	$51,190
Operating (loss) income	4,255	15,606	15,268	16,211	3,362	4,305
Net (loss) income	(8,540)	3,500	3,037	(2,380)	527	(4,890)
EBITDA (6)(11)	12,255	22,316	23,661	18,364	5,676	379
EBITDA as a percentage of Wendy's restaurant sales	7.0%	11.7%	12.1%	9.1%	12.3%	0.7%
Aggregate capital expenditures (4)	4,686	2,352	5,936	6,501	724	1,289
Friendly's:
Restaurant sales	$41,020	$32,997	$8,130	$5,690	$2,440	$—
Operating (loss) income	(8,093)	1,863	832	1,110	(325)	(47)
Net (loss) income	(9,612)	1,558	(302)	293	(642)	(47)
EBITDA (11)	(6,939)	2,100	918	1,185	(314)	(47)
EBITDA as a percentage of Friendly's restaurant sales	(16.9)%	6.4%	11.3%	20.8%	(12.9)%	—
Aggregate capital expenditures (4)	40	18	—	—	—	—

	Unaudited December 28, 2003
	Actual	Adjustments	Pro forma as Adjusted (7)
	(In thousands)
Balance sheet data:
Total current assets	$9,666
Total current liabilities	26,564
Working capital deficiency (8)	(16,898)
Total assets	115,827
Long-term debt (including current portion) (9)	139,469
Total liabilities	186,310
Allocated portion of retained equity (10)	—

(1)
We use a 52-53 week fiscal year ending on the last Sunday of September. The 2001, 2002 and 2003 fiscal years consisted of 52 weeks.

(2)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Impairment of Long-Lived Assets and Assets Held for Sale" and Note 3 to our audited consolidated financial statements included elsewhere in this prospectus.

(3)
Does not include restaurant maintenance expenses which are included in restaurant operating expenses on our consolidated financial statements of operations. These restaurant maintenance expenses were approximately $4.8 million, $6.4 million, $5.8 million, $5.8 million and $1.3 million, respectively, for the fiscal years ended September 30, 2001, September 29, 2002 and September 28, 2003, the last four fiscal quarters ended December 28, 2003, and the first fiscal quarter ended December 28, 2003. In all periods presented, restaurant maintenance capital expenditures also include a nominal amount of capital expenditures related to general corporate needs.

(4)
Consists primarily of restaurant maintenance capital expenditures and new restaurant capital expenditures.

(5)
We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. Where applicable, we have calculated the deficiency in the coverage of earnings to fixed charges by subtracting fixed charges from earnings. For the purpose of these computations, earnings consist of income before income taxes plus charges, exclusive of capitalized interest. Fixed charges consist of the sum of interest on indebtedness, amortized expenses related to indebtedness, capitalized interest and an interest component of lease rental expense. The pro forma ratio of earnings to fixed charges, after giving effect to this offering and the use of proceeds, would have been   and   for the year ended September 28, 2003 and the first fiscal quarter ended December 28, 2003.

(6)
The first fiscal quarter ended December 28, 2003 reflects the write-off in that quarter of deferred offering and related costs incurred in connection with the termination of the contemplated conversion of our company to a trust and subsequent offering of trust units. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Deferred Offering Costs." Excluding such deferred offering and related costs, EBITDA for our Wendy's restaurant operations for the last four quarters ended December 28, 2003 and for the fiscal quarter ended December 28, 2003 would have been $24.1 million and $6.1 million, respectively.

(7)
The pro forma as adjusted balance sheet data has been prepared assuming the closing of this offering, the use of proceeds therefrom and the completion of the new credit facility, including payment of related fees and expenses. The pro forma as adjusted balance sheet data gives effect to those transactions as if they had occurred on December 28, 2003.

(8)
Working capital deficiency represents total current assets less total current liabilities.

(9)
Includes current and long-term portions of debt, capital lease obligations and sale-leaseback financing obligations.

(10)
The table below reflects the carrying amount of the potential debt portion of shares of our Class B common stock as if all of the shares of our Class B common stock were exchanged into EISs following the consummation of this offering and assuming no exercise of the underwriters' over-allotment option related to the EISs. The table below also reflects the carrying amount of potential debt portion of shares of our Class B common stock as further adjusted assuming full exercise of the underwriters' over-allotment option. Beginning the 181st day after the consummation of this offering, each share of our Class B common stock will be exchangeable for EIS, subject to certain conditions.

	As Adjusted Assuming No Exercise of the Underwriters' EIS Over- Allotment Option	As Further Adjusted Assuming Full Exercise of the Underwriters' EIS Over- Allotment Option
(In thousands)
Shares of Class B common stock outstanding	$	$
% senior subordinated notes issuable on exchange of Class B common stock into EISs	$	$
Shares of Class A common stock issuable on exchange of Class B common stock into EISs	$	$

(11)
EBITDA is not an indicator of performance or other measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss) before taxes or net (loss) income as an indicator of operating performance or to cash flows as a measure of liquidity. We include EBITDA because we believe that EBITDA is an important measure of our ability to declare and pay dividends on our Class A and Class B common stock pursuant to restricted payment covenants under the new credit facility and the indenture governing our senior subordinated notes. The following tables present consolidated information and unaudited segment information with respect to our restaurant operations. See Note 14 to our consolidated financial statements included elsewhere in this prospectus for additional segment information.

	Unaudited
	Year Ended (1)			Last Four Quarters Ended		Quarter Ended
	September 30, 2001	September 29, 2002	September 28, 2003	December 28, 2003		December 29, 2002	December 28, 2003
	(In thousands)
WENDY'S EBITDA:
Net (loss) income	$(8,540)	$3,500	$3,037	$(2,380)		$527	$(4,890)
Adjustments:
Interest expense, net of interest income	12,710	14,149	13,585	13,651		3,486	3,552
Income tax provision (benefit)	—	(1,784)	307	307		—	—
Depreciation and amortization	8,085	6,451	6,732	6,786		1,663	1,717

EBITDA	$12,255	$22,316	$23,661	$18,364	(a)	$5,676	$379	(a)

  (a)
  Reflects the write-off in the fiscal quarter ended December 28, 2003 of deferred offering and related costs incurred in connection with the termination of the contemplated conversion of our company to a trust and subsequent offering of trust units. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Deferred Offering Costs." Excluding such deferred offering and related costs, EBITDA for our Wendy's restaurant operations for the last four quarters ended December 28, 2003 and for the fiscal quarter ended December 28, 2003 would have been $24.1 million and $6.1 million, respectively.

	Unaudited
	Year Ended (1)			Last Four Quarters Ended	Quarter Ended
	September 30, 2001	September 29, 2002	September 28, 2003	December 28, 2003	December 29, 2002	December 28, 2003
	(In thousands)
FRIENDLY'S EBITDA:
Net (loss) income	$(9,612)	$1,558	$(302)	$293	$(642)	$(47)
Adjustments:
Interest expense, net of interest income	2,332	2,025	1,220	892	328	—
Income tax provision (benefit)	—	(1,483)	—	—	—	—
Depreciation and amortization	341	—	—	—	—	—

EBITDA	$(6,939)	$2,100	$918	$1,185	$(314)	$(47)

	Year Ended (1)			Last Four Quarters Ended	Quarter Ended
	September 30, 2001	September 29, 2002	September 28, 2003	December 28, 2003	December 29, 2002	December 28, 2003
	(In thousands)
CONSOLIDATED EBITDA:
Net (loss) income	$(18,152)	$5,058	$2,735	$(2,087)	$(115)	$(4,937)
Adjustments:
Interest expense, net of interest income	15,042	16,174	14,805	14,543	3,814	3,552
Income tax provision (benefit)	—	(3,267)	307	307	—	—
Depreciation and amortization	8,426	6,451	6,732	6,786	1,663	1,717

EBITDA	$5,316	$24,416	$24,579	$19,549	$5,362	$332

Interest and Dividend Payments to Holders of EISs and Senior Subordinated Notes

        The table below shows certain information relating to our available cash for the last four fiscal quarters ended December 28, 2003 on an actual basis, on a pro forma basis, excluding the Friendly's segment due to the cessation of our Friendly's restaurant operations as of September 28, 2003 (the last day of our 2003 fiscal year) and on a pro forma as adjusted basis to reflect the closing of this offering and the other transactions contemplated by this prospectus. The computations of Adjusted EBITDA and Available Cash are based upon the definitions of Adjusted EBITDA and Available Cash in the indenture governing our senior subordinated notes. Adjusted EBITDA, Available Cash and EBITDA are not indicators of performance or other measures determined in accordance with GAAP. We present these non-GAAP financial measures here because we believe they are indicators of our ability to declare and pay dividends on our Class A and Class B common stock pursuant to the restricted payments covenants under the new credit facility and indenture governing our senior subordinated notes.

        The new credit facility will restrict us from paying dividends on the Class A and Class B common stock if we do not meet specified financial tests. The indenture governing our senior subordinated notes restricts us from paying dividends on our Class A and Class B common stock if we fail to meet a specified fixed charge coverage ratio. Our franchise agreements with Wendy's restrict us from paying dividends on our Class A and Class B common stock if we are not current in our payment obligations to Wendy's and its affiliates. We will pay interest and intend to pay dividends on a quarterly basis and we will be testing restrictions on our ability to declare and pay dividends on a quarterly basis. We will report our Available Cash as presented below for the applicable four quarter periods in each annual and quarterly report that we file with the SEC as long as we are subject to these measures under our agreements.

	Unaudited
	Last Four Quarters Ended December 28, 2003
	Actual	Adjustments	Pro Forma	Adjustments	Pro Forma as adjusted
	(In thousands)
Net (loss) income	$(2,087)	$(293)	$(2,380)	$	$
Additions/Deductions:
Interest expense, net	14,543	(892)	13,651
Income tax (provision) benefit	307	—	307
Depreciation and amortization	6,786	—	6,786

EBITDA (1)	$19,549	$(1,185)	$18,364	$	$

Adjustments:
Prior offering expenses (2)	$5,746	$—	$5,746	$	$
Discontinued cash bonus program (3)	1,344	—	1,344
Payments of capital lease obligations (4)	(3,502)	—	(3,502)
Other income, net (5)	(1,006)	75	(931)
Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses (6)	(965)	1,368	403
Net loss on disposal of fixed assets	28	—	28

Adjusted EBITDA (7)	$21,194	$258	$21,452	$	$
Deductions:
Interest expense on new credit facility					$
Interest expense on % senior subordinated notes
Interest on capital leases
Restaurant maintenance capital expenditures (8)
Payments on senior debt
Estimated additional public company administrative costs (9)

Available Cash (10)					$

(1)
EBITDA is not an indicator of performance or other measure in accordance with GAAP. EBITDA is not intended to represent cash flows from operations as determined by GAAP and should not be used as an alternative to income (loss)

before taxes or net (loss) income as an indicator of operating performance or to cash flows as a measure of liquidity. We include EBITDA because we believe that EBITDA is an important measure of our ability to declare and pay dividends on our Class A and Class B common stock pursuant to anticipated restricted payment covenants under the indenture governing our senior subordinated notes.

(2)
Reflects the write-off in the first fiscal quarter ended December 28, 2003 of deferred offering and related costs incurred in connection with the termination of the contemplated conversion of our company to a trust and subsequent offering of trust units. See "Managements's Discussion and Analysis of Financial Condition and Results of Operations—Deferred Offering Costs."

(3)
Upon consummation of this offering, the annual cash bonus program for certain senior executives will be terminated and replaced with the long-term incentive plan and dividend reinvestment plan.

(4)
Represents the principal portion of capital lease payments.

(5)
Represents other income or loss, net, excluding rental income.

(6)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Impairment of Long-Lived Assets and Assets Held for Sale" and Note 3 to our audited consolidated financial statements included elsewhere in this prospectus.

(7)
"Adjusted EBITDA," as defined in the indenture governing our senior subordinated notes, is EBITDA as adjusted for, among other items, prior offering expenses, the discontinued annual cash bonus program, payments of capital lease obligations, non-recurring other income or loss, gains or losses on the disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses, and gains or losses on the disposal of fixed assets. We present a discussion of Adjusted EBITDA because covenants in the indenture governing our senior subordinated notes contain ratios based on this measure. For example, our ability to pay dividends and incur additional debt requires us to meet certain ratios of Adjusted EBITDA to fixed charges, subject to certain exceptions. For the last four fiscal quarters ended December 28, 2003, our ratio of Adjusted EBITDA to fixed charges under the indenture would have been       to 1.00.

(8)
Does not include new restaurant capital expenditures. Also, does not include restaurant maintenance expenses which are included in restaurant operating expenses on our consolidated statements of operations. These restaurant maintenance expenses were approximately $5.8 million for the last four fiscal quarters ended December 28, 2003.

(9)
Consists of $700,000 estimated incremental audit and tax fees, director and officer liability insurance, expenses relating to the annual stockholders' meeting, printing expenses, investor relations expenses, additional filing fees, additional trustee fees, registrar and transfer agent fees, directors' fees, additional legal fees, listing fees and miscellaneous fees.

(10)
For the last four fiscal quarters ended December 28, 2003, after deducting from Available Cash anticipated aggregate annual dividends of $      on our Class A common stock and $            on our Class B common stock, we would have had approximately $            of funds remaining.

        Based on the foregoing, aggregate payments to EIS holders and holders of the additional senior subordinated notes sold separately (not in the form of EISs) during the last four fiscal quarters ended December 28, 2003 would have been as follows:

	Aggregate	Per EIS
Payments to EIS Holders:
Interest on our % senior subordinated notes represented by EISs	$	$
Dividends on shares of Class A common stock represented by EISs (1)	$	$

Total for EISs	$	$

Other Payments:
Interest on additional % senior subordinated notes (not in the form of EISs)	$
Dividends on shares of Class B common stock (1)	$

Total	$

(1)
Dividends on our shares of Class A and Class B common stock are payable if, and to the extent, they are declared by our board of directors and permitted by applicable law and the terms of our then existing contractual obligations. Shares of our Class A common stock will have priority as to dividends over shares of our Class B common stock. Our new credit facility, the indenture governing our senior subordinated notes and our franchise agreements with Wendy's restrict our ability to declare and pay dividends on our common stock. See "Dividend Policy," "Business—Relationship with Wendy's International," "Description of Senior Subordinated Notes—Certain Covenants—Restricted Payments" and "Description of Certain Indebtedness—New Credit Facility."

RISK FACTORS

        An investment in the EISs, shares of our Class A common stock and/or our senior subordinated notes involves a number of risks. In addition to the other information contained in this prospectus, prospective investors should give careful consideration to the following factors.

Risks Relating to the EISs, shares of Class A Common Stock and/or Senior Subordinated Notes

        The terms of our senior indebtedness to be outstanding after this offering restrict our ability to pay principal and interest on our senior subordinated notes and to pay dividends on shares of our Class A and Class B common stock. The terms of our senior subordinated notes and our franchise agreements with Wendy's International restrict our ability to pay dividends on shares of our Class A and Class B common stock.

        Our ability to make payments of principal and interest on our senior subordinated notes, pay dividends on our Class A and Class B common stock or make other distributions will be subject to applicable law and contractual restrictions contained in the instruments governing our indebtedness, including the new credit facility, the indenture governing our senior subordinated notes, and our franchise agreements with Wendy's International.

        Our new credit facility will contain significant restrictions on our ability to pay principal or interest on our senior subordinated notes and dividends on our shares of Class A and Class B common stock based on meeting certain fixed charge coverage ratios and compliance with other conditions (including timely delivery of applicable financial statements), as described under "Description of Certain Indebtedness—New Credit Facility," and will prohibit the payment of such principal or interest and dividends during the existence of an event of default thereunder.

        The indenture governing our senior subordinated notes contains significant restrictions on our ability to pay dividends on shares of our Class A and Class B common stock based upon meeting certain fixed charge coverage ratios and other conditions, as described under "Description of Senior Subordinated Notes" and prohibits the payment of dividends during the existence of an event of default (including the non-payment of interest on our senior subordinated notes, when due) thereunder.

        Under the terms of our franchise agreements with Wendy's, we are restricted from paying dividends on our Class A and Class B common stock if at the time of such payment we are not current in our capital expenditure obligations or our royalty fee, advertising contribution or other payment obligations to Wendy's, or if such payment would prevent us from making required payments to Wendy's under our agreements with Wendy's. See "Business—Relationship with Wendy's International—Ownership and Other Requirements of Wendy's International—Dividend Restrictions."

        Accordingly, you may not receive interest or dividends in the amounts contemplated by the senior subordinated notes or the dividend policy to be adopted by our board of directors upon the closing of this offering.

        The degree to which we are leveraged on a consolidated basis may impact our financing options and liquidity position.

        Following the closing, we will have an aggregate $     million of our senior subordinated notes outstanding and have entered into the new credit facility. Under certain circumstances, the indenture governing our senior subordinated notes and the new credit facility will permit us to incur additional indebtedness.

        The degree to which we are leveraged on a consolidated basis could have important consequences to the holders of the EISs or senior subordinated notes, including:

  •
  make it more difficult to satisfy our obligations under the senior subordinated notes and pay dividends on our common stock;

  •
  our ability in the future to obtain additional financing for working capital, capital expenditures or acquisitions may be limited;

  •
  we may not be able to refinance our indebtedness on terms acceptable to us or at all;

  •
  a significant portion of our cash flow from operations is likely to be dedicated to the payment of the principal of and interest on our indebtedness, thereby reducing funds available for future operations, capital expenditures and/or dividends on our common stock; and

  •
  we may be more vulnerable to economic downturns and be limited in our ability to withstand competitive pressures.

        We are subject to restrictive debt covenants that limit our business flexibility by imposing operating and financial restrictions on our operations.

        The agreements governing our indebtedness, including the new credit facility and the indenture governing our senior subordinated notes, impose significant operating and financial restrictions on us. These restrictions prohibit or limit, among other things:

  •
  the payment of principal and interest on our senior subordinated notes, dividends and distributions on, and purchase or redemption of, capital stock;

  •
  the incurrence of additional indebtedness and the issuance of preferred stock and certain redeemable capital stock;

  •
  a number of other restricted payments, including the making of certain investments;

  •
  specified sales of assets;

  •
  specified sale-leaseback transactions;

  •
  the creation of a number of liens;

  •
  specified transactions with affiliates; and

  •
  consolidations, mergers and transfers of all or substantially all of our assets.

        These restrictions could limit our ability to obtain future financing, make acquisitions or needed capital expenditures, withstand downturns in our business or take advantage of business opportunities.

        The terms of the new credit facility include other restrictive covenants and prohibit us from prepaying our other indebtedness, including the senior subordinated notes, while indebtedness under the new credit facility is outstanding. The new credit facility also requires us to maintain specified financial ratios and satisfy financial condition tests, including, without limitation, the following: a maximum total leverage ratio, a maximum adjusted leverage coverage ratio and a minimum fixed charge coverage ratio.

        Our ability to comply with the ratios or tests may be affected by events beyond our control, including prevailing economic, financial and industry conditions. A breach of any of these covenants, ratios or tests could result in a default under the new credit facility and/or the indenture. Certain events of default under the new credit facility would prohibit us from making payments on our senior subordinated notes, including payment of interest when due. In addition, upon the occurrence of an event of default under the new credit facility, the lender could elect to declare all amounts outstanding under the new credit facility, together with accrued interest, to be immediately due and payable. If we were unable to repay those amounts, the lender could proceed against the security granted to them to secure that indebtedness. If the lenders accelerate the payment of the indebtedness, our assets may not be sufficient to repay in full this indebtedness and our other indebtedness, including the senior subordinated notes.

        We are a holding company and rely on dividends, interest and other payments, advances and transfers of funds from our subsidiaries to meet our debt service and other obligations.

        We are a holding company and conduct all of our operations through our subsidiaries and currently have no significant assets other than the capital stock of DavCo Operations. As a result, we will rely on dividends and other payments or distributions from DavCo Operations and its subsidiaries to meet our debt service obligations and enable us to pay dividends. The ability of DavCo Operations and its subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and will be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the terms of the new credit facility and the covenants of any future outstanding indebtedness we or our subsidiaries incur.

        You may not be able to immediately accelerate the principal amount of the senior subordinated notes prior to their maturity.

        The maturity of the principal amount of the senior subordinated notes may not be immediately accelerated and the principal amount will not become due and payable, prior to the scheduled maturity date, for a period beginning on the date notice is provided to Wendy's with respect to the occurrence of certain events of default and ending 45 days after such date, as described in "Description of Senior Subordinated Notes—Acceleration Forbearance Periods."

        You may not receive the level of dividends provided for in the dividend policy our board of directors is expected to adopt upon the closing of this offering or any dividends at all.

        Our board of directors may, in its discretion, amend or repeal the dividend policy it is expected to adopt upon the closing of this offering. Our board of directors may decrease the level of dividends provided for in this dividend policy or entirely discontinue the payment of dividends. Future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our "surplus" (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years. Further, the new credit facility, the indenture governing our senior subordinated notes and our franchise agreements with Wendy's contain significant restrictions on our ability to make dividend payments on our shares of common stock. The reduction or elimination of dividends may negatively affect the market price of the EISs.

        You will be immediately diluted by $            per share of Class A common stock if you purchase EISs in this offering.

        If you purchase EISs in this offering, based on the book value of the assets and liabilities reflected on our balance sheet, you will experience an immediate dilution of $             per share of Class A

common stock represented by the EISs which exceeds the entire price allocated to each share of common stock represented by the EISs in this offering because there will be a net tangible book deficit for each share of Class A common stock outstanding immediately after this offering. Our net tangible book deficiency as of December 28, 2003, after giving effect to this offering, was approximately $            million, or $            per share of common stock.

        Our expansion is dependent on our continued ability to borrow under our new credit facility and our interest expense thereunder may increase significantly and could cause our net income and distributable cash to decline significantly.

        Our ability to continue to expand our business, including to make new restaurant expenditures, will be dependent upon our ability to borrow funds under our new credit facility and to obtain other third-party financing, including through the sale of EISs or any sale of securities. We cannot assure you that such financing will be available to us on favorable terms or at all. The new credit facility will be subject to periodic renewal or must otherwise be refinanced. We may not be able to renew or refinance the new credit facility, or if renewed or refinanced, the renewal or refinancing may occur on less favorable terms. Any future borrowings under our new credit facility will be made at a floating rate of interest. In the event of an increase in the base reference interest rates, our interest expense will increase and could have a material adverse effect on our ability to make cash dividend payments to our stockholders.

        We may not generate sufficient funds from operations to pay our indebtedness at maturity or upon the exercise by holders of their rights upon a change of control.

        A significant portion of our cash flow from operations will be dedicated to maintaining our restaurants and servicing our debt requirements. In addition, we currently expect to distribute a significant portion of any remaining available cash to our stockholders in the form of quarterly dividends. Moreover, prior to the maturity of our senior subordinated notes, we will not be required to make any payments of principal on our senior subordinated notes. We may not generate sufficient funds from operations to repay the principal amount of our indebtedness at maturity or in case you exercise your right to require us to purchase your senior subordinated notes upon a change of control. We may therefore need to refinance our debt or raise additional capital. These alternatives may not be available to us when needed or on satisfactory terms due to prevailing market conditions, a decline in our business or restrictions contained in our senior debt obligations.

        Your right to receive payments on the senior subordinated notes and the senior subordinated note guarantees is junior to all senior debt of DavCo Restaurants and its subsidiaries.

        We are a holding company and conduct all of our operations through our subsidiaries. The senior subordinated notes and the senior subordinated note guarantees issued by our subsidiary guarantors will be unsecured senior subordinated obligations, junior in right of payment to our senior debt and that of each of our subsidiary guarantors, respectively. As a result of the subordinated nature of our senior subordinated notes and related guarantees, upon any distribution to our creditors or the creditors of the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior indebtedness and senior indebtedness of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to our senior subordinated notes or the subsidiary guarantees.

        In the event of a bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of our senior subordinated notes will participate with all other holders of unsecured indebtedness of ours or the subsidiary guarantors similarly subordinated in the assets remaining after we and the subsidiary guarantors have paid all senior indebtedness. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of our senior subordinated notes may receive less, ratably, than the holders of senior indebtedness. In such event, we and our subsidiary guarantors would not be able to make all principal payments on our senior subordinated notes.

        The subordination provisions of the indenture governing the senior subordinated notes will also provide that payments to you under the subsidiary guarantees may be blocked for up to 179 days by holders of designated senior indebtedness (at the closing of this offering, the lenders under the new credit facility) if a default other than a payment default exists under such senior indebtedness. During any period in which payments to you are blocked in this manner, any amounts received by you with respect to the subsidiary guarantees, including as a result of any legal action to enforce such subsidiary guarantees, would be required to be turned over to the holders of senior indebtedness. See "Description of Senior Subordinated Notes—Ranking."

        On a pro forma basis as of December 28, 2003, our senior subordinated notes and the subsidiary guarantees would have ranked junior, on a consolidated basis, to $             million of outstanding senior secured indebtedness, plus approximately $            million of letters of credit and the subsidiary guarantees would have ranked junior to $                         million of outstanding senior unsecured debt and pari passu with approximately $            million of outstanding indebtedness of ours and the subsidiary guarantors. In addition, as of December 28, 2003, on a pro forma basis, DavCo Operations would have had the ability to borrow up to an additional amount of $            million under the new credit facility (less amounts reserved for letters of credit), which would have ranked senior in right of payment to our senior subordinated notes.

        The guarantees of the senior subordinated notes by our subsidiaries may not be enforceable.

        Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of a guarantee could be subordinated to all other debt of the guarantor, if, among other things, the guarantor, at the time that it assumed the guarantee:

  •
  issued the guarantee to delay, hinder or defraud present or future creditors; or

  •
  received less than reasonably equivalent value or fair consideration for issuing the guarantee and, at the time it issued the guarantee:

  •
  was insolvent or rendered insolvent by reason of issuing the guarantee and the application of the proceeds of the guarantee;

  •
  was engaged or about to engage in a business or a transaction for which the guarantor's remaining assets available to carry on its business constituted unreasonably small capital;

  •
  intended to incur, or believed that it would incur, debts beyond its ability to pay the debts as they mature; or

  •
  was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied.

        In addition, any payment by the guarantor under its guarantee could be voided and required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor or the guarantee could be subordinated to other debt of the guarantor.

        The measures of insolvency for the purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

  •
  the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

  •
  it could not pay its debts as they become due.

        We believe that immediately after the issuance of the senior subordinated notes and the guarantees, we and each of the subsidiary guarantors will be solvent, will have sufficient capital to carry on our respective businesses and will be able to pay our respective debts as they mature. However, we cannot be sure what standard a court would apply to determine whether the subsidiary guarantors are solvent or that a court would reach the same conclusions with regard to these issues. Regardless of the standard that the court uses, we cannot be sure that the issuance by the subsidiary guarantors of the subsidiary guarantees would not be voided or the subsidiary guarantees would not be subordinated to their other debt.

        The guarantee of our senior subordinated notes by any subsidiary guarantor could be subject to the claim that, since the guarantee was incurred for the benefit of DavCo Restaurants, and only indirectly for the benefit of the subsidiary guarantor, the obligations of the subsidiary guarantor were incurred for less than fair consideration. If such a claim were successful and it was proven that the subsidiary guarantor was insolvent at the time the guarantee was issued, a court could void the obligations of the subsidiary guarantor under the guarantee or subordinate these obligations to the subsidiary guarantor's other debt or take action detrimental to holders of the senior subordinated notes. If the guarantee of any subsidiary guarantor were voided, our senior subordinated notes would be effectively subordinated to the indebtedness of that subsidiary guarantor.

        Seasonality and variability of our businesses may cause volatility in the market value of your investment and may hinder our ability to make timely distributions on the EISs.

        Our business is seasonal in nature, and our net sales and operating results vary significantly from quarter to quarter. This variability results from several factors, including consumer habits driven by changes in the seasons and weather. Consequently, results of operations for any particular quarter may not be indicative of the results of operations of future periods, which make it difficult to forecast our results for an entire year. This variability may cause volatility in the market price of the EISs. In addition, the seasonality and variability of our business means that at certain times of the year our cash receipts are significantly higher than at other times. Given that we are required to make equal quarterly interest payments and expect to pay equal quarterly dividends to EIS holders throughout the year there is a risk that we will experience cash shortages, which could hinder our ability to make timely distributions to EIS holders.

        Interest on the senior subordinated notes may not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future cash flow and impact our ability to make interest and dividend payments.

        While we believe that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes, this conclusion is not free from doubt. If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes. Our inability to deduct interest on the senior subordinated notes could materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. This would reduce our after-tax cash flow and materially and adversely affect our ability to make interest and dividend payments. In the case of foreign holders, treatment of the senior subordinated notes as equity for U.S. federal income tax purposes would subject payments to such holders in respect of the senior subordinated notes to withholding or estate taxes in the same manner as payments made with regard to common stock and could subject us to liability for withholding taxes that were not collected on payments of interest. Therefore, foreign holders would receive any such payments net of the tax withheld.

        The allocation of the purchase price of the EISs may not be respected.

        The purchase price of each EIS must be allocated between the share of Class A common stock and senior subordinated notes represented thereby in proportion to their respective fair market values at the time of purchase. We expect to report the initial fair market value of each share of Class A common stock as $                        and the initial fair market value of the principal amount of our senior subordinated notes as $                        and, by purchasing EISs, you will agree to and be bound by such allocation, assuming an initial public offering price of $                         per EIS, which represents the midpoint of the range set forth on the cover page of this prospectus. If this allocation is not respected, it is possible that the senior subordinated notes will be treated as having been issued with original issue discount (if the allocation to the senior subordinated notes were determined to be too high) or amortizable bond premium (if the allocation to the senior subordinated notes were determined to be too low). You generally would have to include original issue discount in income in advance of the receipt of cash attributable to that income and would be able to elect to amortize bond premium over the term of the senior subordinated notes.

        The Internal Revenue Service may not view the interest rate on the senior subordinated notes as an arm's length rate.

        We plan to deduct the interest expense on the senior subordinated notes from taxable income for income tax purposes and to report the full benefit of the income tax deductions in our consolidated financial statements. If the Internal Revenue Service were to determine that the interest rate on the senior subordinated notes did not represent an arm's length rate, any excess amount over arm's length would not be deductible and could be recharacterized as a dividend payment instead of an interest payment. In such case, our taxable income and, thus, our U.S. federal income tax liability could be materially increased and we would have to provide an additional liability in our consolidated financial statements for the previously recorded benefit for the interest deductions. If the interest rate were determined to be less than the arm's length rate, the senior subordinated notes could be treated as issued with original issue discount, which you would be required to include in income over the term of the senior subordinated notes in advance of the receipt of cash attributable to that income.

        If we subsequently issue senior subordinated notes with significant original issue discount, we may not be able to deduct all of the interest on those senior subordinated notes.

        It is possible that senior subordinated notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have "significant original issue discount" and thus be classified as "applicable high yield discount obligations," or AHYDOs. If any such senior subordinated notes were so treated, a portion of the original issue discount on such senior subordinated notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

        Subsequent issuances of senior subordinated notes may cause you to recognize OID and other adverse consequences.

        The indenture governing our senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes with a new CUSIP number having terms that are substantially identical to the senior subordinated notes, each holder of EISs or separately held senior subordinated notes (not in the form of EISs), as the case may be, agrees that a portion of such holder's senior subordinated notes will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, immediately following each such subsequent issuance and exchange, each holder of senior subordinated notes, held either as part of EISs or separately, will own an inseparable unit composed of a proportionate percentage of senior subordinated notes of each separate issuance. Therefore, subsequent issuances of senior subordinated notes with original issue discount pursuant to an EIS offering by us or following an automatic exchange with purchasers of our common stock from the existing equity investors may adversely affect your tax treatment by increasing the original issue discount, if any, that you were previously accruing with respect to the senior subordinated notes represented by your EISs. Furthermore, it is unclear whether the exchange of senior subordinated notes for subsequently issued senior subordinated notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

        Following any subsequent issuance of senior subordinated notes with original issue discount and exchange, we (and our agents) will report any original issue discount on the subsequently issued senior subordinated notes ratably among all holders of EISs and separately held senior subordinated notes, and each holder of EISs and separately held senior subordinated notes will, by purchasing EISs, agree to report original issue discount in a manner consistent with this approach. However, the Internal Revenue Service may assert that any original issue discount should be reported only to the persons that initially acquired such subsequently issued senior subordinated notes (and their transferees) and thus may challenge the holders' reporting of OID on their tax returns. In such case, the Internal Revenue Service might further assert that, unless a holder can establish that it is not a person that initially acquired such subsequently issued senior subordinated notes (or a transferee thereof), all of the senior subordinated notes held by such holder have original issue discount. Any of these assertions by the Internal Revenue Service could create significant uncertainties in the pricing of EISs and senior subordinated notes and could adversely affect the market for EISs and senior subordinated notes.

        For a discussion of these and additional tax related risks, see "Material U.S. Federal Income Tax Consequences."

        Subsequent issuances of senior subordinated notes may adversely affect your treatment in a bankruptcy.

        The aggregate stated principal amount of the senior subordinated notes owned by each holder will not change as a result of such subsequent issuances of senior subordinated notes or exchanges into EISs. However, under New York and federal bankruptcy law, holders of subsequently issued senior subordinated notes having original issue discount may not be able to collect the portion of their principal face amount that represents unamortized original issue discount as at the acceleration or filing date in the event of an acceleration of the senior subordinated notes or a bankruptcy of DavCo Restaurants prior to the maturity date of the senior subordinated notes. As a result, an automatic exchange that results in a holder receiving a senior subordinated note with original issue discount could have the effect of ultimately reducing the amount such holder can recover from us in the event of an acceleration or bankruptcy.

        Before this offering, there has not been a public market for our EISs or our senior subordinated notes. The price of the EISs or separately held senior subordinated notes may fluctuate substantially, which could negatively affect EIS holders or holders of senior subordinated notes.

        None of our EISs, shares of common stock or senior subordinated notes has a relevant public market history. Our shares of common stock were publicly traded from August 13, 1993 to April 1, 1998 but have not publicly traded since that time. In addition, there has not been an active market in the United States for securities similar to the EISs. We cannot assure you that an active trading market for the EISs or our senior subordinated notes will develop in the future, and we currently do not expect that an active trading market for the shares of our Class A common stock will develop, if at all, which may cause the price of EISs to fluctuate substantially. If the senior subordinated notes represented by your EISs are redeemed or mature, the EISs will automatically separate and you will then hold the shares of our Class A common stock. We do not intend to list our senior subordinated notes on any securities exchange.

        The initial public offering prices of the EISs and senior subordinated notes sold separately in this offering have been determined by negotiations among us, the existing equity investors and the representatives of the underwriters and may not be indicative of the market prices of the EISs and senior subordinated notes after the offering. Factors such as quarterly variations in our financial results, announcements by us or others, developments affecting us or the industry in which we operate, our customers and our suppliers, general interest rate levels and general market volatility could cause the market prices of the EISs and senior subordinated notes sold separately in this offering to fluctuate significantly.

        In addition, to the extent a market develops for shares of our Class A common stock or our senior subordinated notes, or both, separate from the EISs, the price of your EISs may be affected.

        Future sales or the possibility of future sales of a substantial amount of EISs, shares of our Class A common stock or our senior subordinated notes may depress the price of these securities.

        Future sales or the availability for sale of substantial amounts of EISs or shares of our Class A common stock or a significant principal amount of our senior subordinated notes in the public market could adversely affect the prevailing market price of the EISs, the shares of our Class A common stock and our senior subordinated notes, as applicable, and could impair our ability to raise capital through future sales of our securities.

        Beginning on the 181st day after the consummation of this offering, holders of shares of our Class B common stock will have certain rights to exchange or cause the exchange of their shares of our Class B common stock for the equivalent value of EISs, as determined at the initial public offering price. However, until the second anniversary of the consummation of this offering, our franchise agreements with Wendy's will prohibit the management investors from exercising this exchange right and our stockholders agreement will prohibit the holders of shares of our Class B common stock from exercising this exchange right if following the exchange, the holders of shares of our Class B common stock would hold less than         shares of our Class B common stock (representing 10% of our common stock equity at the closing of this offering, as determined at the initial public offering price). In addition, our shares of our Class B common stock may not be exchanged for EISs if a default exists under our franchise agreements with Wendy's or if a default (including non-payment of interest on our senior subordinated notes, when due) exists under the indenture governing our senior subordinated notes. For a complete description of this exchange right and the terms of our Class A and Class B common stock, see "Related Party Transactions—Amendment and Restatement of Stockholders Agreement" and "Description of Capital Stock."

        We may issue shares of our Class A common stock and senior subordinated notes, which may be in the form of EISs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock and the aggregate principal amount of senior subordinated notes, which may be in the form of EISs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those EISs, shares of our Class A common stock, senior subordinated notes or other securities in connection with any such acquisitions and investments.

        You may be required to sell your EISs or Class A common stock and may be deprived of an opportunity to obtain a takeover premium for your securities as a result of the 20% ownership limit imposed on us by Wendy's.

        Our franchise agreements with Wendy's provide that, if at any time, any person or group acting together (other than the management investors) directly or indirectly owns, controls or exercises control or direction over or is the beneficial owner of the total economic value of the total outstanding equity interests in our company or more than 20% of the total outstanding voting interests in our company and we do not within ten days of the date that we first have knowledge of such ownership or control, take steps as may be permitted under our amended and restated certificate of incorporation to reduce such interest to 20% or lower or if such ownership or control remains at more than a 20% ownership level for more than 90 days after the date we first have knowledge of such ownership or control, such ownership or control shall constitute a default under the franchise agreements with Wendy's International. In such event, Wendy's International has, among other things, the right to terminate any and all of the franchise agreements or exercise its purchase option.

        Pursuant to our amended and restated certificate of incorporation, in the event that either of the foregoing limitations is or may be contravened, we may take such action with respect to such ownership level over the 20% ownership level as we deem advisable, including refusing to give effect thereto on the stock transfer books, instituting proceedings, redeeming such interest or requiring the sale of such interest in order to reduce the ownership level to or below a 20% ownership level. Upon taking any such action, the affected holders will cease to be holders of that portion of their interest over the 20% ownership level. For the purpose of the foregoing, the 20% ownership limitations will be applicable to holdings of outstanding shares of our Class A common stock, as components of EISs or held separately, as well as all other classes of our capital stock.

        Our amended and restated certificate of incorporation and amended and restated by-laws contain provisions that could result in adverse consequences to holders of our common stock.

        Our amended and restated certificate of incorporation authorizes the issuance of preferred stock and Class C common stock without stockholder approval and, in the case of the preferred stock, upon such terms applicable to the preferred stock as the board of directors may determine. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future.

Risks Related to our Business and Industry

        The competitive nature of the quick service restaurant market and the effect of fluctuating demographics and consumer trends may harm our business.

        The restaurant industry generally, and, the quick service restaurant market in particular, is intensely competitive with respect to price, service, location, type and quality of food and personnel. We compete with other well-established companies with extensive financial, technological, marketing and personnel resources and high brand name recognition and awareness. Some of those competitors have been in existence substantially longer than us, have substantially greater financial and other resources than us and have substantially more restaurants or may be better established in the markets where our restaurants are or may be located. McDonald's and Burger King restaurants are our principal competitors in the hamburger segment of the quick service restaurant market and both have substantially more restaurants in our exclusive franchise territory than we do. We also compete with other national and regional restaurant franchises and with non-franchise restaurants.

        Some of our quick service restaurant competitors have from time to time attempted to draw customer traffic through deep discounting. While we do not believe that this is a profitable long-term strategy, these changes in pricing and other marketing strategies have at times had, and in the future could have, a negative impact on our financial performance.

        The quick service restaurant market is also affected by changes in demographic trends, traffic patterns, and the type, number and proximity of competing quick service restaurants. In addition, factors such as inflation, increased food, labor and benefits costs, and the availability of experienced management and hourly-paid employees may also adversely affect the financial performance of the quick service restaurant industry in general and the financial performance of our restaurants in particular.

        Our success also depends on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce customer traffic or impose limits on pricing, either of which would negatively affect our financial performance.

        Public health concerns about the safety of beef products and our other menu items could adversely impact our financial performance.

        Certain events such as the recent report of bovine spongiform encephalopathy, also known as BSE or "mad cow disease," could reduce consumption of our beef products. For the fiscal year 2003, approximately 32% of our sales were derived from beef products. Until now, we have not experienced any decrease in sales that we can trace to public health concerns regarding "mad cow disease" or the safety of the nation's beef supply, however, there can be no assurances that we will not be adversely affected in the future. Changes in the regulation of the beef industry as a result of the discovery of "mad cow disease" in the U.S. may affect the supply of beef or significantly increase the price of beef, which may in turn have a material adverse impact on our financial performance. Other public health concerns about "foot/mouth disease," salmonella or avian flu in chicken also may reduce the consumption of our food products and adversely affect our financial performance.

        Changes in consumer preferences could adversely affect our financial performance.

        Our success depends, in part, upon the continued popularity of our hamburgers, chicken breast sandwiches, salads, chili, french fries and soft drinks. In recent years, numerous companies in the quick service restaurant industry have introduced food items positioned to capitalize on the growing consumer preference for food items that are, or are perceived to be, healthy, nutritious or low in calories, carbohydrates or fat content. Shifts in consumer preferences could be based on health concerns related to the cholesterol, carbohydrate or fat content of certain food items, including items featured on our menu. Negative publicity over the health aspects of such food items may adversely affect consumer demand for our menu items and could adversely affect our financial performance.

        We rely on the availability and quality of raw materials, which, if unavailable, may have a material adverse effect on our financial performance.

        Our financial performance is dependent on our continuing ability to offer fresh, premium quality food at competitive prices. Various factors beyond our control may affect the availability, quality and price of the raw materials such as fresh beef, chicken or bacon, used in our products. A significant reduction in the availability or quality of the raw materials purchased by us, or an increase in price that cannot be passed on to our customers could have a material adverse effect on our financial performance.

        We are highly dependent on Wendy's International and our success is tied to the success of Wendy's International.

        We are a franchisee of Wendy's International and are highly dependent on Wendy's International for our operations. Due to the nature of franchising and our agreements with Wendy's International, our success is, to a large extent, directly related to the success of the Wendy's International restaurant system, including the financial condition, management and marketing success of Wendy's International and the successful operation of Wendy's restaurants owned by other franchisees. In turn, the ability of the Wendy's system to compete effectively depends upon the success of the management of the Wendy's system by Wendy's International. There can be no assurance that Wendy's International will be able to compete effectively with other quick service restaurants.

        Under our franchise agreements with Wendy's International, we are required to comply with operational programs and standards established by Wendy's International. In particular, Wendy's International maintains discretion over the menu items that we can offer in our restaurants. We may be under market pressure to adopt price discount promotions that may be unprofitable. We are also required to pay Wendy's International a technical assistance fee upon the opening of each new restaurant, a monthly royalty and a national advertising fee. If we fail to comply with any of the agreements that govern our relationship with Wendy's International for restaurants within our exclusive franchise territory, Wendy's International could terminate the exclusive nature of our franchise rights in such territory or the franchise rights for the restaurant governed by the new unit franchise agreement. The termination of the exclusive nature of our franchise rights in such territory or of franchise rights for the restaurant governed by the new unit franchise agreement could have a material and adverse impact on our operations and would have a material and adverse impact on our future development plans.

        Wendy's International must approve our opening of any new restaurant, including restaurants opened within our exclusive franchise territory, and the closing of any of our existing restaurants. Wendy's International has a right of first refusal to acquire existing Wendy's restaurants which we may seek to acquire. Although Wendy's International has historically granted its approval for most of our acquisition requests, we cannot be assured that they will continue to do so.

        Upon their expiration, we may renew the new unit franchise agreements for additional periods equal to the term in Wendy's International's standard form of franchise agreement being executed by other franchisees renewing their franchises on the renewal date, provided that, among other things, we are not in default under any of the franchise agreements, we are up to date on our payments to Wendy's International and we pay a renewal fee. The terms of the new unit franchise agreements are renegotiated upon renewal and we cannot be assured that we will successfully negotiate the terms of the renewal with Wendy's International or that the terms of the new unit franchise agreements we negotiate upon renewal will not differ materially from those in effect during the initial term. See "Business—Relationship with Wendy's International."

        Wendy's International is not selling, offering for sale nor underwriting all or any part of this offering. Wendy's International is not receiving the proceeds of this offering. Wendy's International does not endorse or make any recommendations with respect to this offering or the EISs offered hereby. Wendy's International is not an obligor under the senior subordinated notes which are part of this offering and has no obligation with respect to the payment of principal or interest under the senior subordinated notes. See "Disclaimer Regarding Wendy's International, Inc."

        If we fail to comply with the terms of our development agreement or other agreements with Wendy's International, Wendy's International has the right, among other things, to terminate our franchise agreements or exercise its remedies under leasehold mortgages we have granted to Wendy's to secure our obligations under the franchise agreements.

        Under our development letter with Wendy's International relating to our exclusive franchise territory, we commit to operate a total of 240 restaurants in our franchise territory by December 31, 2015. Should we fail to comply with the development letter or default under any franchise agreement or any other agreement with Wendy's International, its affiliates or its advertising co-operative, or the material provisions of its restaurant supply agreements, Wendy's International could, among other things, terminate the development letter and the exclusive nature of our franchises in the franchise territory. The termination of the exclusive nature of our franchise rights in our territory or the franchise rights for any of our restaurants governed by the new unit franchise agreements could have a material and adverse impact on our operations and our future development plans. See "Business—Relationship with Wendy's International."

        In addition, we have agreed to secure our obligations under the franchise agreements by granting Wendy's International continuing first priority leasehold mortgages on a limited number of our restaurants with a value in the aggregate of not less than $10 million. This value is based on a multiple of EBITDA for our most recently completed fiscal year attributable to the restaurants subject to such leasehold mortgages. In the event that we are in default under our franchise agreements and Wendy's or its designees determines to succeed to the leasehold interests pursuant to the leasehold mortgages, Wendy's or its designees will have the right to operate these restaurants. See "Business Relationship with Wendy's International—Security for our obligations."

        Finally, Wendy's International is entitled to a right of first refusal, a purchase option and a right of consent in respect of certain transactions described in "Business—Relationship with Wendy's International—Ownership and Other Requirements of Wendy's International." These entitlements may restrict our ability to undertake certain transactions.

        We face substantial risks with regard to our plans for growth and development.

        We intend to grow our business by opening new Wendy's restaurants. Our development letter with Wendy's International requires us to open or commence construction of a prescribed minimum number of restaurants in each year through 2015, and to operate a total of 240 restaurants in our franchise territory by December 31, 2015. Although we currently have no plans to explore other restaurant concepts, subject to obtaining Wendy's prior consent, we may do so in the future. Our growth and development plans involve substantial risks, including the following:

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  our inability to obtain the necessary approvals of Wendy's International;

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  our inability to obtain or self-fund adequate development financing;

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  that our development costs may exceed budgeted amounts;

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  the unavailability of suitable sites;

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  our inability to obtain suitable sites on acceptable lease or purchase terms;

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  our inability to obtain all necessary zoning, construction and other permits;

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  our inability to adequately supervise construction and delays in completion of construction;

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  the incurrence of substantial unrecoverable costs in the event we abandon a development project prior to completion;

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  our inability to recruit, train and retain managers and other employees necessary to staff each new restaurant;

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  that new restaurants may not perform in accordance with targeted sales or cash flow levels or match the performance of our other restaurants;

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  that new restaurants may result in reduced sales at our existing restaurants near newly opened restaurants;

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  changes in governmental rules, regulations and interpretations; and

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  changes in general economic and business conditions.

        We cannot assure that our growth and development plans can be achieved.

        If the management investors fail to hold a prescribed interest in us, Wendy's International has the right to, among other things, terminate our franchise agreements.

        The franchise agreements with Wendy's International require that as of, and at all times following, the closing of the offering, the management investors own, in the aggregate and free and clear of liens, encumbrances or other restrictions, a prescribed interest in our company. The franchise agreements also impose restrictions on transfer of the interest in our company held by the management investors, and in certain circumstances, provide Wendy's International with a right to consent and a right of first refusal on proposed transfers of such interest. If the management investors fail to hold the prescribed interest, directly or indirectly, in our company, Wendy's International is entitled, among other things, to terminate the franchise agreements. See "Business—Relationship with Wendy's International—Ownership and Other Requirements of Wendy's International—Ownership requirements for management investors."

        Wendy's International has certain rights of first refusal, purchase rights and consent rights in connection with a change in our ownership, transfers of assets, future offerings of EISs and other securities and certain other events affecting the EISs.

        Pursuant to the franchise agreements, Wendy's International also has, subject to certain exceptions, a right of first refusal to acquire the interests or assets proposed to be transferred or issued in certain circumstances and a right to consent to any such transfer, including on:

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  a proposed transfer by us of any ownership or equity interest in DavCo Operations;

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  in certain circumstances, a proposed transfer of any portion of the shares of our common stock owned by the management investors;

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  a proposed issuance of securities in any public or private sale of any ownership or equity interest in DavCo Restaurants or DavCo Operations;

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  a proposed transfer of one or more Wendy's restaurants or any of the franchise agreements; or

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  a proposed direct or indirect transfer of all or substantially all of the Wendy's business or the assets of the Wendy's business or of any part of the Wendy's business or assets such that the assets proposed to be transferred comprise all or substantially all of the assets of one or more Wendy's restaurants;

        except that, after this offering this right of first refusal shall not be applicable to, among other things, a transfer of outstanding EISs (and the shares of Class A common stock and senior subordinated notes outstanding upon any future separation of any EISs), shares of Class A common stock and/or senior subordinated notes. Failure to comply with the right of first refusal constitutes a default under the franchise agreements, permitting Wendy's International to, among other things, terminate such agreements, as well as to exercise its purchase option.

        The franchise agreements provide Wendy's International with an option to purchase: (i) all of the equity interests in DavCo Operations; and/or (ii) all of the assets of DavCo Restaurants and all of the assets of DavCo Operations relating to the business, ownership and operation of Wendy's restaurants, at fair market value in the event that, among other things:

  •
  our company transfers, permits the transfer or suffers a transfer of any direct or indirect interest in DavCo Restaurants or DavCo Operations in violation of any terms and conditions of any right of first refusal held by Wendy's International;

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  any transfer of any direct or indirect interest by or in our company or DavCo Operations in violation of the consent requirements of Wendy's International occurs;

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  any transfer pursuant to, or demand for payment made under, any guarantee by DavCo Restaurants or DavCo Operations, including the guarantee of the senior subordinated notes occurs;

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  any person or group acting together (other than the retained interest investors) acquires more than 20% of the total economic value of the total outstanding equity interests or more than 20% of the total outstanding voting interests in our company in violation of the terms of Wendy's consent; or

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  the terms of the indenture governing our senior subordinated notes are amended in a manner which would be in violation or inconsistent with the provisions of Wendy's consent without the prior written consent of Wendy's International.

        See "Business—Relationship with Wendy's International—Ownership and Other Requirements of Wendy's International."

        We are required to obtain Wendy's consent for certain future public or private offerings of our securities or EISs which may affect our ability to raise capital.

        Wendy's International has agreed that, notwithstanding the foregoing, its right of first refusal will not apply and, subject to the fulfillment of certain conditions (including the condition that subsequent offerings will not materially and adversely affect the rights of Wendy's International under the franchise agreements), its consent will not be required should we undertake offerings of shares of our Class A common stock or EISs to the public in the United States (which offerings may include private placements of shares of our Class A common stock or EISs in the United States in accordance with Rule 144A of the Securities Act of 1933) which are consummated not later than December 31, 2015 and all of the net proceeds of which are used in connection with the Wendy's business.

        However, if, solely as a result of the dilutive effects of the issuance of shares of our Class A common stock or EISs in a proposed follow-on offering, the management investors would own less than the 10% Block, the franchise agreements provide that such reduction in ownership requires the prior consent of Wendy's. As a condition of such consent, Wendy's may require that the management investors own, after giving effect to the proposed follow-on offering, not less than a prescribed interest in our company and that at all times following the second anniversary of the closing of the follow-on offering, the management investors own, together with the holdings of Citicorp Venture Capital, the 10% Block. The requirement to obtain Wendy's prior consent to certain follow-on offerings of our Class A common stock or EISs and the requirement that the management investors own not less than a prescribed interest in our company may affect our ability to effect follow-on offerings to raise capital.

        Changes in geographic concentration and regional conditions may negatively impact our operations.

        All of our restaurants are located in the same region. As a result, a severe or prolonged economic recession or changes in demographic mix, employment levels, population density, weather patterns, real estate market conditions or other factors unique to our geographic region may adversely affect us more than some of our competitors that are more geographically diverse.

        Increased costs beyond our control may negatively affect our operations and have a material adverse affect on our financial performance.

        Our labor costs are substantial and we may not be able to offset increased labor costs with increased sales. Our operations are subject to federal and/or state minimum wage laws governing matters such as working conditions and overtime. Significant numbers of our restaurant employees are paid at rates related to the minimum wage and, accordingly, further increases in the minimum wage or mandatory health insurance coverage requirements could increase our labor costs and adversely affect our financial performance.

        Our success depends on a number of key personnel, the loss of whom could have an adverse effect on our financial performance.

        Our success depends on the personal efforts of a small group of skilled employees and experienced senior management. Although we believe we will be able to replace key employees within a reasonable time should the need arise, the loss of key personnel could have a material short-term adverse effect on our financial performance. We believe that it would be difficult to replace members of the senior management team with individuals having comparable experience. Consequently, the loss of the services of any member of the senior management team could have a material adverse effect on our financial performance.

        In addition, under our franchise agreements with Wendy's International, Ronald D. Kirstien, our President and Chief Executive Officer, Harvey Rothstein, our Senior Executive Vice President, and Joseph F. Cunnane, III, our Executive Vice President of Operations, have each been designated by Wendy's International as the individuals responsible for the development and management of our restaurants. If Mr. Kirstien, Mr. Rothstein or Mr. Cunnane (or any other successor approved by Wendy's International) leaves us, any replacement operator must first be approved by Wendy's International. There can be no assurance that Wendy's International will approve the replacement operator we propose. See "Business—Relationship with Wendy's International."

        We may experience labor shortages which may affect the quality level of customer service and lead to reduced customer traffic which could have an adverse effect on our financial performance.

        In times of high demand for employees, such as during the period of robust economic growth in the U.S. in 2000 and 2001, we experienced labor shortages. A labor shortage may affect the quality level of customer service and lead to reduced customer traffic and can adversely affect our financial performance. There can be no assurance we will not experience labor shortages in the future.

        We are subject to government regulation and changes to those regulations may affect our operations.

        We are subject to various federal, state and local laws affecting our business. See "Business—Government Regulation." The laws that affect our business include those relating to the preparation and sale of food, employment and discrimination, zoning, building restrictions, and design and operation of our restaurants. Difficulties obtaining or failure to obtain the required licenses or approvals could delay or prevent our development of new restaurants in a particular area and have an adverse impact on our operations and future development plans.

        We may be subject to significant environmental liabilities.

        In certain cases, we have agreed to indemnify the purchasers of our former properties for liabilities arising thereon or have agreed to remain liable for certain potential liabilities that were not assumed by the purchaser. Environmental contamination of soil and groundwater by petroleum constituents have been identified at eight properties we currently or formerly operated, although we believe further remedial action will not be required at these properties. Several additional restaurant properties had previous petroleum distribution or industrial uses which may have resulted in contamination, and the prior uses and potential for contamination at a number of additional restaurant properties are unknown.

        We were one of several defendants in two related lawsuits filed in federal and state court in Missouri in 1995 seeking recovery of petroleum cleanup costs at a former gasoline service station property that we leased in St. Charles, Missouri. The lawsuit was dismissed without prejudice in May 2002 but can be re-filed. The parties recently entered into an extension of their standstill agreement to facilitate a potential resolution of the cleanup costs and a determination to what extent such costs would be reimbursed by the state Petroleum Storage Tank Insurance Fund, which the parties believe may pay all or a substantial portion of the cleanup costs.

        Potential litigation resulting in a significant judgment and/or adverse publicity could have a material adverse affect on our performance.

        We may be subject to complaints, regulatory proceedings or litigation from customers or other persons alleging food-related illness, injuries suffered on our premises or other food quality, health or operational concerns, including improper handling and preparation in food items and environmental claims. Adverse publicity resulting from such allegations or alleged discrimination or other operating issues stemming from one Wendy's location or a limited number of Wendy's locations could adversely affect our business, regardless of whether the allegations are true, or whether or not our company or another Wendy's restaurant franchisee is ultimately held liable. A significant judgment against us could have a material adverse effect on our financial performance.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus may include forward-looking statements which reflect our current views with respect to future events and financial performance. Statements which include the words "expect," "intend," "plan," "believe," "project," "anticipate" and similar statements of a future or forward-looking nature identify forward-looking statements for purposes of the federal securities laws or otherwise.

        All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in these statements. We believe that these factors include the following:

  •
  the degree to which we are leveraged and our debt service obligations;

  •
  the highly competitive nature of the quick service restaurant industry;

  •
  fluctuating demographics and consumer trends;

  •
  unforeseen events such as the discovery of "mad cow disease" in the U.S.;

  •
  changes in consumer tastes or future health concerns;

  •
  future availability and continued quality of raw materials;

  •
  our dependence on Wendy's International and its continued success;

  •
  the risk our franchise agreements with Wendy's International may be terminated;

  •
  general risks with respect to plans for our growth and development including liability to finance, unavailability of suitable sites and construction delays;

  •
  our ability to obtain Wendy's consent for certain transactions;

  •
  changes in geographic concentration and regional demographic and economic conditions in our franchise territory;

  •
  increased costs of labor and raw materials and pricing beyond our control;

  •
  the potential of loss of key management employees;

  •
  potential labor shortages;

  •
  potential exposure to significant environmental liabilities;

  •
  the risk of increased litigation against us; and

  •
  any future changes in government regulation.

        We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

USE OF PROCEEDS

        Assuming an initial public offering price of $            per EIS, which represents the midpoint of the range set forth on the cover page of this prospectus, and an initial public offering price of          % of the stated principal amount for each of the senior subordinated notes sold separately, we will receive net proceeds from this offering of approximately $             million after deducting underwriting discounts and commissions and other estimated offering expenses payable by us. We will use the net proceeds as follows:

  •
  approximately $             million to repay certain outstanding indebtedness;

  •
  approximately $             million to repurchase             shares of our Class B common stock from Citicorp Venture Capital; and

  •
  approximately $2.5 million to fund a portion of the capital expenditures for renovations and upgrades to our restaurants required by Wendy's International.

        No existing equity investor other than Citicorp Venture Capital will receive any of the proceeds of this offering. If the underwriters exercise their over-allotment option with respect to the EISs in full, we will use all of the net proceeds we receive from the sale of additional EISs under the over-allotment option (approximately $             million) to repurchase an additional             shares of our Class B common stock held by Citicorp Venture Capital. The $2.5 million to fund certain capital expenditures will be invested in short-term, investment grade securities pending the use of such funds.

        We will use the net proceeds of this offering to repay the following indebtedness:

  •
  approximately $                         to repay in their entirety the first term loan ("Term Loan 1") and the second term loan ("Term Loan 2") under our Credit Agreement dated as of March 25, 1998 with Global Alliance Finance Company, LLC ("GAF"). Term Loan 1 bears interest at a rate of 8.89% per annum and matures on April 1, 2018 and Term Loan 2 bears interest at a rate of 9.0% per annum and matures on December 3, 2004;

  •
  approximately $            to repay in its entirety a two year forward financing commitment we obtained from GAF in December, 1998. This forward financing commitment bears interest at a rate of 9.0% per annum and matures on December 3, 2004;

  •
  approximately $            to repay a portion of a loan held by CNL Financial LP Holding LP. This loan bears interest at a rate of 9.0% per annum and matures on December 3, 2004; and

  •
  approximately $            to repay in its entirety a term loan we obtained from SunTrust in April 1999. The term loan bears interest at LIBOR plus 3.0% per annum and matures on December 3, 2004.

        The table below sets forth our estimate of the sources and uses of funds required to effect the transactions described in this prospectus. The estimated sources and uses are based on an assumed closing date of December 28, 2003 and an assumed initial public offering price of $        per EIS and an initial public offering price of      % of the stated principal amount for each senior subordinated note sold separately.

Sources	Amount
Cash and cash equivalents	$
New credit facility	$
EISs offered hereby	$
% senior subordinated notes due 2016 sold separately	$
Total sources of funds without exercise of the over-allotment option with respect to the EISs	$
Additional EISs offered hereby assuming exercise in full of the over-allotment option with respect to the EISs	$
Total sources of funds assuming exercise in full of the over-allotment option with respect to the EISs	$
Uses
Repayment of existing indebtedness	$
Fees and expenses	$
Repurchase of shares of Class B common stock held by Citicorp Venture Capital (expected to be approximately $ million based on account balances reflected on our December 28, 2003 balance sheet)	$
Capital expenditure fund	$
Total uses of funds before exercise of the over-allotment option	$
Additional proceeds to repurchase shares of Class B common stock held by Citicorp Venture Capital assuming exercise in full of the over-allotment option with respect to the EISs	$
Additional fees and expenses related to the over-allotment option with respect to the EISs	$
Total uses of funds assuming exercise in full of the over-allotment option with respect to the EISs	$

DIVIDEND POLICY

        Upon the closing of this offering, our board of directors is expected to adopt a dividend policy with respect to shares of our common stock pursuant to which, in the event and to the extent we have any available cash for distribution to the holders of shares of our common stock, subject to applicable law, the terms of the new credit facility, the indenture governing our senior subordinated notes and our franchise agreements with Wendy's, our board of directors will declare cash dividends on our common stock on a quarterly basis.

        The initial dividend rate of our Class A common stock is expected to be $      per share per annum and, if any are declared, will be paid on    ,     ,    and    of each year. The initial dividend rate on our Class B common stock is expected to be $    per share per annum, which replicates, on an after tax basis, the anticipated yield on the EISs and, if any are declared, will be paid on    ,    ,    and    of each year.

        Our amended and restated certificate of incorporation will provide that our Class A common stock will have a priority as to dividends over our Class B common stock. We will not pay any quarterly dividends on our Class B common stock unless we have paid quarterly dividends on our Class A common stock in an amount equal to the initial quarterly dividend rate for Class A common stock set forth herein. Our amended and restated certificate of incorporation will further provide that no additional quarterly dividends will be paid on our Class A common stock unless we have paid quarterly dividends on our Class B common stock in an amount equal to the initial quarterly dividend rate for our Class B common stock set forth herein. If we have any remaining available cash after the payment of dividends as contemplated above, our board of directors will, in its sole discretion, decide to use that cash to fund growth capital expenditures, repay indebtedness, pay additional dividends or for general corporate purposes.

        Upon the closing of this offering, no shares of our Class C common stock will be outstanding and we do not anticipate that we will issue shares of Class C common stock or declare dividends thereon in the near future.

        The new credit facility restricts our ability to declare and pay dividends on our common stock if and for so long as we do not meet the fixed charge coverage ratio specified in the new credit facility. If we fail to achieve this ratio for any quarter but resume compliance in a subsequent quarter and satisfy the other conditions specified in the new credit facility (including timely delivery of applicable financial statements), we may resume the payment of dividends. The new credit facility also restricts our ability to declare and pay dividends on our common stock if either a default or event of default under the new credit facility has occurred and is continuing. See "Description of Certain Indebtedness—New Credit Facility."

        The indenture governing our senior subordinated notes restricts our ability to declare and pay dividends on our common stock as follows:

  •
  we may use up to 100% of our available cash (which is Adjusted EBITDA, as defined in the indenture, minus the sum of cash tax expense, cash interest expense, certain capital expenditures and certain repayment of indebtedness) for the four preceding fiscal quarters plus certain incremental funds described in the indenture for the payment of dividends so long as the fixed charge coverage ratio for such four-fiscal quarter period is not less than 1.6 to 1.0;

  •
  at any time the fixed charge coverage ratio for such four-fiscal quarter period is less than 1.6 to 1.0, we may pay dividends on our common stock of up to $             million in the aggregate;

  •
  if our net cash balance is less than $     million at the end of any fiscal year beginning with the fiscal year ending                                  , then we may only use up to 98% of our available cash pursuant to the first bullet of this paragraph until the earlier of (a) the first fiscal year end thereafter at which our net cash balance (which is the amount of cash and cash equivalents set forth on our balance sheet as of such period end minus funded indebtedness under any secured revolving credit facility) equals or exceeds $     million or (b) the first fiscal quarter thereafter at which our net cash balance exceeds $     million; and

  •
  we may not pay any dividends if a default or event of default under the indenture has occurred and is continuing.

        Under the terms of our franchise agreements with Wendy's, we are restricted from paying dividends on our shares of common stock if, at the time of such payment, we are not current in our capital expenditure obligations and our royalty fee, advertising contribution or other payment obligations to Wendy's, or if such payment would prevent us from making our required payments to Wendy's.

        Our board of directors may, in its sole discretion, amend or repeal the dividend policy with respect to our common stock. Our board of directors may decrease the level of dividends provided for in this dividend policy or discontinue entirely the payment of dividends.

        Our ability to pay future dividends with respect to shares of our common stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our "surplus" (which is defined as total assets at fair market value minus total liabilities, minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years.

        For a further description of the restrictions on payments of dividends on our common stock imposed by the new credit facility, the indenture governing our senior subordinated notes and our franchise agreements with Wendy's International, see "Description of Senior Subordinated Notes—Certain Covenants—Restricted Payments", "Description of Certain Indebtedness—New Credit Facility" and "Business—Relationship with Wendy's International—Dividend Restrictions."

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of December 28, 2003:

  •
  on an actual basis;

  •
  on a pro forma basis, as if the recapitalization which will be effective immediately prior to the closing of this offering had occurred on that date;

  •
  on a pro forma, as adjusted basis, as if this offering, including the use of proceeds from this offering had occurred on that date, assuming no exercise of the underwriters' over-allotment option relating to the EIS offering; and

  •
  on a pro forma, as further adjusted basis, assuming full exercise of the underwriters' over-allotment option relating to the EIS offering.

        You should read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Use of Proceeds," the audited consolidated financial statements and the notes to those statements included elsewhere in this prospectus and the financial data set forth under "Summary Financial Information" and "Selected Historical Financial Information."

	As of December 28, 2003
	Actual	Pro Forma for Recapitalization (1)		Pro Forma as Adjusted Assuming No Exercise of the Over-allotment Option		Pro Forma as further Adjusted Assuming Full Exercise of the Over-allotment Option
	(In thousands)
Cash and cash equivalents	$3,139	$		$		$

Accrued dividends	25,855
Long-term debt, excluding current portion	124,870
Capital lease obligations, excluding current portion	5,019
Sale-leaseback financing obligations, excluding current portion	2,076
New credit facility	—
% senior subordinated notes due 2016	—

Total long-term debt, excluding current portion	131,965
Allocated portion of retained equity
Stockholders' equity (deficit):
Class A voting common stock, $0.01, par value per share, 250,000 shares issued and outstanding (actual)	3
Class B voting common stock $0.01, par value per share, 396,410 shares issued and outstanding (actual)	4
Class B non-voting common stock, $0.01, par value per share, 341,250 shares issued and outstanding (actual)	3
Class C voting common stock, $0.01, par value per share, 123,450 shares issued and outstanding (actual)	1
Class A common stock, $0.01, par value per share, no shares authorized, issued and outstanding on an actual basis, shares issued and outstanding on an as adjusted basis and shares issued and outstanding on an as further adjusted basis for the over-allotment option relating to the EISs	—
Class B common stock, $0.01, par value per share, no shares authorized, issued and outstanding on an actual basis, shares issued and outstanding on a pro forma basis for recapitalization, shares issued and outstanding on an as adjusted basis and shares issued and outstanding on an as further adjusted basis for the over-allotment option relating to the EISs	—
Distributions in excess of paid-in capital	(28,247)
Accumulated deficit	(42,247)

Total deficiency of assets	(70,483)		—		—		—

Total capitalization	$87,337	$		$		$

(1)
A recapitalization of our common stock will be effected immediately prior to the closing of this offering, whereby all of the currently outstanding shares of common stock, consisting of Class A voting common stock, Class B voting common stock, Class B non-voting common stock and Class C voting common stock, as well as accrued dividends, will be exchanged for shares of Class B common stock.

DILUTION

        Dilution is the amount by which the portion of the offering price paid by the purchasers of the EISs to be sold in the offering that is allocated to our shares of Class A common stock represented by the EISs exceeds the net tangible book value or deficiency per share of our common stock after the offering. Net tangible book value or deficiency per share of our common stock is determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of our common stock deemed to be outstanding at that date.

        Our net tangible book deficiency as of December 28, 2003 was approximately $            million, or $            per share of common stock. After giving effect to the recapitalization (which will occur prior to the closing of this offering) and our receipt and intended use of approximately $            million of estimated net proceeds (after deducting estimated underwriting discounts and commissions and offering expenses) from our sale of EISs in this offering (including the repurchase for approximately $            million, or $             million if the over-allotment option with respect to the EISs is exercised in full, of common stock from Citicorp Venture Capital), our pro forma as adjusted net tangible book deficiency as of December 28, 2003 would have been approximately $            million, or $            per share of common stock. This represents an immediate increase in net tangible book value of $            per share of our common stock to existing equity investors and an immediate dilution of $            per share of our common stock to new investors purchasing EISs in this offering.

        The following table illustrates this substantial and immediate dilution to new investors:

	Per Share of Common Stock	Per Share of Common Stock Assuming Full Exercise of the Over-Allotment Option
Portion of the initial public offering price of $ per EIS allocated to share of Class A common stock	$	$
Net tangible book value (deficiency) per share as of December 28, 2003
Increase per share attributable to cash payments made by new investors in this offering

Pro forma as adjusted net tangible book value (deficiency) after this offering	$	$

Dilution in net tangible book value per share to new investors	$	$

        The following table sets forth on a pro forma basis as of December 28, 2003, assuming no exercise of the over-allotment option in respect of the EISs:

  •
  the total number of shares of our Class B common stock owned by the existing equity investors and the total number of shares of our Class A common stock to be owned by the new investors, as represented by the EISs to be sold in this offering;

  •
  the total consideration paid by the existing equity investors and to be paid by the new investors purchasing EISs in this offering; and

  •
  the average price per share of common stock paid by the existing equity investors and to be paid by the new investors purchasing EISs in this offering.

Shares of Common Stock Purchased
Total Consideration
Average Price Per Share of Common Stock
	Number	Percent		Amount	Percent
Existing equity investors			%	$		%	$
New investors			%	$		%	$

Total		100%			$100%		$

SELECTED HISTORICAL FINANCIAL INFORMATION

        The following table sets forth selected consolidated financial information derived from our audited consolidated financial statements for each of the fiscal years ended September 26, 1999, October 1, 2000, September 30, 2001, September 29, 2002 and September 28, 2003, of which the financial statements for fiscal 2000, 2001, 2002 and 2003 are included elsewhere in this prospectus and our unaudited consolidated financial statements for the first fiscal quarters ended December 29, 2002 and December 28, 2003, which are included elsewhere in this prospectus. Our historical consolidated financial information includes the financial information attributable to our Friendly's restaurant operations for all the periods presented other than the first fiscal quarter ended December 28, 2003. Effective September 28, 2003 (the last day of our 2003 fiscal year), we ceased all Friendly's restaurant operations and accordingly the financial information for the first fiscal quarter ended December 28, 2003 includes only our Wendy's restaurant operations and does not include any Friendly's restaurant operations (other than the $47,000 loss on the disposal of Friendly's restaurant assets held for sale). The financial statements as of September 26, 1999, October 1, 2000 and September 30, 2001, and for the years then ended, have been audited by Arthur Andersen LLP, which has ceased operations. The financial statements as of September 29, 2002 and September 28, 2003, and for the years then ended, have been audited by Ernst & Young LLP.

        The unaudited consolidated financial statements for the first fiscal quarters ended December 29, 2002 and December 28, 2003 include all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. Operating results for the first fiscal quarter ended December 28, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending September 26, 2004 primarily due to the seasonal nature of the business.

        The information in the table below should be read together with our audited consolidated financial statements for fiscal 2001, 2002 and 2003 and the related notes, our unaudited consolidated financial statements for the first fiscal quarters ended December 29, 2002 and December 28, 2003 and the related notes, "Summary Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," all included elsewhere in this prospectus. The amounts in the tables below reflect rounding adjustments.

						Unaudited
	Year Ended (1)					Quarter Ended
	September 26, 1999	October 1, 2000 (2)	September 30, 2001	September 29, 2002	September 28, 2003	December 29, 2002	December 28, 2003
	(In thousands, except ratios, percentages and per share data)
Statement of operations data:
Wendy's restaurant sales	$215,156	$187,931	$175,800	$190,150	$196,280	$45,967	$51,190
Friendly's restaurant sales	37,252	45,147	41,020	32,997	8,130	2,440	—
Total restaurant sales	252,408	233,078	216,820	223,147	204,410	48,407	51,190
Costs and expenses:
Cost of restaurant sales	158,058	149,640	133,540	135,348	123,657	29,409	31,210
Restaurant operating expenses	52,308	49,034	46,127	46,051	41,209	10,212	9,709
Franchise royalty expenses	9,755	8,936	8,435	8,713	8,065	1,904	2,048
General and administrative expenses	9,243	8,592	7,884	9,818	9,555	2,035	2,130
Net loss (gain) on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses (3)	—	7,009	14,211	(757)	(963)	120	118
Net loss on disposal of fixed assets	—	—	2,035	54	55	27	—
Depreciation and amortization	9,614	9,665	8,426	6,451	6,732	1,663	1,717
Operating (loss) income	13,430	202	(3,838)	17,469	16,100	3,037	4,258
Interest expense, net of interest income	(15,052)	(15,009)	(15,042)	(16,174)	(14,805)	(3,814)	(3,552)
Write-off of deferred offering and related costs	—	—	—	—	—	—	(5,746)
Gain on sale of certain assets (2)	—	14,953	—	—	—	—	—
Other income, net	397	947	728	496	1,747	662	103
Income (loss) before income taxes	(1,225)	1,093	(18,152)	1,791	3,042	(115)	(4,937)
Income tax (provision) benefit	(131)	(1,015)	—	3,267	(307)	—	—
Net (loss) income (4)	(1,356)	78	(18,152)	5,058	2,735	(115)	(4,937)
Dividends accrued on Class A common stock	(3,518)	(3,720)	(3,720)	(5,257)	(6,156)	(1,471)	(1,656)
Loss attributable to Class A, B and C common stock	(4,874)	(3,642)	(21,872)	(199)	(3,421)	(1,586)	(6,593)
Per share data (5):
Basic and diluted loss per common share attributable to Class A, B and C common stock	(4.71)	(3.42)	(20.54)	(0.18)	(3.12)	(1.45)	(5.93)
Cash flow data:
Net cash provided by (used in) operating activities	$12,275	$(1,829)	$8,282	$13,158	$12,488	$(4,901)	$(2,082)
Net cash (used in) provided by investing activities	(32,987)	26,365	(4,533)	10,821	802	(677)	67
Net cash provided by (used in) financing activities	14,552	(24,312)	(768)	(18,165)	(16,860)	(1,659)	(2,822)

Other financial data (unaudited):
Restaurant maintenance capital expenditures (6)	$1,292		$788		$816		$1,275		$4,062		$708		$403
New restaurant capital expenditures	29,699		10,322		3,910		1,095		1,874		16		886
Aggregate capital expenditures (7)	30,991		11,110		4,726		2,370		5,936		724		1,289
Ratio of earnings to fixed charges (8)	0.91	x	1.05	x	0.01	x	1.09	x	1.17	x	0.97	x	(0.19	)x
Deficiency in the coverage of earnings to fixed charges (8)	(1,628)		—		(18,219)		—		—		(115)		(4,937)
						Unaudited
	September 26, 1999	October 1, 2000	September 30, 2001	September 29, 2002	September 28, 2003	December 28, 2003
	(In thousands)
Balance sheet data:
Total current assets	$7,675	$7,649	$11,544	$18,127	$12,890	$9,666
Total current liabilities	37,614	24,276	27,008	30,996	30,142	26,564
Working capital deficiency (9)	(29,939)	(16,627)	(15,464)	(12,869)	(17,252)	(16,898)
Total assets	186,241	156,922	143,717	135,240	126,771	115,827
Long-term debt (10)	193,218	166,636	167,599	151,973	139,869	139,469
Total liabilities	219,406	193,729	202,396	195,709	190,661	186,310

(1)
We use a 52-53 week fiscal year ending on the last Sunday of September. The 1999, 2001, 2002 and 2003 fiscal years consisted of 52 weeks. The 2000 fiscal year consisted of 53 weeks.

(2)
On October 25, 1999, we sold 39 of our Wendy's restaurants in Nashville, Tennessee.

(3)
See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 to our audited consolidated financial statements included elsewhere in this prospectus.

(4)
For the first fiscal quarter ended December 28, 2003, reflects the write-off in that quarter of deferred offering and related costs incurred in connection with the termination of a contemplated conversion of our company to a trust and a subsequent offering of trust units. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Deferred Offering Costs."

(5)
Per share data for the 1999, 2000 and 2001 fiscal years is unaudited.

(6)
Does not include restaurant maintenance expenses which are included in restaurant operating expenses on our consolidated statements of operations. These restaurant maintenance expenses were approximately $6.6 million, $4.9 million, $4.8 million, $6.4 million, and $5.8 million for the 1999, 2000, 2001, 2002 and 2003 fiscal years, respectively and $1.3 million for each of the first fiscal quarters ended December 29, 2002 and December 28, 2003. In all periods presented, restaurant maintenance capital expenditures also include a nominal amount of capital expenditures related to general corporate needs.

(7)
Consists primarily of restaurant maintenance capital expenditures and new restaurant capital expenditures.

(8)
We have calculated the ratio of earnings to fixed charges by dividing earnings by fixed charges. Where applicable, we have calculated the deficiency in the coverage of earnings to fixed charges by subtracting fixed charges from earnings. For the purpose of these computations, earnings consist of income before income taxes plus fixed charges, exclusive of capitalized interest. Fixed charges consist of the sum of interest on indebtedness, amortized expenses related to indebtedness, capitalized interest and an interest component of lease rental expense. The pro forma ratio of earnings to fixed charges, after giving effect to this offering and the use of proceeds, would have been            and            for the year ended September 28, 2003 and the first fiscal quarter ended December 28, 2003.

(9)
Working capital deficiency represents total current assets less total current liabilities.

(10)
Includes current portion and long-term portions of long-term debt, short term financing arrangements, capital lease obligations and sale-leaseback financing obligations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

        Management's discussion and analysis is a review of our results of operations and our liquidity and capital resources and should be read in conjunction with our audited financial statements and unaudited interim financial statements and related notes included elsewhere in this prospectus. Except for the historical information contained herein, this discussion contains certain information and forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those discussed below. See "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Statements" for discussion of these risks and uncertainties.

Overview

        We are the largest franchisee of Wendy's Old Fashioned Hamburgers restaurants and the sixth largest hamburger quick service restaurant franchisee in the United States. We operate 153 Wendy's Old Fashioned Hamburger restaurants in our exclusive franchise territory comprised of Baltimore and the Eastern Shore of Maryland, Washington, D.C. and portions of Northern Virginia (and a single Wendy's restaurant located outside the franchise territory).

        We are subject to a number of challenges that may adversely affect our businesses. These challenges, which are discussed below and under the headings "Risk Factors," "Cautionary Statement Regarding Forward-Looking Statements" and "Business" and elsewhere in this prospectus, include:

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  Changing Customer Preferences: Consumers in the market categories in which we compete frequently change their taste preferences and dietary habits. We are largely dependent on Wendy's, and collaborate with Wendy's, in anticipating, identifying or developing and marketing products that respond to these changes in consumer preferences.

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  Consumer Concern Regarding Food Safety, Quality and Health: The quick service food industry is subject to consumer concerns regarding the safety and quality of certain food products, including public health concerns about the safety of beef, chicken and other food products from time to time.

Corporate History

        As one of the earliest franchisees of Wendy's International, we opened our first Wendy's restaurant in 1976. We obtained the exclusive right to develop and operate Wendy's restaurants in the Baltimore and Washington, D.C. areas, Northern Virginia and metropolitan St. Louis in 1978, and on the Eastern Shore of Maryland in 1982. In August 1987, as a subsidiary of a public company, we sold 41 of our Wendy's restaurants in metropolitan St. Louis and continued to operate 102 Wendy's restaurants in Maryland, Washington, D.C. and Northern Virginia.

        In December 1987, Ronald D. Kirstien, our current Chairman, President and Chief Executive Officer and Harvey Rothstein, our current Senior Executive Vice President, with financial backing from Citicorp Venture Capital and one of its affiliates, purchased our Baltimore, Washington, D.C. and Northern Virginia markets in a management buy-out. In part to protect us against potential exposure on restaurant leases, in January 1991, we reacquired most of the metropolitan St. Louis Wendy's restaurants and certain other Wendy's restaurants in central Illinois (a total of 56 Wendy's restaurants) (the "Mid-West Region"). We conducted an initial public offering on the NASDAQ National Market in August 1993. In September 1994, we purchased 34 additional Wendy's restaurants in metropolitan Nashville, Tennessee (the "Southern Region").

        We sold 46 of our Wendy's restaurants in the Mid-West Region to another Wendy's franchisee in March 1998. We remain contingently liable on 18 leases which we sublease to the Wendy's franchisee operating in the Mid-West Region. In addition, we are the lessor of one restaurant property. During 2002 and 2003, several notices of default with respect to these subleases had been received. We continue to monitor the situation and do not anticipate any material impact from these defaults for the foreseeable future.

        In April 1998, an investment group headed by Ronald D. Kirstien and Harvey Rothstein, together with Citicorp Venture Capital, purchased all of the outstanding shares of DavCo Restaurants Inc. and took our company private. In October 1999, we sold the 39 Wendy's restaurants constituting our Southern Region and used the sale proceeds to repay a portion of the debt incurred in connection with the going private transaction.

        As a result of the cessation of our Friendly's restaurant operations discussed below, commencing with our fiscal year 2004 which began on September 29, 2003, our sole business is the operation of Wendy's restaurants in our exclusive franchise territory of Baltimore and the Eastern Shore of Maryland, Washington D.C. and portions of Northern Virginia (and a single Wendy's restaurant located outside the franchise territory).

        We currently operate 153 Wendy's restaurants. Our development letter with Wendy's International requires us, net of any closures, to open or commence construction of a minimum of four restaurants in each of 2004 and 2005 and a minimum of eight restaurants in each year from 2006 through 2010 and a minimum of seven restaurants in each year from 2011 through 2015, and to operate a total of 240 restaurants in our exclusive franchise territory by December 31, 2015.

        The following chart sets out the number of Wendy's restaurants we owned and operated in our exclusive franchise territory as of the end of each fiscal year from 1993 to 2003:

Company Restaurants in the Franchise Territory

End of Fiscal Year	1993	1994	1995	1996	1997	1998	1999	2000	2001	2002	2003
Number of Wendy's restaurants (1)	110	119	125	134	138	145	151	155	156	156	154
Number of Friendly's restaurants (2)	—	—	—	—	34	38	49	48	43	13	6
Total number of restaurants	110	119	125	134	172	183	200	203	199	169	160

(1)
Includes one restaurant located outside the franchise territory. Since 1993, we have opened 56 new restaurants and closed 12 restaurants. Three of the closed restaurants were replaced with new restaurants in the same market area. Subsequent to the fiscal year ended September 28, 2003, we closed one Wendy's restaurant.

(2)
Effective September 29, 2003 (the first day of our 2004 fiscal year), we ceased our Friendly's restaurant operations.

Cessation of Friendly's Restaurant Operations

        In July 1997, FriendCo Restaurants, Inc. ("FriendCo"), one of our subsidiaries, entered into agreements with Friendly's Ice Cream Corporation and Friendly's Restaurant Franchise, Inc. The agreements set forth the terms pursuant to which FriendCo purchased certain assets and rights to 34 existing restaurants and had exclusive rights to develop and operate Friendly's restaurants in Maryland, Northern Virginia, Delaware, and the District of Columbia.

        Effective December 28, 2000, FriendCo executed a Modification Agreement with Friendly's Ice Cream Corporation and Friendly's Restaurant Franchise Inc., which provided for the termination of

FriendCo's exclusive development territory. It also permitted the immediate closing of up to 17 of our Friendly's restaurants and reduced ongoing royalty fees to 2.0% of sales for those restaurants.

        After December 28, 2001, we were permitted to close the remaining Friendly's restaurants we operated, subject to the terms of our franchise agreements providing for liquidated damage payments in some circumstances if the restaurant was not re-franchised as a Friendly's restaurant.

        Pursuant to this Modification Agreement, we ceased the operation of 30, seven and one restaurants during the years ended September 29, 2002 and September 28, 2003 and the three months ended December 28, 2003, respectively, which did not require the payment of liquidated damages. We are actively marketing our remaining five Friendly's restaurants for re-franchising or real estate sale for other uses and do not anticipate the need to pay any liquidated damages in connection with the remaining restaurants.

        In September 2003, we entered into agreements with a management company to manage the operations of the then remaining six Friendly's restaurants, one of which has been subsequently sold. The management company retains all profits and bears all losses for all the restaurants except for one, in which we have agreed to reimburse any losses. No claims for reimbursement have been made and we do not believe that this guarantee will have a material impact on our financial statements. The management agreements allow the management company to purchase four of the five remaining restaurants, on certain dates in fiscal 2004, which dates may be extended to December 30, 2005, at prices ranging from $400,000 to $500,000. We continue to actively market the company-owned real estate associated with our remaining Friendly's restaurants and the management agreements do not prevent those sales from occurring.

Change in Accountants

        On April 28, 2002, we dismissed Arthur Andersen LLP, which has ceased operations, as our independent accountants and retained Ernst & Young LLP as our new independent accountants. The decision to change our independent accountants was approved by our board of directors.

        There were no disagreements at any time between Arthur Andersen LLP and us on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. Arthur Andersen LLP's report on our consolidated financial statements for the year ended September 30, 2001 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope, or accounting principles.

        During the two years ended October 1, 2000 and September 30, 2001, and the subsequent interim period preceding the decision to change independent accountants, there were no disagreements with Arthur Andersen LLP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of Arthur Andersen LLP, would have caused Arthur Andersen LLP to make a reference to the subject matter of the disagreement(s) in connection with its reports covering such periods.

Impairment of Long-Lived Assets and Assets Held for Sale

        Statement of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of" (SFAS No. 121), as amended by Statement of Financial Accounting Standards No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144), requires impairment losses to be recorded on long-lived assets when events or circumstances indicate that the assets may be impaired based upon the undiscounted cash flows estimated to be generated from those assets.

        During the fourth quarter of fiscal 2000, we determined that due to the poor operating performance of our Friendly's restaurants and preliminary negotiations with Friendly's Restaurant Franchise, Inc., indicators of impairment were present. Accordingly, we evaluated the ongoing value of the property and equipment (and intangibles) associated with our Friendly's restaurants. Based on this evaluation, we determined that assets with a net book value of $12.4 million were impaired and reduced their carrying value by $7.0 million to their estimated fair value. Fair value was determined based on the most appropriate of the market value of the restaurant or the market value of the real estate in an arm's length transaction.

        During fiscal year 2001, we reached an agreement with Friendly's Ice Cream Corporation and Friendly's Restaurant Franchise, Inc., pursuant to which we were granted the right to close all of our Friendly's restaurants over a period of time. In accordance with SFAS No. 121, we recorded an additional impairment expense of $8.7 million for the impairment of long-lived assets to be disposed of.

        As of September 29, 2002, we reassessed the fair market value of our remaining Friendly's restaurants and recorded additional impairment charges of $526,000. As of September 28, 2003, we reassessed the fair market value of our remaining Friendly's restaurants, which resulted in the reversal of $140,000 of a previously recognized impairment charge. These amounts were included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in our consolidated statements of operations for the applicable periods. There was no change in the fair market value of the remaining Friendly's restaurants as of December 28, 2003.

        During fiscal year 2002, we disposed of 30 of our Friendly's restaurants for aggregate cash proceeds, net of transaction costs, of $12.5 million and notes receivable with an aggregate face value of $1.9 million. Due to the fact that these notes were subordinate to the buyers' primary acquisition financing and many contained limited recourse provisions, we initially recorded these notes net of a reserve of $1.1 million. As a result of these transactions, we recognized a net gain of $1.0 million, which was included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in our consolidated statement of operations for the fiscal year ended September 29, 2002.

        During fiscal year 2003, we disposed of seven of our Friendly's restaurants for aggregate cash proceeds, net of transaction costs, of $5.0 million and notes receivable with an aggregate face value of $200,000. Due to the fact that these notes were subordinate to the buyers' primary acquisition financing and many contained limited recourse provisions, we initially recorded these notes net of a reserve of $100,000. As a result of these transactions, we recognized a net gain of $1.2 million, which was included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in our consolidated statement of operations for the fiscal year ended September 28, 2003.

        During the three months ended December 28, 2003, we disposed of one of our Friendly's restaurants for aggregate cash proceeds, net of transaction costs, of $1.3 million. As a result of this transaction, we recognized a net loss of $47,000, which was included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in our consolidated statement of operations for the three months ended December 28, 2003.

        During fiscal year 2001, we also made the decision to close eight Wendy's restaurants. In accordance with SFAS No. 121, we recorded an impairment expense of $2.1 million to reduce the carrying amount of these long-lived assets to be disposed of to their estimated fair value. During fiscal year 2002, we disposed of three of our Wendy's restaurants for aggregate cash proceeds, net of transaction costs, of $216,000. During fiscal year 2003, we disposed of two Wendy's restaurants, incurring aggregate net costs of $82,000. During the three months ended December 28, 2003, we disposed of two Wendy's restaurants, generating aggregate net costs of $71,000. As a result of these transactions, we recognized a net gain (loss) of $209,000, $(82,000), and $(71,000) during the years ended September 29, 2002 and September 28, 2003 and the three months ended December 28, 2003, respectively, which was included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in our consolidated statements of operations for the applicable periods.

        As of September 29, 2002, we reassessed the fair market value of the remaining Wendy's restaurants, which resulted in the reversal of $68,000 of a previously recognized impairment charge, which was included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in our consolidated statements of operations for the year ended September 29, 2002. There was no change in the fair market value of the remaining Wendy's restaurants as of September 28, 2003 or December 28, 2003.

        As of September 28, 2003, assets held for sale consisted of the assets of six Friendly's restaurants and three Wendy's restaurants, which are being actively marketed for sale. As of December 28, 2003, assets held for sale consisted of the assets of five Friendly's restaurants and one Wendy's restaurant, which are being actively marketed for sale. These assets were recorded in our balance sheets at their estimated fair value, which was based on the market value of the restaurant or the market value of the real estate in an arm's length transaction, less estimated costs to sell. These assets are identified as "assets held for sale" in our consolidated balance sheets for the applicable periods. Therefore, we have discontinued depreciation and amortization on the long-lived assets held for sale pending disposition.

Deferred Offering Costs

        In our 2003 fiscal year, we had contemplated a conversion of our company to a trust and a subsequent offering of trust units in the United States and Canada. This transaction was delayed due to unfavorable market conditions and ultimately, in December 2003, we determined that it was probable that this transaction would be terminated due to these conditions. Subsequent to this determination, we explored other possible transactions and ultimately decided in favor of this offering of EISs and senior subordinated notes in the United States. Accordingly, in the first fiscal quarter ended December 28, 2003, we wrote off deferred offering and related costs totaling approximately $5.7 million, which were directly related to that terminated trust offering transaction.

Recapitalization

        Pursuant to a recapitalization to be effected immediately prior to the closing of this offering, all outstanding shares of our existing common stock held by the existing equity investors, as well as accrued dividends, will be converted into shares of our Class B common stock. The shares of our Class B common stock will have identical rights and privileges in all respects to the shares of our Class A common stock, other than dividend and certain exchange rights. For a description of the dividend rights applicable to our Class A common stock and Class B common stock and of the exchange right in respect of our Class B common stock, see "Dividend Policy", "Description of Capital Stock" and "Related Party Transactions—Amendment and Restatement of Stockholders Agreement."

Capital Leases

        The capitalized lease terms for accounting purposes for a significant number of our capital leases expire at the end of fiscal 2005. Thereafter, we will account for these leases as operating leases during their renewal periods. This change in the manner of accounting for these leases is expected to increase rent expense by approximately $3.6 million in fiscal 2006 and in comparable amounts in subsequent years decreasing over time. In addition, this change will cause a decrease in interest expense and lease amortization. We believe that the net effect of this change will not have a material impact on our anticipated cash flow.

Basis of Presentation

        The discussion of our financial condition and results of operations is based on the analysis of our audited financial statements and unaudited interim financial statements and related notes included elsewhere in this prospectus. Our historical consolidated financial information includes the financial information attributable to our Friendly's restaurant operations for all the periods presented, other than the three months ended December 28, 2003. As we discussed above, effective September 28, 2003 (the last day of our 2003 fiscal year), we ceased all Friendly's restaurant operations and we are actively marketing these assets for re-franchise or sale and therefore we continue to classify these assets as "assets held for sale" on our balance sheet. Upon any sale of our remaining Friendly's properties, we will recognize a gain or loss on the disposal of these assets, which will be included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" on our consolidated statement of operations. See "Consolidated Financial Statements of Davco Acquisition Holding Inc. for the fiscal years ended September 29, 2002 and September 28, 2003 and the three months ended December 29, 2002 (Unaudited) and December 28, 2003 (Unaudited)—Note 3—Assets Held for Sale and—Note 5—Friendly's Restaurants."

        Operating Profit.    Since the end of fiscal 2003, our revenues have consisted entirely of Wendy's restaurant sales. Prior to that time, our revenues also included Friendly's restaurant sales. Any additional amounts of income are not material and are included in other income, net. Restaurant operating profit is computed by subtracting the cost of restaurant sales and restaurant operating expenses from restaurant sales.

        Cost of Sales.    Cost of restaurant sales consists of expenditures for food, supplies (primarily paper goods) and direct labor.

        Operating Expenses.    Our restaurant operating expenses include all other direct costs, including occupancy costs, utilities, advertising expenses, expenditures for repairs and maintenance, area and regional management expenses, and workers' compensation, casualty and general liability insurance costs. For additional information on the components of restaurant operating expenses, see "Consolidated Financial Statements for Davco Acquisition Holding Inc. for the years ended September 29, 2002 and September 28, 2003 and the three months ended December 29, 2002 and December 28, 2003—Note 8—Costs of Restaurant Sales and Restaurant Operating Expenses."

        Franchise Royalties.    Franchise royalties for our Wendy's restaurants have remained constant at 4.0% of restaurant sales throughout the three fiscal years ended September 28, 2003 and our franchise agreements with Wendy's specify royalties of 4.0% of restaurant sales until December 31, 2025. Franchise royalties for our Friendly's restaurants were either 4.0% or 2.0%, depending on the restaurant. Specifically, certain Friendly's restaurants had their royalty requirements reduced to 2.0% until sold or disposed of, while certain other restaurants remained at a royalty of 4.0% until we ceased their operations on September 28, 2003.

        General and Administrative Expenses.    General and administrative expenses consist of corporate expenses, including executive and administrative compensation and office expenses, including rent and professional fees.

        Advertising and Promotions.    Under our franchise agreements with Wendy's, we contribute 3.0% of our restaurant sales to The Wendy's National Advertising Program, Inc. For our 2001 and 2002 fiscal years, this required contribution was 2.5% of our restaurant sales. The increase in the contribution rate to 3.0% in fiscal 2003 was as a result of a change required by a vote of the members of the Wendy's National Advertising Program. This increase was offset by a corresponding decrease to our local advertising. This has not had a material effect on our operating income. We have agreed to maintain these contributions at 3.0% of restaurant sales for our 2004, 2005, and 2006 fiscal years. Historically, overall advertising expenditures have been maintained at approximately 4.5% of our restaurant sales on a combined national and local basis before giving effect to the impact of certain vendor allowances. See "Business—Advertising and Promotions."

Critical Accounting Policies

        The preparation of our financial statements in conformity with the accounting principles generally accepted in the United States requires us to make a number of judgments and estimates that could have a material impact on our results of operations. Our financial reporting process is covered by our system of internal controls, and generally does not require significant management judgments and estimates. While our management applies its judgment based on assumptions believed to be reasonable under the circumstances, actual results could vary from these assumptions. It is possible that materially different amounts would be reported using different assumptions. We consider certain accounting policies related to the assessment and recording of property, leased properties and equipment, the impairment of long-lived assets, a notes receivable reserve, self-insurance reserves, income taxes and the evaluation of goodwill for impairment to be critical policies due to the judgments and estimates involved in each.

        Property, Leased Properties and Equipment.    All property, leased property, and equipment are recorded at cost less accumulated depreciation. Buildings and building equipment components are depreciated over their estimated useful lives ranging from ten to 25 years using the straight-line method. Leased properties are amortized over the lesser of the estimated useful life of the asset or the remaining lease term using the straight-line method. Equipment is depreciated over its estimated useful life ranging from five to ten years also using the straight-line method.

        Our accounting policies regarding property, leased properties, and equipment include judgments by management regarding the estimated useful lives of such assets, the residual values to which the assets are depreciated, and the determination as to what constitutes enhancing the value of or increasing the life of existing assets. These judgments and estimates may produce materially different amounts of depreciation and amortization expense than would be reported if different assumptions were used. As discussed further below, these judgments may also impact our need to recognize an impairment charge on the carrying amount of these assets as the cash flows associated with the assets are realized.

        Impairment of Long-Lived Assets.    Restaurant sites and certain other assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds their fair value. Restaurant sites and certain other assets to be disposed of are reported at the lower of their carrying amount or fair value, less estimated costs to sell, and if necessary, are included in assets held for sale.

        Judgments made by us related to the expected useful lives of long-lived assets and our ability to realize undiscounted cash flows in excess of the carrying amounts of such assets are affected by factors such as the ongoing maintenance of, and improvements to, the assets, changes in economic conditions, and changes in operating performance. As we assess the ongoing expected cash flows and carrying amounts of our long-lived assets, these factors could cause us to realize a material impairment charge. Additionally, in certain instances, we must make judgments and estimates related to the expected proceeds from the sale of franchise units or other leased or owned properties in the determination of the amount, if any, of an impairment charge. If we used different assumptions or estimates in the calculation of the fair value of these assets, the carrying amount of the assets as well as the related impairment charges could have been significantly different from the amounts recorded.

        Notes Receivable Reserve.    We have recorded an estimated reserve against certain promissory notes received as part of the consideration from the sale of certain of our assets. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of the note holders to make required payments. If the financial condition of the note holders were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required.

        Self-Insurance Reserves.    We are self-insured for a significant portion of expected losses under our workers' compensation, employee medical, and general liability programs. Accrued liabilities have been recorded based on our estimates of the ultimate costs to settle incurred and incurred but not reported claims.

        Our accounting policies regarding self-insurance programs include certain management judgments and assumptions regarding economic conditions, the frequency or severity of claims and claim development patterns and claim reserves, management, and settlement practices. Unanticipated changes in these factors may produce materially different amounts of expense that would be reported under these programs.

        In the normal course of business, we must make estimates of potential future legal obligations and liabilities, which require the use of management's judgment. Management may also use outside legal advice to assist in the estimation process. However, the ultimate outcome of various legal issues could be different than management's estimates and adjustments to legal expense could be required.

        Income Taxes.    We record income tax liabilities utilizing known obligations and estimates of potential obligations. In consideration of our accumulated losses and the uncertainty of our ability to utilize all of our deferred tax assets in the future, we have historically recorded a valuation allowance to offset substantially all of our net future income tax benefit. When the amount of deferred tax assets to be realized is different from the amount recorded, the asset balance and income statement would reflect the change in the period that such determination is made.

        Goodwill.    Effective October 1, 2001, we adopted the provisions of the Financial Accounting Standards Board ("FASB") Statement No. 142, "Goodwill and Other Intangible Assets." Under FASB Statement No. 142, goodwill is no longer amortized but is reviewed annually for impairment, or more frequently if impairment indicators exist. Impairment exists when the carrying amount of goodwill exceeds its implied fair value using impairment testing methodology in FASB Statement No. 142. Indicators of potential impairment include operating losses, changes in market or economic conditions, and adverse industry developments. The first annual impairment test for goodwill, all of which was assigned to our Wendy's segment, was performed on October 1, 2001. Annual impairment tests were subsequently performed on September 30, 2002 and September 29, 2003. The impairment tests were based upon a comparison of the estimated fair value of our Wendy's segment to the sum of the carrying value of the assets and liabilities allocated to that segment. We performed valuations of the reporting unit principally using a market value approach, namely the guideline company method ("GCM"). Under the GCM, publicly traded guideline companies, whose operations were deemed reasonably comparable to ours, were identified and applicable valuation multiples were computed. Appropriate adjustments between us and the peer group of guideline companies were considered in establishing the selected valuation multiples. The selected multiples were then applied to our operating results to derive an indication of the fair value of the reporting unit. Since the estimated fair value of the division exceeded the carrying value of the recorded net assets at each measurement date, no impairment was identified or recorded. However, if we used different assumptions and estimates in the calculation of the fair value of the reporting unit, an impairment of goodwill could have been identified and recorded.

Results of Operations

        The following table sets forth selected items of our statements of operations data as a percentage of our restaurant sales for the periods indicated:

				Unaudited
	Year Ended			Three Months Ended
	September 30, 2001	September 29, 2002	September 28, 2003	December 29, 2002	December 28, 2003
	(In percentages)
Statement of operations data:
Total restaurant sales	100.0%	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of restaurant sales	61.6	60.7	60.5	60.8	61.0
Restaurant operating expenses	21.3	20.6	20.2	21.1	19.0
Franchise royalty expenses	3.9	3.9	3.9	3.9	4.0
General and administrative expenses	3.6	4.4	4.7	4.2	4.2
Net (gain) loss on disposal of assets held for sale, write-down of impaired long-lived assets and debt restructuring expenses	6.6	(0.3)	(0.5)	0.2	0.2
Net loss on disposal of fixed assets	0.9	—	—	0.1	—
Depreciation and amortization	3.9	2.9	3.3	3.4	3.4

Operating (loss) income	(1.8)	7.8	7.9	6.3	8.3
Interest expense, net of interest income	(6.9)	(7.2)	(7.2)	(7.9)	(6.9)
Write-off of deferred offering and related costs	—	—	—	—	(11.2)
Other income, net	0.3	0.2	0.9	1.4	0.2

Income (loss) before income taxes	(8.4)	0.8	1.5	(0.2)	(9.6)
Income tax (provision) benefit	—	1.5	(0.2)	—	—

Net (loss) income	(8.4)%	2.3%	1.3%	(0.2)%	(9.6)%

Three Months Ended December 28, 2003 Compared to Three Months Ended December 29, 2002

        We ceased all Friendly's restaurant operations on September 28, 2003 (the last day of our 2003 fiscal year). As a result, other than gains or losses recognized in connection with the disposal of certain of our Friendly's properties, which are included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in our consolidated statement of operations, our results for the three months ended December 28, 2003 reflect only our Wendy's restaurant operations while our results for the three months ended December 29, 2002 include both our Wendy's and Friendly's restaurant operations.

        Restaurant sales.    Restaurant sales for the three months ended December 28, 2003 increased by $2.8 million, or 5.8% to $51.2 million from $48.4 million for the three months ended December 29, 2002. Sales at our Wendy's restaurants increased by $5.2 million or 11.3% to $51.2 million in the three months ended December 28, 2003 from $46.0 million for the three months ended December 29, 2002, primarily due to a positive response to the introduction in August 2003 of Wendy's Homestyle Chicken Strips and continued popularity of Wendy's Garden Sensations™ salads, introduced in 2002. Our Wendy's restaurant same store sales, for restaurants that have been operating more than one year, increased by 10.3% for the three months ended December 28, 2003 compared to the same period in the prior year. Our average sales per Wendy's restaurant increased by $33,300 or 11.1% to $332,400 for the three months ended December 28, 2003 from $299,100 for the prior year period. Sales at our Friendly's restaurants for the three months ended December 29, 2002 were $2.4 million.

        Cost of restaurant sales.    Cost of restaurant sales increased by $1.8 million, or 6.1% to $31.2 million or 61.0% of sales in the three months ended December 28, 2003 from $29.4 million or 60.8% of sales for the three months ended December 29, 2002. Cost of our Wendy's restaurant sales increased by $3.5 million, or 12.6% to $31.2 million or 61.0% of sales in the three months ended December 28, 2003 from $27.7 million or 60.2% of sales for the three months ended December 29, 2002. The increase in cost of our Wendy's restaurant sales was primarily due to increases in food costs (particularly beef), changes in product mix (specifically the addition of our new chicken strips product) and a distributor change which occurred in late November 2002. Cost of our Friendly's restaurant sales for the three months ended December 29, 2002 were $1.7 million.

        Restaurant operating expenses.    Restaurant operating expenses decreased by $503,000, or 4.9% to $9.7 million or 19.0% of sales for the three months ended December 28, 2003 from $10.2 million or 21.1% of sales for the three months ended December 29, 2002. Our Wendy's restaurant operating expenses decreased to 18.9% of sales for the three months ended December 28, 2003 from 20.4% of sales for the three months ended December 29, 2002. This decrease as a percentage of sales was primarily due to the fixed cost nature of certain of our restaurant operating expenses coupled with significantly higher same store sales during the quarter ended December 28, 2003. Restaurant operating expenses for our Friendly's restaurant for the three months ended December 29, 2002 were $802,000.

        General and administrative expenses.    General and administrative expenses increased by $95,000, or 4.8% to $2.1 million, or 4.2% of sales, for the three months ended December 28, 2003 from $2.0 million, or 4.2% of sales, for the three months ended December 29, 2002. Our Wendy's restaurant general and administrative expenses increased $200,000 to $2.1 million or 4.1% of sales in the three months ended December 28, 2003 from $1.9 million or 4.1% of sales in the three months ended December 29, 2002. This increase was primarily due to increased payroll expenses. Our Friendly's restaurant general and administrative expenses for the three months ended December 29, 2002 were $111,000.

        Depreciation and amortization.    Depreciation and amortization expense remained constant at $1.7 million for the three months ended December 28, 2003 and December 29, 2002. Our Friendly's restaurants have been classified as assets held for sale and have not recorded depreciation in either period.

        Interest expense.    Interest expense decreased by $338,000, or 8.7% to $3.6 million for the three months ended December 28, 2003 from $3.9 million for the three months ended December 29, 2002. This decrease in interest expense was primarily due to repayments of outstanding indebtedness with the net proceeds from the disposition of certain of our Friendly's restaurants.

        Interest and other income.    Interest and other income decreased by $635,000, or 85.7% to $106,000 for the three months ended December 28, 2003 from $741,000 for the three months ended December 29, 2002. This decrease was primarily due to proceeds from business property and casualty insurance received in the 2002 fiscal year, the elimination of interest income on a $1.4 million note receivable, which was repaid in June 2003, as well as lower interest rates on short-term cash investments.

        Deferred Offering Costs.    In our 2003 fiscal year, we had contemplated a conversion of our company to a trust and subsequent offering of trust units in the United States and Canada. This transaction was delayed due to unfavorable market conditions and ultimately, in December 2003, we determined that it was probable that this transaction would be terminated due to these conditions. Subsequent to this determination, we explored other possible transactions and ultimately decided in favor of this offering of EISs and senior subordinated notes in the United States. Accordingly, in the first fiscal quarter ended December 28, 2003, we wrote off deferred offering and related costs totaling approximately $5.7 million, which were directly related to that terminated trust offering transaction.

        Income before income taxes.    We recorded a loss before income taxes of $4.9 million (including the write-off of deferred offering and related costs of $5.7 million) for the three months ended December 28, 2003 compared to a loss before income taxes of $115,000 for the three months ended December 29, 2002. For the three months ended December 28, 2003, excluding the write-off of deferred offering costs of $5.7 million, we would have had income before income taxes of approximately $809,000. The three months ended December 29, 2002 included a loss before income taxes of $642,000 attributable to the Friendly's restaurant operations. Our Friendly's restaurants loss before income taxes for the three months ended December 28, 2003 was $47,000.

        Income taxes.    Our operating plans anticipate taxable income in future periods; however, these plans make significant assumptions that cannot be reasonably assured. Therefore, in consideration of our accumulated losses and the uncertainty of our ability to utilize all deferred tax assets in the future, we have historically recorded a valuation allowance to offset substantially all of our net future income tax benefit. For the three months ended December 28, 2003 and December 29, 2002, we recorded no tax provision or benefit.

        Net income (loss).    We recorded a net loss of $4.9 million for the three months ended December 28, 2003 compared with a net loss of $115,000 for the three months ended December 29, 2002 representing a decrease of $4.8 million. The decrease occurred for the reasons set forth above.

Year Ended September 28, 2003 Compared to the Year Ended September 29, 2002

        Restaurant sales.    Restaurant sales for the year ended September 28, 2003 decreased by $18.7 million, or 8.4% to $204.4 million from $223.1 million in 2002. The decrease resulted from the disposal of certain of our Friendly's restaurant assets. Our Wendy's restaurant sales increased by $6.2 million, or 3.3% to $196.3 million in 2003 from $190.1 million in 2002, primarily due to the continued positive experience for an entire fiscal year of Wendy's Garden Sensations™ salads which were introduced in April 2002, the continued improvement of staff and manager retention, and increased attention to our Guest First Service philosophy. This increase was partially offset by unfavorable weather. Our Wendy's restaurant same store sales increased by 2.6% in 2003 compared to 2002 and average sales per Wendy's restaurant increased by $45,500, or 3.7% to $1.3 million in 2003 from $1.2 million in 2002.

        Our Friendly's restaurant sales decreased by $24.9 million, or 75.5% to $8.1 million in 2003 from $33.0 million in 2002, due to the reduction in the number of Friendly's restaurants we owned and operated over this period from 13 restaurants to six, as well as the timing of the disposal of Friendly's restaurants during those periods.

        Cost of restaurant sales.    Cost of restaurant sales decreased by $11.6 million, or 8.6% to $123.7 million or 60.5% of sales in 2003 from $135.3 million or 60.7% of sales in 2002. Cost of our Wendy's restaurant sales increased by $4.9 million, or 4.3% to $118.1 million in 2003 from $113.2 million in 2002. This represented an increase to 60.2% of sales in 2003 from 59.5% of sales in 2002, primarily due to increased food costs as compared to 2002.

        Cost of our Friendly's restaurant sales decreased by $16.5 million, or 74.7% to $5.6 million in 2003 from $22.1 million in 2002. This decrease was due to the decrease in the number of Friendly's restaurants we operated from 13 to six, as well as the timing of the disposal of Friendly's restaurants during those periods. As a percent of sales, cost of our Friendly's restaurant sales increased to 69.1% in 2003 from 67.0% in 2002, primarily due to increased food and supply costs.

        Restaurant operating expenses.    Restaurant operating expenses decreased by $4.9 million or 10.6% to $41.2 million or 20.2% of sales in 2003 from $46.1 million or 20.6% of sales in 2002. Wendy's restaurant operating expenses increased by $319,000, or 0.8% to $38.8 million in 2003 from $38.5 million in 2002. As a percentage of restaurant sales, however, our Wendy's restaurant operating expenses decreased to 19.8% in 2003 from 20.3% in 2002, due to the relatively fixed cost nature of base rent, property taxes and certain utility usage charges. This decrease was partially offset by the recognition in fiscal 2002 of a $718,000 retroactive advertising concession for the fiscal 2001 year.

        Our Friendly's restaurant operating expenses decreased by $5.2 million, or 68.4% to $2.4 million in 2003 from $7.6 million in 2002. As a percent of restaurant sales, our Friendly's restaurant operating expenses increased to 29.6% in 2003 from 23.0% in 2002, due primarily to the sale of the more profitable restaurants, with better operating margins compared to our remaining Friendly's restaurants.

        General and administrative expenses.    General and administrative expenses decreased by $263,000, or 2.7% to $9.6 million or 4.7% of restaurant sales in 2003 from $9.8 million or 4.4% of sales in 2002. Our Wendy's restaurant general and administrative expenses increased by $179,000, or 2.0% to $9.2 million in 2003, amounting to 4.7% of sales, from $9.0 million or 4.7% of sales in 2002. This increase was primarily due to the payment of incentive bonuses for our improved performance compared to 2002, as well as increased group medical expenses, partially offset by reduced executive retirement expenses.

        Our Friendly's restaurant general and administrative expenses decreased by $442,000 or 52.8% to $395,000, or 4.9% of sales, in 2003 from $837,000 or 2.5% of sales, in 2002. This $442,000 decrease was attributable to reduced operations and related overhead. The increase as a percentage of sales was due to the relatively fixed overhead costs spread over a fewer number of restaurants.

        Depreciation and amortization.    Depreciation and amortization expense increased by $281,000, or 4.3% to $6.7 million in 2003 from $6.5 million in 2002. All the depreciation and amortization expense was attributable to our Wendy's restaurant operations. This increase was primarily due to leasehold improvement depreciation on new restaurants and amortization of new capital lease assets.

        Interest expense.    Interest expense decreased by $1.2 million, or 7.3% to $15.2 million in 2003 from $16.4 million in 2002. Our Wendy's restaurant interest expense decreased by $477,000, or 3.3% to $13.9 million in 2003 from $14.4 million in 2002, primarily due to the repayment of certain outstanding indebtedness. Our Friendly's restaurant interest expense decreased by $785,000, or 37.4% to $1.3 million in 2003 from $2.1 million in 2002, also primarily due to repayment of the certain indebtedness owed over this period.

        Interest and other income.    Interest and other income increased by $1.4 million, or 177.5% to $2.1 million in 2003 from $765,000 in 2002. This increase was primarily due to the $1.4 million we recognized from property and casualty and business interruption insurance proceeds in 2003, resulting from fires at two Wendy's restaurants.

        Income before income taxes.    Income before income taxes was $3.0 million in 2003, compared to $1.8 million in 2002, an increase of $1.2 million or 66.7%. Income before income taxes attributable to our Wendy's restaurants was $3.3 million in 2003 compared to $1.7 million in 2002. Loss before income taxes for Friendly's restaurants was $300,000 in 2003 compared to an income before income taxes of $75,000 in 2002.

        Income taxes.    Our operating plans anticipate taxable income in future periods; however, such plans make significant assumptions that cannot be reasonably assured. Therefore, in consideration of our accumulated losses and the uncertainty of our ability to utilize all deferred tax assets in the future, we have historically recorded a valuation allowance to offset substantially all of our net future income tax benefit. In fiscal 2003, we recorded a tax provision of $307,000 to reduce our net deferred tax asset to zero. In fiscal 2002, we recorded a net tax benefit of $3.3 million due primarily to a change in tax law in 2002 temporarily extending carry back periods for federal net operating losses, which allowed us to realize approximately $4.0 million of cumulative refunds.

        Net income (loss).    We recorded net income of $2.7 million for the year ended September 28, 2003 compared with net income of $5.1 million for the year ended September 29, 2002.

Year Ended September 29, 2002 Compared to the Year Ended September 30, 2001

        Restaurant sales.    Restaurant sales for the year ended September 29, 2002 increased by $6.3 million, or 2.9% to $223.1 million from $216.8 million in 2001. This increase was partially offset by a decline in sales resulting from the disposal of certain of our Friendly's restaurants. Our Wendy's restaurant sales increased by $14.3 million, or 8.1% to $190.1 million in 2002 from $175.8 million in 2001, primarily due to the successful introduction of Wendy's Garden Sensations™ salads in April 2002, favorable winter weather, improved staff and manager retention and increased attention to our Guest First Service philosophy. Our Wendy's restaurant same store sales increased by 8.3% in 2002 compared to 2001 and average sales per Wendy's restaurant increased by $101,600, or 9.0% to $1,230,700 in 2002 from $1,129,100 in 2001.

        Our Friendly's restaurant sales decreased by $8.0 million, or 19.5% to $33.0 million in 2002 from $41.0 million in 2001, primarily due to a reduction in the number of Friendly's restaurants we owned and operated over this period from 43 restaurants to 13 restaurants, as well as the timing of the disposals during those periods.

        Cost of restaurant sales.    Cost of restaurant sales increased by $1.8 million, or 1.3% to $135.3 million or 60.7% of sales in 2002 from $133.5 million or 61.6% of sales in 2001. Cost of our Wendy's restaurant sales increased by $7.7 million, or 7.3% to $113.2 million in 2002 from $105.5 million in 2001, which represented a decrease to 59.5% of sales in 2002 from 60.0% of sales in 2001, primarily due to two factors. First, a reduction of the total cost of food and supplies to 31.8% of sales in 2002 from 32.3% of sales in 2001. Second, higher sales coupled with a softer economic environment resulted in lower labor costs as a percentage of restaurant sales.

        Cost of our Friendly's restaurant sales decreased by $5.9 million, or 21.1% to $22.1 million in 2002 from $28.0 million in 2001. As a percent of sales, cost of our Friendly's restaurant sales decreased to 67.0% in 2002 from 68.3% in 2001, primarily due to a reduction in food and supply costs and a reduction in payroll and benefits expense.

        Restaurant operating expenses.    Restaurant operating expenses remained stable at $46.1 million in both 2002 and in 2001. However, restaurant operating expenses as a percentage of our restaurant sales decreased to 20.6% in 2002 from 21.3% in 2001. Our Wendy's restaurant operating expenses increased by $1.2 million, or 3.2% to $38.5 million in 2002 from $37.3 million in 2001. As a percentage of restaurant sales, however, our Wendy's restaurant operating expenses decreased to 20.3% in 2002 from 21.2% in 2001, due to the relatively fixed cost nature of base rent, property taxes and certain utility usage charges. In addition, we recognized $718,000 in fiscal 2002 related to a retroactive advertising concession related to the fiscal 2001 year.

        Our Friendly's restaurant operating expenses decreased by $1.2 million, or 13.6% to $7.6 million in 2002 from $8.8 million in 2001. As a percent of restaurant sales, our Friendly's restaurant operating expenses increased to 23.0% in 2002 from 21.5% in 2001, due, in part, to the sale of the more profitably run restaurants with better operating margins compared to our remaining Friendly's restaurants.

        General and administrative expenses.    General and administrative expenses increased by $1.9 million, or 24.1% to $9.8 million or 4.4% of restaurant sales in 2002 from $7.9 million or 3.6% of sales in 2001. Our Wendy's restaurant general and administrative expenses increased by $1.8 million, or 25.0% to $9.0 million in 2002, or to 4.7% of sales, from $7.2 million or 4.1% of sales in 2001. This increase as a percentage of sales was due to incentive bonuses paid to management and employees resulting from our improved performance in 2002 compared to 2001.

        Our Friendly's restaurant general and administrative expenses increased by $186,000 or 28.6% to $837,000, or 2.4% of sales, in 2002 from $651,000 or 1.7% of sales, in 2001. This increase was attributable to incentive based bonuses paid to management and employees resulting from our improved performance in 2002 compared to 2001.

        Depreciation and amortization.    Depreciation and amortization expense decreased by $1.9 million, or 22.6% to $6.5 million in 2002 from $8.4 million in 2001. Wendy's restaurant depreciation and amortization expense decreased by $1.5 million, or 18.8% to $6.5 million in 2002 from $8.0 million in 2001, due to two factors. First, late in 2001 we received the approval from Wendy's for the closure of eight Wendy's restaurants, and discontinued depreciating these assets pending disposition. In addition, in 2002, we elected to adopt SFAS No. 142, "Goodwill and Other Intangible Assets," which provides for the cessation of goodwill amortization in favor of an annual impairment test. The decrease in depreciation and amortization expense attributable to these two factors more than offset additional depreciation and amortization expense incurred in the development of three new Wendy's restaurants and capital expenditures related to improvements of existing Wendy's restaurants.

        Depreciation and amortization expense for our Friendly's restaurants in 2001 was $400,000 due to the depreciation of property, plant and equipment for such restaurants until we entered into the modification agreement described above. See "—Cessation of Friendly's Restaurant Operations." Upon entering into this modification agreement, we recorded our Friendly's restaurants as "assets held for sale" on our consolidated balance sheet for such period.

        Interest expense.    Interest expense increased by $1.1 million, or 7.2% to $16.4 million in 2002 from $15.3 million in 2001. Wendy's restaurant interest expense increased by $1.4 million, or 10.8% to $14.4 million in 2002 from $13.0 million in 2001. This increase in interest expense was primarily due to the acceleration of amortization of deferred financing costs related to debt restructuring and raising the interest rate on the outstanding balance of the $104.0 million on a term loan from 8.86% to 9.0%. Friendly's restaurant interest expense decreased by $0.3 million, or 13.0% to $2.0 million in 2002 from $2.3 million in 2001, due to repayment of certain indebtedness that became due over this period, offset, in part, by acceleration of the amortization of deferred financing costs.

        Interest and other income.    Interest and other income decreased by $211,000, or 21.6% to $765,000 in 2002 from $976,000 in 2001.

        Income before income taxes.    Income before income taxes was $1.8 million in 2002, compared to a loss before income taxes of $18.2 million in 2001, due primarily to $16.2 million of write-downs on impaired long-lived assets, debt restructuring expenses and losses on disposal of fixed assets. Excluding these non-recurring expenses, loss before income taxes would have been $2.0 million. Income before income taxes attributable to our Wendy's restaurants was $1.7 million in 2002 compared to a loss before income taxes of $8.6 million in 2001. Income before income taxes for our Friendly's restaurants was $75,000 in 2002 compared to a loss before income taxes of $9.6 million in 2001.

        Income taxes.    Our operating plans anticipate taxable income in future periods; however, such plans make significant assumptions that cannot be reasonably assured. Therefore, in consideration of our accumulated losses and the uncertainty of our ability to utilize all deferred tax assets in the future, we have historically recorded a valuation allowance to offset substantially all of our net future income tax benefit. We recorded a net tax benefit of $3.3 million for the fiscal 2002 related to a tax law change that allowed us to carry back losses. No tax benefit was recorded in fiscal 2001 because of the uncertainty of generating future taxable income.

        Net income (loss).    We recorded net income of $5.1 million for the year ended September 29, 2002 compared with a net loss of $18.2 million for the year ended September 30, 2001.

Liquidity and Capital Resources

        Our principal liquidity requirements are for working capital, consisting primarily of payables, prepaid expenses, food and beverage inventories, debt service, restaurant maintenance expenses and restaurant capital expenditures. We expect to fund our liquidity needs primarily with cash flow from operating activities and, to the extent necessary, through the new credit facility that we will enter into as part of this offering.

        Historically, in the ordinary course of our business, we maintain a working capital deficiency, which at December 28, 2003 was approximately $(16.9) million. The deficiency results from our ability to obtain payment terms, ranging generally from 21 to 45 days, from our suppliers and with respect to our royalty and advertising payments. Historically, our cash flow has been sufficient for us to pay our current liabilities as they become due. Following the closing of this offering, we believe that we will continue to maintain a working capital deficiency and that our cash flow from operating activities and borrowings under our new credit facility will continue to permit us to fund our liquidity needs as described above.

        Prior to fiscal 2001, to the extent we had available resources, we purchased the land and/or buildings for the development of our new restaurants. At present, we own the land and/or buildings at 68 of our Wendy's restaurant locations. Since the 2001 fiscal year, our debt agreements have restricted us from purchasing the land and/or buildings for our new restaurant development. As a result, since the 2001 fiscal year, we have leased the land and buildings for our new restaurant development. These leases have taken the form of "build-to-suit" leases, building leases and ground leases. Following the closing of this offering, given our new capital structure, we anticipate continuing to lease the land and certain buildings for our new restaurant development.

        We continue to assess what we consider to be our underperforming restaurants. Accordingly, we closed two underperforming Wendy's restaurants during the three months ended December 28, 2003 and two additional underperforming Wendy's restaurants during the 2003 fiscal year. No new restaurants were opened during the three months ended December 28, 2003.

Operating Activities

        Net cash provided by (used in) operating activities for the three months ended December 28, 2003 and December 29, 2002 was $(2.1) million and $(4.9), respectively and approximately $12.5 million, $13.2 million and $8.3 million in fiscal 2003, 2002, and 2001, respectively. The increase in net cash provided by operating activities for the three months ended December 28, 2003 was due primarily to the timing of payment of accounts payable and accrued expenses. A tax law change in 2002 temporarily extended carryback periods for federal net operating losses, which allowed us to realize approximately $4.0 million of cumulative refunds. We received approximately $2.0 million of such refunds in each of our 2002 and 2003 fiscal years, which positively impacted net cash provided by operating activities for those years. In fiscal 2002, net cash provided by operating activities was positively impacted by the timing of payments of accrued salaries and wages. In our 2001 fiscal year, net cash provided by operating activities benefited from the timing of payments of accounts payable and accrued expenses, which benefit was partially offset by approximately $3.4 million of expenditures we incurred in connection with a restructuring of our indebtedness in July 2001.

Investing Activities

        Net cash provided by (used in) investing activities for the three months ended December 28, 2003 and December 29, 2002 was $67,000 and $(677,000), respectively and $802,000, $10.8 million and $(4.5) million in fiscal 2003, 2002 and 2001, respectively. Net cash used in investing activities primarily represents capital expenditures for the purchase of property and equipment for new restaurant acquisition and construction. For the three months ended December 28, 2003 and December 29, 2002 this amounted to $1.3 million and $724,000, respectively and $5.9 million, $2.4 million and $4.7 million in fiscal 2003, 2002 and 2001, respectively. This was partially off-set by proceeds received from the disposal of assets held for sale, net of transactions costs, which for the three months ended December 28, 2003 and December 29, 2002 amounted to $1.3 million and $0, respectively, and $4.7 million, $12.7 million and $426,000 in fiscal 2003, 2002 and 2001, respectively.

Financing Activities

        Net cash used in financing activities for the three months ended December 28, 2003 and December 29, 2002 was $2.8 million and $1.7 million, respectively and $16.9 million, $18.2 million and $768,000 in fiscal 2003, 2002 and 2001, respectively. Financing activities in these periods consisted primarily of borrowings and repayments under our debt arrangements and payments under capital lease obligations. For fiscal 2003, the net cash used in financing activities in the amount of $16.9 million included the payment of $5.2 million of deferred offering and related costs associated with our terminated trust offering transaction. See "—Deferred Offering Costs." For fiscal 2002, the net cash used in financing activities in the amount of $18.2 million was due primarily to the repayment of long-term debt in the amount of $14.6 million. In July 2001, we restructured our indebtedness which negatively affected our cash provided by financing activities in fiscal 2001. In connection with such restructuring we recognized approximately $1.6 million of additional deferred financing costs.

New Credit Facility

        Concurrent with the closing of this offering, we will enter into a new senior secured credit facility with SunTrust, our current working capital lender, which facility is not expected to be drawn down at closing. The new credit facility is anticipated to provide us with a three year $20.0 million revolving credit line with a floating rate of LIBOR plus 1.5%. The purpose of the new credit facility will be to provide for letters of credit, new ground lease construction financing, new equipment financing and other restaurant capital expenditures, and working capital needs. The new credit facility will be guaranteed by us and by each of our subsidiaries and will be secured by a first priority security interest in certain assets of DavCo Operations.

        The closing of this offering is conditioned upon the closing of the new credit facility. We do not anticipate that the new credit facility will be drawn at closing. See "Description of Certain Indebtedness — New Credit Facility." While we believe that we will be permited to pay interest and dividends to EIS holders under the terms of the new credit facility, these agreements will contain significant restrictions on our ability to make interest and dividend payments to EIS holders and to make interest payments on our senior subordinated notes and on our subsidiaries' ability to make dividend and interest payments to us. See "Description of Certain Indebtedness—New Credit Facility."

        Our ability to comply in future periods with the financial and other covenants in the new credit facility will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond our control.

        We are required to obtain letters of credit and performance bonds to secure our contractual obligations, workers' compensation insurance and our payment obligations to Wendy's and its affiliates. At September 29, 2002, September 28, 2003 and December 28, 2003, we had outstanding letters of credit aggregating approximately $5.4 million. On the closing of this offering, we will be required to maintain a letter of credit in the face amount of $3.0 million in favor of Wendy's (increasing to $4.0 million in January 2007). Under the new credit facility, we will have an aggregate of $7.5 million available for letters of credit, subject to an overall borrowing limit of $20.0 million under that facility.

Existing Indebtedness

        In connection with our existing debt agreements, we are required to comply with certain financial covenants, relating primarily to fixed charge coverage. In addition, the agreements contain numerous restrictive covenants, including covenants related to mergers and asset sales or purchases, incurrence of debt obligations, liens and contingent obligations, termination, waivers or amendments of franchise documents, name changes, transactions with affiliates, distributions and dividends. The agreements also contain standard event of default provisions, including, among other things, payment defaults, misrepresentations, covenant defaults, materials defaults under franchise agreements and other material contracts, cross-defaults into other material indebtedness, failure to have perfected liens of purported priority, bankruptcy events, adverse judgments and changes of control.

        We will use approximately $            million of the net proceeds of this offering to repay all existing indebtedness, other than approximately $12.9 million in principal amount of indebtedness owed to a successor of CNL Financial Services, LP ("CNL") as of December 28, 2003. See "Use of Proceeds." This CNL indebtedness is secured by each new property developed with proceeds of the CNL indebtedness. The loans included in the CNL securitized debt that are secured by leasehold mortgage interests have 15 year terms and annual interest rates varying from 9.11% to 10.31%. The loans included in the CNL securitized debt that are secured by fee mortgages have terms of 20 years and annual interest rates varying from 10.06% to 10.33%. See "Consolidated Financial Statements of Davco Acquisition Holding Inc. for the fiscal years ended September 28, 2003 and September 29, 2002 and the three months ended December 28, 2003 (unaudited) and December 29, 2002 (unaudited)—Note 10—Long-Term Debt and Financing Arrangements" and "Use of Proceeds."

Capital Expenditures

        Our total capital expenditures consist of restaurant maintenance capital expenditures and new restaurant capital expenditures.

        Total capital expenditures.    Total capital expenditures for the three months ended December 28, 2003 and December 29, 2002 were $1.3 million and $724,000, respectively. Total capital expenditures for the fiscal years 2003, 2002 and 2001 were $5.9 million, $2.4 million and $4.7 million, respectively.

        Restaurant maintenance capital expenditures.    Restaurant maintenance capital expenditures are capital expenditures for upgrades or improvements to our restaurants. Restaurant maintenance capital expenditures for the three months ended December 28, 2003 and December 29, 2002 were $403,000 and $708,000, respectively and for the fiscal years ended 2003, 2002 and 2001, were $4.1 million, $1.3 million and $816,000, respectively. For the 2003 fiscal year, the $4.1 million in restaurant maintenance capital expenditures were significantly higher compared to other years due to expenditures for the restoration of two restaurants closed as a result of fires and the installation of new fryers in our existing restaurants.

        Not included in our restaurant maintenance capital expenditures are expenditures for restaurant maintenance which we have expensed and which are included in the restaurant operating expenses on our statements of operations. These restaurant maintenance expenses for the three months ended December 28, 2003 and December 29, 2002 were $1.3 million and $1.3 million, respectively and for the fiscal years 2003, 2002 and 2001 were $5.8 million, $6.4 million and $4.8 million, respectively.

        Historically, restaurant maintenance expenditures have not significantly increased as a percentage of sales as our restaurant base has grown. We expect to fund both currently anticipated restaurant maintenance expenses and restaurant maintenance capital expenditures in 2004 and beyond from cash flow from operations and borrowings under our new credit facility.

        New restaurant capital expenditures.    New restaurant capital expenditures are capital expenditures related to the opening of new restaurants in our franchise territory. New restaurant capital expenditures for the three months ended December 28, 2003 and December 29, 2002 were $886,000 and $16,000, respectively. New restaurant capital expenditures for the fiscal years 2003, 2002 and 2001 were $1.9 million, $1.1 million and $3.9 million, respectively.

        Expected capital expenditures.    Based upon our historical experience, we anticipate that during the current fiscal year and for each of the next three fiscal years, we will spend approximately $1.5 million per year in restaurant maintenance capital expenditures. In addition, Wendy's has required us to make improvements to existing restaurant facilities which will require us to spend an additional approximately $2.5 million in restaurant maintenance capital expenditures during fiscal 2005 and an additional approximately $500,000 in restaurant maintenance capital expenditures in the 2006 fiscal year. We will fund the additional approximately $2.5 million of restaurant maintenance capital expenditures in fiscal 2005, with a portion of the net proceeds from this offering. See "Use of Proceeds." We currently anticipate that the additional $500,000 in restaurant maintenance capital expenditures required by Wendy's in fiscal 2006 will be funded from cash flow from operations and borrowings under our new credit facility.

        Over the same period, based upon our historical experience and our current knowledge concerning the real estate and construction markets in our franchise territory, we anticipate spending not more than approximately $1.0 million per new restaurant for restaurant equipment and other capital items. Pursuant to our development letter with Wendy's, we are required to develop, net of any closure of restaurants, a minimum of four restaurants in each of 2004 and 2005 and a minimum of eight restaurants in each year from 2006 through 2010 and a minimum of seven restaurants in each year from 2011 through 2015. Accordingly, we estimate that we will spend approximately $1.5 million in 2004, approximately $2.5 million in 2005 and approximately $5.0 million in 2006 to develop these new restaurants. See "Business—Relationship with Wendy's International—Development Letter and Consent."

        We believe that cash flow from operating activities, together with borrowings available under the new credit facility, will be sufficient to fund our currently anticipated capital expenditure requirements, interest payment obligations, working capital requirements and anticipated dividend payments. We further expect that new restaurant capital expenditures will be financed through borrowings under our new credit facility and cash flow from operations and may also be financed through other third party financings, issuances of additional EISs or other securities, or a combination of these alternatives.

Contractual Obligations and Contingent Liabilities and Commitments

        We lease a substantial portion of the land and buildings used in the operation of our restaurants. We currently lease the land and/or the buildings at 132 of our Wendy's restaurant locations. Generally, these leases had initial terms of 20 years and provide for additional renewal terms at our option. Of these locations, 20 will be subject to lease termination through 2008. We do not anticipate any material difficulty in either renewing these leases on market terms or obtaining replacement leases for these locations. Certain leases contain provisions for percentage rentals on sales above specified minimums.

See "Consolidated Financial Statements of Davco Acquisition Holding Inc. for the fiscal years ended September 29, 2002 and September 28, 2003 and the three months ended December 29, 2002 (Unaudited) and December 28, 2003 (Unaudited)—Note 11—Leases."

        We are also required to obtain performance bonds and letters of credit to secure certain of our contractual obligations, workers' compensation insurance and Wendy's royalty requirements. At September 29, 2002, September 28, 2003 and December 28, 2003, we had requirements outstanding for letters of credit aggregating approximately $5.4 million. On the closing of this offering, we will be required to maintain a letter of credit in the face amount of $3.0 million in favor of Wendy's (increasing to $4.0 million in January 2007). See "Consolidated Financial Statements of Davco Acquisition Holding Inc. for the fiscal years ended September 29, 2002 and September 28, 2003 and the three months ended December 29, 2002 (Unaudited) and December 28, 2003 (Unaudited)—Note 13—Commitments and Contingencies."

        Other than future obligations for debt repayment, operating leases for equipment and real estate and contingent obligations relating to outstanding letters of credit and performance bonds, we have no significant off-balance sheet transactions, unconditional purchase obligations or similar instruments and, other than with respect to our new credit facility, the indenture governing our senior subordinated notes, and the guarantee of DavCo Operations obligations under the consent with Wendy's, neither we nor our subsidiaries are guarantors of any other entities' debt or other financial obligations. These obligations as of September 28, 2003, without giving effect to this offering and the related transactions, are summarized below:

	Total	Less Than 1 Year	1-3 Years	4-5 Years	More than 5 Years
	(In thousands)
Long-term borrowings	$130,979	$2,317	$101,316	$2,947	$24,399
Operating leases	114,520	8,497	19,506	17,258	69,259
Capitalized leases	14,039	3,895	4,204	623	5,317
Sale-leaseback financing obligation	5,138	142	378	378	4,240
Other	190	120	70	—	—

Total contractual obligations	$264,866	$14,971	$125,474	$21,206	$103,215

        These obligations as of September 28, 2003, giving pro forma effect to this offering and the related transactions, are summarized below:

	Total	Less Than 1 Year	1-3 Years	4-5 Years	More than 5 Years
(In thousands)
Long-term borrowings	$	$	$	$	$
Operating leases
Capitalized leases
Sale-leaseback financing obligation
Other

Total contractual obligations	$	$	$	$	$

Qualitative Disclosures about Market Risk

        As of December 28, 2003, our only variable rate borrowings were under the loan agreement with SunTrust Bank. Borrowings under the term loan bear interest at LIBOR plus 3% per annum (4.82% at September 29, 2002, 4.12% at September 28, 2003, and 4.14% at December 28, 2003), and require monthly principal payments of $17,000 plus accrued interest. A 100 basis point increase in interest rates, applied to our borrowings at December 28, 2003, would result in an annual increase in interest expense and a corresponding reduction in cash flow of approximately $17,000. See "Description of Certain Indebtedness—New Credit Facility."

        Upon consummation of this offering and the transactions contemplated thereby and the use of proceeds therefrom, we anticipate that our only variable rate borrowings will be under our new credit facility which will be undrawn as of the closing date.

Seasonality

        Our business is moderately seasonal. Average restaurant sales are normally higher in June, July and August than in December, January and February. During the initial six months of our fiscal year (October through March), we have typically recorded approximately 46% of our total annual sales, and operating margins have been lower due to lower sales providing a smaller coverage of fixed costs. During the last six months of our fiscal year (April-September), we have typically recorded approximately 54% of our total annual sales.

Inflation and Consumer Spending

        The quick service restaurant industry is very labor intensive and salaries and benefits are subject to inflationary pressures as are rising supply costs which tend to escalate as suppliers pass on the rising costs through price increases. In the past, in a strong economic environment, we have experienced the effects of a tight labor market, which caused an increase in our salaries, wages and benefit expenses in excess of the inflation rate. Although we cannot predict our ability to cover future cost increases, we believe that through adherence to our cost containment policies, labor management and reasonable price increases, the effects of inflation on future operating margins will be manageable.

        Our success also depends on a number of factors affecting discretionary consumer spending, including general economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce customer traffic or impose limits on pricing, either of which would negatively affect our financial performance.

Fluctuations in Commodity Prices

        We purchase raw materials, including agricultural products, meat and poultry, from producers and packaging manufacturers. Raw materials are subject to fluctuations in price attributable to a number of factors. We manage this risk at times by raising prices to the extent possible.

New Accounting Standards

        In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (Statement No. 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a disposal of a segment of a business. Statement No. 144 is effective for fiscal years beginning after December 15, 2001. We adopted the provisions of Statement No. 144 for committed plans for the disposal of long-lived assets by sale or otherwise that were initiated after September 30, 2002. We also began to evaluate the impairment of our long-lived assets in accordance with Statement No. 144 after that date.

        Under the transition provisions of Statement No. 144, long-lived assets classified as held for disposal as a result of disposal activities that were initiated prior to the initial application of the Statement should continue to be accounted for in accordance with the prior pronouncements, FASB Statement No. 121 and APB No. 30. Therefore, the disposition of the remaining Friendly's business continues to be reported as a component of continuing operations in accordance with the provisions of APB No. 30 rather than as a discontinued operation, as would be required under Statement No. 144.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue ("EITF") No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). SFAS No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized at fair value when the liability is incurred rather than at the date of a commitment to an exit plan. Costs covered by SFAS No. 146 include one-time termination benefits and certain contract termination costs, including operating lease termination costs that are associated with an exit or disposal activity. The provisions of this Statement were effective for exit or disposal activities that were initiated after December 31, 2002. The implementation of this statement did not have a material impact on our consolidated financial statements.

        In November 2002, the EITF of the FASB reached a consensus on Issue 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. EITF 02-16 concluded that the cash consideration received by a customer from a vendor is presumed to be a reduction of the prices of the vendor's products and should, therefore, be characterized as a reduction of cost of sales when recognized in the customer's income statement. Further, a rebate or refund of a specified amount of cash consideration that is payable pursuant to a binding arrangement only if the customer completes a specified cumulative level of purchases or remains a customer for a specified time period should be recognized as a reduction of the cost of sales based on a systematic and rational allocation of the cash consideration offered to each of the underlying transactions that results in progress by the customer toward earning the rebate or refund provided the amounts are probable and reasonably estimable. This consensus should be applied to new arrangements, including modifications of existing arrangements, entered into after December 31, 2002. As of December 28, 2003, we have not entered into any new arrangements or modified any existing arrangements. During fiscal year 2005, however, we intend to renew our existing agreement with our soft drink vendor, at which time we will apply the guidance in this consensus to the new arrangement.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Interpretation requires that disclosures be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The Interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of Interpretation No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The disclosure requirements of Interpretation No. 45 are effective for financial statements of interim or annual periods ending after December 15, 2002. As of December 28, 2003, we have not made any material guarantees subject to the liability recognition provisions of the Interpretation. The implementation of this interpretation did not have a material impact on our consolidated financial statements.

        In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities. The objective of Interpretation No. 46 is to improve financial reporting by companies involved with variable interest entities. The Interpretation requires variable interest entities to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The requirements of Interpretation No. 46 are effective for our fiscal year 2004 financial statements. Based on our preliminary evaluation of the provisions of Interpretation No. 46, we do not believe that there will be any impact to our consolidated financial statements. However, we are continuing to review the implications related to any new agreements with potential variable interest entities and will apply the provisions of Interpretation No. 46 prospectively.

INDUSTRY

        Unless otherwise indicated, all United States restaurant industry data in this prospectus are from the Technomic Information Services ("Technomic") 2002 report entitled "Technomic Top 100: Update and Analysis of the Largest U.S. Chain Restaurant Companies" (the "Technomic Report").

The Quick Service Restaurant Market

        The restaurant industry in the United States is comprised of five major segments: quick service restaurants, quick casual restaurants, family/mid-scale restaurants, casual dining restaurants and fine dining restaurants. Total restaurant industry sales in the United States for 2002 were approximately $279.0 billion, an increase of 3.5% over total sales for this industry in 2001.

        The quick service restaurant market is the largest segment of the United States restaurant industry. Sales at quick service restaurants in the United States were approximately $136.3 billion in 2002, representing approximately 49.0% of total restaurant industry sales. Sales in this segment grew at a compound annual growth rate of 4.6% between 1997 and 2002, and are projected to increase at a compound annual growth rate of 4.5% between 2002 and 2007.

        Technomic identifies eight major types of quick service restaurants in the United States: hamburger, pizza, chicken, other sandwich, Mexican, ice cream/yogurt, donut and cafeteria/buffet. We operate in the hamburger segment of the quick service restaurant market. The hamburger segment of the U.S. quick service restaurant market generated sales of approximately $47.5 billion in 2002, representing approximately 35% of the total sales of quick service restaurants in this period, making it the largest segment of the U.S. quick service restaurant market. Sales in this segment grew at a compound annual growth rate of 3.3% between 1997 and 2002, and are projected to increase at a compound annual growth rate of 3.0% between 2002 and 2007.

Quick service restaurants are distinguished by the following characteristics:

        High speed of service and customer use.    It is estimated that a customer of a typical quick service restaurant will spend no more than 20 minutes on the total quick service restaurant experience from the time of ordering to departure. Many free standing quick service restaurants have drive-thru windows, which have been a rapidly growing aspect of the business.

        Convenience.    Quick service restaurants are typically located in places that are easy to access and convenient to customers' homes, places of work and commuter routes.

        Limited menu choice and service.    The menus at most quick service restaurants have a limited number of standardized items that conform to the type of restaurant. Typically, customers order at a counter or drive-thru and pick up food which then is taken to a seating area or consumed off the restaurant premises.

        Value prices.    At a quick service restaurant the average expenditure for an individual meal is approximately $4.00 to $6.00, as compared to $10.00 to $12.00 at a casual dining restaurant.

        We believe that several factors favor growth of the quick service restaurant market, including the following:

        Demographic trends.    The increasing number of dual-income households, which often have busy work and social schedules and long commutes, has reduced the amount of time available for families to prepare meals. As a result, families are replacing meals prepared at home with meals purchased from restaurants. Quick service restaurants typically offer customers the convenience of a familiar menu, multiple restaurant locations and fast service.

        Lifestyle trends.    Families are spending an increased proportion of their food budget on restaurant meals and reducing the proportion of their food expenditures spent on groceries.

        Economic resilience.    We believe that the quick service restaurant market is less sensitive to economic downturns than other segments of the restaurant industry. In slow economic climates, quick service restaurants attract diners that regularly consume food prepared "outside the home" but who might otherwise have visited casual dining restaurants. In a stronger economic climate, people tend to dine out more frequently, which favors the restaurant industry as a whole.

        Convenience.    Because quick service restaurant demand is in part a function of access to convenient locations, an increase in the number of restaurant locations fuels growth in the quick service restaurant industry. The NPD Group, Inc.'s National Eating trends survey reveals that 47% of consumers now cite convenience as the most important factor in making eating decisions versus 35% almost 10 years ago. Quick service restaurants typically offer drive-thru and/or carry-out service and are a convenient option for busy workers picking up a quick lunch, parents picking up dinner for the family after work, or late night diners.

Competition

        The quick service restaurant market is dominated by large chains of branded franchise restaurants. The hamburger segment of the quick service restaurant market is highly concentrated and sales by the top five quick service restaurant chains, which includes Wendy's, account for 84% of the total sales in the hamburger segment of the U.S. quick service restaurant market. In 2003, McDonald's had the greatest number of restaurants in the hamburger segment of the quick service restaurant market (approximately 31,129 restaurants, 8,959 operated by McDonald's, 18,132 by its franchisees and 4,038 affiliated restaurants) and total revenues of approximately $17.1 billion and Wendy's was third with approximately 9,300 restaurants (1,654 operated by Wendy's and 7,637 by its franchisees) and approximately $3.1 billion in consolidated total revenues. Wendy's restaurants compete primarily through brand recognition, restaurant location, product quality and taste, menu variety and value perception of the food products offered.

BUSINESS

Overview

        We are the largest franchisee of Wendy's Old Fashioned Hamburgers restaurants and the sixth largest hamburger quick service restaurant franchisee in the United States. In the last 10 years, the number of Wendy's restaurants we have owned and operated in the franchise territory has grown from 110 to 153 and we serve approximately 50.2 million customers annually through our operation of Wendy's restaurants. Our exclusive franchise territory comprises Baltimore and the Eastern Shore of Maryland, Washington, D.C. and portions of Northern Virginia. As one of the earliest franchisees of Wendy's International, we have been operating Wendy's restaurants since 1976. As of December 28, 2003, our company employed approximately 680 full-time employees and approximately 5,200 part-time employees.

        For our fiscal year ended September 28, 2003 and our first fiscal quarter ended December 28, 2003, our restaurants generated approximately $204.4 million and $51.2 million in sales, $24.6 million and $332,000 of EBITDA, and $2.7 million of net income and $(4.9) million of net loss, respectively. In our first fiscal quarter ended December 28, 2003, we wrote-off deferred offering and related costs of approximately $5.7 million, in connection with the termination of a proposed trust offering transaction. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Deferred Offering Costs." If we exclude these deferred offering and related costs, EBITDA for our restaurant operations would have been approximately $6.1 million and we would have had net income of approximately $800,000 for our first fiscal quarter ended December 28, 2003.

Wendy's International

        Wendy's International is one of the world's largest restaurant operating and franchising companies, with approximately 9,300 total restaurants and several quality brands including Wendy's Old Fashioned Hamburgers. For the fiscal year ended December 28, 2003, Wendy's International reported approximately $3.1 billion in consolidated total revenues and $236.0 million in net income and $2.2 billion in total revenues for its Wendy's restaurants. We believe that the Wendy's brand name is widely recognized in the restaurant industry as being a symbol for fresh, high quality food and menu variety. The "Wendy's" name, design, logo and the designated Wendy's marks are registered trademarks of Oldemark, LLC and are licensed to Wendy's International, which sublicenses these trademarks to independently owned and operated franchisees like us.

        Dave Thomas created the first Wendy's Old Fashioned Hamburgers restaurant in Columbus, Ohio in November 1969. Mr. Thomas had a passion for quality and a simple philosophy: serve a fresh, never frozen, hamburger with the customers' choice of condiments, in a clean and friendly atmosphere. Dave said "always serve quality food, take care of the customer and never cut corners." That was "Dave's Way", and those words have guided Wendy's International over the years in the development of menu additions and programs to maintain customer loyalty.

        In 1972, Mr. Thomas sold his first franchise in Indianapolis, Indiana. In June 1975, the 100th Wendy's opened in Louisville, Kentucky. By December 1976, Wendy's 500th restaurant was opened and by 1980, 2,000 restaurants had been opened. Wendy's International continued to grow through the 1980s and 1990s and Wendy's International's chain of Wendy's restaurants is now the third largest hamburger quick service restaurant chain in the world. As of December 28, 2003, Wendy's International and its franchise owners operated over 6,480 Wendy's restaurants in 50 states, the District of Columbia, and 21 other countries and territories. Of these restaurants, approximately 1,465 were operated by Wendy's International and approximately 5,015 by its franchisees.

Our Strengths

        We believe we maintain the following competitive advantages within the restaurant industry and the hamburger segment of the quick service restaurant market:

        Strength of Wendy's brand name.    We believe that the Wendy's brand name is widely recognized in the restaurant industry as being a symbol for fresh, high quality food and menu variety. In third party research regarding the largest U.S. hamburger restaurant chains, consumers rated Wendy's #1 for best-tasting hamburgers, best-tasting chicken sandwich, best-tasting salad, overall satisfaction and best value. Overall, Wendy's was rated the best in 43 out of 56 operating and brand attributes. Our management believes the strength of Wendy's brand is enhanced by Wendy's use of fresh ground beef, an innovative and diverse menu, uniform operating standards, promotional products and the appealing atmosphere of our restaurants.

        Wendy's focus on fresh food and menu innovation.    We believe that Wendy's International's focus on customer research and innovation with new food items enables its restaurants to offer a varied menu which is distinctive among hamburger quick service restaurant chains. Examples include Wendy's fresh salads and grilled chicken sandwiches and other more nutritious items which, in our view, have made Wendy's restaurants more appealing to health-conscious consumers. We purchase all of our food and beverage inventories from Wendy's-approved suppliers. We use only fresh American grade AAA beef from farms in Pennsylvania and our restaurants receive deliveries of fresh beef, chicken, bacon, cheese and produce three to five times per week.

        Well-positioned in a market with strong fundamentals.    The hamburger segment of the United States quick service restaurant market is estimated to have generated sales of approximately $47.5 billion in 2002. This represented approximately 35.0% of the total sales of quick service restaurants in this period, making it the largest segment of the U.S. quick service restaurant market. From 1999 to 2002, Wendy's share of the hamburger segment of the U.S. quick service restaurant market expanded from approximately 12.9% to 14.4% as a result of additional restaurants and increased sales.

        Largest Wendy's franchisee.    As the largest Wendy's franchisee, we have a relatively large number of restaurants in a geographically contiguous area. This provides us with an advantage in the food service industry where cost control, purchasing and distribution efficiencies are critical to a restaurant's financial performance. Our exclusive franchise territory, relatively large number of restaurants and centralized management enable us to control costs. Due to our size, we are able to negotiate favorable terms with suppliers and service providers, including with certain of the construction companies that build and refurbish our restaurants. We are also able to achieve economies of scale by spreading our corporate expenditures over our 153 restaurants.

        Territorial exclusivity.    The territorial exclusivity granted by Wendy's International positions us to take advantage of future growth opportunities in the franchise territory. We have the exclusive right to develop new Wendy's restaurants in the franchise territory until December 31, 2015 and, from January 1, 2016 to December 31, 2025, a right of first refusal with respect to the development of any new Wendy's restaurant in the franchise territory provided that in each case we are in compliance with our franchise agreements with Wendy's International. The franchise territory is home to approximately 7.4 million people and is a center for government, industry and tourism. The population in the franchise territory grew by approximately 30.1% between 1980 and 2000 and had an average median household income of $55,016 in 1999, exceeding the U.S. national averages of approximately 24.2% and $41,994, respectively, for the same periods. We believe that Wendy's restaurants are underrepresented in our franchise territory and that there are a substantial number of undeveloped sites which satisfy our new restaurant site selection criteria.

        Expertise in restaurant development and management.    We consider the location of each restaurant to be critical to its long-term success and, consequently, our disciplined growth strategy focuses on selecting restaurant sites with significant potential for sales growth and profitability. Our senior management team has over 20 years of experience in developing, acquiring and operating Wendy's restaurants. Our management team focuses on the evaluation of potential restaurant sites, restaurant development, marketing, cost control and restaurant management. We believe that our senior management team's experience in operating restaurants within the franchise territory and knowledge of the demographic and other characteristics of that market provide us with a competitive advantage over other restaurant chains that have not operated in the franchise territory.

Our Business Strategy and Growth Opportunities

        We intend to grow our business by implementing the following business strategies:

        Open new Wendy's restaurants.    We believe that there are significant expansion opportunities in our exclusive franchise territory and have identified a number of undeveloped sites that satisfy our new restaurant site selection criteria. In order to maintain our exclusive franchise territory, our development letter with Wendy's International requires us to open or commence construction of a prescribed minimum number of restaurants in each year through 2015, and to operate a total of 240 restaurants in the franchise territory by December 31, 2015.

        Increase same store sales.    We intend to increase same store sales through a combination of extending store hours, introducing new menu items, and our recently introduced electronic payment ("e-pay") option. We are implementing a program to extend the operating hours of more of our restaurants into the late night hours and to operate certain restaurants 24 hours a day. Wendy's late night program began several years ago to capitalize on the growing customer trend to eat after 10:00 p.m. Late night sales have steadily increased each year, and for our fiscal year ended September 28, 2003, constituted approximately 9.6% of total sales at our restaurants. We continue to offer promotional menu items introduced by Wendy's International on a selected basis. These items often sell at premium prices. We believe that restaurant sales will continue to benefit from our recently introduced e-pay option. The e-pay option facilitates quicker customer service and increases the average check size by giving customers the additional option to pay by credit card or debit card.

        Achieve operating efficiencies.    We intend to grow our business and pursue operating efficiencies in order to increase profitability. Our relatively large number of restaurants in a geographically contiguous area and centralized management enable us to control costs and capture economies of scale. We are able to achieve economies of scale by spreading our existing corporate expenditures over our 153 restaurants and through purchasing and distribution efficiencies that result from having a large number of restaurants in a contiguous geographic area. For example, we recently upgraded the management information systems in each of our restaurants enabling the placing of orders with our principal distributors via the Internet with online confirmation of the order, which reduces errors and product shortages. We have also instituted a program to install new drive-thru order boards that we expect will improve order accuracy, reduce drive-thru service times and consequently improve customer satisfaction.

        Introduce new products.    We intend to continue to introduce new products developed and launched by Wendy's International. Through the analysis of demographics and emerging lifestyle trends, Wendy's International concluded that consumers want a balance of great-tasting and healthy food choices. In 2004, we participated in the launch of Wendy's Spinach Chicken Salad, in 2003 we participated in the launch of Wendy's Homestyle Chicken Strips and Wendy's Southwest Chicken Caesar™ salad, and in 2002 we participated in the launch of Wendy's Garden Sensations™ salads. We believe that Wendy's International will continue to enhance its menu with new food items that appeal to existing customers and draw new customers to our restaurants.

Customer Demographics

        Our current strategy is to focus on operating and developing Wendy's restaurants in our exclusive franchise territory. The franchise territory is home to approximately 7.4 million people representing approximately 97.6% of the population of Maryland (including all of Baltimore), 100% of the population of the District of Columbia and 24% of the population of Virginia. Between 1980 and 2000, the population in the franchise territory grew by 30.1%, as compared to growth in the U.S. national population of 24.2% during the same period.

        In addition, the average median household income in the franchise territory is higher than the U.S. national average. According to the U.S. Census Bureau, in 1999, the average median household income in the franchise territory was $55,016, 31% greater than the U.S. average median household income of $41,994 for the same period.

Menu Offering

        Each of our restaurants offers a balanced menu containing a variety of food items, featuring fresh-grilled hamburgers and filet of chicken breast sandwiches, which are prepared to order with the customer's choice of condiments. Wendy's menu also includes chicken nuggets, prepared salads, chili, baked and French fried potatoes, Frosty™ desserts, soft drinks and other beverages and children's meals. As is the case for all Wendy's franchisees, we are required to comply with Wendy's International's menu guidelines. In addition, each restaurant also offers the variety of promotional products introduced by Wendy's International on a limited basis, which often sell at premium prices. Examples of promotional products include the Spinach Chicken Salad, the Monterey Ranch Chicken sandwich and the Cheddar Lovers' bacon cheeseburger. Depending on customer demand, Wendy's International will also reintroduce popular items.

        Wendy's International continually analyzes demographics and emerging lifestyle trends and has reached the conclusion that consumers want a balance of great-tasting and healthy food choices. We believe that Wendy's wide range of salads, grilled chicken sandwiches and other more nutritious items have made Wendy's restaurants more appealing to health-conscious consumers. Garden Sensations™ salads, introduced in 2002, are made fresh every day in each Wendy's restaurant. They feature fresh iceberg and romaine lettuce and spinach, and a variety of toppings such as grilled chicken, grape tomatoes, mandarin oranges, corn, beans, honey roasted pecans, bacon, cheese, croutons and crispy noodles. Dressings are created to match the salads—Chicken BLT, Mandarin Chicken™, Southwest Chicken Caesar™, Taco Supremo and Spring Mix. Wendy's Homestyle Chicken Strips and Wendy's Southwest Chicken Caesar™, introduced in summer 2003, are made with fresh white meat boneless chicken breasts.

        Wendy's Super Value Menu™, now in its 15th year, with its line-up of menu items priced at 99 cents, provides quality products at a set value price. We believe that the Super Value Menu™, featuring items such as the junior bacon cheeseburger, five-piece chicken nuggets and side salads, enables our restaurants to compete more effectively for value-oriented customers. Approximately 20% of our sales in fiscal year 2003 were generated from items on the Super Value Menu™.

Restaurant Locations

        We operate 153 Wendy's restaurants of which 152 are located within our exclusive franchise territory and one is located in Tappahannock, Virginia, just outside our franchise territory. Our restaurants are built to Wendy's International's specifications as to exterior style and interior décor. All but five of our restaurants are free-standing, one-story buildings, substantially uniform in design and appearance, constructed on sites of approximately 16,000 to 40,000 square feet, with parking for approximately 20 to 80 cars (we refer to these as free standing restaurants). The typical free standing restaurant contains approximately 2,910 square feet and has a food preparation area, a dining room capacity for 94 guests and a double pick-up window for drive-thru. All of our free standing restaurants feature drive-thru windows which are serviced by a separate grill and food preparation station. Typically, our restaurants are open from 10:30 a.m. to 10:00 p.m., although many restaurants close their premises at 10:00 p.m. but remain open for extended evening hours until 1:00 a.m., servicing customers through the drive-thru window. In addition to our free standing restaurants, we also operate one store-front type restaurant and three restaurants in combination gas station/convenience stores.

        Sixty-three of our restaurants incorporate Wendy's International's high-capacity central grill/multiple register design (we refer to these type of restaurants as high capacity restaurants). High capacity restaurants are typically larger in size than traditional Wendy's restaurants and are built in locations where high guest volumes can support a larger restaurant. High-capacity restaurants feature a central grilling area and computerized ordering system designed to relay customer orders to the grilling area more efficiently, multiple cash registers, instead of the earlier one register Wendy's design, and a second drive-thru window.

        Our restaurants are owned or leased as follows:

  •
  87 restaurants are leased and located on leased land;

  •
  45 restaurants are owned by us and located on leased land; and

  •
  21 restaurants are owned by us and located on land that is also owned by us.

        The land leases and restaurant leases typically have a 20 year initial term with one or more five year renewal options. The leases for 107 restaurants require the payment of additional rent ranging from 2% to 8% of the annual sales of the restaurant in excess of a specified amount. Leases for 20 restaurants expire within five years. We have reached an agreement in principle to renew ten of such leases, nine of which are in various stages of negotiations and one of which is in respect to a restaurant that is scheduled for closure.

        Following the completion of this offering, our company's new restaurant development activities will be focused on developing new restaurants on a ground and buildings lease (where a landlord builds the restaurant to our specifications) and on developing restaurants we own on leased land in order to reduce our upfront capital expenditures.

New Restaurant Development

        We consider the location of each restaurant to be critical to its long-term success and devote significant effort to the investigation and evaluation of potential restaurant sites. We seek to develop restaurants in those areas of our exclusive franchise territory where Wendy's restaurants are underrepresented and where the demographic and other characteristics are favorable. Preferred demographics include a population of at least 30,000 individuals residing or working within a three-mile radius earning an average income in excess of $30,000.

        Our real estate and development department conducts the site evaluation process and selects sites for new restaurants, subject to approval by Wendy's International. Within a potential market area, we evaluate factors such as major retail and office concentrations, major traffic arteries and traffic patterns to determine focal points. When assessing specific expansion sites, we evaluate factors such as visibility, convenience of access, proximity to direct competition, access to utilities and zoning regulations. We conduct an environmental site assessment of each expansion site which is used in our evaluation of the site's viability. We also require expansion sites to satisfy a minimum projected return on investment. Our emphasis has been, and will continue to be, to locate new restaurants in free-standing buildings located on the grounds of, or adjacent to, shopping centers or along major commercial traffic routes. We believe that within our franchise territory there are a substantial number of undeveloped sites that satisfy our new restaurant site selection criteria.

        Pursuant to the development letter, we are required to submit to Wendy's International for its approval each proposed restaurant site and the plans for each new restaurant. Our real estate and development department oversees the design and construction of new restaurants and the refurbishment of existing restaurants. We have developed our own restaurant design plans which are based upon Wendy's International's standard restaurant construction plans, specifications and layouts. We use outside contractors selected through a competitive tender process in the construction and refurbishment of our restaurants.

        Our timetable to develop and open a new restaurant location is up to approximately 20 months. Within this timetable, the process of site selection, pursuing necessary building permits and approvals and developing the building plans takes approximately nine to 15 months and the construction of the building and the installation of the restaurant equipment takes approximately three to five months.

        Between 1992 and 1997, we constructed 42 new restaurants, an average of seven restaurants per year. In 1998, we became subject to financial constraints as a result of the debt incurred in connection with our going private transaction. Between 1998 and 2003, we constructed 17 new restaurants, an average of four restaurants per year.

        In order to maintain our exclusive franchise territory, our development letter with Wendy's International requires us to open or commence construction, net of any closures, of a minimum of four restaurants in each of 2004 and 2005 and a minimum of eight restaurants in each year from 2006 through 2010 and a minimum of seven restaurants in each of 2011 through 2015, and to operate a total of 240 restaurants in our franchise territory by December 31, 2015. We have agreed with Wendy's to reduce the prescribed minimum number by up to four restaurants to the extent another franchisee selected by Wendy's develops up to four non-traditional restaurants (located at airports and military bases) in our exclusive territory.

        We currently have four new restaurant locations under development, six restaurant locations subject to letters of intent and three sites identified as potential new restaurant locations.

        Our real estate and development department also monitors restaurants we might consider closing each year. We sometimes close restaurants to replace an old restaurant with a new restaurant in the same market area. In other cases, restaurants are closed when they are underperforming against our performance targets for a period of time. Pursuant to our development letter, we must obtain Wendy's International's consent prior to closing a restaurant and must replace the restaurant in accordance with an agreed upon schedule.

Advertising and Promotions

        The Wendy's brand has been in existence since 1969. Wendy's National Advertising Program, Inc. spent over $300 million in the U.S. in 2003 on advertising and promotions to heighten awareness of the Wendy's brand through television, radio, newspapers, the Internet and a variety of promotional campaigns.

        We believe the quality of advertising and promotional programs can significantly affect our business and that one of the major advantages of being a Wendy's franchisee is the value of the extensive national and regional advertising and promotional programs conducted by Wendy's International. Wendy's International advertising campaigns have included "Where's the Beef?," "Hot and Juicy," "Dave's Way" and "Eat Great, Even Late."

        We spend approximately 3% of our annual gross sales to fund Wendy's National Advertising Program, Inc., which develops national advertising and sales promotion materials and concepts to be implemented across the United States. We are kept informed of current advertising campaigns and promotions and receive advertising and sales promotion materials directly from Wendy's International.

        Additionally, we spend approximately 1.5% of our annual gross sales on local and regional advertising and in certain instances cooperative advertising. Typically this portion of the advertising and promotions budget is spent on local television and radio promotions. Our Vice President of Marketing coordinates all local advertising and promotion expenditures.

        Our franchise agreements provide that Wendy's International may in certain circumstances increase the total advertising and marketing budget to 5.0% of our gross annual sales and change the allocation between local/regional and national advertising.

Supplies and Purchasing

        We, like other Wendy's franchisees, are required to comply with uniform recipe and ingredient specifications provided by Wendy's International. Generally, Wendy's International does not sell food or supplies to its franchisees, but requires that franchisees purchase supplies only from independent vendors approved by Wendy's International. The only purchases made by us directly from Wendy's International are sandwich buns. We purchase all other food and beverage inventories, paper goods and packaging and restaurant supplies from independent vendors with which Wendy's International has arranged for volume purchases or with which we use our purchasing power to obtain favorable pricing and terms. Under these purchasing arrangements, independent distributors purchase products from approved suppliers and sell them to us. These programs help assure availability of products and provide quantity discounts, quality control and efficient distribution. We believe that we have favorable relationships with each of our principal suppliers and that these suppliers' prices and services are competitive with alternatives available to us.

        Maines Paper & Food Service, Inc., an approved Wendy's International distributor, is our principal distributor. It provides us with fresh American grade AAA beef from farms in Pennsylvania. ConAgra Foods, Inc. provides us with fresh chicken breasts, chicken strips and chicken nuggets. We renew pricing with ConAgra Foods once a year. Cavendish Farms supplies us with French fries. Each restaurant receives deliveries of fresh beef, chicken, bacon, cheese, produce and other restaurant supplies three to five times per week.

        We have an agreement with Coca-Cola USA Fountain, an operating unit of The Coca-Cola Company, under which Coca-Cola USA Fountain is the exclusive supplier of fountain beverages in all of our restaurants.

        We have not experienced shortages of food, equipment, fixtures or other products which are necessary to restaurant operations. We anticipate no such shortages and believe that reliable alternate suppliers are available in the event such shortages occur or the arrangements with existing suppliers or distributors change. We do not utilize commodity hedging instruments.

Quality Assurance

        We must satisfy quality assurance standards set by federal, state and local governmental laws and regulations. Both we and Wendy's International have uniform operating standards and specifications relating to the quality, preparation and selection of menu items, maintenance and cleanliness of the premises, and employee conduct. Although our restaurant general managers are principally responsible for assuring compliance with these standards and specifications, the operation of our restaurants is monitored by frequent on-site visits and inspections by area managers, regional managers, our President and Executive Vice President of Operations, and by periodic and unscheduled inspections by representatives of Wendy's International. Wendy's International notifies us of any failure discovered by Wendy's International in our compliance with the franchise agreements or the operations manual. The operations manual addresses procedures such as food preparation, food safety, maintenance of the restaurant facility, customer service and quality assurance. Wendy's International may terminate a new unit franchise agreement if we fail to operate the restaurant in accordance with Wendy's International's operations manual.

Workforce

        A key reason for our success is the quality of our restaurant management employees. We focus on hiring motivated, caring restaurant management and staff who value personal and professional growth. We deliver attentive, friendly customer service by providing ongoing employee training and support and by closely supervising restaurant operations.

Employees

        As of December 28, 2003, we employed approximately 680 full-time employees and 5,200 part-time employees. Of our full-time employees, approximately 75 hold management or administrative positions at our corporate head office and approximately 605 are engaged in the management of individual restaurants. None of our employees are covered by a collective bargaining agreement. We consider that our relations with our employees are good.

Management

        All corporate functions including executive management, finance, human resources, marketing and operations support activities are conducted centrally at our Crofton, Maryland corporate office. For management purposes, we divide our franchise territory into four regions, each of which is supervised by a regional manager responsible for approximately 35 to 40 restaurants. Supporting each regional manager are area managers, each of whom is responsible for five to eight restaurants. The 23 area managers are responsible for direct oversight of the day-to-day operations of our restaurants. A typical restaurant has a general manager, an assistant general manager, an operations manager, shift managers and crew chiefs and employs (in addition to the managers) a total of approximately 30 to 60 people, approximately 90% of whom are part-time employees. Regional managers, area managers, general managers and co-managers are eligible for quarterly bonuses based on performance of the restaurants within their respective areas of supervision. We believe that our continued success will in part depend on our ability to continue to attract and retain skilled management employees, particularly as new restaurants are added.

Training

        We believe that our relatively large size and significant franchise territory provide professional development opportunities for our management and employees not available to smaller franchisees. We develop our restaurant management employees through a centralized management training program and by offering opportunities for growth. We operate a certified Wendy's International training facility in Crofton, Maryland (which facility is open to other Wendy's franchisees and restaurant industry employees) and require that each management trainee participate in nine weeks of training, including technical proficiency in job functions, such as compliance with government regulations and employment laws, management techniques, food safety and restaurant level profit and loss responsibilities. Management trainees who complete the program receive a nationally recognized food handling designation.

        Wendy's International also provides standard training materials, training seminars and ongoing advice and assistance in connection with the operation and management of our restaurants, which we supplement with additional training material.

Trademarks and Service Marks

        We have no proprietary intellectual property. The Wendy's franchise agreements grant us the right to use certain registered trademarks and service marks, such as "Wendy's," "Wendy," "Wendy's Old Fashioned Hamburgers," "Quality is our Recipe," "Dave's Way" and "Eat Great, Even Late." The "Wendy's" name, design and logo are registered trademarks of Oldemark, LLC and are licensed to Wendy's International, which sublicenses such trademarks to independently owned and operated franchisees. The display of Wendy's International's trademarks, logos and product offerings should not be construed as any approval by Wendy's International of the contents of this prospectus or the merits of the securities offered hereby. See "Disclaimer Regarding Wendy's International, Inc."

Government Regulation

        Our restaurants are subject to numerous federal, state and local governmental regulations, including those related to the preparation and sale of food, sanitation, public health, fire codes, zoning, building restrictions and the design and operation of facilities. Restaurants typically require food service licenses and land use and zoning approvals, and sometimes require environmental approvals from local authorities.

        We are also subject to federal and state laws governing relationships with employees, including laws and regulations relating to benefits, wages, hours, workers' compensation insurance rates, unemployment and other taxes, working and safety conditions and employee citizenship or immigration status and discrimination.

        We believe that we are currently in substantial compliance with all material governmental laws and regulations and maintain all material permits and licenses relating to our operations. Nevertheless, there can be no assurance that the we are in full compliance with all such laws and regulations or that we will be able to comply with any future laws and regulations in a cost-effective manner. Failure by us to comply with applicable laws and regulations could subject us to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, all of which could have a material adverse effect on our business, consolidated financial condition, results of operations or liquidity.

Environmental

        Our operations are governed by federal, state and local environmental laws and regulations. These laws govern discharges to air and water from our restaurants, as well as handling and disposal practices for solid and hazardous waste. We believe that our current operations comply substantially with all applicable environmental laws and regulations. There can be no assurance that future environmental legislation or regulations would not have a significant adverse effect on our business or results of operations.

        We may be responsible for remediation of environmental conditions and be subject to associated liabilities, including liabilities resulting from lawsuits brought by private litigants, relating to our restaurants and the land on which our restaurants are located, regardless of whether we lease or own the restaurant or land in question, and regardless of whether such environmental conditions were created by us or by a prior owner or tenant. In certain cases, we have agreed to indemnify the purchasers of our former properties for liabilities arising thereon or have agreed to remain liable for certain potential liabilities that were not assumed by the purchaser. Environmental contamination of soil and groundwater by petroleum constituents has been identified at eight properties we currently or formerly operated, although we believe further remedial action will not be required at these properties. Several additional restaurant properties had previous petroleum distribution or industrial uses which may have resulted in contamination, and the prior uses and potential for contamination at a number of additional restaurant properties are unknown. We may be subject to future remediation requirements, claims or other liability with respect to these properties. To the extent other parties caused environmental conditions at a particular property and remain financially viable, we may be able to recover some or all of the remediation costs from such parties. There can be no assurance that such recovery from other parties would be obtained, or that the identification of contamination at our current or former properties, or changes in remediation requirements, would not have a material adverse effect on us.

        We were one of several defendants in two related lawsuits filed in federal and state court in Missouri in 1995 seeking recovery of petroleum cleanup costs at a former gasoline service station property that we leased in St. Charles, Missouri. The lawsuit was dismissed without prejudice in May 2002 but can be re-filed. The parties recently entered into an extension of their standstill agreement to facilitate a potential resolution of the cleanup costs and a determination to what extent such costs would be reimbursed by the state Petroleum Storage Tank Insurance Fund, which the parties believe may pay all or a substantial portion of the cleanup costs.

Litigation

        Occasionally we are defendants in litigation arising in the ordinary course of business, including claims arising from personal injuries, employment-related claims, franchise-related claims, and claims from customers or other persons alleging injury, food-related illness, or other food-quality, health or operational concerns. To date, none of these types of litigation, most of which are typically covered by insurance, has had a material adverse effect on us. We have and continue to insure against these types of claims. A significant judgment or claim not covered by or in excess of our insurance coverage could adversely affect our financial condition or results of operation.

Relationship with Wendy's International

        Wendy's International is not selling, offering for sale nor underwriting all or any part of this offering. Wendy's International is not receiving any of the proceeds of this offering. Wendy's International does not endorse or make any recommendations with respect to this offering or the securities offered hereby. Wendy's International is not an obligor under the senior subordinated notes which are part of this offering and has no obligation with respect to the payment of principal or interest under the senior subordinated notes. Based upon our current relationship with Wendy's International, DavCo Restaurants does not consider Wendy's International, its subsidiaries or its affiliates an Affiliate (as such term is defined in the indenture) of DavCo Restaurants or any or its subsidiaries or affiliates, as of the date of this prospectus. See "Disclaimer Regarding Wendy's International, Inc."

        Wendy's International is one of the world's largest restaurant operating and franchising companies, with approximately 9,300 total restaurants, and several quality brands including Wendy's Old Fashioned Hamburgers. At December 28, 2003, Wendy's International and its franchise owners operated over 6,480 Wendy's restaurants in 50 states, the District of Columbia, and 21 other countries and territories. Of these restaurants, approximately 1,465 were operated by Wendy's International and approximately 5,015 by its franchisees.

        Our relationship with Wendy's International is governed by the following agreements:

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  an amended and restated agreement and consent to assignment (which we refer to as the consent);

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  a development letter, which grants us, among other things, our exclusive franchise territory (which we refer to as the development letter);

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  separate new unit franchise agreements (which we refer to as the new unit franchise agreement), which govern the operation of our restaurants, one of which has been entered into in respect of each of our current restaurants and one of which is required to be entered into in connection with the opening of each new restaurant pursuant to the performance schedule prescribed by the development letter; and

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  a franchise addendum agreement (which we refer to as the addendum).

        We refer to the consent, development letter, new unit franchise agreements and the addendum, in this prospectus, collectively, as the franchise agreements. The franchise agreements provide Wendy's International with significant rights regarding our business and operations, which are summarized below.

Development Letter and Consent

        In August 2003, we entered into the development letter, which replaced the prior development letter originally entered into in 1978, and a consent with Wendy's International, in connection with a contemplated conversion of our company to a trust and a subsequent offering of trust units, neither of which were consummated. In April 2004, we entered into the amended and restated agreement and consent to assignment with Wendy's International which replaced the consent entered into in August 2003. Pursuant to the new development letter with Wendy's International as in effect as of August 2003 we are granted the exclusive right, and undertake the obligation, to construct, equip, open and operate a prescribed number of Wendy's restaurants within a specific franchise territory in each year through 2015. Our exclusive franchise territory currently consists of:

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  in Maryland, the City of Baltimore and the following counties: Anne Arundel, Baltimore, Calvert, Caroline, Carroll, Cecil, Charles, Dorcester, Frederick, Harford, Howard, Kent, Montgomery, Prince Georges, Queen Annes, St. Marys, Talbot, Washington, Wicomico and Worcester;

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  the District of Columbia; and

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  in Virginia, the following counties: Arlington, Fairfax, Loudoun, Prince William and Stafford.

        Under the terms of the new development letter, Wendy's International has agreed that it will not, prior to December 31, 2015, itself establish, or grant rights to any third party to establish, a Wendy's Old Fashioned Hamburgers restaurant in our franchise territory provided that:

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  we have complied with the performance schedule set out in our development letter;

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  we are in compliance with our franchise agreements and all other agreements entered into with Wendy's International, its affiliates, and its advertising co-operatives; and

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  we are in compliance with the material provisions of our restaurant supply agreements.

        The development letter requires us to develop and commence construction of new Wendy's restaurants in accordance with a performance schedule. We are required to open or commence construction, net of any closures of restaurants, of a minimum of four restaurants in each of 2004 and 2005, a minimum of eight restaurants in each year from 2006 through 2010, and a minimum of seven restaurants in each year from 2011 through 2015, and to operate a total of 240 restaurants in our franchise territory by December 31, 2015. We have agreed with Wendy's to reduce the prescribed minimum number by up to four restaurants to the extent another franchisee selected by Wendy's develops up to four non-traditional restaurants (located at airports and military bases) in our exclusive territory. If we desire to close any restaurants in the franchise territory during the term of the development letter, we must obtain the prior approval of Wendy's International and replace the restaurant in accordance with an agreed upon schedule. The development letter extends through the term of the performance schedule and, if we have satisfied our development obligations at December 31, 2015, and are in compliance with all terms and conditions of the new unit franchise agreements, any other agreement between us and Wendy's International, its affiliates or its advertising co-operative and the material provisions of our restaurant supply agreements, we will have a right of first refusal with respect to the development of new Wendy's restaurants in our franchise territory for an additional ten year period ending December 31, 2025. We will be required to enter into Wendy's International's then current form of franchise agreement in respect of any such restaurants.

        It is an event of default under the development letter if, among other things, we fail to meet the performance schedule or are at any time in default under any franchise agreement or any other agreement between us and Wendy's International, its affiliates or its advertising co-operative, or the material provisions of any restaurant supply agreements. Termination of the development letter (including the right of first refusal described above) is effective after written notice is given by Wendy's International of the event of default if the event of default is not cured within any applicable cure period. Should we or certain of our affiliates fail to comply with the development letter or are at any time in default under any franchise agreement or any other agreement between us, them and Wendy's International, its affiliates or its advertising co-operative, or the material provisions of our restaurant supply agreements, Wendy's International could, among other things, terminate our development letter and the exclusive nature of our franchises in the franchise territory.

        The rights granted to us in the development letter may not be assigned and automatically terminate upon the sale, transfer or assignment of any of the restaurants in the franchise territory or any of the new unit franchise agreements pertaining to such restaurants.

New Unit Franchise Agreements

        Each Wendy's restaurant operated by us is governed by a new unit franchise agreement which, together with the addendum, grants us the right to operate the Wendy's restaurant until December 31, 2025. We are required to enter into an additional new unit franchise agreement in respect of each new restaurant developed in the franchise territory pursuant to the performance schedule in the development letter. Any additional restaurants developed will be subject to the terms and conditions of Wendy's International's then current form of franchise agreement. Each new unit franchise agreement grants us the exclusive right to operate the Wendy's restaurant in an area of a three-mile radius, or population of 20,000 persons, whichever is smaller, for the term of the new unit franchise agreement. Each new unit franchise agreement is renewable by us for an additional term equal to the term in Wendy's standard form of franchise agreement being executed by other franchisees renewing their franchises on the renewal date, provided, among other things, we are not in default under any franchise agreements, are up to date on our payments to Wendy's International and pay a renewal fee.

        Under the new unit franchise agreements, Wendy's International determines the designs, color schemes, signs and equipment to be utilized in each restaurant as well as the menu items, formulas and ingredients for the food and beverages.

        It is an event of default under the new unit franchise agreements if, among other things, we:

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  misuse Wendy's International's marks or any other proprietary rights;

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  have an interest in the ownership or operation of a quick service restaurant selling chicken sandwiches or hamburgers or products similar to Wendy's International within a three-mile radius of the restaurant subject to the new unit franchise agreement or within a three-mile radius of any other Wendy's restaurant;

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  fail to make any payments to Wendy's International or Wendy's National Advertising Program, Inc.;

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  default under any lease of a restaurant site;

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  effect any non-permitted assignment; or

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  fail to obtain Wendy's International's written approval or consent as required.

        If an event of default occurs, Wendy's International may terminate the new unit franchise agreement effective after written notice by Wendy's International of the event of default if the event of default is not cured within any applicable cure period. An event of default under any new unit franchise agreement would give Wendy's International the right to terminate the franchise rights for the restaurant governed by such new unit franchise agreement as well as the development letter and consent.

Ownership and Other Requirements of Wendy's International

        The franchise agreements provide Wendy's International with significant rights regarding the ownership of DavCo Restaurants, DavCo Operations and its subsidiaries and impose significant restrictions on our company. The most significant rights of Wendy's International and restrictions are set out below. There are potentially materially adverse consequences to us should these rights be violated.

        Ownership requirements for management investors.    The franchise agreements require that until the second anniversary of the closing of this offering, the management investors own, in the aggregate and free and clear of liens, encumbrances or other restrictions, the number of shares of our common stock owned by them at the closing of this offering. The franchise agreements further require that this number of shares represent not less than 10% of the total economic value of the total outstanding equity interests and not less than 10% of the total outstanding voting interests in our company, determined at the closing of the offering (the "Base Block"). At the closing of this offering, this requirement will be met.

        After the second anniversary of the closing of this offering and subject to the paragraph below, the franchise agreements require that the management investors own, in the aggregate and free and clear of liens, encumbrances or other restrictions, a number of shares of our common stock representing not less than 10% of the total economic value of the total outstanding equity interests and not less than 10% of the total outstanding voting interests in our company (the "10% Block").

        If at anytime on or following the second anniversary of the closing of this offering, solely as a result of the exchange by one or more management investors of shares of our Class B common stock for EISs, the management investors own less than the 10% Block, the franchise agreements provide that the requirement that the management investors own the 10% Block will be deemed to be satisfied at any time that the management investors and Citicorp Venture Capital, together, own the 10% Block, provided that the management investors then own not less than the greater of the Base Block or a number of shares of our common stock representing not less than 5% of the total economic value of the total outstanding equity interests and not less than 5% of the total outstanding voting interests in our company (the "5% Block"). In addition, following the second anniversary of the closing of this offering, the management investors are required to own a number of shares of our common stock equal to the Base Block on, and at all times following, the anniversary of the closing of this offering occurring in 2015.

        Under our franchise agreements, management investors are required to use all cash awards received pursuant to the LTIP or any other incentive program on an after-tax basis, to purchase additional shares of our common stock or EISs, as applicable, until they have acquired, and for so long as may be necessary to maintain, the 10% Block. Our franchise agreements also require the management investors to reinvest one-half of all the dividends received on our common stock, on an after-tax basis, to purchase additional shares of our common stock or EISs, until they have acquired, and for so long as may be necessary to maintain, an aggregate number of shares of our common stock or EISs representing the 10% Block.

        20% ownership limitations.    The franchise agreements provide that, if at any time, any person or group acting together (other than the management investors) directly or indirectly owns, controls or exercises control or direction over or is the beneficial owner of more than 20% of the total economic value of the total outstanding equity interests in our company or more than 20% of the total outstanding voting interests in our company and we do not within ten days of the date that we first have knowledge of such ownership or control, take steps as may be permitted under our amended and restated certificate of incorporation to reduce such interest to 20% or lower or if such ownership or control remains at more than a 20% interest level for more than 90 days after the date we first have knowledge of such ownership or control, such ownership or control shall constitute a default under the franchise agreements and Wendy's International may terminate, among other things, any and all of the franchise agreements or exercise its purchase option.

        In the event that either of the foregoing limitations is or may be contravened, we may take such action with respect to such ownership level over the 20% ownership level as we deem advisable, including refusing to give effect thereto on stock transfer books, instituting proceedings, redeeming such interest or requiring the sale of such interest in order to reduce the ownership level to or below a 20% ownership level. Upon taking any of such action, the affected holders will cease to be holders of that portion of their interest over the 20% ownership level. For the purpose of the foregoing, the 20% ownership limitations will be applicable to holdings of outstanding shares of our Class A common stock, as components of EISs or held separately, as well as all other classes of our capital stock.

        Transfer and exchange restrictions on stock held by management investors.    The management investors are not permitted to transfer, directly or indirectly, any of the shares of our common stock or EISs (including any shares of Class A common stock constituting part of the EISs) held by them, except in limited prescribed circumstances.

        The management investors have also agreed with Wendy's not to exchange any of their respective shares of Class B common stock for EISs prior to the second anniversary of the closing of this offering, at any time that there exists a default under any of the franchise agreements or at an exchange rate different than as set forth in this prospectus. Our stockholders agreement also prohibits the holders of our Class B common stock from so exchanging if, after giving effect to the exchange, these holders would own less than            shares of our Class B common stock, representing 10% of our common stock equity at the closing of this offering.

        Right of first refusal.    Wendy's International has, subject to certain exceptions, a right of first refusal to acquire the interests or assets proposed to be transferred or issued in, among others, the following circumstances:

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  a proposed transfer by us of any ownership or equity interest in DavCo Operations;

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  in certain circumstances, a proposed transfer of any portion of the shares of Class B common stock or EISs owned by the management investors;

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  a proposed issuance of securities in any public or private sale of any ownership or equity interest in DavCo Restaurants or DavCo Operations;

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  a proposed transfer of one or more Wendy's restaurants or any of the franchise agreements; or

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  a direct or indirect proposed transfer of all or substantially all of the Wendy's business or the assets of the Wendy's business or of any part of the Wendy's business or assets such that the assets proposed to be transferred comprise all or substantially all of the assets of one or more Wendy's restaurant.

        Wendy's International's right of first refusal is exercisable within 45 days after receipt by Wendy's International of written notification of the proposed transfer or issuance and all required information relating thereto.

        Consent required.    Subject to certain exceptions, the prior written consent of Wendy's International is required in connection with any transfer of:

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  any interest in shares of our common stock or EIS held by management investors;

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  any of the franchise agreements;

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  the Wendy's business or the assets of the Wendy's business, in whole or in part, by our company or DavCo Operations;

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  any direct or indirect interest in DavCo Restaurants or DavCo Operations, including any private or public offering of securities by our company or DavCo Operations; or

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  any interests in connection with any change in the structure or ownership of our company or DavCo Operations; which consent shall not be unreasonably withheld provided certain conditions of the new unit franchise agreements are complied with.

        Purchase option.    Wendy's International has an option to purchase all of the equity interests in DavCo Operations and/or all of our assets and all of the assets of DavCo Operations relating to the business, ownership and operation of Wendy's restaurants, at fair market value, in the event that, among other things:

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  our company transfers, permits the transfer or suffers a transfer of any direct or indirect interest in DavCo Restaurants or DavCo Operations in violation of any terms and conditions of any right of first refusal held by Wendy's International;

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  any transfer of any direct or indirect interest by or in our company or DavCo Operations in violation of the consent requirements of Wendy's International occurs;

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  any transfer pursuant to, or demand for payment made under, any guarantee by DavCo Restaurants or DavCo Operations, including the guarantee of the senior subordinated notes occurs;

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  any person or group acting together (other than the management investors) directly or indirectly owns, controls or exercises control or direction or is the beneficial owner of shares of our capital stock representing more than 20% of the total economic value of the total outstanding equity in our company or more than 20% of the total outstanding voting interests in our company in violation of the terms of the Wendy's consent; or

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  the terms of the indenture governing our senior subordinated notes, including the guarantee by DavCo Operations, are amended or replaced in a manner which would be in violation of, or inconsistent with, the provisions of the Wendy's consent, without the prior written consent of Wendy's International.

        Dividend restrictions.    Under the terms of our franchise agreements with Wendy's, we are restricted from paying dividends on our Class A and Class B common stock if, at the time of such payment, we are not current in our capital expenditure obligations and our royalty fee, advertising contribution or other payment obligations to Wendy's, or if such payment would prevent us from making our required payments to Wendy's.

        Subsequent offerings.    Wendy's International has agreed that, notwithstanding the foregoing, its right of first refusal will not apply and, subject to the fulfillment of certain conditions (including the condition that subsequent offerings will not materially and adversely affect the rights of Wendy's International under the franchise agreements) its consent will not be required should we determine to undertake public offerings of shares of our Class A common stock or EISs in the United States (which offerings may include private placements of shares of our Class A common stock or EISs in the United States in accordance with Rule 144A of the Securities Act of 1933) which are consummated not later than December 31, 2015 and all of the net proceeds of which are used in connection with the Wendy's business.

        The franchise agreements provide that if, solely as a result of the dilutive effects of the issuance of our Class A common stock in a proposed follow-on offering, the management investors would own less than the 10% Block, such reduction in ownership requires the prior consent of Wendy's. As a condition of this consent, the franchise agreements permit Wendy's to require that the management investors own, after giving effect to the follow-on offering, a number of shares of our common stock representing:

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  if the follow-on offering occurs prior to the second anniversary of the closing of the offering, not less than 8% of the total economic value of the total outstanding equity interests and not less than 8% of the total outstanding voting interests in our company (the "8% Block"); or

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  if the follow-on offering occurs after the second anniversary of the closing of the offering, together with the holdings of Citicorp Venture Capital, not less than the 8% Block, provided the management investors own the greater of the Base Block or the 5% Block.

        In either case, not later than, and at all times following, the second anniversary of a follow-on offering, the management investors are to own, together with the holdings of Citicorp Venture Capital, the 10% Block.

        Indemnity and release.    Pursuant to the consent, we, DavCo Operations, and certain of our existing equity investors have agreed, jointly and severally, to indemnify and hold Wendy's harmless from and against any and all claims, damages or liabilities arising directly or indirectly from, as a result of, or in connection with, this offering and the transactions contemplated hereby, any formal or informal exercise of rights or remedies by third parties (other than Wendy's), the underwriters' activities or our relationship with our investors and the breach of any representation, warranty or covenant contained in the consent or in any of the documents referred to in the consent or as part of the transactions contemplated thereby, as well as all costs and expenses (including attorneys' fees and expenses) of defending against any such claims.

        Also in connection with the consent, our company, DavCo Operations and certain of our existing equity investors, individually and collectively, unconditionally released and discharged Wendy's from any and all liabilities, claims, damages, demands and suits, of any kind whatsoever, regarding or arising out of, any prior or existing franchise agreements or any other document executed by any of them and Wendy's or any of its subsidiaries or restaurants, the franchise relationship, or any other prior or existing business relationship between any of them and Wendy's or any of its subsidiaries, which they have or could have asserted against Wendy's at any time up to the date of the consent.

Operating Requirements of Wendy's International

        The franchise agreements provide Wendy's International with significant rights regarding the business and operations of our company. The most significant rights of Wendy's International are set out below. There are potentially materially adverse consequences to us should these rights be violated.

        Restrictions on acquisitions.    We have the right to expand into other restaurant concepts that do not violate the non-compete provisions of the franchise agreements. However, our business is limited to the ownership and operation of Wendy's Old Fashioned Hamburgers restaurants. We are not permitted to acquire any interest in additional Wendy's restaurants outside Maryland, Washington, D.C. and Virginia, nor in any franchise of any franchise system now or in the future owned or controlled by Wendy's International. Any acquisition by us of an existing Wendy's restaurant or of an interest in a Wendy's franchisee within Maryland or Virginia, but outside our franchise territory, requires the prior written consent of Wendy's International and is also subject to a right of first refusal in favor of Wendy's International.

        Approved operator.    The franchise agreements require that we name an "approved operator" acceptable to Wendy's International as the individual responsible for the development and management of our restaurants. Ronald D. Kirstien, our President and Chief Executive Officer, Harvey Rothstein, our Senior Executive Vice President and Joseph F. Cunnane, III, our Executive Vice President of Operations, have each been designated as approved operators by Wendy's International. If Mr. Kirstien, Mr. Rothstein or Mr. Cunnane (or any other successor approved by Wendy's International) leave us, any replacement operator must first be approved by Wendy's International.

        New restaurant development.    Wendy's International must approve each proposed restaurant site and plans for each new restaurant to be opened by us. Each new restaurant opened will be governed by a new unit franchise agreement which requires us to pay Wendy's International a monthly royalty fee equal to 4.0% of the gross sales of the particular restaurant. Each new restaurant opened within our franchise territory will require payment of a technical assistance fee of $7,500 to Wendy's International and each new restaurant opened outside our franchise territory will require payment of a technical assistance fee, which is currently $25,000, to Wendy's International.

        Consent to close restaurants.    We cannot close any of our restaurants without the prior written consent of Wendy's International and are required to replace such restaurant in accordance with an agreed upon schedule with Wendy's International.

        Required advertising and marketing expenditures.    The franchise agreements require us to spend the equivalent of 4.0% of our annual gross sales on advertising and marketing. For the years 2004 through 2006, the equivalent of 3.0% of gross annual sales is allocated to national advertising and 1.0% toward local and regional advertising. Wendy's International may in certain circumstances increase the total advertising and marketing budget to 5.0% of our gross annual sales and change the allocation between local/regional and national advertising.

        Security for our obligations.    In order to secure our payment obligations to Wendy's International and Wendy's National Advertising Program, Inc. under the franchise agreements, we are currently required to maintain a letter of credit in the amount of $1.0 million, which amount will be increased to $3.0 million on closing of this offering and to $4.0 million on January 1, 2007. Failure to make a required payment to Wendy's International or Wendy's National Advertising Program, Inc. under our franchise agreements gives Wendy's International or Wendy's National Advertising Program, Inc. the right, with five days written notice, to draw down amounts under the letter of credit in satisfaction of payment. Alternatively, in the event of non-payment by us of amounts due under our franchise agreements, Wendy's International may terminate the agreements, subject to applicable grace periods.

        In addition, we have agreed to secure our obligations under the franchise agreements by granting Wendy's International continuing first priority leasehold mortgages on a limited number of our restaurants with a value in the aggregate of not less than $10 million. This value is based on a multiple of EBITDA for our most recently completed fiscal year attributable to the restaurants subject to such leasehold mortgages.

        Required expenditures.    Following the closing, we are required to invest an aggregate of $7.5 million to complete certain upgrades and remodeling at our existing restaurants. This amount is to be expended as follows:

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  $4.0 million during our 2005 fiscal year;

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  $2.0 million during our 2006 fiscal year; and

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  $1.5 million during our 2007 fiscal year.

        In addition, we are required to comply, as are all other Wendy's franchisees, with any other system requirements that may be introduced by Wendy's International.

        Bone-in chicken.    We are required to discontinue the sale of bone-in chicken at one-half of our restaurants currently selling bone-in chicken by October 1, 2004. We shall discontinue the sale of bone-in chicken at the remaining one-half of our restaurants by October 1, 2005 unless we demonstrate that such discontinuation caused and will continue to cause a material adverse impact on us, in which case we must discontinue the sale of bone-in chicken at our restaurants by October 1, 2006.

        Operating standards.    We are required to operate each of our restaurants in accordance with standards established by Wendy's International's Operations Manual. Wendy's International periodically monitors the operations of our restaurants and notifies us of any failure discovered by Wendy's International in our compliance with the franchise agreements or Wendy's International's Operations Manual.

        Events of default.    It is an event of default under the franchise agreements entitling Wendy's International to exercise all of its rights and remedies under such agreements in the event a default occurs under any agreement to which our company or DavCo Operations is a party and such default is not cured within any applicable grace period or waived in writing, and such default:

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  involves the failure to pay when due any indebtedness or contingent liabilities or a portion thereof in excess of $1.0 million in the aggregate;

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  causes such indebtedness or contingent liabilities or a portion thereof in excess of $1.0 million in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment; or

  •
  permits any holder of such indebtedness or contingent liabilities or a portion thereof to cause such indebtedness or contingent liabilities in excess of $1.0 million in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment and such default is not cured or waived within 30 days after the occurrence of such event, all subject to certain limited exceptions.

MANAGEMENT

Composition of the Board After the Offering

        Prior to the closing of the offering, we intend to appoint        ,         and        to our board of directors. Each of our directors will hold office until our company's next annual meeting or until a successor is elected or appointed. Their appointment will be subject to the closing of the offering. In addition, we expect that Byron L. Knief, Joseph F. Cunnane, III and Richard H. Borchers will resign as directors.

        Concurrent with the closing of this offering, we will enter into an agreement with the management investors and Citicorp Venture Capital. We refer to this agreement as the retained interest investors agreement. Pursuant to this agreement, so long as the management investors and Citicorp Venture Capital hold at least 8% of the outstanding shares of our Class A common stock and Class B common stock in the aggregate, they will be entitled to designate two members to our board of directors. If these investors own less than such 8% interest in us, they will cease to have the right to designate two members to our board of directors. See "Related Party Transactions—Retained Interest Investors Agreement."

        The following table sets forth the names and positions of our current directors and executive officers, as well as our nominees for our board of directors pending closing of this offering, and their ages as of December 28, 2003.

Name	Age	Position
Ronald D. Kirstien	58	President and Chief Executive Officer, Director and Chairman of the Board
Harvey Rothstein	60	Director and Senior Executive Vice President
Joseph F. Cunnane, III	55	Executive Vice President of Operations
David J. Norman	44	Chief Financial Officer, General Counsel and Secretary
Richard H. Borchers	49	Executive Vice President of Human Resources
Byron L. Knief	61	Director
Natica von Althann	53	Director
David Wagstaff III	66	Director

        Ronald D. Kirstien is our President and Chief Executive Officer. He also serves as President and Chief Executive Officer of DavCo Operations. Mr. Kirstien joined us in 1980 as Vice President of Operations and was appointed President of our principal operating subsidiary in 1983. Mr. Kirstien has served as Chairman and Chief Executive Officer of DavCo Operations since 1987 and as a director and officer of our company since October 1997.

        Harvey Rothstein is our Senior Executive Vice President. He also serves as Senior Executive Vice President of DavCo Operations. Mr. Rothstein joined us in 1979 and was appointed Vice President of Real Estate and Development in 1980. Mr. Rothstein served as Executive Vice President of Real Estate Development of DavCo Operations from 1987 to September 1997 and has served as Senior Executive Vice President of DavCo Operations since October 1997. Mr. Rothstein has served as a director or manager of DavCo Operations since 1987 and as a director and officer of our company since October 1997.

        Joseph F. Cunnane, III is our Executive Vice President of Operations. He also serves as Executive Vice President of Operations of DavCo Operations. Mr. Cunnane joined us in 1980 as Regional Manager for our restaurants in the Washington, D.C. region. Mr. Cunnane served as Vice President of Operations of DavCo Operations from 1984 to 1994 and as its Senior Vice President of Operations

from 1994 to October 1997. Mr. Cunnane has served as Executive Vice President of Operations of DavCo Operations and as an officer of our company since October 1997.

        David J. Norman is our Chief Financial Officer, General Counsel and Secretary. He also serves as Chief Financial Officer, General Counsel and Secretary of DavCo Operations. Mr. Norman joined us in 1997.

        Richard H. Borchers is our Executive Vice President of Human Resources. He also serves as Executive Vice President of Human Resources for DavCo Operations. Mr. Borchers joined us in 1977 as an Assistant Restaurant Manager and served as Regional Manager for our restaurants in the Washington, D.C. northern region from 1985 to 1988. Mr. Borchers was appointed as Director of Human Resources in 1988 and as Vice President of Human Resources in 1991. From 1994 to 1997, Mr. Borchers served as Senior Vice President of Human Resources.

        Byron L. Knief is a member of our board of directors. He currently serves as President of Citicorp Capital Investors, Ltd. and Senior Vice President of Citicorp Venture Capital, a subsidiary of CitiBank. Mr. Knief joined CitiBank in 1966 and has run a variety of CitiBank businesses in the United States, Canada, Latin America and Europe. Mr. Knief has been a member of our board of directors since 1997 and a director of DavCo Operations since September 1993. In addition to our board, he currently serves on the boards of Citicorp Venture Capital and certain of its affiliates, Standard Steel Inc. and JAC Products Inc.

        Natica von Althann is a member of our board of directors and has been a member of our board of directors since April 2003. She currently serves as Managing Director and Chief Credit Officer of U.S. Trust Company. Ms. von Althann came to U.S. Trust from IQ Venture Partners, where she was Managing Director focusing on middle market investments from March 2003 to May 2003. Prior to that, Ms. von Althann spent over 25 years at Citigroup, where she held a variety of positions of increasing responsibility and served most recently as a Division Executive and Managing Director. She is involved in a number of philanthropic and professional activities, including serving on the board of directors of the YWCA/NY since December 2002 and as a members of the Global Advisory Board of the Council on Competitiveness in Washington, D.C.

        David Wagstaff III is a member of our board of directors and has been a member of our board of directors since January 2000. He currently serves as Chairman and Chief Executive Officer of Hoover Materials Handling Group, Inc. Prior to that, from 1998 to 2002, Mr. Wagstaff served as Chairman of the Board of Representatives of American Commercial Lines, LLC. In addition to our board, he currently serves on the boards of Vectura Group, LLC, Vectura Holdings, LLC, Haydon Corporation, Hoover Group, Inc., Hoover Materials Inc., Anvil Holdings Inc. and Barcalounger Inc. and is a member of the Association of Corporate Directors.

Committees of the Board

        The standing committees of our board of directors will consist of an audit committee, a compensation committee and a corporate governance committee. We anticipate that each of Messrs.                         and                         will be appointed to each of the committees listed below upon completion of this offering. Messrs.             ,                         and                         are "independent" as defined in the rules of the SEC and the American Stock Exchange as such term relates to the relevant board of directors committees. Further, the board of directors has determined that                        is an "audit committee financial expert" as defined by the rules of the SEC and the American Stock Exchange.

Audit Committee

        The principal duties and responsibilities of our audit committee will be as follows:

  •
  to monitor our financial reporting process and internal control system;

  •
  to appoint and replace our independent outside auditors from time to time, determine their compensation and other terms of engagement and oversee their work;

  •
  to oversee the performance of our internal audit function; and

  •
  to oversee our compliance with legal, ethical and regulatory matters.

        The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

        The principal duties and responsibilities of the compensation committee will be as follows:

  •
  to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

  •
  to review and approve the compensation of our Chief Executive Officer and the other executive officers of us and our subsidiaries; and

  •
  to provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters.

Corporate Governance Committee

        The principal duties and responsibilities of the corporate governance committee will be as follows:

  •
  to make recommendations regarding the operation of the Long-Term Incentive Plan (the "LTIP") and any employee bonus plans;

  •
  to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

  •
  to make recommendations regarding proposals submitted by our stockholders; and

  •
  to make recommendations to our board of directors regarding corporate governance matters and practices.

Director and Executive Compensation

Compensation of Directors

        Initial compensation for our directors who are not also employed by us or our subsidiaries will be $20,000 per director per year and $1,000 per director for attending meetings in person ($500 if by telephone) of the board of directors and $1,000 per director for attending committee meetings of the board of directors in person ($500 if by telephone). Our directors who are also our employees do not receive additional compensation for their services as directors. Directors will also be reimbursed for out-of-pocket expenses for attending board and committee meetings.

Compensation of Executive Officers

        Our success is dependent upon the leadership, dedication and experience of our senior management group. In connection with this offering, DavCo Restaurants will enter into employment agreements with Ronald D. Kirstien, its Chairman, President and Chief Executive Officer, Harvey Rothstein, its Senior Executive Vice President, Joseph F. Cunnane, III, its Executive Vice President, Operations, David J. Norman, its Chief Financial Officer, General Counsel and Secretary, and Richard H. Borchers, its Executive Vice President, Human Resources. The initial term of these agreements will be two years. The agreements will provide for, among other things, confidentiality, non-solicitation and non-competition covenants in favor of DavCo Restaurants and DavCo Operations which apply during the term of each officer's employment and for a specific period of time following the termination of their employment. Non-competition and non-solicitation covenants will apply for a period of one year from termination of the executive's employment, except that the period will be two years if the executive resigns. The agreements provide for severance on termination of employment and enhanced severance on termination of employment in connection with a change of control of DavCo Restaurants or DavCo Operations. In addition, the agreements provide for participation in our LTIP.

        The following table sets forth information with respect to the compensation of our Chief Executive Officer and each of the other four most highly compensated executive officers for services in all capacities for us in the years indicated.

Summary Compensation Table

	Year	Salary	Bonus(1)	Other Annual Compensation(2)	All Other Compensation(3)
(In dollars)
Ronald D. Kirstien President, Chief Executive Officer and Chairman	2003 2002 2001	$483,371 452,321 436,883	$525,098 441,863 247,927	$14,562 9,235 10,033	$	— 206,311 53,292
Harvey Rothstein Senior Executive Vice President	2003 2002 2001	376,326 349,768 335,934	416,909 342,422 207,723	18,353 17,190 18,967		— 187,816 56,779
Joseph F. Cunnane, III Executive Vice President of Operations	2003 2002 2001	211,051 194,805 184,234	167,232 117,780 47,595	4,475 4,092 4,774		— 50,270 15,039
David J. Norman Chief Financial Officer, General Counsel and Secretary	2003 2002 2001	180,670 165,550 158,520	158,475 93,348 35,685	8,427 7,277 7,493		— 75,550 15,028
Richard H. Borchers Executive Vice President, Human Resources	2003 2002 2001	168,124 154,447 148,713	149,517 92,614 34,825	4,274 4,650 5,033		— 53,700 15,039

(1)
In connection with this offering, certain of our senior executives' participation in our annual cash bonus program will be terminated. These executives will be entitled to participate in the LTIP.

(2)
Vehicle and gas allowance and health care allowance.

(3)
This includes amounts incurred in connection with DavCo Restaurants' senior executive retirement plan for the fiscal years 2001 and 2002; including amounts related to the early termination of the plan in the 2002 fiscal year, the tax impact of terminating the plan and the normal recurring employer contributions.

Long-Term Incentive Plan

        Our executive officers and other senior management employees to be identified by the compensation committee of our board of directors will be eligible to participate in our LTIP. The purpose of the LTIP will be to strengthen the mutuality of interests between the LTIP participants and holders of EISs. The LTIP, together with the dividend reinvestment plan described below, replaces DavCo Operations' previous cash bonus program for senior management employees.

        The LTIP will be administered by our compensation committee, which shall have the power to, among other things, determine:

  •
  those individuals who will participate in the LTIP;

  •
  the level of participation of each participant in the incentive pools for each performance period;

  •
  the conditions that must be satisfied in order for the participants to vest in any allocated incentive pool amounts (including establishing specified performance targets that must be achieved in order for a pool to be created and amounts to be allocated to the participants); and

  •
  other conditions that the participants must satisfy in order to receive payment of their allocated amounts.

        Under the LTIP, the maximum amount (in dollars or value, if payments are made in property such as EISs) that any one participant can receive in respect of any three year period is $1.25 million. The LTIP is an unfunded plan.

        During each multi-year performance period, under the LTIP, participants will be eligible to receive certain amounts, initially credited to accounts created for them on our books and records as a percentage of incentive pools. For each fiscal year occuring during a performance period, an incentive pool will be established if the annual per EIS distributions, which include both interest and dividend payments (the "Distributions per EIS"), exceed a minimum per EIS distributable cash threshold amount determined by the committee (the "Base Distributions per EIS"). The value of each annual incentive pool will equal a percentage of the excess of the Distributions per EIS over the Base Distributions per EIS, multiplied by the average number of EISs outstanding during the fiscal year. The percentage of the excess contributed to the incentive pool for the 2004 fiscal year will be 20%, with the applicable percentage to be determined by the committee for subsequent fiscal years. Generally, the amounts in each annual incentive pool credited to the participants' accounts will be paid at the end of a multi-year performance period determined by the committee. Payment may be made in the form of EISs, and/or cash and/or shares of common stock in the compensation committee's discretion.

        Currently, the Base Distributions per EIS target is anticipated to be set at $            per EIS. If the Base Distributions per EIS are exceeded for fiscal 2004, then the compensation committee would most likely establish a reserve for the incentive pool. Participants will generally vest in any fiscal 2004 incentive pool amounts allocated to their accounts on the last day of the 2004 fiscal year.

        Under the LTIP, in the event of a fundamental change (such as a merger or sale of all or substantially all of the assets or business of our company or acquisition by another entity of more than a 50% interest in us) of DavCo Restaurants, the fiscal year shall be deemed to end on the last day of the quarter prior to the effective date of the fundamental change. All Distributions Per EIS will be pro rated for the number of quarters in such shortened fiscal year. If there exists an "Excess," then participants shall, immediately prior to the effective time of the fundamental change, vest in any unvested account balances (including amounts credited in prior fiscal years). For this purpose, Excess shall be determined by the committee based on the amount, if any, by which the Actual Distribution per EIS exceeds the Base Distribution per EIS during the shortened fiscal year.

        The compensation committee has the power to amend or terminate the LTIP at any time. We intend for the LTIP to be a performance-based compensation arrangement within the meaning of Section 162(m) of the Internal Revenue Code, in order to ensure the full deductibility of all payments made under the LTIP to our executive officers and other senior employees whose compensation could otherwise be subject to the limitations on deductibility under Section 162(m).

Dividend Reinvestment Plan

        In connection with this offering, we have established a dividend reinvestment plan. Under our dividend reinvestment plan, holders of our Class B common stock may elect to have their dividends reinvested in additional newly issued shares of Class B common stock. The plan is available to registered holders of our shares of Class B common stock. The price per share of Class B common stock will be determined by the administrator of the dividend reinvestment plan in accordance with the rules and policies set forth by our board of directors.

Insurance Coverage and Indemnification

        A policy or policies of insurance will be obtained for our directors and officers and the directors and officers of DavCo Operations and other subsidiaries. The aggregate limit of liability applicable to the insured directors and officers under the policy will be $10 million including defense costs. Under the policy, each entity will have reimbursement coverage to the extent that it has indemnified the directors and officers in excess of a deductible of $100,000 for each loss. The policy will include securities claims coverage, insuring against any legal obligation to pay on account of any securities claims brought against us, DavCo Operations and other subsidiaries. The total limit of liability will be shared among DavCo Restaurants, DavCo Operations or other subsidiaries and their respective directors and officers so that the limit of liability will not be exclusive to any one of the entities or their respective directors and officers.

        The by-laws of our company and DavCo Operations and other subsidiaries also provide for the indemnification of their respective directors and officers from and against liability and costs in respect of any action or suit brought against them in connection with the execution of their duties of office, subject to certain limitations.

Compensation Committee Interlocks and Insider Participation

        The compensation levels of our executive officers are currently determined by our Chief Executive Officer and our board of directors. Accordingly, during our last fiscal year, Ronald D. Kirstien and Harvey Rothstein participated in deliberations concerning executive officer compensation in their roles as members of our board of directors. After completion of this offering, our board of directors will form a compensation committee which will determine executive officer compensation as described under "Management—Committees of the Board."

PRINCIPAL STOCKHOLDERS

        The following table shows information regarding the beneficial ownership of shares of our common stock before and after the completion of this offering, after giving effect to the recapitalization which will be effective immediately prior to the closing of this offering, and shows the number of and percentage owned by:

  •
  each person who is known by us to own beneficially more than 5% of our common stock;

  •
  each member of our board of directors;

  •
  each of our named executive officers; and

  •
  all members of our board of directors and our executive officers as a group.

        Unless otherwise indicated, all shares owned in the following table are shares of Class B common stock. Except as indicated in the footnotes to this table, each person has sole voting and investment power with respect to all shares attributable to such person.

	Number and Percent of Shares Beneficially Owned Prior to This Offering			Number and Percent of Shares Beneficially Owned After This Offering Assuming No Exercise of the Over-allotment Option		Number and Percent of Shares Beneficially Owned After This Offering Assuming Full Exercise of the Over-allotment Option
Name of Beneficial Owner
	Class	Number	%	Number	%	Number	%
(Share numbers in thousands)
Citicorp Venture Capital, Ltd. (1)
Ronald D. Kirstien (2)(3)
Harvey Rothstein (2)(4)
Joseph F. Cunnane, III (2)
David J. Norman (2)
Richard H. Borchers (2)
Byron L. Knief (1)
Natica von Althann (2)
David Wagstaff III (2)
All directors and executive officers as a group (8 persons)

(1)
The address of this stockholder is 399 Park Avenue, New York, New York 10022.

(2)
The address of this stockholder is c/o DavCo Restaurants Inc., 1657 Crofton Blvd., Crofton, Maryland 21114.

(3)
Includes shares held by the Kirstien Family Trust for which Ronald D. Kirstien acts as sole trustee.

(4)
Includes shares held by the Jonathan Rothstein Trust, the Patrick Drews Trust and the Sean Drews Trust for which Harvey Rothstein acts as sole trustee.

(5)
The address of this stockholder is 399 Park Avenue, New York, New York 10022.

RELATED PARTY TRANSACTONS

Recapitalization

        Immediately prior to the closing of this offering, we will effect a recapitalization of our common stock pursuant to which our outstanding shares of common stock held by the existing equity investors, as well as accrued dividends, will be converted into shares of our Class B common stock. This recapitalization will be reflected in our amended and restated certificate of incorporation which will be filed as an exhibit to the registration statement.

Amendment and Restatement of Stockholders Agreement

        We and our existing equity investors will enter into an amended and restated stockholders agreement, which we refer to as the stockholders agreement, concurrently with the closing of this offering, which will provide that:

  •
  we will use a portion of the proceeds of this offering to repurchase from Citicorp Venture Capital shares of our Class B common stock such that, immediately after the offering contemplated hereby, the existing equity investors will hold        shares of our Class B common stock representing approximately    % of the total outstanding common stock in our company;

  •
  if the over-allotment option relating to the EISs is exercised, we will use the net proceeds to repurchase from Citicorp Venture Capital additional shares of our Class B common stock and, if the over-allotment option is exercised in full, immediately after the offering contemplated hereby, the existing equity investors will hold         shares of our Class B common stock representing approximately    % of the total outstanding common stock in our company; and

  •
  beginning on the 181st day after the consummation of this offering, holders of shares of our Class B common stock will have certain rights to exchange or cause the exchange of their shares of our Class B common stock for the equivalent value of EISs, as determined at the initial public offering price (that is,        share of our Class A common stock and $        principal amount of our senior subordinated notes). However, until the second anniversary of the consummation of this offering, our franchise agreements with Wendy's will prohibit the management investors from exercising this exchange right and our stockholders agreement will prohibit the holders of shares of our Class B common stock from exercising this exchange right if following the exchange, the holders of shares of our Class B common stock would hold less than         shares of our Class B common stock (representing 10% of our common stock equity at the closing of this offering, as determined at the initial public offering price). In addition, our shares of our Class B common stock may not be exchanged for EISs if a default exists under our franchise agreements with Wendy's or if a default (including non-payment of interest on our senior subordinated notes, when due) exists under the indenture governing our senior subordinated notes.

        As a condition to any sale of Class B common stock requiring us to issue senior subordinated notes in exchange for Class B common stock:

  •
  such sale and exchange must comply with applicable laws, including, without limitation, securities laws, laws relating to redemption of common stock and laws relating to the issuance of debt;

  •
  such sale and exchange must occur pursuant to an effective registration statement in the United States or pursuant to an exemption from registration;

  •
  such sale and exchange will not conflict with or cause a default under any material financing agreement;

  •
  such sale and exchange will not cause a mandatory suspension of dividends under any material financing agreement as of the measurement date immediately following the proposed sale and exchange date; and

  •
  the selling stockholder shall have given us at least 30 but not more than 60 days advance notice of such transaction.

        All shares of Class B common stock held by parties to the amended and restated stockholders agreement will contain appropriate legends indicating that such shares are subject to the transfer restrictions described above.

Registration Rights Agreement

        Concurrent with the closing of this offering, certain of the existing equity investors will enter into a registration rights agreement which will provide them with, at our expense, demand registration rights with respect to the EISs (including the Class A common stock and senior subordinated notes comprising the EISs they may receive under certain circumstances upon exchange for shares of our Class B common stock) held by them. Under the registration rights agreement, the existing equity investors will also have the right to participate in or "piggyback" rights in certain registrations initiated by us.

Retained Interest Investors Agreement

        Concurrent with the closing of this offering, the management investors and Citicorp Venture Capital will enter into an agreement with us which will provide that so long as these management investors, together with Citicorp Venture Capital, hold at least 8% of the outstanding shares of our common stock in the aggregate, they will be entitled to designate two members to our board of directors. If they hold less than such 8% interest in us, they will cease to have the right to designate members to our board of directors.

Certain Transactions Involving Our Restaurants

        During our 2002 fiscal year, we ceased the operation of 30 of our Friendly's restaurants. Five of these were sold to a company controlled by certain employees, including Mr. Richard H. Borchers, our Executive Vice President of Human Resources. Our management believes that these transactions were effected on an arm's length basis and the restaurants were sold for their fair market value. At December 28, 2003, we held notes receivable from this company in an aggregate principal amount of $435,000. These notes bear interest at a rate of 6% per annum for the first three years, and 8% per annum thereafter. These notes are due on various dates between 2012 and 2017. In April 2004, we sold these notes to Mr. Kirstien, our President and Chief Executive Officer, and Mr. Rothstein, our Senior Executive Vice President, for an amount equal to their face value.

        Also in our 2002 fiscal year, we entered into an arrangement to lease one of our restaurants from an employee. The lease requires aggregate minimum payments over the base lease term of approximately $175,000, $245,000, $255,000, $256,000, $256,000 and $4,565,000 for fiscal years 2004, 2005, 2006, 2007, 2008, and 2009 and thereafter, respectively.

Indemnification and Insurance

        For a description of our limitation on liability and indemnification of, and provision of insurance covering, our directors and executive officers, see "Description of Capital Stock—Delaware anti-takeover statute" and "—Other anti-takeover provisions of our amended and restated certificate of incorporation and by-laws."

DESCRIPTION OF CERTAIN INDEBTEDNESS

New Credit Facility

        Our current working capital provider, SunTrust Bank, has proposed to provide DavCo Operations with a new senior secured credit facility in the aggregate amount of $20.0 million (the "new credit facility"), which is not expected to be drawn down at the closing of this offering. SunTrust will serve as administrative agent for the new credit facility. The following summary describes the material proposed provisions of the new credit facility as described in the proposal. This summary does not purport to be a complete description of the new credit facility and is qualified by reference to the proposal.

        The new credit facility is anticipated to provide us with a $20.0 million three year revolving credit line with a floating interest rate of LIBOR plus 1.5%. DavCo Operations may request two extensions of the new credit facility of one year each, to be granted at the sole option of SunTrust. The purpose of the new credit facility will be to provide for letters of credit, new ground lease construction financing, new equipment financing and other restaurant capital expenditures, and working capital needs. The new credit facility will be secured by a first priority security interest in certain of the assets of DavCo Operations and guaranteed by us and by each subsidiary of DavCo Operations. The new credit facility will be subject to customary terms, covenants and conditions, including limits on incurring additional indebtedness, paying interest on our senior subordinated notes (whether as part of EISs or held separately), paying dividends and making other distributions and granting security. Our new credit facility will prohibit the payment of principal or interest on our senior subordinated notes at any time while there exists an unreimbursed drawing under any letter of credit issued thereunder. We do not anticipate that the new credit facility will be drawn at closing. The closing of this offering is conditioned upon the closing of the new credit facility.

Existing Indebtedness

        The following is a summary of the material provisions of certain of our existing indebtedness that will be outstanding as of completion of this offering or repaid with proceeds received in connection with the offering. To the extent such summary contains descriptions of certain loan documents, such descriptions do not purport to be complete and are qualified in their entirety by reference to such documents, which are available upon request from us.

        We have existing senior secured indebtedness pursuant to a Credit Agreement dated as of March 25, 1998 with Global Alliance Finance Company, LLC ("GAF"). See "Consolidated Financial Statements of Davco Acquisition Holding Inc. for the first fiscal quarter ended December 28, 2003—Note 10—Long-Term Debt and Financing Arrangements." The existing senior credit agreement provides for three term loan facilities.

        The first term loan ("Term Loan 1"), in the original principal amount of $20.0 million and bearing interest at the rate of 8.89% per annum, was assigned on August 1, 1998 to a securitization pool for which ORIX Real Estate Capital Markets, LLC ("ORIX") acts as servicer and U.S. Bank National Association acts as certificate trustee and indenture trustee. Principal and interest are payable in equal quarterly installments through April 2018. As of December 28, 2003, $17.3 million in principal was outstanding. The indebtedness under Term Loan 1 is secured by 15 designated Wendy's franchise locations. Pursuant to the Credit Agreement we are permitted to use the funds of our offering of our common stock to repay in its entirety Term Loan 1 prior to maturity. Accordingly we will use a portion of the net proceeds we receive in this offering to repay in its entirety Term Loan 1.

        The second term loan ("Term Loan 2"), in the original principal amount of $104.0 million and bearing interest at the rate of 9.0% per annum will be repaid in its entirety at closing with a portion of the net proceeds we receive in connection with the offering. As of December 28, 2003, $95.3 million in principal was outstanding.

        We also obtained a two year forward financing commitment from GAF in December 1998 with an original maximum loan commitment of $30.0 million. See "Consolidated Financial Statements of Davco Acquisition Holding Inc. for the first fiscal quarter ended December 28, 2003—Note 10—Long-Term Debt and Financing Arrangements." As of December 28, 2003, $130,000 was outstanding under the forward commitment loan. The forward commitment loan will be repaid at the closing of this offering with a portion of the net proceeds we receive in connection with this offering.

        We have incurred certain indebtedness to finance new restaurant development with CNL Financial Services, LP, its affiliates or their respective successors and assigns ("CNL"). See "Consolidated Financial Statements of Davco Acquisition Holding Inc. for the first fiscal quarter ended December 28, 2003—Note 10—Long-Term Debt and Financing Arrangements." This CNL indebtedness is secured by each new property developed with proceeds of the CNL indebtedness. A portion of the CNL indebtedness has been securitized. The loans included in the CNL securitized debt that are secured by leasehold mortgage interests have 15 year terms and annual interest rates varying from 9.11% to 10.31%. The loans included in the CNL securitized debt that are secured by fee mortgages have terms of 20 years and annual interest rates varying from 10.06% to 10.33%. As of December 28, 2003, $12.9 million in principal amount of such CNL securitized debt was outstanding. No proceeds of this offering will be used to repay any of the CNL securitized indebtedness.

        The remaining unsecuritized CNL indebtedness of which $1.7 million was outstanding as of December 28, 2003 will be repaid in its entirety at closing with a portion of the net proceeds we receive in connection with this offering.

        We established a term credit facility in April 1999 with SunTrust. See "Consolidated Financial Statements of Davco Acquisition Holding Inc. for the first fiscal quarter ended December 28, 2003—Note 10—Long-Term Debt and Financing Arrangements." As of December 28, 2003, $1.7 million was outstanding under the SunTrust facility. The SunTrust facility will be repaid in its entirety by DavCo Restaurants at closing with a portion of the net proceeds we receive in connection with this offering. See "Use of Proceeds."

DESCRIPTION OF ENHANCED INCOME SECURITIES (EISs)

General

        We are offering            EISs. Each EIS represents:

  •
  one share of our Class A common stock; and

  •
  a    % senior subordinated notes with $            principal amount.

        The ratio of Class A common stock to principal amount of senior subordinated notes represented by an EIS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. Immediately following the occurrence of any such event, we will file with the SEC on Form 8-K or any other applicable form, disclosing the changes in the ratio of Class A common stock to principal amount of senior subordinated notes as a result of such event.

        Holders of EISs are the beneficial owners of the Class A common stock and senior subordinated notes represented by such EISs and will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing the senior subordinated notes, ranking upon bankruptcy and rights to receive communications and notices and, as discussed above, are subject to the 20% ownership limitations imposed by Wendy's, as a direct holder of the Class A common stock and senior subordinated notes, as applicable.

        The EISs will be available in book-entry form only. As discussed below under "—Book-Entry Settlement and Clearance," a nominee of the book-entry clearing system will be the sole registered holder of the EISs. That means you will not be a registered holder of EISs or be entitled to receive a certificate evidencing your EISs. You must rely on the procedures used by your broker or other financial institution that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of EISs that are described below. We urge you to consult with your broker or financial institution to find out what those procedures are.

Voluntary Separation and Recombination

        Holders of EISs, whether purchased in this offering or in subsequent offerings of EISs of the same series, may, at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control under the indenture governing our senior subordinated notes, through their broker or other financial institution, separate their EISs into the shares of Class A common stock and senior subordinated notes represented thereby. Similarly, any holder of shares of our Class A common stock and senior subordinated notes may, at any time, through his or her broker or other financial institution, combine the applicable number of shares of Class A common stock and senior subordinated notes to form EISs. See "—Book-Entry Settlement and Clearance" below for more information on the method by which delivery and surrender of EISs and delivery of shares of Class A common stock and our senior subordinated notes will be effected.

        Our shares of Class A common stock will not be listed for separate trading on the American Stock Exchange or any other exchange until a sufficient number of shares are held separately and not in the form of EISs as may be necessary to satisfy any applicable listing requirements. If more than the required number of our outstanding shares of Class A common stock are no longer held in the form of EISs for a period of 30 consecutive trading days, we have agreed that we will apply for the listing of the Class A common stock on the American Stock Exchange or any other exchange or quotation system on which the EISs are then listed (or were previously listed), provided that the Class A common stock would meet the applicable exchange or quotation system listing standards. In addition, in order to exercise the repurchase right described under "Description of Senior Subordinated Notes—Repurchase at the Option of Holders—Asset Sales," a holder must separate its EIS into the shares of Class A common stock and the senior subordinated notes represented thereby.

Automatic Separation

        Upon the occurrence of any of the following, the EISs will be automatically separated into the shares of Class A common stock and senior subordinated notes represented thereby:

  •
  exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by EISs at the time of such redemption;

  •
  the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or

  •
  if DTC is unwilling or unable to continue as securities depository with respect to the EISs or ceases to be a registered clearing agency under the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act") and we are unable to find a successor depositary.

Book-Entry Settlement and Clearance

        DTC will act as securities depository for the EISs, and the senior subordinated notes and shares of Class A common stock represented by the EISs, which we refer to collectively as the "securities." The senior subordinated notes and the shares of our Class A common stock represented by the EISs will be represented by one or more global notes and global stock certificates. The global notes and global stock certificates will be issued in fully-registered form in the name of DTC's nominee, Cede & Co.

        Book-entry procedures.    If you intend to purchase EISs in the manner provided by this prospectus you must do so through the DTC system or through direct and indirect participants. The participant that you purchase through will receive a credit for the applicable security on DTC's records. The ownership interest of each actual purchaser of the applicable security, who we refer to as a "beneficial owner," is to be recorded on the participant's records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the DTC participant through which the beneficial owner entered into the transactions.

        All interests in the securities will be subject to the operations and procedures of DTC. The operations and procedures of DTC's settlement system may be changed at any time.

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under Section 17A of the Securities Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC's participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC's system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

        To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC's nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC's records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

        Separation and recombination.    Holders of EISs, whether purchased in this offering or in subsequent offerings of EISs of the same series, may, at any time after 45 days from the closing of this offering or such earlier date upon a Change of Control, as defined in the indenture governing our senior subordinated notes, through their broker or other financial institution, separate their EISs into the shares of Class A common stock and senior subordinated notes represented thereby. Similarly, any holder of shares of our Class A common stock and senior subordinated notes may, at any time through their broker or other financial institution, combine the applicable number of shares of Class A common stock and principal amount of senior subordinated notes to form EISs.

        In addition, the EISs will be automatically separated into the shares of Class A common stock and senior subordinated notes represented thereby upon the occurrence of the following:

  •
  exercise by us of our right to redeem all or a portion of the senior subordinated notes, which may be represented by EISs at the time of such redemption;

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  the date on which principal on the senior subordinated notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or

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  if DTC is unwilling or unable to continue as securities depository with respect to the EISs or ceases to be a registered clearing agency under the Securities Exchange Act and we are unable to find a successor depositary.

        Any voluntary or automatic separation of EISs and any subsequent combination of EISs from senior subordinated notes and Class A common stock are to be accomplished by entries made by the DTC participants acting on behalf of beneficial owners. In any such case, the participant's account through which a separation or combination is effected will be credited and debited for the applicable securities on DTC's records. There may be certain transactional fees imposed upon you by brokers or other financial intermediaries in connection with separation or recombination of EISs and you are urged to consult your broker regarding any such transactional fees. We have been informed by DTC that the current fee per transaction per participant account for any separation or recombination is $9.50.

        Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

        Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to participants as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date (identified in a listing attached to the omnibus proxy).

        We and the trustee will make any payments on the securities to DTC. DTC's practice is to credit direct participants' accounts on the payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or the trustee, subject to any statutory or regulatory requirements as may be in effect from time to time.

        We or the trustee will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners. We will remain responsible for any actions DTC or participants take in accordance with instructions we provide.

        DTC may discontinue providing its service as securities depository with respect to the EISs, the shares of our Class A common stock or our senior subordinated notes at any time by giving reasonable notice to us or the trustee. If DTC discontinues providing its service as securities depository with respect to the EISs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If DTC discontinues providing its service as securities depository with respect to the shares of our Class A common stock or our senior subordinated notes and we are unable to obtain a successor securities depository, we will print and deliver to you certificates for those securities and you will automatically take a position in the other component securities.

        Also, in case we decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository) we will print and deliver to you certificates for the various shares of Class A common stock and senior subordinated notes you may own.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, including DTC.

        Except for actions taken by DTC in accordance with our instructions, neither we nor any trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

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  the accuracy of the records of DTC, its nominee or any participant or any record of beneficial ownership interest in the securities on DTC's books; or

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  any payments, or the providing of notice, to participants or beneficial owners.

        Procedures relating to subsequent issuances.    The indenture governing the senior subordinated notes and the agreements with DTC will provide that, in the event there is a subsequent issuance of senior subordinated notes which are substantially identical to the senior subordinated notes initially represented by the EISs, each holder of senior subordinated notes or EISs (as the case may be) agrees that a portion of such holder's senior subordinated notes (whether held directly in book-entry form, or held as part of EISs) will be automatically exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, following each such subsequent issuance and exchange, each holder of senior subordinated notes or EISs (as the case may be) will own senior subordinated notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the senior subordinated notes outstanding prior to the subsequent issuance and the senior subordinated notes issued in the subsequent issuance. Accordingly, the senior subordinated notes issued in the original offering cannot be separated from the senior subordinated notes issued in any subsequent offering. In addition, immediately following any exchange resulting from a subsequent offering, the EISs will consist of the inseparable unit described above representing the proportionate principal amounts of each issuance of senior subordinated notes (but with the same aggregate principal amount as the note (or inseparable unit) represented by the EISs immediately prior to such subsequent issuance and exchange) and the Class A common stock. All accounts of DTC participants with a position in the securities will be automatically revised to reflect the new CUSIP numbers. In the event of any voluntary or automatic separation of EISs following any such automatic exchange, holders will receive the then existing components which are the Class A common stock and the inseparable senior subordinated notes unit. The automatic exchange of senior subordinated notes described above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us or any of our agents, including the underwriters, with respect to the full amount of senior subordinated notes purchased by such holder. However, if such senior subordinated notes are issued with OID, holders of such senior subordinated notes may not be able to recover the portion of their principal amount treated as unaccrued OID in the event of an acceleration of the senior subordinated notes or our bankruptcy prior to the maturity of the senior subordinated notes. Immediately following any subsequent issuance we will file with the SEC a Current Report on Form 8-K or any other applicable form disclosing the changes, if any, to the OID attributable to your senior subordinated notes as a result of such subsequent issuance.

EIS Transfer Agent

                    will be the EIS transfer agent.

DESCRIPTION OF CAPITAL STOCK

General

        We have set forth below a description of the material terms and provisions of our amended and restated certificate of incorporation and amended and restated by-laws. The following description of our capital stock is intended as a summary only and is qualified in its entirety by reference to the forms of our amended and restated certificate of incorporation and amended and restated by-laws, which are filed as exhibits to the registration statement, of which this prospectus forms a part and which will become effective immediately prior to this offering.

Authorized Capitalization

        Our authorized capital stock will consist of:

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  shares of common stock, par value $0.01 per share, divided into three classes consisting of:

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  shares of Class A common stock;

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  shares of Class B common stock; and

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  shares of Class C common stock.

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  shares of preferred stock, par value $0.01 per share.

        After this offering, there will be                        shares of our Class A common stock,                         shares of our Class B common stock (or            shares of our Class A common stock and    shares of our Class B common stock if the underwriters' over-allotment option with respect to the EISs is exercised in full). No shares of our Class C common stock or preferred stock will be outstanding upon the closing of this offering.

Common Stock

        Except as described below, shares of our Class A common stock, Class B common stock and Class C common stock are identical in all respects. In addition, we will enter into the stockholders agreement which, subject to certain conditions, allows the existing equity investors to exchange their shares of Class B common stock for EISs. See "Related Party Transactions—Amendment and Restatement of Stockholders Agreement."

        Voting.    The holders of our common stock are entitled to one vote per share with respect to each matter on which the holders of our common stock are entitled to vote. Shares of our common stock are entitled to the same voting rights per share and vote together as a single class on all matters with respect to which holders are entitled to vote. Except as otherwise required by law, holders of our common stock are not entitled to vote on any amendment to our amended and restated certificate of incorporation that relates solely to the terms of one or more outstanding series of preferred stock if the holders of the affected shares are entitled to vote on the amendment.

        No cumulative voting rights.    The holders of our common stock are not entitled to cumulate their votes in the election of our directors.

        Dividends.    Holders of our common stock are entitled to receive dividends as they may be lawfully declared from time to time by our board of directors. Our amended and restated certificate of incorporation will provide that our Class A common stock will have a priority as to dividends over our Class B common stock. We will not pay any quarterly dividends on our Class B common stock unless we have paid quarterly dividends on our Class A common stock in an amount equal to the initial quarterly dividend rate for Class A common stock set forth herein. Our amended and restated certificate of incorporation will further provide that no additional quarterly dividends will be paid on our Class A common stock unless we have paid quarterly dividends on our Class B common stock equal to the initial quarterly dividend rate for our Class B common stock set forth herein. See

"Dividend Policy" for a further description of the dividends we expect to declare on our shares of Class A and Class B common stock.

        Liquidation, dissolution or winding up.    In the event of any liquidation, dissolution or winding up of our company, holders of our common stock are entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

        Preemptive and other subscription rights.    Holders of our common stock do not have preemptive, subscription or redemption rights, and are not subject to further call or assessments.

        Additional issuance of our authorized common stock.    Additional shares of our authorized common stock may be issued, as determined by our board of directors from time to time, without approval of holders of our common stock, except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Preferred Stock

        Our amended and restated certificate of incorporation provides that we may issue shares of our preferred stock in one or more series as may be determined by our board of directors.

        Our board of directors has broad discretionary authority with respect to the rights of any issued series of our preferred stock and may take several actions without any vote or action of the holders of our common stock, including:

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  determining the number of shares to be included in each series;

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  fixing the designation, powers, preferences and relative rights of the shares of each series and any qualifications, limitations or restrictions with respect to each series, including provisions related to dividends, conversion, voting, redemption and liquidation, which may be superior to those of our common stock; and

  •
  increasing or decreasing the number of shares of any series.

        The board of directors may authorize, without approval of holders of our common stock, the issuance of preferred stock with voting and conversion rights that could adversely affect the voting power and other rights of holders of our common stock. For example, our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences or both, may have full or limited voting rights and may be convertible into shares of our common stock. The number of authorized shares of our preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of at least a majority of our common stock, without a vote of the holders of any other class or series of our preferred stock unless required by the terms of such class or series of preferred stock.

        Our preferred stock could be issued quickly with terms designed to delay or prevent a change in the control of our company or to make the removal of our management more difficult. This could have the effect of discouraging third party bids for our common stock or may otherwise adversely affect the market price of our common stock.

        We believe that the ability of our board of directors to issue one or more series of our preferred stock will provide us with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of our preferred stock, as well as shares of our common stock, will be available for issuance without action by our common stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

        Although our board of directors has no intention at the present time of doing so, it could issue a series of our preferred stock that could, depending on the terms of such series, be used to implement a stockholder rights plan or otherwise impede the completion of a merger, tender offer or other takeover attempt of our company. Our board of directors could issue preferred stock having terms that could discourage an acquisition attempt through which an acquiror may be able to change the composition of the board of directors, including a tender offer or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then current market price.

Composition of Board of Directors; Election and Removal of Directors

        In accordance with our by-laws, the number of directors comprising our board of directors will be so determined from time to time by our board of directors and may not be divided into classes. Upon the closing of the offering it is anticipated that we will have five directors. Each director is to hold office until his or her successor is duly elected and qualified. Directors will be elected for a term that will expire at the annual meeting of stockholders immediately succeeding their election.

        Directors may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class. Subject to the rights of the holders of any series of preferred stock, our amended and restated certificate of incorporation provides that in the case of any vacancies among the directors such vacancy will be filled with a candidate approved by the vote of a majority of the remaining directors, even if less than a quorum (and not by stockholders). See "Related Party Transactions—Retained Interest Investors Agreement" for a description of the rights of the management investors and Citicorp Venture Capital to designate two members to our board of directors.

        The filing of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

        At any meeting of our board of directors, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Special Meetings of Stockholders

        Our amended and restated certificate of incorporation provides that special meetings of the stockholders may be called by the chairman of the board of directors or by a majority of the board of directors or the holders of at least 20% of our outstanding voting stock.

Anti-Takeover Effects of Various Provisions of Delaware Law and Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

        Certain sections of the Delaware General Corporation Law ("DGCL"), our amended and restated certificate of incorporation and our amended and restated by-laws contain provisions that may have some anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

        Delaware anti-takeover statute.    We are subject to Section 203 of the DGCL. Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time the person became an interested stockholder, unless:

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  the business combination, or the transaction in which the stockholder became an interested stockholder, is approved by the corporation's board of directors prior to the time the interested stockholder attained that status;

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  upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or after the time a person became an interested stockholder, the business combination is approved by the corporation's board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

        "Business combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to various exceptions, in general an "interested stockholder" is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the shares of the corporation's outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us.

        Other anti-takeover provisions of our amended and restated certificate of incorporation and by-laws.    Our amended and restated certificate of incorporation and by-laws contain several provisions, in addition to those pertaining to the issuance of additional shares of our authorized common stock and preferred stock without the approval of the holders of our common stock that could delay or make more difficult the acquisition of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider in such holder's best interest, including those attempts that might result in a premium over the market price of our common stock. Such provisions, which are described below, include the 20% ownership limitations on any interest in our company and advance notice procedures regarding any proposal of stockholder business to be discussed at a stockholders meeting.

        20% ownership limitations.    Pursuant to our amended and restated certificate of incorporation, no person or group acting together (other than the management investors) may directly or indirectly own, control or exercise control or direction over or be the beneficial owner of more than 20% of the total economic value of the total outstanding equity interests in our company or more than 20% of the total outstanding voting interests in our company. In the event that either of the foregoing limitations is or may be contravened, we may take such action with respect to such ownership level over the 20% ownership level as we deem advisable including refusing to give effect thereto on stock transfer books, instituting proceedings, redeeming such interest or requiring the sale of such interest in order to reduce the ownership level to below a 20% interest level. Upon taking any of such action, the affected holders will cease to be holders of that portion of their interest over the 20% ownership level. For the purpose of the foregoing, the 20% ownership limitations will be applicable to holdings of outstanding shares of our Class A common stock, as components of EISs or held separately, as well as all other classes of our capital stock. See "Business—Relationship with Wendy's International—Ownership and Other Requirements of Wendy's International—20% Ownership Limitations."

        Advance notice procedure for director nominations and stockholder proposals.    Our amended and restated by-laws provide that, subject to the rights of holders of any outstanding shares of our preferred stock, a stockholder may nominate one or more persons for election as directors at a meeting only if written notice of the stockholder's nomination has been given, either by personal delivery or certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

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  the name, age, business address and, if known, residential address of each nominee;

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  the principal occupation or employment of each nominee;

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  the class, series and number of our shares beneficially owned by each nominee;

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  any other information relating to each nominee required by the SEC's proxy rules; and

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  the written consent of each nominee to be named in our proxy statement and to serve as director if elected.

        Our corporate secretary will deliver all notices to the nominating committee of our board of directors for review. After review, the nominating committee will make its recommendation regarding nominees to our board of directors. Defective nominations will be disregarded.

        For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice of the proposed business in writing to our corporate secretary. To be timely, a stockholder's notice must be given, either by personal delivery or by certified mail, to our corporate secretary not less than 120 days nor more than 150 days before the first anniversary of the date of our proxy statement in connection with our last annual meeting of stockholders. Each notice must contain:

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  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting;

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  the name and address of the stockholder proposing the business as they appear on our stock transfer books;

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  a representation that the stockholder is a stockholder of record and intends to appear in person or by proxy at the annual meeting to bring the business proposed in the notice before the meeting;

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  the class, series and number of our shares beneficially owned by the stockholder; and

  •
  any material interest of the stockholder in the business.

        Business brought before an annual meeting without complying with these provisions will not be transacted.

        Although our amended and restated by-laws do not give the board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our by-laws may have the effect of precluding the consideration of some business at a meeting if the proper procedures are not followed or may discourage or defer a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

Amendment of our Amended and Restated Certificate of Incorporation

        The DGCL provides that the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class is required to amend, alter, change or repeal its provisions, provided, that Wendy's consent is required to amend, alter, change or repeal the provisions of our amended and restated certificate of incorporation with respect to the 20% ownership limitations described above. See "—20% ownership limitations."

Amendment of our Amended and Restated By-laws

        Our amended and restated certificate of incorporation provides that our by-laws can be amended only either by our board of directors or the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class.

Limitation of Liability and Indemnification

        Our amended and restated certificate of incorporation provides that, to the full extent from time to time permitted by law, no directors shall be personally liable for monetary damages for breach of any duty as a director. As required under current Delaware law, our amended and restated certificate of incorporation currently provides that this waiver may not apply to liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

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  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

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  under Section 174 of the DGCL (governing distributions to stockholders); or

  •
  for any transaction from which the director derived any improper personal benefit.

        However, in the event the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment or repeal of this provision of our amended and restated certificate of incorporation, nor the adoption of any provision of our amended and restated certificate of incorporation which is inconsistent with this provision, shall eliminate or reduce the protection afforded by this provision with respect to any matter which occurred, or any suit or claim which, but for this provision would have accrued or arisen, prior to such amendment, repeal or adoption.

        Our amended and restated certificate of incorporation also provides that we shall, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We shall also indemnify any person who, at our request, is or was serving as a director, officer or trustee of another corporation, joint venture, employee benefit plan trust or other enterprise.

        The right to be indemnified shall include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, if we receive an undertaking to repay such amount if it shall be determined that he or she is not entitled to be indemnified.

        Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt by-laws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation inconsistent with these indemnification provisions, shall eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

        We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Listing

        Our shares of Class A common stock will not be listed for separate trading on the American Stock Exchange or any other exchange until a sufficient number of shares of our Class A common stock are held separately and not in the form of EISs as may be necessary to satisfy any applicable listing requirements. If more than such required number of our outstanding shares of Class A common stock are held separately and are not in the form of EISs for a period of 30 consecutive trading days, we will apply to list shares of our Class A common stock for separate trading on the American Stock Exchange or another exchange. We will not list the shares of our Class B common stock for trading on any exchange.

Transfer Agent and Registrar

                    will be the transfer agent and registrar for our common stock.

DESCRIPTION OF SENIOR SUBORDINATED NOTES

        DavCo Restaurants will issue the senior subordinated notes under an indenture among itself, the Guarantors and                        , as trustee. The terms of the notes will include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

        The following description is only a summary of the material provisions of the indenture and the notes. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the notes. We will file a copy of the indenture as an exhibit to the registration statement that includes this prospectus. You can find the definitions of certain terms used in this description under the subheading "Certain Definitions." In this description, the words "DavCo Restaurants" refer only to DavCo Restaurants Inc. and its successor in accordance with the terms of the indenture, and not to any of its subsidiaries. Based upon our current relationship with Wendy's International, DavCo Restaurants does not consider Wendy's International, its subsidiaries or affiliates an Affiliate (as such term is defined in the indenture) of DavCo restaurants or any of its subsidiaries or affiliates as of the date of this prospectus. Certain defined terms used in this description but not defined below under "—Certain Definitions" have the meanings assigned to them in the indenture.

        The indenture will provide for the issuance of an unlimited aggregate principal amount of additional senior subordinated notes having identical terms and conditions to the notes offered hereby (separately or as part of EISs) (the "Additional Notes"), subject to compliance with the covenants contained in the indenture. Additional Notes will vote on all matters with the notes offered hereby. The Additional Notes will be deemed to have the same accrued current period interest and defaults as the notes issued in this offering and will be deemed to be subject to the same number of Payment Blockage Periods as the notes issued in this offering.

        The notes will be issued in an aggregate principal amount of $                        . The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes and the Note Guarantees

The Notes

        The notes:

  •
  will be general unsecured obligations of DavCo Restaurants;

  •
  will be subordinated in right of payment to all existing and future Senior Indebtedness of DavCo Restaurants;

  •
  will be pari passu in right of payment with all existing and future Pari Passu Indebtedness of DavCo Restaurants;

  •
  will be effectively subordinated to any Secured Indebtedness of DavCo Restaurants to the extent of the value of the assets securing such Secured Indebtedness; and

  •
  will be fully and unconditionally guaranteed by the Guarantors.

The Note Guarantees

        The notes will be fully and unconditionally guaranteed by all of DavCo Restaurants' Domestic Subsidiaries, including DavCo Operations.

        Each guarantee of the notes:

  •
  will be a general unsecured obligation of the Guarantor;

  •
  will be subordinated in right of payment to all existing and future Senior Indebtedness of each Guarantor;

  •
  will be pari passu in right of payment with all existing and future Pari Passu Indebtedness of each Guarantor; and

  •
  will be effectively subordinated to any Secured Indebtedness of that Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

        As of the date of the indenture, all of our Subsidiaries will be "Restricted Subsidiaries." However, under the circumstances described below under the caption "—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries," we will be permitted to designate certain of our Subsidiaries as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. Our Unrestricted Subsidiaries will not guarantee the notes.

Maturity and Interest

        The notes will mature on                        , 2016.

        Interest on the notes will accrue at the rate of            % per annum and will be payable quarterly in arrears on                ,                ,                 and                 of each year, commencing on                        , 2004. DavCo Restaurants will make each interest payment to the holders of record on the immediately preceeding                ,                 ,                 and                , respectively.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid or provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

        Within 30 days prior to the maturity of the notes, DavCo Restaurants will use its reasonable efforts to list or quote the outstanding shares of its Class A common stock on the securities exchange(s) or automated securities quotation system(s), if any, on which the EISs will then be listed or quoted, in addition to any other securities exchange on which the Class A common stock is then listed.

Ranking

        The Indebtedness evidenced by the notes will be unsecured senior subordinated Indebtedness of DavCo Restaurants, will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash of all existing and future Senior Indebtedness of DavCo Restaurants and will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of DavCo Restaurants. The notes will be effectively subordinated to any Secured Indebtedness of DavCo Restaurants to the extent of the value of the assets securing such Secured Indebtedness. However, payment from the money or the proceeds of Government Securities held in any defeasance or similar trust described under "—Legal Defeasance and Covenant Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

        The Indebtedness evidenced by each Note Guarantee will be unsecured senior subordinated Indebtedness of the applicable Guarantor, will be subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash of all existing and future Senior Indebtedness of such Guarantor, including the Senior Indebtedness of each Guarantor represented by such Guarantor's guarantee of the Credit Agreement, and will rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of such Guarantor. The Note Guarantees will be effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

        As of December 28, 2003, on an as adjusted basis to give effect to the offering of EISs and the senior subordinated notes (not in the form of EISs) as if they had occurred on that date, (i) DavCo Restaurants would have had $            in Senior Indebtedness outstanding, $                        of which would have been Secured Indebtedness, (ii) DavCo Restaurants would have had $                        in Pari Passu Indebtedness outstanding other than the notes, (iii) the Guarantors would have had $                        in Senior Indebtedness outstanding, $                         of which would have been Secured Indebtedness, and (iv) the Guarantors would have had $                        in Pari Passu Indebtedness outstanding other than the Note Guarantees. Under the indenture, DavCo Restaurants and its Restricted Subsidiaries, including the Guarantors, will be able to incur a substantial amount of additional Indebtedness, including Senior Indebtedness, under certain circumstances. See "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" below.

        As a holding company, DavCo Restaurants has no operations and is dependent on the cash flow of its subsidiaries and other entities to meet its own obligations, including the payment of interest and principal obligations on the notes when due. As of December 28, 2003, on an as adjusted basis to give effect to this offering as if it had occurred on that date, the total liabilities of DavCo Restaurants' subsidiaries were approximately $                        , including trade payables. Although the indenture will limit the incurrence of Indebtedness by DavCo Restaurants and the issuance of preferred stock of certain of DavCo Restaurants' subsidiaries, such limitation is subject to a number of significant qualifications.

        "Senior Indebtedness" with respect to DavCo Restaurants or any Guarantor means all Indebtedness of DavCo Restaurants or such Guarantor, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to DavCo Restaurants or any Subsidiary of DavCo Restaurants whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including make-whole payments, fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the date of the indenture or thereafter incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are not superior in right of payment to the notes or such Guarantor's Guarantee, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable, (i) any obligation of DavCo Restaurants to any Subsidiary of DavCo Restaurants or of such Guarantor to DavCo Restaurants or any Subsidiary of DavCo Restaurants, (ii) any liability for Federal, state, local or other taxes owed or owing by DavCo Restaurants or such Guarantor, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities), (iv) any obligations with respect to any Capital Stock, (v) any Indebtedness or Obligations of DavCo Restaurants or such Guarantor which is Pari Passu Indebtedness and (vi) any Indebtedness incurred in violation of the indenture.

        "Pari Passu Indebtedness" means (i) with respect to DavCo Restaurants, the notes and any other senior subordinated Indebtedness of DavCo Restaurants, other than Senior Indebtedness or Secured Indebtedness of DavCo Restaurants and (ii) with respect to any Guarantor, its Note Guarantee and any other senior subordinated Indebtedness of such Guarantor, other than Senior Indebtedness or Secured Indebtedness of such Guarantor.

        Only Senior Indebtedness or Secured Indebtedness of DavCo Restaurants or a Guarantor will rank senior to the notes or the relevant Note Guarantee in accordance with the provisions of the indenture. The notes and each Note Guarantee will in all respects rank pari passu with all other Pari Passu Indebtedness of DavCo Restaurants and the relevant Guarantor, respectively.

        DavCo Restaurants may not pay principal of, premium (if any) or interest on, the notes or make any deposit pursuant to the provisions described under "—Legal Defeasance and Covenant Defeasance" below and may not otherwise purchase, redeem or otherwise retire any notes (except that Holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under "—Legal Defeasance and Covenant Defeasance" below so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the notes without violating the subordination provisions described herein or any other material agreement binding on DavCo Restaurants) (collectively, "pay the notes") if (i) a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness occurs and is continuing beyond any applicable grace period or any other amount owing in respect of any Designated Senior Indebtedness is not paid when due, or (ii) any other default on Designated Senior Indebtedness occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full (except that Holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under "—Legal Defeasance and Covenant Defeasance" so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the notes without violating the subordination provisions described in the indenture or any other material agreement binding DavCo Restaurants.) However, DavCo Restaurants may pay the notes without regard to the foregoing if DavCo Restaurants and the trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (i) or (ii) of the immediately preceding sentence has occurred and is continuing. In addition to the foregoing, during the continuance of any default (other than a default described in clause (i) or (ii) of the second preceding sentence) with respect to any Designated Senior Indebtedness pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or upon the expiration of any applicable grace periods, DavCo Restaurants may not pay the notes for a period (a "Payment Blockage Period") commencing upon the receipt by the trustee (with a copy to DavCo Restaurants) of written notice (a "Payment Blockage Notice") of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (i) by written notice to the trustee and DavCo Restaurants from the Person or Persons who gave such Payment Blockage Notice, (ii) by repayment in full of such Designated Senior Indebtedness or (iii) because the default giving rise to such Payment Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, DavCo Restaurants may resume payments on the notes after the end of such Payment Blockage Period. In no event may the total number of days during which any Payment Blockage Period or Periods is in effect extend beyond the 179 days from the date of receipt by the Trustee of the relevant Blockage Notice or exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this provision, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days.

        Upon any payment or distribution of the assets of DavCo Restaurants upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to DavCo Restaurants or its property, the holders of Senior Indebtedness will be entitled to receive payment in full in cash of the Senior Indebtedness before the holders of notes are entitled to receive any payment, and until the Senior Indebtedness is paid in full in cash, any payment or distribution to which holders of notes would be entitled, except as otherwise provided for in the subordination provisions of the indenture, will be made to holders of the Senior Indebtedness as their interests may appear (except that holders of notes may receive and retain (i) Permitted Junior Securities, and (ii) payments made from the trust described under "—Legal Defeasance and Covenant Defeasance" so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the notes without violating the subordination provisions described herein or any other material agreement binding on DavCo Restaurants). If a distribution is made to holders of notes that due to the subordination provisions of the indenture should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and to make payment to the holders of Senior Indebtedness as their interests may appear.

        After the occurrence of an Event of Default, DavCo Restaurants or the trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of such occurrence. If any Designated Senior Indebtedness is outstanding, DavCo Restaurants may not pay the notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such occurrence and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

        By reason of such subordination provisions contained in the indenture, in the event of insolvency, creditors of DavCo Restaurants who are holders of Senior Indebtedness may recover more, ratably, than the holders of notes.

        The indenture will contain identical subordination provisions relating to each Guarantor's obligations under its Note Guarantee.

Methods of Receiving Payments on the Notes

        If a holder of notes has given wire transfer instructions to DavCo Restaurants, DavCo Restaurants will pay, or cause to be paid, all principal, interest and premium, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless DavCo Restaurants elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

        The trustee will initially act as paying agent and registrar. DavCo Restaurants may change the paying agent or registrar without prior notice to the holders of the notes, and DavCo Restaurants or any of its Restricted Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

        A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. DavCo Restaurants will not be required to transfer or exchange any note selected for redemption. Also, DavCo Restaurants will not be required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Note Guarantees

        Each of DavCo Restaurants' current and future Domestic Subsidiaries will irrevocably, jointly and severally, fully and unconditionally guarantee the notes on an unsecured subordinated basis as primary obligors and not merely as sureties, (as described under "—Ranking" above) and the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of DavCo Restaurants under the indenture and the notes, whether for payment of principal of, premium, if any, or interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the "Guaranteed Obligations"). Such Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the trustee or the holders in enforcing any rights under the Guarantees. Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor after giving effect to all of its other contingent and fixed liabilities (including without limitation all of its obligations under or with respect to the Credit Agreement) without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, DavCo Restaurants will cause each future Domestic Subsidiary to execute and deliver to the trustee a supplemental indenture pursuant to which such Restricted Subsidiary will guarantee payment of the notes. See "—Certain Covenants—Additional Note Guarantees" below.

        A Guarantor may not sell, assign, transfer, convey or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into or wind up into (whether or not such Guarantor is the surviving Person) another Person, other than DavCo Restaurants or another Guarantor, unless:

  (1)
  immediately after giving effect to that transaction, no Default or Event of Default exists; and

  (2)
  either:

  (a)
  the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of that Guarantor under the indenture and its Note Guarantee pursuant to a supplemental indenture reasonably satisfactory to the trustee; or

  (b)
  the Net Proceeds of such sale or other disposition are applied in accordance with the "Asset Sale" provisions of the indenture.

        Subject to certain limitations described in the indenture, the successor Guarantor will succeed to, and be substituted for, such Guarantor under the indenture and such Guarantor's Guarantee. Notwithstanding the foregoing clause, a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States so long as the amount of Indebtedness of the Guarantor is not increased thereby.

        The Note Guarantee of a Guarantor will be released:

  (1)
  in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation or wind up) to a Person that is not (either before or after giving effect to such transaction) DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

  (2)
  in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants, if the sale or other disposition complies with the "Asset Sale" provisions of the indenture;

  (3)
  if DavCo Restaurants designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

  (4)
  upon legal defeasance of the indenture as provided below under the captions "—Legal Defeasance and Covenant Defeasance"; or

  (5)
  if such Guarantor no longer constitutes a Domestic Subsidiary.

See "—Repurchase at the Option of Holders—Asset Sales."

Optional Redemption

        At any time prior to            , 2009 DavCo Restaurants may redeem all or a part of the notes, at its option, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, to the date of redemption, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        Except pursuant to the preceding paragraph, the notes will not be redeemable at DavCo Restaurants' option prior to            , 2009.

        At any time and from time to time on or after                        , 2009, DavCo Restaurants may redeem all or a part of the notes, at its option, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on                        of the years indicated below, subject to the rights of holders of notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2009		%
2010		%
2011		%
2012 and thereafter	100.000%

        Unless DavCo Restaurants defaults in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

        Unless we default in payment of the redemption price, on and after the date of redemption, interest will cease to accrue on such notes or the portions called for redemption.

        Any exercise by DavCo Restaurants of its option to redeem the notes, in whole or in part, will result in an automatic separation of the EISs.

Mandatory Redemption

        DavCo Restaurants is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Selection and Notice of Notes for Redemption

        If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption on a pro rata basis unless otherwise required by law or applicable stock exchange requirements.

        Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its address last shown upon the registry books of DavCo Restaurants' registrar, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

        If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of notes called for redemption.

Acceleration Forbearance Periods

        Except in the event of an event of bankruptcy or insolvency, the maturity of the principal amount of the senior subordinated notes may not be accelerated and the principal amount will not become due and payable, prior to the scheduled maturity date, for a period beginning on the date notice is provided to Wendy's International by the trustee in accordance with the indenture with respect to the occurrence of an Event of Default and ending 45 days after such date.

Repurchase at the Option of Holders

Change of Control

        If a Change of Control occurs, each holder of notes will have the right to require DavCo Restaurants to repurchase all or any part of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer (subject to the conditions required by applicable law, if any), DavCo Restaurants will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest to the date of purchase, subject to the rights of holders of notes on the relevant record date to receive interest due on the relevant interest payment date.

        Within 30 days following any Change of Control, unless DavCo Restaurants has exercised its right to redeem the notes as described under the heading "—Optional Redemption," DavCo Restaurants will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. In order to exercise this repurchase right, a holder must separate its EISs into the shares of Class A common stock and the notes represented thereby. Any repurchase of notes pursuant to a Change of Control Offer will result in the automatic separation of the EISs.

        Any Change of Control Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws in connection with the repurchase of notes pursuant to the Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, DavCo Restaurants' compliance with those laws and regulations will not in and of itself cause a breach of its obligations under the indenture.

        On the Change of Control Payment Date, DavCo Restaurants will, to the extent lawful:

  (1)
  accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

  (2)
  deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

  (3)
  deliver or cause to be delivered to the trustee the notes properly accepted together with an Officer's Certificate stating the aggregate principal amount of notes or portions of notes being purchased by DavCo Restaurants.

        The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any. DavCo Restaurants will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The provisions described above that require DavCo Restaurants to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that DavCo Restaurants repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

        DavCo Restaurants will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by DavCo Restaurants and purchases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "—Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

        In the event that at the time of such Change of Control the terms of any Senior Indebtedness restrict or prohibit the repurchase of notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for above but in any event within 90 days following any Change of Control, DavCo Restaurants shall (i) repay in full all such Senior Indebtedness or offer to repay in full all such Senior Indebtedness and repay the Senior Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing such Senior Indebtedness to permit the repurchase of the notes as provided for above.

        No assurances can be given that DavCo Restaurants will have funds available or otherwise will be able to purchase any notes upon the occurrence of a Change of Control. The provisions of the indenture relating to a Change of Control in and of themselves may not afford holders of the notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving us that may adversely affect holders of the notes if such transaction is not the type of transaction included within the definition of a Change of Control. A transaction involving management or Affiliates of DavCo Restaurants likewise will result in a Change of Control only if it is the type of transaction specified by the definition. The existence of the foregoing provisions relating to a Change of Control may or may not deter a third party from seeking to acquire us in a transaction which constitutes a Change of Control and may or may not discourage or make more difficult the removal of incumbent management.

        The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of DavCo Restaurants and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require DavCo Restaurants to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of DavCo Restaurants and its Subsidiaries taken as a whole to another Person or group may be uncertain.

        The provisions of the indenture related to DavCo Restaurants' obligations to make a Change of Control Offer may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the notes then outstanding.

Asset Sales

        DavCo Restaurants will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

  (1)
  permitted under the Amended Wendy's Consent;

  (2)
  DavCo Restaurants (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

  (3)
  at least 75% of the consideration received in the Asset Sale by DavCo Restaurants or such Restricted Subsidiary is in the form of cash or Cash Equivalents. For purposes of this provision, each of the following will be deemed to be cash:

  (a)
  any liabilities, as shown on DavCo Restaurants' most recent consolidated balance sheet, of DavCo Restaurants or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Note Guarantee) that are assumed by the transferee of any such assets and DavCo Restaurants or such Restricted Subsidiary is released from further liability;

  (b)
  any securities, notes or other obligations received by DavCo Restaurants or any such Restricted Subsidiary from such transferee that are converted by DavCo Restaurants or such Restricted Subsidiary into cash within 180 days after such Asset Sale, to the extent of the cash received in that conversion; and

  (c)
  any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

        Any Asset Sale pursuant to a condemnation, appropriation or other similar taking, including by deed in lieu of condemnation, or pursuant to the foreclosure or other enforcement of a Permitted Lien or exercise by the related lienholder of rights with respect to any of the foregoing, including by deed or assignment in lieu of foreclosure, will not be required to satisfy the conditions set forth in the preceding paragraph. Within 360 days after the receipt of any Net Proceeds from an Asset Sale, DavCo Restaurants (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Proceeds, at its option:

  (1)
  to permanently reduce Obligations under the Credit Agreement or to permanently repay, prepay or purchase Senior Indebtedness, Pari Passu Indebtedness (provided that if DavCo Restaurants shall so repay Pari Passu Indebtedness, it will equally and ratably repay the notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, the pro rata principal amount of notes) and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce the related commitments;

  (2)
  to make an investment in any one or more businesses which is a Permitted Business, or to acquire all or substantially all of the assets of another Permitted Business, or to acquire any Capital Stock of another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of DavCo Restaurants;

  (3)
  to make a capital expenditure;

  (4)
  to make an investment in properties or assets that replace the properties and assets that are the subject of such Asset Sale or to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; or

  (5)
  any combination of the foregoing clauses (1) through (4).

        In the case of clause (2), (3) and (4) above, DavCo Restaurants will be deemed to have complied with its obligations in the preceding paragraph if it enters into a binding commitment to acquire such assets or Capital Stock or make such capital expenditure prior to 360 days after the receipt of the applicable Net Proceeds; provided that such binding commitment will be subject only to customary conditions and such acquisition is completed within 180 days following the expiration of the aforementioned 360 day period. If the acquisition or capital expenditure contemplated by such binding commitment is not consummated on or before such 180th day, and DavCo Restaurants has not applied the applicable Net Proceeds for another purpose permitted by the preceding paragraph on or before such 180th day, such commitment shall be deemed not to have been a permitted application of Net Proceeds. Pending the final application of any Net Proceeds, DavCo Restaurants may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

        Any Net Proceeds from Asset Sales that are not applied or invested as provided in the second paragraph of this covenant will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, within 30 days thereof, DavCo Restaurants will make an Asset Sale Offer to all holders of notes and all holders of other Pari Passu Indebtedness with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redemption with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other Pari Passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, DavCo Restaurants may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and such other Pari Passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

        In order to exercise this repurchase right, a holder must separate its EIS into the shares of Class A common stock and the notes represented thereby. Any repurchase of notes pursuant to an Asset Sale Offer will result in the automatic separation of the EISs.

        Any Asset Sale Offer will be made in compliance with all applicable laws, rules and regulations, including, if applicable, Regulation 14E under the Exchange Act and the rules thereunder and all other applicable Federal and state securities laws. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, DavCo Restaurants' compliance with those laws and regulations will not in and of itself cause a breach of its obligations under this covenant.

        If more notes are tendered pursuant to an Asset Sale Offer than DavCo Restaurants is required to purchase, selection of such notes for purchase will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis or by such other method as the trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements).

        Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder's registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

        A new note in principal amount equal to the unpurchased portion of any note purchased in part will be issued in the name of the holder thereof upon cancellation of the original note. On and after the purchase date unless DavCo Restaurants defaults in payment of the purchase price, interest shall cease to accrue on notes or portions thereof purchased.

        The agreements governing outstanding Senior Indebtedness currently restrict DavCo Restaurants from purchasing any notes, and also provide that certain change of control or asset sale events with respect to DavCo Restaurants would constitute a default under these agreements. Any future credit agreement or other agreements relating to Senior Indebtedness to which DavCo Restaurants becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when DavCo Restaurants is prohibited from purchasing notes, DavCo Restaurants could seek the consent of its senior lenders to the purchase of notes or could attempt to refinance the borrowings that contain such prohibition. If DavCo Restaurants does not obtain a consent or does not repay such borrowings, DavCo Restaurants will remain prohibited from purchasing notes. In such case, DavCo Restaurants' failure to purchase tendered notes would constitute an Event of Default under the indenture which could, in turn, constitute a default under such Senior Indebtedness. In such circumstances, the subordination provisions in the indenture would likely restrict payments to the holders of notes.

Covenants Relating to EISs

        Recombination of Notes and Class A Common Stock into EISs.    The indenture will provide that as long as any notes are outstanding, any holder of notes and shares of Class A common stock may after 45 days from the date hereof, at any time and from time to time, recombine these securities to form EISs.

        Procedures Relating to Subsequent Issuances.    The indenture will provide that, in the event there is a subsequent issuance of Additional Notes, each holder of the notes or the EISs (as the case may be) agrees that a portion of such holder's notes (whether held directly in book-entry form or held as part of EISs) will be exchanged, without any further action of such holder, for a portion of the Additional Notes purchased by the holders of such Additional Notes, such that following any such additional issuance and exchange each holder of the notes or the EISs (as the case may be) owns an indivisible unit composed of the notes and Additional Notes of each issuance in the same proportion as each other holder, and the records will be revised to reflect each such exchange without any further action of such holder. The aggregate principal amount of the notes owned by each holder will not change as a result of such exchange. Any Additional Notes will be guaranteed by the Guarantors on the same basis as the notes. See "Material U.S. Federal Income Tax Consequences—Senior Subordinated Notes—Exchange Rights and Additional Issuances." Any such automatic exchange should not impair the rights any holder would otherwise have to assert a claim against us or the underwriters, with respect to the full amount of notes purchased by such holder except for the possibility that holders of subsequently issued senior subordinated notes having original issue discount may not be able to collect the unamortized portion of the original issue discount in the event of an acceleration of the senior subordinated notes or bankruptcy of DavCo Restaurants or any of the Guarantors.

Certain Covenants

Restricted Payments

        DavCo Restaurants will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

  (1)
  declare or pay any dividend or make any other payment or distribution on account of DavCo Restaurants' or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving DavCo Restaurants or any of its Restricted Subsidiaries) or to the direct or indirect holders of DavCo Restaurants' or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified

    Stock) of DavCo Restaurants and other than dividends or distributions payable to DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants);

  (2)
  purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving DavCo Restaurants) any Equity Interests (other than any such Equity Interest owned by a wholly-owned Restricted Subsidiary of DavCo Restaurants) of DavCo Restaurants or any direct or indirect parent of DavCo Restaurants; or

  (3)
  make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (3) being collectively referred to as "Restricted Payments"),

unless, at the time of and after giving effect to such Restricted Payment, no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment and:

  (1)
  if the Fixed Charge Coverage Ratio for DavCo Restaurants' four most recent fiscal quarters for which internal financial statements are available is not less than 1.6 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by DavCo Restaurants and its Restricted Subsidiaries since the beginning of such four-fiscal quarter period, is less than the sum, without duplication of:

  (a)
  Available Cash Flow with respect to DavCo Restaurants' four most recent fiscal quarters for which internal financial statements are available; plus

  (b)
  100% of the aggregate net cash proceeds received by DavCo Restaurants since the date of the indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of DavCo Restaurants (other than Disqualified Stock, but including the Capital Stock portion of the EISs) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of DavCo Restaurants that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of DavCo Restaurants) including Equity Interests issued upon conversion of any Indebtedness; plus

  (c)
  100% of the Fair Market Value as of the date of issuance of any Equity Interests (other than Disqualified Stock, but including the Capital Stock portion of the EISs) issued by DavCo Restaurants since the date of the indenture as consideration for the purchase by DavCo Restaurants or any of its Restricted Subsidiaries of all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business (including by means of a merger, consolidation or other business combination permitted under the indenture); plus

  (d)
  to the extent that any Restricted Investment that was made after the date of the indenture is sold for cash or other property or otherwise liquidated or repaid for cash, the lesser of (i) the cash return of capital with respect to such Restricted Investment or the Fair Market Value of such other property (less the cost of disposition, if any) and (ii) the initial amount of such Restricted Investment; plus

    (e)
    100% of the aggregate amount received in cash by DavCo Restaurants and the Fair Market Value of property other than cash received by DavCo Restaurants from the sale (other than to DavCo Restaurants or a Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution or dividend from an Unrestricted Subsidiary; plus

    (f)
    to the extent that any Unrestricted Subsidiary of DavCo Restaurants designated as such after the date of the indenture is redesignated as a Restricted Subsidiary after the date of the indenture or merges or consolidates with or into, or transfers or conveys all its assets to or is liquidated into, DavCo Restaurants or any of its Restricted Subsidiaries, the lesser of (i) the Fair Market Value of DavCo Restaurants' Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of the indenture (the amount determined at any time pursuant to items (b), (c), (d), (e) and (f) being referred to as the "Incremental Funds"); minus

    (g)
    the aggregate amount of Restricted Payments made in reliance on Incremental Funds pursuant to this clause (1) or clause (2) below; or

  (2)
  if the Fixed Charge Coverage Ratio for DavCo Restaurants' four most recent fiscal quarters for which internal financial statements are available is less than 1.6 to 1.0, such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by DavCo Restaurants and its Restricted Subsidiaries since the beginning of the fiscal quarter in which such Restricted Payment is made (such Restricted Payments for purposes of this clause (2) meaning only distributions on DavCo Restaurants' common stock), is less than the sum, without duplication, of:

  (a)
  $    million less the aggregate amount of all Restricted Payments made by DavCo Restaurants pursuant to this clause (2)(a) during the period ending on the last day of the fiscal quarter of DavCo Restaurants immediately preceding the fiscal quarter in which such Restricted Payment is made and beginning on the date of the indenture, plus

  (b)
  Incremental Funds to the extent not previously expended pursuant to this clause (2) or clause (1) above;

    provided that only Restricted Payments that are distributions on DavCo Restaurants' common stock may be made pursuant to this clause (2).

        The preceding provisions will not prohibit:

  (i)
  the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or distribution or notice, the dividend or distribution or redemption payment would have complied with the provisions of the indenture;

  (ii)
  so long as no Default has occurred and is continuing, or would be caused thereby, the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the sale within 10 business days (other than to a Subsidiary of DavCo Restaurants) of, Equity Interests of DavCo Restaurants (other than Disqualified Stock, but including the Capital Stock portion of the EISs) or from the contribution of common equity capital to DavCo Restaurants within 10 business days; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from clause (1)(b) of the preceding paragraph;

  (iii)
  the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of DavCo Restaurants to the holders of its Equity Interests on a pro rata basis;

  (iv)
  so long as no Default has occurred and is continuing or would be caused thereby, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of DavCo Restaurants or any Restricted Subsidiary of DavCo Restaurants held by any current or former officer, director or employee or consultant of DavCo Restaurants or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option plan or any other management or employee benefit plan or agreement, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any calendar year; provided, further, that such amount in any calendar year may be increased by an amount not to exceed the cash proceeds received by DavCo Restaurants or any of its Restricted Subsidiaries (to the extent contributed to DavCo Restaurants) from sales of Equity Interests (other than Disqualified Stock, but including the Capital Stock portion of the EISs) of DavCo Restaurants to officers, directors or employees of DavCo Restaurants or any of its Restricted Subsidiaries that occur after the date of the indenture (provided that the amount of such cash proceeds used for any such repurchase, redemption, acquisition or retirement will not increase the amount available for Restricted Payments under clause (1)(b) of the preceding paragraph and provided that DavCo Restaurants may elect to apply all or any portion of the aggregate increase contemplated by this proviso in any calendar year); provided, further, that cancellation of Indebtedness owing to DavCo Restaurants from directors, employees, consultants or members of management of DavCo Restaurants or any Restricted Subsidiary in connection with a repurchase of Equity Interests of DavCo Restaurants will not be deemed to constitute a Restricted Payment;

  (v)
  the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

  (vi)
  so long as no Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends or distributions to holders of any class or series of Disqualified Stock of DavCo Restaurants or any Restricted Subsidiary of DavCo Restaurants issued on or after the date of the indenture in accordance with the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (vii)
  payments of dividends or distributions to DavCo Restaurants solely to enable it to make payments to holders of its Capital Stock in lieu of the issuance of fractional shares of its Capital Stock;

  (viii)
  so long as no Default has occurred and is continuing or would be caused thereby, the acquisition of any shares of Disqualified Stock of DavCo Restaurants in exchange for other shares of Disqualified Stock of DavCo Restaurants or with the net cash proceeds from an issuance of Disqualified Stock by DavCo Restaurants within 10 business days of such issuance, in each case that is permitted to be issued under the covenant described below under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (ix)
  so long as no Default has occurred and is continuing or would be caused thereby, other Restricted Payments in an aggregate amount not to exceed $1.0 million since the date of the indenture;

  (x)
  the repurchase of shares of our common stock on the closing date of this offering or on the closing date of the exercise of the over-allotment option with respect to the EISs or as set forth in the underwriting agreement or the exchange of the shares of our common stock for Additional Notes pursuant to the amended and restated stockholders agreement;

provided, however, that for purposes of determining the aggregate amount expended for Restricted Payments in accordance with clauses (1) and (2) immediately above, only the amounts expended under clauses (i) and (vi) immediately above shall be included.

        If DavCo Restaurants' Net Cash Balance is less than $             million at the end of any fiscal year beginning with the fiscal year ended January 1, 2005, then until the earlier of (a) the first fiscal year end thereafter at which DavCo Restaurants' Net Cash Balance equals or exceeds $             million and (b) the first fiscal quarter end thereafter at which DavCo Restaurants' Net Cash Balance equals or exceeds $             million, the amount of Available Cash that DavCo Restaurants may use to make dividends or other distributions on its common stock pursuant to the second clause (1) of the first paragraph of this covenant shall be reduced to 98% thereof.

        For purposes of this covenant, the amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by DavCo Restaurants or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant shall be determined in good faith by DavCo Restaurants and (A) in the event of property with a Fair Market Value in excess of $2.0 million, shall be set forth in an Officers' Certificate or (B) in the event of property with a Fair Market Value in excess of $4.0 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of DavCo Restaurants. For purposes of determining compliance with this covenant, in the event that a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (i) through (x) above or is entitled to be made pursuant to the first paragraph of this covenant, DavCo Restaurants will be permitted, in its sole discretion, to classify the Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

        DavCo Restaurants will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt), and DavCo Restaurants will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that DavCo Restaurants may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Guarantors may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for DavCo Restaurants' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

        The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

  (1)
  the incurrence by DavCo Restaurants or any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of DavCo Restaurants and its Restricted Subsidiaries thereunder) not to exceed $25 million;

  (2)
  the incurrence by DavCo Restaurants and its Restricted Subsidiaries of the Existing Indebtedness;

  (3)
  the incurrence by DavCo Restaurants and the Guarantors of Indebtedness represented by the notes and the related Note Guarantees to be issued on the date of the indenture;

  (4)
  the incurrence by DavCo Restaurants or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of design, lease, construction, installation or improvement of property (real or personal), plant or equipment used in the business of DavCo Restaurants or any of its Restricted Subsidiaries (whether through the direct purchase of assets or the Equity Interests of any Person owning such assets), in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4), not to exceed the greater of 7.5% of Total Tangible Assets at the time of the incurrence or $7.5 million at any time outstanding;

  (5)
  the incurrence by DavCo Restaurants or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by the indenture to be incurred under the first paragraph of this covenant or clauses (2), (3), (4), (5) or (14) of this paragraph;

  (6)
  the incurrence by DavCo Restaurants or any of its Restricted Subsidiaries of intercompany Indebtedness between or among DavCo Restaurants and any of its Restricted Subsidiaries; provided, however, that:

  (a)
  if DavCo Restaurants or any Guarantor is the obligor on such Indebtedness and the payee is not DavCo Restaurants or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes, in the case of DavCo Restaurants, or the Note Guarantee, in the case of a Guarantor; and

  (b)
  (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants, will be deemed, in each case, to constitute an incurrence of such Indebtedness by DavCo Restaurants or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

  (7)
  the issuance by any of the Restricted Subsidiaries to DavCo Restaurants or to any other of its Restricted Subsidiaries of shares of preferred stock; provided, however, that:

  (a)
  any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants; and

  (b)
  any sale or other transfer of any such preferred stock to a Person that is not either DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants;

    will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (7);

  (8)
  the incurrence by DavCo Restaurants or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

  (9)
  the guarantee by DavCo Restaurants or any of its Restricted Subsidiaries of Indebtedness of DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants that was permitted to be incurred under the terms of the indenture;

  (10)
  the incurrence by DavCo Restaurants or any of its Restricted Subsidiaries of Indebtedness in respect of bankers' acceptances, performance, bid and surety bonds and completion guarantees provided in the ordinary course of business;

  (11)
  the incurrence by DavCo Restaurants or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business;

  (12)
  the incurrence of Indebtedness arising from agreements of DavCo Restaurants or any of its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or a Subsidiary, other than the guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that:

  (a)
  such Indebtedness is not reflected on the balance sheet of DavCo Restaurants or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (a)); and

  (b)
  the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the Fair Market Value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by DavCo Restaurants and Restricted Subsidiaries in connection with such disposition;

  (13)
  the incurrence of Indebtedness owed to any Person in connection with worker's compensation, self-insurance, health, disability or other employee benefits or property, casualty or liability insurance provided by such Person to DavCo Restaurants or any of its Restricted Subsidiaries, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business and consistent with past practices;

  (14)
  pledges, deposits or payments made or given in the ordinary course of business in connection with or to secure contractual, statutory, regulatory or similar obligations, including obligations under health, safety or environmental obligations, security and similar deposits arising under leases or arising from guarantees to suppliers, lessors, licensees, contractors, franchisees or customers of obligations, other than Indebtedness, made in the ordinary course of business;

  (15)
  the incurrence of Indebtedness by DavCo Restaurants or any of its Restricted Subsidiaries issued to directors, officers or employees of DavCo Restaurants or any of its Restricted Subsidiaries in connection with the redemption or purchase of Capital Stock that, by its terms, is subordinated to the notes, is not secured by any assets of DavCo Restaurants or any of its Restricted Subsidiaries and does not require cash payments prior to the Stated Maturity of the notes, in an aggregate principal amount at any time outstanding not to exceed $1.0 million;

  (16)
  the incurrence by DavCo Restaurants or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $5.0 million;

  (17)
  the incurrence of Indebtedness by DavCo Restaurants in the form of Senior Subordinated Notes in connection with the conversion into EISs of shares of our Class B common stock by holders thereof provided that (a) no Event of Default has occurred and is continuing at the time of such issuance and (b) the ratio of the aggregate principal amount of such Senior Subordinated Notes over the number of additional shares issued to holders of shares of our

    Class B common stock upon conversion shall not exceed the equivalent ratio with respect to the EISs outstanding prior to such issuance and, in each case, the incurrence of the related Note Guarantees in respect of such Senior Subordinated Notes by the Guarantors;

  (18)
  Indebtedness or Disqualified Stock of Persons that are acquired by DavCo Restaurants or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the indenture; provided, however, that such Indebtedness or Disqualified Stock is not incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided further, however, that after giving effect to such acquisition and the incurrence of such Indebtedness either (i) DavCo Restaurants would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this covenant, or (ii) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition; and

  (19)
  Indebtedness of DavCo Restaurants or any Restricted Subsidiary Incurred to finance the acquisition (including without limitation by way of a merger) of Capital Stock of any Person engaged in, or assets used or useful in, a Permitted Business, provided that after giving effect to such acquisition and the Incurrence of such Indebtedness the Fixed Charge Coverage Ratio of DavCo Restaurants calculated for the most recently ended twelve-month period for which internal financial instruments are available is not less than 2.0 to 1.0.

        For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (19) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, DavCo Restaurants will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Indebtedness under Credit Facilities outstanding on the date on which notes are first issued and authenticated under the indenture will initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that DavCo Restaurants or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

        The amount of any Indebtedness outstanding as of any date will be:

  (1)
  the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

  (2)
  the principal amount of the Indebtedness, in the case of any other Indebtedness; and

  (3)
  in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

  (a)
  the Fair Market Value of such assets at the date of determination; and

  (b)
  the amount of the Indebtedness of the other Person.

Limitation on Layering

        DavCo Restaurants will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to any Senior Indebtedness of DavCo Restaurants and senior in right of payment to the notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is contractually subordinate or junior in right of payment to the Senior Indebtedness of such Guarantor and senior in right of payment to such Guarantor's Note Guarantee. No such Indebtedness will be considered to be senior by virtue of being secured on a first or junior priority basis.

Liens

        DavCo Restaurants will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind (other than Permitted Liens) to secure Indebtedness of any kind on any asset now owned or hereafter acquired, unless all payments due under the indenture and the notes are secured on an equal and ratable basis with the obligations so secured (or, if such obligations are subordinated by their terms to the notes or the Note Guarantees, prior to the obligations so secured) until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

        DavCo Restaurants will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

  (1)
  pay dividends or make any other distributions on its Capital Stock to DavCo Restaurants or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to DavCo Restaurants or any of its Restricted Subsidiaries;

  (2)
  make loans or advances to DavCo Restaurants or any of its Restricted Subsidiaries; or

  (3)
  transfer any of its properties or assets to DavCo Restaurants or any of its Restricted Subsidiaries.

        However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

  (1)
  agreements governing Existing Indebtedness and any other agreements, including Credit Facilities, as in effect on the date of the indenture and any amendments, restatements, modifications, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

  (2)
  the indenture, the notes, Additional Notes and the Note Guarantees;

  (3)
  applicable law, rule, regulation or order;

  (4)
  any instrument governing Indebtedness or Capital Stock of a Person acquired by DavCo Restaurants or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the indenture to be incurred;

  (5)
  customary non-assignment provisions in contracts, licenses and other commercial agreements entered into in the ordinary course of business;

  (6)
  customary provisions contained in leases, purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

  (7)
  any agreement for the sale or other disposition of all or substantially all of the Capital Stock or assets of a Restricted Subsidiary that restricts distributions, loans, advances or transfers of property by that Restricted Subsidiary pending the sale or other disposition;

  (8)
  Permitted Refinancing Indebtedness; provided that the encumbrances or restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are, in the good faith judgment of the senior management or Board of Directors of DavCo Restaurants, not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

  (9)
  any restriction on the transfer of assets under any Lien permitted under the indenture imposed by the holder of the Lien;

  (10)
  provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business or with the approval of DavCo Restaurants' Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements; and

  (11)
  restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

Merger, Consolidation or Sale of Assets

        DavCo Restaurants will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not DavCo Restaurants is the surviving entity); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets (such amounts to be computed on a consolidated basis) of DavCo Restaurants and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

  (1)
  either: (a) DavCo Restaurants is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than DavCo Restaurants) or to which such sale, assignment, transfer, conveyance or other disposition has been made is either (i) a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia or (ii) a partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

  (2)
  the Person formed by or surviving any such consolidation or merger (if other than DavCo Restaurants) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of DavCo Restaurants under the notes and the indenture pursuant to agreements reasonably satisfactory to the trustee;

  (3)
  immediately after such transaction, no Default or Event of Default exists;

  (4)
  DavCo Restaurants or the Person formed by or surviving any such consolidation or merger (if other than DavCo Restaurants), or to which such sale, assignment, transfer, conveyance or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, either:

    (a)
    be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock"; or

    (b)
    have a Fixed Charge Coverage Ratio that is equal to or greater than the Fixed Charge Coverage Ratio of DavCo Restaurants immediately prior to such consolidation, merger, sale, assignment, transfer, conveyance or other disposition; and

  (5)
  such merger, consolidation, sale, assignment, transfer, conveyance or other disposition is not in violation of the Amended Wendy's Consent.

        In addition, DavCo Restaurants will not, directly or indirectly, lease all or substantially all of the properties and assets of it and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person.

        This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

  (1)
  a merger of DavCo Restaurants with an Affiliate solely for the purpose of reincorporating DavCo Restaurants in another jurisdiction; or

  (2)
  any consolidation or merger, or any sale, assignment, transfer, conveyance, lease or other disposition of assets between or among DavCo Restaurants and its Restricted Subsidiaries.

Transactions with Affiliates

        DavCo Restaurants will not, and will not permit any of its Restricted Subsidiaries to, on or after the date of the indenture, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of DavCo Restaurants (each, an "Affiliate Transaction") involving aggregate consideration in excess of $2.5 million, unless:

  (1)
  the Affiliate Transaction is on terms that are not materially less favorable to DavCo Restaurants or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by DavCo Restaurants or such Restricted Subsidiary with a Person that is not an Affiliate of DavCo Restaurants; and

  (2)
  DavCo Restaurants delivers to the trustee:

  (a)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $2.5 million, a resolution of the Board of Directors of DavCo Restaurants set forth in an Officer's Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of DavCo Restaurants or, if none, a disinterested representative appointed by the Board of Directors for such purpose; and

  (b)
  with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to DavCo Restaurants or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view or that such Affiliate Transaction is not materially less favorable to DavCo Restaurants and its Restricted Subsidiaries than could reasonably be expected to be obtained in a comparable transaction with a Person that is not an Affiliate of DavCo Restaurants, as issued by an accounting, appraisal or investment banking firm of national standing.

        The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

  (1)
  any employment agreement, officer or director indemnification agreement or any similar arrangement entered into by DavCo Restaurants or any of its Restricted Subsidiaries in the ordinary course of business and payments pursuant thereto;

  (2)
  transactions between or among DavCo Restaurants and/or its Restricted Subsidiaries;

  (3)
  transactions with a Person (other than an Unrestricted Subsidiary of DavCo Restaurants) that is an Affiliate of DavCo Restaurants solely because DavCo Restaurants owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

  (4)
  fees and compensation paid to officers and employees and consultants of DavCo Restaurants or any Restricted Subsidiaries, to the extent such fees and compensation are reasonable and customary, and payment of reasonable directors' fees to Persons who are not otherwise Affiliates of DavCo Restaurants;

  (5)
  any issuance or sale of Equity Interests (other than Disqualified Stock) or EISs of DavCo Restaurants to Affiliates, employees, officers and directors of DavCo Restaurants or any of its Restricted Subsidiaries;

  (6)
  Permitted Investments and Restricted Payments that are permitted by the provisions of the indenture described above under the caption "—Restricted Payments";

  (7)
  maintenance in the ordinary course of business of customary benefit programs or arrangements for employees, officers or directors, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans;

  (8)
  loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

  (9)
  any agreement as in effect and entered into as of the date of the indenture, including the amended and restated stockholders agreement and registration rights agreement, or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the date of the indenture;

  (10)
  any transaction or series of transactions between DavCo Restaurants or any Restricted Subsidiary and any of their Joint Ventures; provided that (a) such transaction or series of transactions is in the ordinary course of business between DavCo Restaurants or such Restricted Subsidiary and such Joint Venture and (b) with respect to any such Affiliate Transaction involving aggregate consideration in excess of $1.0 million, such Affiliate Transaction complies with clause (1) of the preceding paragraph and such Affiliate Transaction has been approved by the Board of Directors of DavCo Restaurants;

  (11)
  any service, purchase, lease, supply or similar agreement entered into in the ordinary course of business between DavCo Restaurants or any Restricted Subsidiary and any Affiliate that is a customer, client, supplier or purchaser or seller of goods or services, so long as the senior management or Board of Directors of DavCo Restaurants determines in good faith that any such agreement is on terms no less favorable to DavCo Restaurants or such Restricted

    Subsidiary than those that could be obtained in a comparable arms'-length transaction with an entity that is not an Affiliate; and

  (12)
  the payment of all fees and expenses related to this offering.

Business Activities

        DavCo Restaurants will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to DavCo Restaurants and its Restricted Subsidiaries taken as a whole, as reasonably determined in good faith by the Board of Directors of DavCo Restaurants.

Additional Note Guarantees

        If DavCo Restaurants or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary after the date of the indenture, then that newly acquired or created Domestic Subsidiary will become a Guarantor and execute a supplemental indenture and deliver an opinion of counsel (subject to customary assumptions and exceptions) satisfactory to the trustee within 10 business days of the date on which it was acquired or created provided that any Domestic Subsidiary that constitutes an Immaterial Subsidiary need not become a Guarantor until such time as it ceases to be an Immaterial Subsidiary. Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering the Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Designation of Restricted and Unrestricted Subsidiaries

        The Board of Directors of DavCo Restaurants may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary the aggregate Fair Market Value of all outstanding Investments owned by DavCo Restaurants and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the covenant described above under the caption "—Restricted Payments" or under the definition of Permitted Investments, as determined by DavCo Restaurants. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors of DavCo Restaurants may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

        Any designation of a Subsidiary of DavCo Restaurants as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officer's Certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption "—Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of DavCo Restaurants as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," DavCo Restaurants will be in default of such covenant. The Board of Directors of DavCo Restaurants may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of DavCo Restaurants; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of DavCo Restaurants of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "—Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

        DavCo Restaurants will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

        Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, DavCo Restaurants will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the SEC's rules and regulations:

  (1)
  all quarterly and annual reports that would be required to be filed with the SEC on Forms 10-Q and 10-K if DavCo Restaurants were required to file such reports; and

  (2)
  all current reports that would be required to be filed with the SEC on Form 8-K if DavCo Restaurants were required to file such reports.

provided, however, that the availability of the foregoing materials on the SEC's EDGAR service or on DavCo Restaurants' website shall be deemed to satisfy DavCo Restaurants' delivery obligations hereunder.

        All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10 K will include a report on DavCo Restaurants' consolidated financial statements by DavCo Restaurants' certified independent accountants. In addition, DavCo Restaurants will file a copy of each of the reports referred to in clauses (1) and (2) above with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the SEC will not accept such a filing) and will make such information available to securities analysts and prospective investors upon request.

        If at any time DavCo Restaurants is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, DavCo Restaurants will nevertheless continue filing the reports specified in the preceding paragraphs of this covenant with the SEC within the time periods specified above unless the SEC will not accept such a filing. DavCo Restaurants will not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept DavCo Restaurants' filings for any reason, DavCo Restaurants will post the reports referred to in the preceding paragraphs on its website within the time periods that would apply if DavCo Restaurants were required to file those reports with the SEC.

        If DavCo Restaurants has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of DavCo Restaurants and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of DavCo Restaurants.

        In addition, DavCo Restaurants and the Guarantors agree that, for so long as any notes remain outstanding, if at any time they are not required to file the reports required by the preceding paragraphs, they will furnish to the holders of notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

        Each of the following will be an "Event of Default" under the indenture:

  (1)
  default continued for 30 consecutive days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture;

  (2)
  default in the payment when due (at its Stated Maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the notes, whether or not prohibited by the subordination provisions of the indenture described under "—Ranking" above;

  (3)
  failure by DavCo Restaurants or any of its Restricted Subsidiaries to comply with the provisions described under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets";

  (4)
  failure by DavCo Restaurants or any of its Restricted Subsidiaries for 30 days to comply with the provisions described under the captions "—Repurchase at the Option of the Holders—Change of Control" or "—Asset Sales";

  (5)
  failure by DavCo Restaurants or any of its Restricted Subsidiaries for 60 days after written notice to DavCo Restaurants by the trustee or the holders of at least 25% in aggregate principal amount of the notes then outstanding voting as a single class to comply with any of the other agreements in the indenture;

  (6)
  default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by DavCo Restaurants or any of its Restricted Subsidiaries or the payment of which is guaranteed by DavCo Restaurants or any of its Restricted Subsidiaries (other than intercompany Indebtedness) whether such Indebtedness now exists, or is created after the date of the indenture, if that default:

  (a)
  is caused by a failure to pay principal of, or interest or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

  (b)
  results in the acceleration of such Indebtedness prior to its express maturity;

    and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more;

  (7)
  failure by DavCo Restaurants or any of its Restricted Subsidiaries to pay a final judgment (other than judgments which are covered by insurance) entered by a court or courts of competent jurisdiction in excess of $5.0 million, which judgment is not paid, discharged or stayed for a period of 60 days after its entry or if an enforcement proceeding thereon is commenced and not discharged or stayed within 60 days thereafter;

  (8)
  except as permitted by the indenture, any Note Guarantee is held in any judicial proceeding to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

  (9)
  a payment of dividends by DavCo Restaurants on its common stock (A) during the continuance of an Event of Default, (B) pursuant to clause (1) under "Restricted Payments" when the then available financial statements presented to the board of directors show a Fixed Charge Coverage Ratio of less than 1.6 to 1.0, or (C) pursuant to clause (2) under "Restricted Payments," when the then available financial statements presented to the board of directors show that the amount of dividends exceeds the amount permitted to be paid under such clause; and

  (10)
  certain events of bankruptcy or insolvency described in the indenture with respect to DavCo Restaurants or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary.

        In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to DavCo Restaurants, any Restricted Subsidiary of DavCo Restaurants that is a Significant Subsidiary or any group of Restricted Subsidiaries of DavCo Restaurants that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, subject to any acceleration forbearance described under "Acceleration Forbearance Periods," the trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes by notice to DavCo Restaurants may declare all the notes to be due and payable immediately.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal, interest or premium, if any.

        Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest, when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

  (1)
  such holder has previously given the trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in aggregate principal amount of the then outstanding notes have requested the trustee to pursue the remedy;

  (3)
  such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

  (5)
  holders of a majority in aggregate principal amount of the then outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

        The holders of a majority in aggregate principal amount of the then outstanding notes by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or premium, if any, on, or the principal of, the notes or an Event of Default under clause (9) of the first paragraph of this Event of Default section.

        DavCo Restaurants is required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, DavCo Restaurants is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees, Affiliates and Stockholders

        No past, present or future director, officer, employee, direct or indirect incorporator, Affiliate, stockholder or controlling Person, of DavCo Restaurants or any Guarantor, as such, or any successor entity, will have any liability for any obligations of DavCo Restaurants or the Guarantors under the notes, the indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

        Except for certain obligations, DavCo Restaurants may at its option and at any time elect to terminate all its obligations under the outstanding notes and indenture and all obligations of the Guarantors with respect to their Note Guarantees ("Legal Defeasance"). If Legal Defeasance occurs, DavCo Restaurants and the Guarantors will be deemed to have paid and discharged all amounts owed under the notes and the Note Guarantees, and the indenture will cease to be of further effect as to the notes and Note Guarantees, except for:

  (1)
  the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium, if any, on, such notes when such payments are due from the trust referred to below;

  (2)
  DavCo Restaurants' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

  (3)
  the rights, powers, trusts, duties and immunities of the trustee, and DavCo Restaurants' and the Guarantors' obligations in connection therewith; and

  (4)
  the Legal Defeasance and Covenant Defeasance provisions of the indenture.

        In addition, DavCo Restaurants may, at its option and at any time, elect to terminate its obligations and the obligations of the Guarantors with respect to certain covenants (including its obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "—Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  DavCo Restaurants must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium, if any, on, the outstanding notes on the stated date for payment thereof or on the applicable redemption date, as the case may be, and DavCo Restaurants must specify whether the notes are being defeased to such stated date for payment or to a particular redemption date;

  (2)
  in the case of Legal Defeasance, DavCo Restaurants must deliver to the trustee an opinion of counsel (subject to customary assumptions and exceptions) reasonably acceptable to the trustee confirming that (a) DavCo Restaurants has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel (subject to customary assumptions and exceptions) will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, DavCo Restaurants must deliver to the trustee an opinion of counsel (subject to customary assumptions and exceptions) reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which DavCo Restaurants or any Guarantor is a party or by which DavCo Restaurants or any Guarantor is bound;

  (5)
  such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which DavCo Restaurants or any of its Subsidiaries is a party or by which DavCo Restaurants or any of its Subsidiaries is bound;

  (6)
  DavCo Restaurants must deliver to the trustee an Officer's Certificate stating that the deposit was not made by DavCo Restaurants with the intent of preferring the holders of notes over the other creditors of DavCo Restaurants with the intent of defeating, hindering, delaying or defrauding any creditors of DavCo Restaurants or others; and

  (7)
  DavCo Restaurants must deliver to the trustee an Officer's Certificate and an opinion of counsel (subject to customary assumptions and exceptions), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the indenture or the notes or the Note Guarantees may be amended, modified or supplemented with the consent of the holders of at least a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes) and any past or existing Default or Event of Default or compliance with any provision of the indenture or the notes or the Note Guarantees may be waived with the consent of the holders of a majority in aggregate principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

        Without the consent of each holder of notes affected, an amendment, modification, supplement or waiver may not (with respect to any notes held by a non-consenting holder):

  (1)
  reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

  (2)
  reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders");

  (3)
  reduce the rate of or change the time for payment of interest, including default interest, on any note;

  (4)
  waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the then outstanding notes and a waiver of the payment default that resulted from such acceleration);

  (5)
  make any note payable in money other than that stated in the notes;

  (6)
  make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium, if any, on, the notes;

  (7)
  waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "—Repurchase at the Option of Holders");

  (8)
  except in connection with an offer by DavCo Restaurants to purchase all notes, (a) waive an Event of Default under clause (9) under the first paragraph of "—Events of Default and Remedies", or (b) amend the covenant described above under the caption "—Certain Covenants—Restricted Payments" in any way that would permit DavCo Restaurants to take any action described in clauses (1) or (2) of the first paragraph of such covenant when it would not have otherwise been permitted to take such action under the terms of such covenant as in effect on the date of the indenture;

  (9)
  release any Guarantor from any of its obligations under its Note Guarantee or the indenture, except in accordance with the terms of the indenture;

  (10)
  make any change to the subordination or ranking provisions of the indenture or the related definitions that adversely affect the right of any Holder; or

  (11)
  make any change in the preceding amendment, supplement and waiver provisions which require each holder's consent.

        Notwithstanding the preceding, without the consent of any holder of notes, DavCo Restaurants, the Guarantors and the trustee may amend, modify or supplement the indenture or the notes or the Note Guarantees:

  (1)
  to cure any ambiguity, omission, defect or inconsistency;

  (2)
  to provide for uncertificated notes in addition to or in place of certificated notes;

  (3)
  to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of DavCo Restaurants' or a Guarantor's to holders of notes and Note Guarantees in the case of a merger or consolidation or sale of all or substantially all of DavCo Restaurants' or such Guarantor's assets, as applicable;

  (4)
  to add Guarantees with respect to the notes, to secure the notes or to surrender any right or power conferred upon DavCo Restaurants or to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the rights of any holder under the indenture, the notes or the Note Guarantees;

  (5)
  to comply with requirements of the SEC in connection with the qualification of the indenture under the Trust Indenture Act;

  (6)
  to conform the text of the indenture, the Note Guarantees or the notes to any provision of this description of the notes to the extent that such provision in this description of the notes was intended to be a verbatim recitation of a provision of the indenture, the Note Guarantees or the notes;

  (7)
  to provide for the issuance of Additional Notes in accordance with the limitations set forth in the indenture as of the date of the indenture;

  (8)
  to comply with the provisions of DTC or the trustee with respect to the provisions of the indenture and the notes relating to transfers and exchanges of notes or beneficial interests in the notes; or

  (9)
  to evidence the release of any Guarantor permitted to be released under the terms of the indenture or to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the notes.

        The consent of the holders of notes is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

        After an amendment under the indenture becomes effective, DavCo Restaurants is required to mail to holders of notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of notes, or any defect therein, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

  (1)
  either:

  (a)
  all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by DavCo Restaurants or any Guarantor and thereafter repaid to DavCo Restaurants or discharged from their trust, have been delivered to the trustee for cancellation; or

  (b)
  all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and DavCo Restaurants or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the notes not delivered to the trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

  (2)
  no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which DavCo Restaurants or any Guarantor is a party or by which DavCo Restaurants or any Guarantor is bound;

  (3)
  DavCo Restaurants or any Guarantor has paid or caused to be paid all sums payable by it under the indenture; and

  (4)
  DavCo Restaurants has delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or on the redemption date, as the case may be.

        In addition, DavCo Restaurants must deliver an Officer's Certificate and an opinion of counsel (subject to customary assumptions and exceptions) to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

        If the trustee becomes a creditor of DavCo Restaurants or any Guarantor, the indenture limits the right of the trustee to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue as trustee (if the indenture has been qualified under the Trust Indenture Act) or resign.

        The holders of a majority in aggregate principal amount of the notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

        Except as set forth below, the notes will be issued in registered, global form. Notes will be issued at the closing of this offering only against payment in immediately available funds.

        The notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes"). The Global Notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

        Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form ("Certificated Notes") except in the limited circumstances described below. See "—Exchange of Global Notes for Certificated Notes." Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form.

        Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

Depository Procedures

        The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the DTC's settlement system and are subject to changes by it. DavCo Restaurants takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

        DTC has advised DavCo Restaurants that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

        DTC has also advised DavCo Restaurants that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

        Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors who are not Participants may hold their interests therein indirectly through organizations which are Participants. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

        Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, DavCo Restaurants and the trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither DavCo Restaurants, the trustee nor any agent of DavCo Restaurants or the trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

        DTC has advised DavCo Restaurants that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or DavCo Restaurants. Neither DavCo Restaurants nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and DavCo Restaurants and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Transfers between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

        DTC has advised DavCo Restaurants that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

        Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of DavCo Restaurants, the trustee and any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

        A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (a) notifies DavCo Restaurants that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, DavCo Restaurants fails to appoint a successor depositary;

  (2)
  DavCo Restaurants, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing a Default or Event of Default with respect to the notes.

        In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

        DavCo Restaurants will make, or cause to be made, payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. DavCo Restaurants will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The notes represented by the Global Notes are expected to be eligible to trade in The PORTALSM Market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. DavCo Restaurants expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Certain Definitions

        Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all defined terms used therein, as well as any other capitalized terms used herein for which no definition is provided.

        "Acquired Debt" means, with respect to any specified Person:

  (1)
  Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

  (2)
  Indebtedness secured by a Lien encumbering any asset acquired by such specified Person;

provided that the amount of Acquired Debt only at the time so acquired will include the accreted value together with any interest thereon that is more than 30 days past due; provided, further, that Indebtedness of such other Person that is redeemed, defeased, retired or otherwise repaid at the time, or immediately upon consummation, of the transaction by which such other Person is merged with or into or became a Restricted Subsidiary of such Person will not be Acquired Debt.

        "Adjusted EBITDA" means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

  (1)
  an amount equal to any extraordinary loss plus any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

  (2)
  provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

  (3)
  the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

  (4)
  any non-recurring fees, expenses or charges related to any (i) securities offering, (ii) Permitted Investment, (iii) acquisition or (iv) Indebtedness permitted to be Incurred by the indenture, in any case, whether or not successful, deducted in such period in computing Consolidated Net Income; plus

  (5)
  one-time severance costs incurred in connection with acquisitions deducted in such period in computing Consolidated Net Income; plus

  (6)
  if the applicable period includes the fiscal quarter ended March 30, 2003, $302,000; plus if the applicable period includes the fiscal quarter ended June 29, 2003, $136,000 and plus if the applicable period includes the fiscal quarter ended September 28, 2003, $906,000; plus

  (7)
  depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses or charges were deducted in computing such Consolidated Net Income; plus

  (8)
  fees and expenses related to the offering not to exceed $         million in the aggregate actually incurred within three months of the date of the indenture to the extent, and solely to the extent, that such fees and expenses were deducted in computing Consolidated Net Income; plus

  (9)
  any non-recurring other losses, or loss on the disposal of fixed assets (impaired or otherwise); minus

  (10)
  non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than any items which represent the reversal of an accrual of, or cash reserve for, anticipated cash charges in any prior period; minus

  (11)
  cash lease payments not already deducted in computing such Consolidated Net Income; minus

  (12)
  non-recurring other income, or gain on disposal of fixed assets (impaired or otherwise);

in each case, on a consolidated basis and determined in accordance with GAAP.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock (on a fully diluted basis) of a Person will be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

        "Amended Wendy's Consent" means the amended and restated agreement and consent to assignment dated            , 2004 entered into among DavCo Restaurants, DavCo Operations, certain existing equity investors and Wendy's International.

        "Applicable Premium" means, with respect to any note on any redemption date, the greater of:

  (1)
  1.0% of the principal amount of the note; or

  (2)
  the excess of:

  (a)
  the present value at such redemption date of (i) the redemption price of the note at            , 2009, plus (ii) all required interest payments due on the note through            , 2009 (excluding accrued but unpaid interest to the redemption date), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

  (b)
  the principal amount of the note, if greater.

        "Asset Sale" means:

  (1)
  the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of DavCo Restaurants and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "—Repurchase at the Option of Holders—Change of Control" and/or the provisions described above under the caption "—Certain Covenants—Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

  (2)
  the issuance or sale of Equity Interests in any Restricted Subsidiaries (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than DavCo Restaurants or a Restricted Subsidiary) or the sale of Equity Interests in any of its Subsidiaries.

        Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

  (1)
  any single transaction or series of related transactions that involves (a) assets having a Fair Market Value of less than $1.5 million or (b) Net Proceeds of less than $1.5 million;

  (2)
  a transfer of property or assets between or among DavCo Restaurants and its Restricted Subsidiaries;

  (3)
  an issuance of Equity Interests by a Restricted Subsidiary of DavCo Restaurants to DavCo Restaurants or to a Restricted Subsidiary of DavCo Restaurants;

  (4)
  the sale, lease, conveyance or other disposition of products, services, inventory, equipment or accounts receivable in the ordinary course of business, or any sale, lease, conveyance or other disposition of damaged, worn-out, obsolete, negligible or surplus assets in the ordinary course of business;

  (5)
  the sale or other disposition of cash or Cash Equivalents or Investment Grade Securities;

  (6)
  the surrender or waiver of contract rights, the settlement, release or surrender of contract, tort or other litigation claims in the ordinary course of business, and the granting of (or permitted realization of) Liens not prohibited by the indenture;

  (7)
  a Restricted Payment that complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments" or a Permitted Investment;

  (8)
  any exchange of like property pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, for use in a Permitted Business;

  (9)
  sales of assets received by DavCo Restaurants upon the foreclosure on a Lien; and

  (10)
  any single transaction or series of related transactions that involve sales of assets of the Friendly's restaurant operations.

        "Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

        "Available Cash" means, with respect to any specified Person for any period, the Adjusted EBITDA of that Person for such period, minus the sum of the following, each determined for such period on a consolidated basis:

  (1)
  cash taxes paid for such Person and its Restricted Subsidiaries; plus

  (2)
  cash interest expense paid by such Person and its Restricted Subsidiaries, whether or not capitalized (including, without limitation, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of all payments made or received pursuant to Hedging Obligations in respect of interest rates); plus

  (3)
  additions to property, plant and equipment and other capital expenditures of such Person and its Restricted Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of such Person and its Restricted Subsidiaries for such period prepared in accordance with GAAP, except to the extent financed by Asset Sales proceeds, the incurrence of Indebtedness or the issuance of Equity Interests or EISs; plus

  (4)
  the aggregate principal amount of long-term Indebtedness repaid by such Person and its Restricted Subsidiaries and the repayment by such Person and any Restricted Subsidiary of any short-term Indebtedness that financed capital expenditures referred to in clause (3) above, excluding any such repayments (a) under working capital facilities (except to the extent that such Indebtedness so repaid was incurred to finance capital expenditures as described in clause (3) above), (b) out of Net Proceeds of Assets Sales as provided in "—Repurchase at the Option of Holders—Asset Sales" and (c) through a refinancing or repayment involving the use of Asset Sales proceeds, the incurrence of new long-term Indebtedness or through the issuance of Equity Interests or EISs.

        "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

        "Board of Directors" means:

  (1)
  with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

  (2)
  with respect to a partnership, the Board of Directors of the general partner of the partnership;

  (3)
  with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

  (4)
  with respect to any other Person, the board or committee of such Person serving a similar function.

        "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

        "Capital Stock" means:

  (1)
  in the case of a corporation, corporate stock, including, without limitation, corporate stock represented by EISs and corporate stock outstanding upon the separation of EISs into the securities represented thereby;

  (2)
  in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

  (3)
  in the case of a partnership or limited liability company, partnership interests or membership interests (whether general or limited); and

  (4)
  any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

        "Cash Equivalents" means:

  (1)
  United States dollars and Canadian dollars and other foreign currency exchanged into U.S. within 180 days;

  (2)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

  (3)
  certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of "B" or better;

  (4)
  repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

  (5)
  commercial paper having one of the two highest ratings obtainable from Moody's Investors Service, Inc. or Standard & Poor's Rating Services and, in each case, maturing within one year after the date of acquisition;

  (6)
  readily marketable direct obligations issued by any State of the United States of America or any political subdivision thereof having maturities of not more than one year from the date of acquisition and having one of the two highest rating categories obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Rating Services;

  (7)
  Indebtedness or preferred stock issued by a Person having one of the two highest rating categories obtainable from either Moody's Investors Services, Inc. or Standard & Poor's Rating Services; and

  (8)
  investment funds investing at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (7) of this definition.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of DavCo Restaurants and its Subsidiaries taken as a whole to any

    "person" (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

  (2)
  the adoption of a plan relating to the liquidation or dissolution of DavCo Restaurants;

  (3)
  the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of DavCo Restaurants, measured by voting power rather than number of shares; or

  (4)
  the first day on which a majority of the members of the Board of Directors of DavCo Restaurants are not Continuing Directors.

        "Change of Control Offer" has the meaning assigned to that term in the indenture governing the notes.

        "Change of Control Payment Date" has the meaning assigned to that term in the indenture governing the notes.

        "Consolidated Net Income" means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

  (1)
  the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash (or to the extent converted into cash) to the specified Person or a Restricted Subsidiary of the Person;

  (2)
  the Net Income of any Restricted Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income to such Person and its Restricted Subsidiaries is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders unless such restrictions with respect to the payment of dividends or in similar distributions have been legally waived; and

  (3)
  the cumulative effect of a change in accounting principles will be excluded.

        "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of DavCo Restaurants who:

  (1)
  was a member of such Board of Directors on the date of the indenture; or

  (2)
  was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

        "Credit Agreement" means that certain Credit Agreement, to be dated as of            , 2004 by and among DavCo Restaurants, the Guarantors and SunTrust Bank, and the lenders from time to time party thereto, providing for up to $20.0 million of revolving credit borrowings and $7.5 million letters of credit, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) supplemented, waived, restructured, repaid, increased, refunded, refinanced (including by means of sales of debt securities to institutional investors) or otherwise modified in whole or in part from time to time.

        "Credit Facilities" means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, equipment financing, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise), supplemented, waived, restructured, repaid, increased, refunded, refinanced (including by means of sales of debt securities to institutional investors) or otherwise modified in whole or in part from time to time (whether upon or after termination or otherwise) supplemented, waived, restructured, repaid, increased, refunded, or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of written notice or both would be, an Event of Default under the indenture, as described in this prospectus under the heading "—Events of Default and Remedies".

        "Designated Senior Indebtedness" means the Indebtedness represented by the Credit Facilities so designated by DavCo Restaurants.

        "Disqualified Stock" means with respect to any Person, any Capital Stock of such Person that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require DavCo Restaurants to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that DavCo Restaurants may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "—Certain Covenants—Restricted Payments." Provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such 91st day after the maturity of the notes shall be deemed to be Disqualified Stock; provided further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of DavCo Restaurants or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by DavCo Restaurants in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability. Notwithstanding anything contrary herein, DavCo Restaurants' common stock that is exchangeable into Additional Notes upon transfer pursuant to the amended and restated stockholders agreement shall not be Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that DavCo Restaurants and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

        "Domestic Subsidiaries" means any Restricted Subsidiary of DavCo Restaurants that was formed under the laws of the United States or any state of the United States or the District of Columbia or that guarantees or otherwise provides direct credit support for any Indebtedness of DavCo Restaurants.

        "Enhanced Income Securities" or "EISs" mean the units of DavCo Restaurants comprised of the senior subordinated notes and Class A common stock.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

        "Existing Indebtedness" means Indebtedness of DavCo Restaurants and its Restricted Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the indenture, reduced to the extent such amounts are repaid, refinanced or retired.

        "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors of DavCo Restaurants (unless otherwise provided in the indenture).

        "Fixed Charge Coverage Ratio" means with respect to any specified Person for any period, the ratio of the Adjusted EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period.

        In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

  (1)
  acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in ownership of Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Adjusted EBITDA for such reference period will be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act;

  (2)
  the Adjusted EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

  (3)
  the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

  (4)
  any Person that is a Restricted Subsidiary on the Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

  (5)
  any Person that is not a Restricted Subsidiary on the Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

  (6)
  if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such

    Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

        "Fixed Charges" means, with respect to any specified Person for any period, the sum, without duplication, of:

  (1)
  the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

  (2)
  the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

  (3)
  any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

  (4)
  the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of DavCo Restaurants (other than Disqualified Stock) or to DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, determined on a consolidated basis in accordance with GAAP; minus

  (5)
  charges attributable to the amortization of expenses relating to this offering incurred within 180 days of the date of the indenture; minus

  (6)
  charges attributable to the write-off of deferred financing costs relating to the pay off of existing debt in an amount not to exceed $         million; minus

  (7)
  if the applicable period includes the fiscal quarter ended December 28, 2003, $5,746,000.

        "Franchise Agreements" means the Development Letter, the New Unit Franchise Agreements, and the Franchise Addendum Agreement, each dated as of August 13, 2003 by and among DavCo Restaurants, DavCo Operations and Wendy's International and the Amended and Restated Agreement and Consent to Assignment, dated as of April 16, 2004 among DavCo Restaurants, certain stockholders of DavCo Restaurants, DavCo Operations and Wendy's International, Inc.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession in the United States, which are in effect on the date of the indenture.

        "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection or standard contractual indemnities in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

        "Guarantors" means each of:

  (1)
  DavCo Restaurants Inc., DavCo Operations Inc., FriendCo Restaurants, Inc., Heron Realty Corporation, and MDF, Inc.; and

  (2)
  any other Subsidiary of DavCo Restaurants that executes a Note Guarantee in accordance with the provisions of the indenture;

and their respective successors and assigns, in each case, until the Note Guarantee of such Person has been released in accordance with the provisions of the indenture.

        "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

  (1)
  interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

  (2)
  other agreements or arrangements designed to manage interest rates or interest rate risk; and

  (3)
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

        "Immaterial Subsidiary" means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period do not exceed $100,000; provided that a Restricted Subsidiary will not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of DavCo Restaurants.

        "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

  (1)
  in respect of borrowed money;

  (2)
  evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

  (3)
  in respect of banker's acceptances;

  (4)
  representing Capital Lease Obligations in respect of sale and leaseback transactions;

  (5)
  representing the balance deferred and unpaid of the purchase price of any property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto, except any such balance that constitutes an accrued expense or trade payable or any similar obligation to trade creditors; or

  (6)
  representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet of the specified Person (other than the footnotes thereto) prepared in accordance with GAAP. In addition, the term "Indebtedness" (1) includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person; provided that if the holder of such Indebtedness has no recourse to such Person other than to the asset, the amount of such Indebtedness will be deemed to be equal to the lesser of the value of such asset and the amount of the obligation so secured) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person and (2) does not include account credits to participants under the LTIP or any successor or similar compensation plan.

        "Investment Grade Securities" means:

  (1)
  securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

  (2)
  debt securities or debt instruments with a rating of BBB—or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among DavCo Restaurants and its Subsidiaries; and

  (3)
  investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution.

        "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including guarantees or other obligations), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers in the ordinary course of business and commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If DavCo Restaurants or any Subsidiary of DavCo Restaurants sells or otherwise disposes of any Equity Interests of any direct or indirect Subsidiary of DavCo Restaurants such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of DavCo Restaurants, DavCo Restaurants will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of DavCo Restaurants' Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments." The acquisition by DavCo Restaurants or any Subsidiary of DavCo Restaurants of a Person that holds an Investment in a third Person will not be deemed to be an Investment by DavCo Restaurants or such Subsidiary in such third Person if the purpose of such acquisition by DavCo Restaurants or such Subsidiary was not the Investment in such third Person. Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

        "Joint Venture" means any joint venture between DavCo Restaurants and/or any Restricted Subsidiary and any other Person if such joint venture is:

  (1)
  owned 50% or less by DavCo Restaurants and/or any of its Restricted Subsidiaries; and

  (2)
  not directly or indirectly controlled by or under direct or indirect common control of DavCo Restaurants and/or any of its Restricted Subsidiaries.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement relating to a lien on an asset under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

        "Net Cash Balance" means, with respect to any specified Person for any fiscal period end, the amount of cash and cash equivalents set forth on such Person's balance sheet as of such period end minus the amount of any funded Indebtedness of such Person outstanding under any secured revolving credit facilities.

        "Net Income" means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

  (1)
  any gain (or loss), together with any related provision for taxes on such gain (or loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

  (2)
  any extraordinary gain (or loss), together with any related provision for taxes on such extraordinary gain (but not loss).

        "Net Proceeds" means the aggregate cash proceeds received by DavCo Restaurants or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale) taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

        "Non-Recourse Debt" means Indebtedness:

  (1)
  as to which neither DavCo Restaurants nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

  (2)
  no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of DavCo Restaurants or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

  (3)
  as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of DavCo Restaurants or any of its Restricted Subsidiaries.

        "Note Guarantee" means the Guarantee by each Guarantor of DavCo Restaurants' obligations under the indenture and the notes, executed pursuant to the provisions of the indenture.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities payable under the documentation governing any Indebtedness.

        "Officers' Certificate" means the officers' certificate to be delivered upon the occurrence of specified events as set forth in the indenture.

        "Permitted Business" means the business of DavCo Restaurants and its Subsidiaries as existing on the date of the indenture and any other businesses that are the same, similar or reasonably related, ancillary or complementary thereto and reasonable extensions thereof.

        "Permitted Investments" means:

  (1)
  any Investment in DavCo Restaurants or in a Restricted Subsidiary of DavCo Restaurants;

  (2)
  any Investment in Cash Equivalents;

  (3)
  any Investment by DavCo Restaurants or any Restricted Subsidiary of DavCo Restaurants in a Person, if as a result of such Investment:

  (a)
  such Person becomes a Restricted Subsidiary of DavCo Restaurants; or

  (b)
  such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, DavCo Restaurants or a Restricted Subsidiary of DavCo Restaurants;

  (4)
  any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "—Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

  (5)
  any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of DavCo Restaurants;

  (6)
  any Investments received (a) in compromise or resolution of (i) obligations of trade creditors or customers that were incurred in the ordinary course of business of DavCo Restaurants or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization, workout, or recapitalization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer or as a result of a foreclosure by DavCo Restaurants or any Restricted Subsidiary with respect to any secured Investment or transfer of title with respect to any secured Investment or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates; or (b) in satisfaction of judgments;

  (7)
  Investments represented by Hedging Obligations;

  (8)
  loans or advances to directors, officers, employees and consultants made in the ordinary course of business of DavCo Restaurants or the Restricted Subsidiary of DavCo Restaurants in an aggregate principal amount not to exceed $1.0 million at any one time outstanding, and account credits and payments to participants under the LTIP or any successor or other similar compensation plan;

  (9)
  repurchases of the notes;

  (10)
  intercompany Indebtedness to the extent permitted by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (11)
  loans by DavCo Restaurants in an aggregate principal amount not exceeding $2.0 million to employees of DavCo Restaurants or its Restricted Subsidiaries to finance the sale of DavCo Restaurants' Capital Stock or EISs by DavCo Restaurants to such employees; provided that the net cash proceeds from such sales respecting such loaned amounts will not be included in the calculation described in clause (1)(b) of the first paragraph of the covenant described above under the caption "—Certain Covenants—Restricted Payments";

  (12)
  any Investment in existence on the date of the indenture;

  (13)
  receivables owing to DavCo Restaurants or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

  (14)
  any Investment in any Person to the extent the Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by DavCo Restaurants or any of its Restricted Subsidiaries;

  (15)
  Investments the payment for which consists of Equity Interests of DavCo Restaurants (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (1)(c) of the "—Restricted Payments" covenant;

  (16)
  Guarantees issued in accordance with "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (17)
  any Investment by Restricted Subsidiaries in other Restricted Subsidiaries and investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries;

  (18)
  Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

  (19)
  Investment consisting of licensing, contribution, advertising and other matters required by any agreement with Wendy's International; and

  (20)
  other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (20) that are at the time outstanding, not to exceed $5.0 million; provided that if an Investment made pursuant to this clause (20) is made in any Person that is not a Restricted Subsidiary of DavCo Restaurants at the date of the making of the Investment and such Person becomes a Restricted Subsidiary after such date, such Investment will thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (20).

        "Permitted Junior Securities" means: debt or equity securities of DavCo Restaurants or any successor corporation issued pursuant to a plan of reorganization or readjustment of DavCo Restaurants that are subordinated to the payment of all then-outstanding Senior Indebtedness of DavCo Restaurants at least to the same extent that the notes are subordinated to the payment of all Senior Indebtedness of DavCo Restaurants on the issue date, so long as to the extent that any Senior Indebtedness of DavCo Restaurants outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, either (a) the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment or (b) such holders receive securities which constitute Senior Indebtedness and which have been determined by the relevant court to constitute satisfaction in full in cash of any Senior Indebtedness not paid in full in cash.

        "Permitted Liens" means:

  (1)
  Liens on assets of DavCo Restaurants or any of its Restricted Subsidiaries securing Senior Indebtedness that was permitted by the terms of the indenture to be incurred;

  (2)
  Liens in favor of DavCo Restaurants or any of the Guarantors;

  (3)
  Liens on property (including Capital Stock) of a Person existing at the time such Person is merged with or into or consolidated with or acquired by DavCo Restaurants or any Subsidiary of DavCo Restaurants; provided that such Liens were not incurred in contemplation of such merger, consolidation or acquisition and do not extend to any assets other than those of the Person merged into or consolidated with DavCo Restaurants or the Subsidiary;

  (4)
  Liens on property (including Capital Stock) existing at the time of acquisition of the property by DavCo Restaurants or any Subsidiary of DavCo Restaurants; provided that such Liens were not incurred in contemplation of, such acquisition;

  (5)
  Liens to secure the performance of statutory or public obligations, surety or appeal bonds, performance bonds, pledges or deposits to secure the performance of bids, tenders, trade contracts, government contracts, warranty requirements, contested taxes or payment of rent, leases or licenses or other obligations of a like nature or incurred in the ordinary course of business (including, without limitation, landlord Liens on leased real property) and rights of offset and set-off;

  (6)
  Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

  (7)
  Liens existing on the date of the indenture;

  (8)
  Liens for taxes, assessments or governmental charges or claims that are not yet due or payable or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (9)
  Liens imposed by law, such as carriers', warehousemen's, landlord's, materialmen's, repairmen's and mechanics' Liens, in each case, incurred in the ordinary course of business or other Liens arising out of judgments or awards against such Person;

  (10)
  survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (11)
  Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

  (a)
  the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

  (b)
  the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (x) the outstanding principal amount, or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (y) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge;

  (12)
  Liens in favor of customs and revenue authorities to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and other similar Liens arising in the ordinary course of business;

  (13)
  Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (14)
  any interest or title of a lessor under any Capital Lease Obligation permitted to be incurred under the indenture; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capital Lease Obligation;

  (15)
  Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be, incurred under the indenture, secured by a Lien on the same property securing such Hedging Obligations;

  (16)
  Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (17)
  leases or subleases granted to third Persons not materially interfering with the ordinary course of business of DavCo Restaurants or any of its Restricted Subsidiaries;

  (18)
  Liens (other than any Lien imposed by ERISA or any rule or regulation promulgated thereunder) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance, and other types of social security;

  (19)
  deposits made in the ordinary course of business to secure liability to insurance carriers;

  (20)
  Liens under licensing agreements for use of intellectual property entered into in the ordinary course of business;

  (21)
  judgment Liens not giving rise to an Event of Default;

  (22)
  Liens on the assets of a Restricted Subsidiary of DavCo Restaurants that is not a Guarantor securing Indebtedness of that Restricted Subsidiary; provided that such Indebtedness was permitted to be incurred by the covenant described above under the caption "—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock";

  (23)
  Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by DavCo Restaurants or any of its Restricted Subsidiaries in the ordinary course of business;

  (24)
  Liens incurred in the ordinary course of business of DavCo Restaurants or any Subsidiary of DavCo Restaurants with respect to obligations that do not exceed $5.0 million at any one time outstanding;

  (25)
  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by DavCo Restaurants and its Restricted Subsidiaries in the ordinary course of business;

  (26)
  Liens in favor of DavCo Restaurants;

  (27)
  Liens on equipment of DavCo Restaurants granted in the ordinary course of business to DavCo Restaurants' clients at which such equipment is located;

  (28)
  Liens encumbering deposits made in the ordinary course of business to secure obligations arising from statutory, regulatory, contractual or warranty requirements, including rights of offset and set-off;

  (29)
  Liens on the Equity Interests of Unrestricted Subsidiaries securing obligations of Unrestricted Subsidiaries not otherwise prohibited by the indenture; and

  (30)
  Liens on leasehold interests in certain of DavCo Restaurants' restaurants with a value in the aggregate of not less than $10 million (this value based on a multiple of EBITDA attributable to the restaurants subject to such Liens) securing DavCo Restaurants' obligations to Wendy's under the Franchise Agreements.

        "Permitted Refinancing Indebtedness" means any Indebtedness of DavCo Restaurants or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of DavCo Restaurants or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

  (1)
  the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

  (2)
  such Permitted Refinancing Indebtedness has a final maturity date later than or the same as the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

  (3)
  if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

  (4)
  such Indebtedness is incurred either by DavCo Restaurants or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged.

        "Person" means any individual, corporation, limited liability company, joint stock company, joint venture, partnership, limited liability partnership, association, unincorporated organization, trust, governmental regulatory entity, country, state, agency or political subdivision thereof, municipality, county, parish or other entity.

        "Principals" means the members of management of DavCo Restaurants or any of its Restricted Subsidiaries as of the date of the indenture constituting the management investors and any permitted transferees or additional or successor management investors.

        "Related Party" means:

  (1)
  any controlling stockholder, 66 2/3% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

  (2)
  any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding a 66 2/3% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

        "Representative" means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

        "Secured Indebtedness" means any Indebtedness of DavCo Restaurants or any Subsidiary secured by a Lien.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of the indenture.

        "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

        "Subsidiary" means, with respect to any specified Person:

  (1)
  any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

  (2)
  any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

        "Total Tangible Assets" means the total consolidated tangible assets of DavCo Restaurants and its Restricted Subsidiaries, as shown on the most recent balance sheet of DavCo Restaurants.

        "Treasury Rate" means, as of any redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to                        , 2009; provided, however, that if the period from the redemption date to                        , 2009 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

        "Unrestricted Subsidiary" means any Subsidiary of DavCo Restaurants that is designated by the Board of Directors of DavCo Restaurants as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

  (1)
  has no Indebtedness other than Non-Recourse Debt;

  (2)
  except as permitted by the covenant described above under the caption "—Certain Covenants—Transactions with Affiliates," is not party to any agreement, contract, arrangement or understanding with DavCo Restaurants or any Restricted Subsidiary of DavCo Restaurants unless the terms of any such agreement, contract, arrangement or understanding are not materially less favorable to DavCo Restaurants or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of DavCo Restaurants;

  (3)
  is a Person with respect to which neither DavCo Restaurants nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

  (4)
  has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of DavCo Restaurants or any of its Restricted Subsidiaries.

        "Voting Stock" of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the number of years obtained by dividing:

  (1)
  the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

  (2)
  the then outstanding principal amount of such Indebtedness.

SHARES ELIGIBLE FOR FUTURE SALE

        Future sales or the availability for sale of substantial amounts of EISs or shares of our Class A common stock or a significant principal amount of our senior subordinated notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Upon completion of this offering, we will have    EISs outstanding, in respect of in the aggregate    shares of our Class A common stock and $    million aggregate principal amount of our senior subordinated notes and an additional $         million aggregate principal amount of our senior subordinated notes (not in the form of EISs). These EISs and senior subordinated notes (not in the form of EISs) will be freely tradable without restriction or further registration under the Securities Act of 1933, unless the EISs or senior subordinated notes are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933. Upon completion of this offering, the existing equity investors will own shares of Class B common stock representing an aggregate    % ownership interest in us after the offering, or    % if the underwriters' over-allotment option with respect to the EISs is exercised in full. Beginning on the 181st day after the consummation of this offering, holders of shares of our Class B common stock will have certain rights to exchange or cause the exchange of their shares of our Class B common stock for the equivalent value of EISs, as determined at the initial public offering price. However, until the second anniversary of the consummation of this offering, our franchise agreements with Wendy's will prohibit the management investors from exercising this exchange right and our stockholders agreement will prohibit the holders of shares of our Class B common stock from exercising this exchange right if following the exchange, the holders of shares of our Class B common stock would hold less than          shares of our Class B common stock (representing 10% of our common stock equity at the closing of this offering, as determined at the initial public offering price). In addition, our shares of our Class B common stock may not be exchanged for EISs if a default exists under our franchise agreements with Wendy's or if a default (including non-payment of interest on our senior subordinated notes, when due) exists under the indenture governing our senior subordinated notes.

        We anticipate that the existing equity investors will have demand and piggyback registration rights for the issuance and resale of the EISs they receive upon conversion of their Class B common stock. Certain existing equity investors will have piggyback registration rights for EISs they receive upon exchange of shares of Class B common stock. Registration rights may not be exercised during the lock-up period and holders of Class B common stock may not transfer any shares during the 180 day lock-up period. See "Related Party Transactions—Amendment and Restatement of Stockholders Agreement" and "—Registration Rights Agreement."

        We may issue shares of our Class A common stock or senior subordinated notes, which may be in the form of EISs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock or senior subordinated notes, which may be in the form of EISs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our Class A common stock or senior subordinated notes, which may be in the form of EISs, or other securities in connection with any such acquisitions and investments or otherwise.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

        The following discussion, insofar as it relates to matters of United States federal tax law and regulations or legal conclusions with respect thereto, constitutes the opinion of Torys LLP as to the material United States federal income tax consequences of the purchase, ownership and disposition of EISs, senior subordinated notes and common stock as of the date hereof by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). Except where noted, the following discussion deals only with EISs, senior subordinated notes and common stock held as capital assets by holders who acquired EISs or senior subordinated notes (not in the form of EISs) upon their original issuance at their initial offering price and does not deal with special situations, such as those of:

  •
  dealers in securities or currencies;

  •
  financial institutions;

  •
  regulated investment companies;

  •
  real estate investment trusts;

  •
  tax-exempt entities;

  •
  insurance companies;

  •
  persons holding EISs, senior subordinated notes or common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

  •
  traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

  •
  persons liable for alternative minimum tax;

  •
  investors in pass-through entities; or

  •
  U.S. Holders (as defined below) whose "functional currency" is not the U.S. dollar.

        Furthermore, the discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations (including final, temporary and proposed regulations) promulgated thereunder, rulings and official pronouncements by the Internal Revenue Service ("IRS"), administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretation, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

        A "U.S. Holder" of EISs, senior subordinated notes or common stock means a holder that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof;

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

        If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds EISs, senior subordinated notes or common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding EISs, senior subordinated notes or common stock, we urge you to consult your own tax advisors.

        No statutory, administrative or judicial authority directly addresses the treatment of EISs or instruments similar to EISs for U.S. federal income tax purposes. As a result, the IRS or the courts may not agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the EISs or the senior subordinated notes, and, in the case of Non-U.S. Holders, could subject such holders to U.S. federal withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the common stock. Payments to Non-U.S. Holders would not be grossed-up for any such taxes. In addition, a different treatment could result in the loss by us of all or part of the deduction for interest paid on the senior subordinated notes. If you are considering the purchase of EISs or the senior subordinated notes, we urge you to consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of EISs, senior subordinated notes or common stock, as well as any consequences to you arising under the laws of any other taxing jurisdiction.

EISs

Allocation of Purchase Price

        We believe that your acquisition of EISs should be treated as an acquisition of the shares of our common stock and the senior subordinated notes represented by the EISs. Accordingly, we intend to treat the acquisition of EISs in this manner and, by purchasing EISs, you will agree to such treatment. The remainder of this discussion assumes that the acquisition of EISs will be treated as an acquisition of shares of our common stock and senior subordinated notes.

        The purchase price of each EIS will be allocated between the share of common stock and the senior subordinated notes in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the share of common stock and the senior subordinated notes. We expect to report the initial fair market value of each share of Class A common stock as $            and the initial fair market value of each $            principal amount of senior subordinated notes as $            , assuming an initial offering price of $        per EIS, which represents the mid-point of the range set forth on the cover page of this prospectus and by purchasing EISs, you will agree to such allocation and that you will not take a contrary position for any purpose, including tax reporting purposes. If this allocation is not respected, it is possible that the senior subordinated notes will be treated as having been issued with original issue discount ("OID") or amortizable bond premium. You generally would have to include OID in income as it accrues, in addition to stated interest on the senior subordinated notes and you would be able to elect to amortize bond premium over the remaining term of the senior subordinated notes. The remainder of this discussion assumes that this allocation of the purchase price will be respected.

Separation and Recombination

        If you separate your EISs into the shares of common stock and senior subordinated notes or recombine the applicable number of shares of common stock and principal amount of senior subordinated notes to form EISs, you generally would not recognize gain or loss upon the separation or recombination into EISs. You would continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to the shares of common stock and the senior subordinated notes, and your tax basis in the shares of common stock and the senior subordinated notes would not be affected by the separation or recombination.

Senior Subordinated Notes

Characterization of Senior Subordinated Notes

        As discussed in more detail in the following paragraphs, we believe that the notes should be treated as debt for U.S. federal income tax purposes. We have received an opinion of our special counsel, Torys LLP, and the lead underwriters have received an opinion of their counsel, Debevoise & Plimpton LLP, that the notes should be so treated. Such opinions are based in part on facts described in this prospectus and on various other factual assumptions, representations and determinations (including those described below). Any alteration of such facts could adversely affect such opinions. In addition, such opinions are not binding on the IRS or the courts, and no ruling on this issue has been requested from the IRS. The IRS may challenge our position and such challenge may be successful. We will treat, and, by acquiring an EIS or a senior subordinated note (not in the form of EISs), each holder agrees to treat, the senior subordinated notes as our indebtedness for tax purposes.

        The determination of whether an instrument is classified as debt or equity for U.S. federal income tax purposes is based on all relevant facts and circumstances. There is no clear statutory definition of debt and its characterization is governed by principles developed in case law, which analyzes numerous factors (with no one factor being dispositive) that are intended to identify the economic substance of the investor's interest in the corporation. Our determination that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes, and the opinions of counsel to this effect referred to above, rely upon certain customary representations and determinations by us, the lead underwriters, and an independent appraisal firm. The representations and determination by us and/or the independent appraisal firm will be substantially to the effect that:

•
the term, interest rate and other material provisions of the senior subordinated notes are commercially reasonable and are substantially similar to those terms to which an unrelated third party lender, bargaining at arm's length, would reasonably agree;

•
the aggregate principal amount of the senior subordinated notes in relation to the aggregate amount of our capital is commercially reasonable under the circumstances;

•
we expect to pay the principal and interest on the senior subordinated notes in accordance with their terms; and

•
the ratio of our outstanding indebtedness to the fair market value of our equity does not exceed
          to 1.0 and the ratio of our EBITDA to total debt is        and both are commercially reasonable.

        In light of the determinations described above and their relevance to several of the factors analyzed in case law, and taking into account the facts and circumstances relating to the issuance of the senior subordinated notes, we (and our counsel) are of the view that the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. However, there is no authority that directly addresses the tax treatment of securities with terms substantially similar to the terms of the senior subordinated notes or offered under circumstances such as the offering (i.e., offered as a unit consisting of senior subordinated notes and common stock). In light of this absence of direct authority, neither we nor our counsel can conclude with certainty that the notes will be treated as debt for U.S. federal income tax purposes.

        If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the senior subordinated notes would generally be treated as a dividend to the extent paid out of current or accumulated earnings and profits (as determined under

U.S. federal income tax principles), and interest on the senior subordinated notes would not be deductible by us for U.S. federal income tax purposes. In addition, as discussed below under "—Consequences to Non-U.S. Holders—Common Stock," Non-U.S. Holders could be subject to withholding or estate taxes with regard to the senior subordinated notes in the same manner as they will be with regard to the common stock. Our inability to deduct interest on the senior subordinated notes could materially increase our taxable income and, thus our U.S. federal income tax liability. This would reduce our after-tax cash flow, and could materially adversely affect our ability to make interest and principal payments on the senior subordinated notes and dividend payments on the common stock. We, as withholding agent, would also be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes.

        Additionally, the IRS may challenge the determination that the interest rate on the senior subordinated notes represents an arm's length rate and, if successful, any excess amount over arm's length could be recharacterized as a non-deductible payment (such as a dividend) instead of an interest payment for U.S. federal income tax purposes, which could materially increase our taxable income and, thus, our U.S. federal income tax liability. We, as withholding agent, would also be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders amounts that are recharacterized as dividends for U.S. federal income tax purposes. If the interest rate were determined to be less than the arm's length rate, the senior subordinated notes could be treated as issued with OID, which you would be required to include in income over the term of the subordinated note without regard to actual cash interest payments made.

        Except where stated otherwise, the discussion of the consequences to U.S. Holders and Non-U.S. Holders described below assumes the notes will be respected as debt.

Sale, Exchange or Retirement of Senior Subordinated Notes

        Upon the sale, exchange, retirement or other disposition of an EIS, you will be treated as having sold, exchanged, retired, or disposed of the senior subordinated notes underlying the EIS. Upon the sale, exchange, retirement or other disposition of senior subordinated notes, you will recognize gain or loss equal to the difference between the portion of the proceeds allocable to your senior subordinated notes (less an amount equal to any accrued and unpaid interest which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the senior subordinated notes. As described above under "—EISs—Allocation of Purchase Price," your tax basis in a senior subordinated notes generally will be the portion of the purchase price of your EISs allocable to the senior subordinated notes, or your purchase price of any senior subordinated notes acquired separately and not in the form of EISs, less any principal payments thereon. Such gain or loss will generally be capital gain or loss. Capital gains of individuals derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Exchange Rights and Additional Issuances

        Subsequently issued notes may be issued with OID if they are issued at a discount to their face value. The U.S. federal income tax consequences to you of the subsequent issuance of senior subordinated notes with OID upon a subsequent offering by us of EISs or upon the issuance of senior subordinated notes following an exchange by the holders of our common stock for EISs are unclear. The indenture governing the senior subordinated notes will provide that, in the event there is a subsequent issuance of senior subordinated notes with a new CUSIP number having terms that are otherwise identical (other than issuance date) in all material respects to the senior subordinated notes represented by the EISs, each holder of senior subordinated notes or EISs, (as the case may be), agrees that a portion of such holder's notes will be exchanged for a portion of the senior subordinated notes acquired by the holders of such subsequently issued senior subordinated notes. Consequently, immediately following such subsequent issuance, each holder of subsequently issued senior subordinated notes held either as part of EISs or separately, and each holder of existing senior subordinated notes, held either as part of EISs or separately, will own an inseparable unit composed of a proportionate percentage of both the old senior subordinated notes and the newly issued senior subordinated notes. Because a subsequent issuance will affect the senior subordinated notes in the same manner, regardless of whether these senior subordinated notes are held as part of EISs or separately, the combination of senior subordinated notes and shares of common stock to form EISs or the separation of EISs, should not affect your tax treatment. The aggregate stated principal amount of senior subordinated notes owned by each holder will not change as a result of such subsequent issuance and exchange. However, under applicable law it is possible that the holders of subsequently issued notes (to the extent issued with OID) will not be entitled to a claim for the portion of their principal amount that represents unaccrued OID in the event of an acceleration of the notes or a bankruptcy proceeding occurring prior to the maturity of the notes. Whether the receipt of subsequently issued notes in exchange for previously issued notes in this automatic exchange constitutes a taxable exchange for U.S. federal income tax purposes depends on whether the subsequently issued notes are viewed as differing materially from the notes exchanged. Due to a lack of applicable guidance, it is unclear whether the subsequently issued notes would be viewed as differing materially from the previously issued notes for this purpose. Consequently, it is unclear whether an exchange of notes for subsequently issued notes results in a taxable exchange for U.S. federal income tax purposes, and it is possible that the IRS might successfully assert that such an exchange should be treated as a taxable exchange.

        If the IRS successfully asserted that an automatic exchange following a subsequent issuance is a taxable exchange, an exchanging holder would generally recognize gain or loss in an amount equal to the difference between the fair market value of the subsequently issued senior subordinated notes received and such holder's adjusted tax basis in the notes exchanged. See "Description of Senior Subordinated Notes—Sale, Exchange or Retirement of Senior Subordinated Notes." It is also possible that the IRS might successfully assert that any loss so recognized should be disallowed under the wash sales rules, in which case the holder's basis in the subsequently issued senior subordinated notes would be increased to reflect the amount of the disallowed loss. In the case of a taxable exchange, a holder's initial tax basis in the subsequently issued senior subordinated notes received in the exchange would be the fair market value of such senior subordinated notes on the date of exchange (adjusted to reflect any disallowed loss) and a holder's holding period in such senior subordinated notes would begin on the day after such exchange.

        Even if the exchange is not treated as a taxable event, such exchange may have potentially adverse U.S. federal income tax consequences to holders of senior subordinated notes or EISs. For example, in the case of a holder that acquired notes at a premium (which premium may generally be amortized over the term of the notes), such an exchange may result in the holder's inability to amortize the portion of such premium that is attributable to the senior subordinated notes exchanged for subsequently issued senior subordinated notes. Furthermore, such issuance may increase the OID, if any, that holders were previously accruing with respect to the senior subordinated notes. In addition, holders that acquire notes at "market discount" may, as a result of such issuance and exchange, effectively convert a portion of such market discount into OID. Generally, market discount, unlike OID, is not required to be included in income on an accrual basis, but instead results in treating a portion of the gain realized on sale, exchange or retirement of the notes as ordinary income. Following any subsequent issuance of senior subordinated notes with OID and exchange, we (and our agents) will report any OID on the subsequently issued senior subordinated notes ratably among all holders of senior subordinated notes and EISs, and each holder of senior subordinated notes or EISs will, by purchasing senior subordinated notes or EISs, agree to report OID in a manner consistent with this approach. Consequently, holders that acquire senior subordinated notes in this offering may be required to report OID as a result of a subsequent issuance (even though they purchased senior subordinated notes having no OID). This will generally result in such holders reporting more interest income over the term of the senior subordinated notes than they would have reported had no such subsequent issuance or exchange occurred, and any such additional interest income will be reflected as an increase in the tax basis of the senior subordinated notes, which will generally result in a capital loss (or reduced capital gain) upon a sale, exchange or retirement of the senior subordinated notes. However, the IRS may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or a transferee thereof), all of the senior subordinated notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of EISs and senior subordinated notes and could adversely affect the market for EISs and senior subordinated notes. You would be required to include any OID in income as ordinary income as it accrues, in advance of the receipt of cash attributable to such income.

        It is possible that notes we issue in a subsequent issuance will be issued at a discount to their face value and, accordingly, may have "significant OID" and thus be classified as "applicable high yield discount obligations" (AHYDOs). If any such notes were so classified, a portion of the OID on such notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest payments and distributions to our equityholders.

        Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of senior subordinated notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

Common Stock

Dividends

        The gross amount of dividends paid to you will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such income will be includable in your gross income as ordinary income. To the extent, if any, that the amount of dividends paid to you exceeds our current and accumulated earnings and profits, any amount in excess of our earnings and profits will be treated as a tax-free return of your tax basis in the shares of common stock, and any amount in excess of such basis will be treated as capital gain from the sale of the shares. Pursuant to recently enacted legislation, if you are an individual, dividends that we pay to you through 2008 will be subject to tax at long-term capital gain rates, provided certain holding period and other requirements are satisfied.

Taxation of Capital Gains

        Upon the sale, exchange or other disposition of an EIS, you will be treated as having sold, exchanged or disposed of the shares of common stock underlying the EISs. Upon the sale, exchange or other disposition of shares of our common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of common stock and your tax basis in the shares of common stock. As described above under "—EISs—Allocation of Purchase Price," your tax basis in the shares of common stock generally will be the portion of the purchase price of your EISs allocable to the shares of common stock less any prior distributions that reduced such basis. As discussed above, capital gains of individuals derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

        In general, information reporting requirements will apply to payments of principal, interest and dividends paid on our senior subordinated notes and common stock and to the proceeds of sale of EISs, our senior subordinated notes and common stock paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report in full dividend and interest income.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the IRS.

Consequences to Non-U.S. Holders

        The following discussion applies only to Non-U.S. Holders. A "Non-U.S. Holder" is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders, such as:

  •
  U.S. expatriates;

  •
  "controlled foreign corporations";

  •
  "passive foreign investment companies";

  •
  "foreign personal holding companies";

  •
  corporations that accumulate earnings to avoid U.S. federal income tax; and

  •
  investors in pass-through entities that are subject to special treatment under the Code.

        Such Non-U.S. Holders are urged to consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Senior Subordinated Notes

Characterization of Senior Subordinated Notes

        As discussed above under "Description of Senior Subordinated Notes—Characterization of Senior Subordinated Notes," we believe the senior subordinated notes should be treated as debt for U.S. federal income tax purposes. However, this conclusion is not free from doubt and no ruling on this issue has been requested from the IRS. Consequently, this position may not be sustained if challenged by the IRS. If the senior subordinated notes were treated as equity rather than debt for U.S. federal income tax purposes, then the senior subordinated notes would be treated in the same manner as shares of common stock as described below under "—Common Stock—Dividends," and payments on the senior subordinated notes would be subject to U.S. federal withholding taxes. Payments to Non-U.S. Holders would not be grossed-up on account of any such taxes. In addition, we would be liable for withholding taxes on any interest payments previously made by us to Non-U.S. Holders that are recharacterized as dividends for U.S. federal income tax purposes. The remainder of this discussion assumes the characterization of the senior subordinated notes as debt for U.S. federal income tax purposes will be respected.

U.S. Federal Withholding Tax

        Subject to the discussion below concerning backup withholding, no withholding of U.S. federal income tax should be required with respect to the payment of principal or interest on the senior subordinated notes owned by you under the "portfolio interest rule," provided that:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder;

  •
  you are not a controlled foreign corporation that is related to us through stock ownership;

  •
  you are not a bank whose receipt of interest on a subordinated note is described in section 881(c)(3)(A) of the Code; and

  •
  you satisfy the statement requirement (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

        To satisfy the last requirement referred to above, you, or a financial institution holding the senior subordinated notes on your behalf, must provide, in accordance with specified procedures, our paying agent with a statement to the effect that you are not a U.S. person. Currently, these requirements will be met if (1) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the subordinated note on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes our paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a subordinated note held in an offshore account or through certain foreign intermediaries.

        If you cannot satisfy the requirements of the "portfolio interest rule" described above, payments of interest (including payments in respect of OID) made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed:

  •
  IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

  •
  IRS Form W-8ECI stating that interest paid on the subordinated note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        Alternative documentation may be applicable in certain situations, such as in the case of non-U.S. governments or flow-through entities organized under non-U.S. law.

U.S. Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the subordinated note is effectively connected with the conduct of such trade or business (or, if certain income tax treaties apply, is attributable to a U.S. permanent establishment), you, although exempt from the withholding tax discussed above (provided the certification requirements described above are satisfied), will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such amount, subject to other adjustments.

Sale, Exchange or Retirement of Senior Subordinated Notes

        Upon the sale, exchange, retirement or other disposition of EISs, you will be treated as having sold, exchanged, retired or disposed of the senior subordinated notes represented by the EISs. Any gain realized upon the sale, exchange, retirement or other disposition of senior subordinated notes generally will not be subject to U.S. federal income tax unless:

  •
  such gain is effectively connected with your conduct of a trade or business in the United States; or

  •
  if you are an individual, you are present in the United States for 183 days or more in the taxable year of such sale, exchange, retirement or other disposition, and certain other condiions are met.

U.S. Federal Estate Tax

        Senior subordinated notes beneficially owned by an individual who at the time of death is a Non-U.S. Holder should not be subject to U.S. federal estate tax, provided that any payment to such individual on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the rules described above under "—Consequences to Non-U.S. Holders—Senior Subordinated Notes—U.S. Federal Withholding Tax" without regard to the statement requirement described therein.

Common Stock

Dividends

        Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States or, if certain tax treaties apply, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you, less U.S. corporate taxes paid, may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

        If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you will be required to:

  •
  complete IRS Form W-8BEN (or other applicable form) and certify, under penalties of perjury, that you are not a U.S. person and that you are entitled to the benefits of the applicable treaty; or

  •
  if the shares of our common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

        Special certification and other requirements may apply to Non-U.S. Holders that are entities rather than individuals.

        If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

        Upon the sale, exchange, retirement or other disposition of EISs, you will be treated as having sold, exchanged or disposed of the shares of common stock underlying the EISs. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States, or if a certain tax treaties apply, is attributable to your U.S. permanent establishment;

  •
  if you are an individual and hold shares of our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition, and certain other conditions are met; or

  •
  we are or have been a "U.S. real property holding corporation" for U.S. federal income tax purposes.

        If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

        We believe we are not and do not anticipate becoming a "U.S. real property holding corporation" for U.S. federal income tax purposes.

U.S. Federal Estate Tax

        Shares of our common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

        The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, backup withholding will be required with respect to payments made by us or any paying agent to you, unless a statement described in the fifth bullet under "—Consequences to Non-U.S. Holders—Senior Subordinated Notes—U.S. Federal Withholding Tax" has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

        Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of EISs, common stock or senior subordinated notes within the United States or conducted through U.S.-related financial intermediaries unless a statement described in the fifth bullet under "—Consequences to Non-U.S. Holders—Senior Subordinated Notes—U.S. Federal Withholding Tax" has been received (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished by you to the IRS.

UNDERWRITING

        RBC Capital Markets Corporation is acting as sole book-running manager for the offering. RBC Capital Markets Corporation, KeyBanc Capital Markets, a division of McDonald Investments Inc., and SunTrust Capital Markets, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions in the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have severally agreed to purchase from us, the respective number of EISs and the aggregate principal amount of our    % senior subordinated notes due 2016 sold separately (not in the form of EISs) shown opposite its name below:

Underwriters	Number of EISs	Principal Amount of Senior Subordinated Notes Sold Separately
RBC Capital Markets Corporation	$	$
KeyBanc Capital Markets, a division of McDonald Investments Inc.
SunTrust Capital Markets, Inc.
Total	$	$

        The underwriting agreement provides that the underwriters' obligations to purchase our EISs and senior subordinated notes are subject to approval of legal matters by counsel and to the satisfaction of other conditions. The underwriters are obligated to purchase all of the EISs (other than those covered by the over-allotment option with respect to the EIS described below) and all of the senior subordinated notes if they purchase any EISs or any senior subordinated notes. The completion of the offering of separate senior subordinated notes is a condition to the sale of EISs.

Commissions and Expenses

        The representatives have advised us that the underwriters propose to offer the EISs and senior subordinated notes directly to the public at the public offering prices presented on the cover page of this prospectus and to selected dealers, who may include the underwriters, at the respective public offering price less a selling concession not in excess of $            per EIS or $        per senior subordinated note. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $            per EIS or $        per senior subordinated note to brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms. The underwriters have informed us that they do not intend to confirm sales to any accounts over which they exercise discretionary authority.

        The following table summarizes the underwriting discounts and commissions that will be paid to the underwriters in connection with the offerings. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional EISs.

		EISs Offering		Senior Subordinated Notes Offering
		Total		Total
	Per EIS	Without Over- Allotment	With Over- Allotment	Per Senior Subordinated Note		Total
Public offering price	$	$	$		%	$
Underwriting discount paid by us	$	$	$		%	$

        We estimate that the total expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, will be approximately $            .

EIS Over-Allotment Option

        The underwriters have an option to buy up to             additional EISs from us to cover sales of EISs by the underwriters which exceed the number of EISs specified in the table above at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters have 30 days from the date of this prospectus to exercise this option. If the underwriters exercise this option, they will each be obligated, subject to certain conditions, to purchase additional EISs approximately in proportion to the amounts specified in the table above. If any additional EISs are purchased, the underwriters will offer the additional EISs on the same terms as those on which the EISs are being offered. We will pay the expenses associated with the exercise of the over-allotment option.

Lock-Up Agreements

        We have agreed that, without the prior written consent of RBC Capital Markets Corporation, we will not, directly or indirectly, offer, sell or dispose of any EISs or shares of our Class A and Class B common stock or senior subordinated notes or any securities which may be converted into or exchanged or exercised for any EISs or common stock for a period of 180 days from the date of this prospectus. Our executive officers, directors and principal stockholders have agreed under lock-up agreements not to, without the prior written consent of RBC Capital Markets Corporation, directly or indirectly, offer, sell or otherwise dispose of any EISs or shares of our Class A and Class B common stock or senior subordinated notes or any securities which may be converted into or exchanged or exercised for such securities for a period of 180 days from the date of this prospectus.

Offering Price Determination

        Prior to this offering, there has been no public market for shares of our Class A common stock, the senior subordinated notes or the EISs. The initial public offering prices relating to the EISs and the senior subordinated notes have been negotiated between the representatives and us. In determining the initial public offering prices of the EISs and the senior subordinated notes, the representatives considered:

  •
  prevailing market conditions;

  •
  our historical performance and capital structure;

  •
  estimates of our business potential and sales prospects;

  •
  an overall assessment of our management; and

  •
  the consideration of these factors in relation to market valuation of companies in related businesses.

        We will apply to list the EISs on the American Stock Exchange under the symbol "DVC."

Indemnification

        We have agreed to indemnify the underwriters against liabilities relating to the offering, including liabilities under the Securities Act of 1933 and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement and to contribute to payments that the underwriters may be required to make for these liabilities.

New Issue of Senior Subordinated Notes

        The senior subordinated notes are a new issue of securities with no established trading market. The underwriters have advised us that they presently intend to make a market in the senior subordinated notes after the consummation of this offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. The senior subordinated notes offered separately (not in the form of EISs) will not be marketed in this offering to purchasers of EISs or holders of Class B common stock.

Stabilization, Short Positions and Penalty Bids

        The representatives may engage in over-allotment and stabilizing transactions, syndicate covering transactions and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the EISs, or the senior subordinates notes, as applicable, in accordance with Regulation M under the Securities Exchange Act:

  •
  Over-allotment transactions involve sales by the underwriters of EISs in excess of the number of EISs the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of EISs over-allotted by the underwriters is not greater than the number that they may purchase in the over-allotment option. In a naked short position, the number of EISs involved is greater than the number of EISs in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option with respect to the EISs, and/or purchasing EISs in the open market, as the case may be.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum.

  •
  Syndicate covering transactions involve purchases of EISs or senior subordinated notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of EISs to close out the short position, the underwriters will consider, among other things, the price of EISs available for purchase in the open market as compared to the price at which they may purchase EISs through the over-allotment option. If the underwriters sell more EISs than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying EISs in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the EISs in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the EISs or senior subordinated notes originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        These transactions may have the effect of raising or maintaining the market price of our EISs or senior subordinated notes or preventing or retarding a decline in the market price of our EISs or senior subordinated notes. As a result, the price of our EISs or senior subordinated notes may be higher than the price that might otherwise exist in the open market. The transactions in EISs or senior subordinated notes may be effected on the American Stock Exchange or otherwise and, if commenced, the transactions in EISs and senior subordinated notes may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our EISs or senior subordinated notes. In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

EIS Directed Share Program

        At our request, the underwriters have reserved up to            EISs, or            % of the EISs offered by this prospectus, for sale under a directed share program to our directors, management and related parties. All of the persons purchasing the reserved EISs must commit to purchase no later than the close of business on the day following the date of this prospectus. The number of EISs available for sale to the general public will be reduced to the extent these persons purchase the reserved EISs. EISs committed to be purchased by directed share participants which are not so purchased will be reallocated for sale to the general public in the offering. All sales of EISs pursuant to the directed share program will be made at the initial public offering price set forth on the cover page of this prospectus. Participants in the directed share program have agreed not to sell or otherwise dispose of the EISs acquired in this program for a period of 180 days from the date of this prospectus.

Other Arrangements

        Some of the underwriters have provided, and may continue to provide, from time to time, investment banking, commercial banking, advisory and other services to us for customary fees and expenses in the ordinary course of their business. SunTrust Bank, an affiliate of SunTrust Capital Markets, Inc., is our lender under a credit facility. We expect to use a portion of the net proceeds of this offering to repay in its entirety the SunTrust Bank facility. See "Use of Proceeds."

        We anticipate that affiliates of one or more of the underwriters will be the lead arranger or agents under our new credit facility and will receive customary fees relating thereto. In addition, we anticipate that affiliates of one or more of the underwriters will be lenders under our new credit facility.

LEGAL MATTERS

        The validity of the issuance of the EIS, the shares of our Class A common stock and senior subordinated notes offered hereby, as well as the validity of the issuance of the subsidiary guarantees by the subsidiary guarantors, will be passed upon for us by Torys LLP, New York, New York. Debevoise & Plimpton LLP, New York, New York is acting as counsel for the underwriters.

EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule as of and for the years ended September 28, 2003 and September 29, 2002, as set forth in their reports. We have included our financial statements and schedule in the prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

        Our financial statements as of and for the year ended September 30, 2001 and October 1, 2000 included in this prospectus, have been audited by Arthur Andersen LLP, certified public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts giving said reports. Arthur Andersen LLP has not reissued its report with respect to those financial statements, and we have not been able to obtain, after reasonable efforts, Arthur Andersen LLP's written consent to the incorporation in this prospectus of said report. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file this prospectus without a written consent from Arthur Andersen LLP. Since Arthur Andersen LLP has not issued its consent to the incorporation of their report in this prospectus, you may not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act of 1933. In addition, the ability of Arthur Andersen LLP to satisfy any claims (including claims arising from its provision of auditing and other services to us) may be limited as a result of the diminished amount of assets of Arthur Andersen LLP that are or may in the future be available to satisfy claims.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. Upon completion of this offering, we will be subject to the reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC's public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site's Internet address is www.sec.gov.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Consolidated Financial Statements of Davco Acquisition Holding Inc.
Years ended September 29, 2002 and September 28, 2003 and for the three months ended December 29, 2002 (Unaudited) and December 28, 2003 (Unaudited)
Report of Ernst & Young LLP, Independent Auditors	F-2
Consolidated Balance Sheets—As of September 29, 2002, September 28, 2003 and December 28, 2003 (Unaudited)	F-3
Consolidated Statements of Operations—For the years ended September 29, 2002 and September 28, 2003 and for the three months ended December 29, 2002 (Unaudited) and December 28, 2003 (Unaudited)	F-4
Consolidated Statements of Changes in Deficiency of Assets—For the years ended September 29, 2002 and September 28, 2003 and for the three months ended December 28, 2003 (Unaudited)	F-5
Consolidated Statements of Cash Flows—For the years ended September 29, 2002 and September 28, 2003 and for the three months ended December 29, 2002 (Unaudited) and December 28, 2003 (Unaudited)	F-6
Notes to Consolidated Financial Statements	F-8
Years ended October 1, 2000 and September 30, 2001
Notice Regarding Arthur Andersen LLP	F-30
Report of Arthur Andersen LLP, Independent Auditors	F-31
Consolidated Balance Sheets—As of October 1, 2000 and September 30, 2001	F-32
Consolidated Statements of Operations—For the years ended October 1, 2000 and September 30, 2001	F-33
Consolidated Statements of Changes in Stockholders' Equity (Deficit)—For the years ended October 1, 2000 and September 30, 2001	F-34
Consolidated Statements of Cash Flows—For the years ended October 1, 2000 and September 30, 2001	F-35
Notes to Consolidated Financial Statements	F-37
Financial Statement Schedule
Report of Ernst & Young LLP, Independent Auditors	S-1
Schedule II—Valuation and Qualifying Accounts	S-2

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Davco Acquisition Holding Inc.

        We have audited the accompanying consolidated balance sheets of Davco Acquisition Holding Inc. (a Delaware Corporation) (the Company) as of September 29, 2002 and September 28, 2003, and the related consolidated statements of operations, changes in deficiency of assets, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Davco Acquisition Holding Inc. as of September 29, 2002 and September 28, 2003, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

/S/ ERNST & YOUNG LLP

Baltimore, Maryland
November 8, 2003

DAVCO ACQUISITION HOLDING INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share amounts)

	September 29 2002	September 28 2003	December 28 2003
			(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,546	$7,976	$3,139
Restricted cash	200	200	2,286
Receivables	506	926	197
Inventories	896	862	952
Income taxes receivable	1,958	—	—
Deferred income taxes	1,482	1,755	1,886
Prepaid property taxes	1,189	815	640
Other prepaid expenses and other current assets	350	356	566

Total current assets	18,127	12,890	9,666
Assets held for sale	7,503	4,065	2,745
Property and equipment, net of accumulated depreciation of $23,396 at September 29, 2002, $26,252 at September 28, 2003, and $27,016 at December 28, 2003 (unaudited)	47,225	46,717	46,824
Leased properties, net of accumulated amortization of $21,632 at September 29, 2002, $24,478 at September 28, 2003, and $25,176 at December 28, 2003 (unaudited)	17,633	15,994	15,424
Other assets:
Notes receivable, net of allowance for doubtful accounts of $1,055 at September 29, 2002, $1,192 at September 28, 2003, and $1,174 at December 28, 2003 (unaudited)	2,520	1,115	1,052
Franchise rights, net of accumulated amortization of $1,716 at September 29, 2002, $1,897 at September 28, 2003, and $1,910 at December 28, 2003 (unaudited)	1,190	1,000	950
Goodwill	36,585	36,585	36,585
Deferred financing costs, net of accumulated amortization of $2,687 at September 29, 2002, $4,224 at September 28, 2003, and $4,608 at December 28, 2003 (unaudited)	3,860	2,324	1,940
Deferred offering costs	—	5,190	—
Other	597	891	641

Total other assets	44,752	47,105	41,168

Total assets	$135,240	$126,771	$115,827

Liabilities and deficiency of assets
Current liabilities:
Accounts payable	$6,441	$5,714	$3,844
Accrued advertising and royalty fees	3,635	4,412	4,233
Accrued salaries and wages	4,791	4,830	2,283
Accrued insurance and related benefits	2,706	2,755	2,508
Accrued interest payable	1,065	983	969
Sales taxes payable	1,152	1,138	1,022
Other accrued expenses	4,538	4,936	4,201
Current portion of sale-leaseback financing obligation	—	—	10
Current portion of long-term debt	2,626	2,317	4,351
Current portion of capital lease obligations	4,042	3,057	3,143

Total current liabilities	30,996	30,142	26,564
Accrued dividends	18,043	24,199	25,855
Sale-leaseback financing obligation, less current portion	-	-	2,076
Long-term debt, less current portion	136,305	128,662	124,870
Capital lease obligations, less current portion	9,000	5,833	5,019
Deferred income taxes	1,175	1,755	1,886
Other long-term liabilities	190	70	40

Total liabilities	195,709	190,661	186,310
Commitments and contingencies	—	—	—
Deficiency of assets:
Common stock class A voting, $.01 par value; 12% cumulative dividends, 259,000 shares authorized, and 250,000 issued and outstanding at September 29, 2002, September 28, 2003 and December 28, 2003	3	3	3
Common stock class B voting, $.01 par value; 401,910 shares authorized, and 297,639 issued and outstanding; plus 98,771 restricted shares issued and outstanding at September 29, 2002, September 28, 2003 and December 28, 2003	4	4	4
Common stock class B nonvoting, $.01 par value; 341,250 shares authorized, issued and outstanding at September 29, 2002, September 28, 2003 and December 28, 2003	3	3	3
Common stock class C voting, $.01 par value; 140,000 shares authorized and 111,111 issued and outstanding; plus 12,339 restricted shares issued and outstanding at September 29, 2002, September 28, 2003 and December 28, 2003	1	1	1
Distributions in excess of paid-in capital	(28,247)	(28,247)	(28,247)
Accumulated deficit	(32,233)	(35,654)	(42,247)

Total deficiency of assets	(60,469)	(63,890)	(70,483)

Total liabilities and deficiency of assets	$135,240	$126,771	$115,827

See accompanying notes.

DAVCO ACQUISITION HOLDING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Year ended		Three months ended
	September 29 2002	September 28 2003	December 29 2002	December 28 2003
			(Unaudited)
Restaurant sales	$223,147	$204,410	$48,407	$51,190
Costs and expenses:
Cost of restaurant sales	135,348	123,657	29,409	31,210
Restaurant operating expenses	46,051	41,209	10,212	9,709
Franchise royalties	8,713	8,065	1,904	2,048
General and administrative	9,818	9,555	2,035	2,130
Net loss (gain) on disposal of assets held for sale and write-down of impaired long-lived assets	(757)	(963)	120	118
Net loss on disposal of fixed assets	54	55	27	—
Depreciation and amortization	6,451	6,732	1,663	1,717

	205,678	188,310	45,370	46,932

Operating income	17,469	16,100	3,037	4,258
Interest expense	(16,443)	(15,181)	(3,893)	(3,555)
Interest income	269	376	79	3
Write-off of deferred offering and related costs	—	—	—	(5,746)
Other income, net	496	1,747	662	103

Income (loss) before income taxes	1,791	3,042	(115)	(4,937)
Income tax (provision) benefit	3,267	(307)	—	—

Net income (loss)	$5,058	$2,735	$(115)	$(4,937)
Dividends accrued on Class A Common Stock	(5,257)	(6,156)	(1,471)	(1,656)

Net loss attributable to Class A, B and C common stockholders	$(199)	$(3,421)	$(1,586)	$(6,593)

Basic and diluted loss per common share attributable to Class A, B and C common stockholders	$(0.18)	$(3.12)	$(1.45)	$(5.93)

See accompanying notes.

DAVCO ACQUISITION HOLDING INC.

CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIENCY OF ASSETS

(Dollars in thousands)

	Common Stock	Distributions in Excess of Paid-in Capital	Accumulated Deficit	Total Deficiency of Assets
Balance at October 1, 2001	$11	$(28,247)	$(30,443)	$(58,679)
Adjustment to accrued dividends on Class A common shares at October 1, 2001 to reflect quarterly compounding of unpaid dividends (ssee Note 12)	—	—	(1,591)	(1,591)
Dividend accrued on Class A common shares for the year ended September 29, 2002	—	—	(5,257)	(5,257)
Repurchase of 10,172 restricted shares of Class B voting common shares	—	—	—	—
Repurchase of 1,272 restricted shares of Class C common shares	—	—	—	—
Issuance of 24,644 restricted shares of Class B voting common shares	—	—	—	—
Issuance of 3,080 restricted shares of Class C common shares	—	—	—	—
Net income for the year ended September 29, 2002	—	—	5,058	5,058

Balance at September 29, 2002	11	(28,247)	(32,233)	(60,469)
Dividend accrued on Class A common shares for the year ended September 28, 2003	—	—	(6,156)	(6,156)
Net income for the year ended September 28, 2003	—	—	2,735	2,735

Balance at September 28, 2003	11	(28,247)	(35,654)	(63,890)
Dividend accrued on Class A common shares for the three-month period ended December 28, 2003 (unaudited)	—	—	(1,656)	(1,656)
Net loss for the three months ended December 28, 2003 (unaudited)	—	—	(4,937)	(4,937)

Balance at December 28, 2003 (unaudited)	$11	$(28,247)	$(42,247)	$(70,483)

See accompanying notes

DAVCO ACQUISITION HOLDING INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year ended		Three months ended
	September 29 2002	September 28 2003	December 29 2002	December 28 2003
			(Unaudited)
Operating activities
Net (loss) income	$5,058	$2,735	$(115)	$(4,937)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation	3,646	3,676	920	1,080
Amortization of leased properties	2,616	2,866	695	587
Amortization of franchise rights	189	190	48	50
Net loss (gain) on disposal of assets held for sale and write-down of impaired long-lived assets	(757)	(963)	120	118
Amortization of deferred financing costs	1,497	1,536	403	384
Write-off of deferred offering and related costs	—	—	—	5,746
Net loss on disposition of fixed assets	54	55	27	—
Deferred income taxes	734	307	—	—
Other	—	—	(21)	(6)
Changes in operating assets and liabilities:
Receivables	99	(420)	309	729
Inventories	259	34	(87)	(90)
Income tax receivable	(1,958)	1,958	—	—
Prepaid property taxes	339	374	462	175
Other prepaid expenses and other assets	(668)	(300)	(296)	(210)
Accounts payable and other accrued expenses	(468)	(329)	(4,412)	(2,605)
Accrued advertising and royalty fees	472	777	(66)	(179)
Accrued salaries and wages	1,654	39	(2,531)	(2,547)
Accrued insurance and related benefits	375	49	(151)	(247)
Accrued interest payable	(82)	(82)	(31)	(14)
Sales taxes payable	99	(14)	(175)	(116)

Net cash (used in) provided by operating activities	13,158	12,488	(4,901)	(2,082)
Investing activities
Payment for property and equipment acquired and constructed	(2,370)	(5,936)	(724)	(1,289)
Proceeds from disposal of assets held for sale, net of transaction costs of $1,284, $838, $0, and $76, respectively	12,677	4,680	—	1,274
Proceeds from disposal of fixed assets, net of disposal costs	301	553	—	—
Collection of notes receivable	213	1,505	47	82

Net cash provided by (used in) investing activities	10,821	802	(677)	67

	Year ended		Three months ended
	September 29, 2002	September 28, 2003	December 29, 2002	December 28, 2003
			(Unaudited)
Financing activities
Repayments of capital lease obligations	$(3,494)	$(3,598)	$(824)	$(728)
Repayments of long-term debt	(14,568)	(7,952)	(805)	(1,758)
Proceeds from sale-leaseback of property	—	—	—	2,086
Increase in restricted cash for amounts held in escrow by lender	—	—	—	(2,086)
Change in other long-term liabilities	(103)	(120)	(30)	(30)
Payment of deferred offering costs	—	(5,190)	—	(306)

Net cash used in financing activities	(18,165)	(16,860)	(1,659)	(2,822)

Net change in cash and cash equivalents	5,814	(3,570)	(7,237)	(4,837)
Cash and cash equivalents at beginning of period	5,732	11,546	11,546	7,976

Cash and cash equivalents at end of period	$11,546	$7,976	$4,309	$3,139

Supplemental cash flow information
Cash paid for interest	$14,190	$13,726	$3,859	$3,498

Cash paid for income taxes	$—	$—	$—	$—

See accompanying notes.

DAVCO ACQUISITION HOLDING INC.
Notes to Consolidated Financial Statements
(Information as of December 29, 2002
and December 28, 2003 and for the three-month periods then ended is unaudited)
(Dollars in thousands)

1.    Organization and Description of Business

        During October 1997, certain shareholders of DavCo Restaurants, Inc. (the Predecessor) formed Davco Acquisition Holding Inc. (the Company or DAC), a Delaware Corporation, and its wholly owned subsidiary, DavCo Merger Sub Inc. (DAC Sub), a Delaware Company. In March 1998, the Company was capitalized through the contribution of 1,655,200 shares of Predecessor common stock and $125 cash. Effective April 1, 1998, DAC Sub was merged with and into the Predecessor. The Predecessor, as the surviving corporation in the merger, became a wholly owned subsidiary of the Company. The transaction was recorded as a step acquisition related to the 33.95% change in ownership.

        As of September 28, 2003 and December 28, 2003, the Company operated 160 and 157 restaurants, of which 154 and 152 are "Wendy's Old Fashioned Hamburgers" restaurants (Wendy's) and 6 and 5 are Friendly's restaurants (Friendly's), respectively. The Company maintains exclusive rights to Wendy's franchise territories in metropolitan Baltimore and Washington, D.C., the Eastern Shore of Maryland, and portions of Northern Virginia (collectively, the Mid-Atlantic). The Company also maintained exclusive rights to develop and operate Friendly's restaurants in Maryland, Northern Virginia, Delaware, and Washington, D.C., until the termination of their exclusive development agreement on December 28, 2000 (see Note 5).

2.    Basis of Presentation and Summary of Significant Accounting Policies

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries and second-tier subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Unaudited Interim Financial Information

        The unaudited interim financial information as of December 28, 2003 and for the three-month periods ended December 29, 2002 and December 28, 2003 have been prepared in accordance with generally accepted accounting principles for interim financial information and with Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended December 28, 2003 are not necessarily indicative of the results that may be expected for the year ending September 26, 2004.

Fiscal Year

        The Company maintains its accounts on a 52/53-week fiscal year ending the last Sunday of September. The fiscal years ended September 29, 2002 and September 28, 2003, each contained 52 weeks. The three-month periods ending December 29, 2002 and December 28, 2003 each contained 13 weeks.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Restricted Cash

        Restricted cash consists of amounts that are restricted in connection with the Company's loan facilities. Restricted cash at December 28, 2003 consists principally of $2,086 held in an escrow account to fund future debt repayments and/or fees under an agreement between the Company and one of its lenders (see Note 10).

Inventories

        Inventories consist primarily of food and supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out (FIFO) method.

Income Taxes

        The Company uses the liability method in accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Property and Equipment

        Property and equipment is stated at cost. Repair and maintenance costs are incurred to restore or keep capital assets at an acceptable level of operating condition, but without an increase in the previously estimated useful life or capacity of the asset. Repair and maintenance costs are expensed as incurred and included in restaurant operating expenses (see Note 8).

        Depreciation is computed using the straight-line method over the estimated useful lives of the property and equipment, as follows:

Buildings	25 years
Building equipment	10-20 years
Furniture, fixtures, and equipment	5-10 years

Leased Properties

        Leased properties consist primarily of buildings under capital lease and leasehold improvements. Amortization is recorded using the straight-line method over the lesser of the useful life of the asset or the remaining term of the leases, ranging from 2004 to 2023.

Notes Receivable and Allowance for Doubtful Accounts

        Notes receivable consist of notes received as partial consideration upon the sale of certain Friendly's stores (see Note 3). Due to the fact that these notes are subordinate to the buyers' primary acquisition financing and many contain limited recourse, the Company initially records these notes net of an allowance for doubtful accounts. The Company performs ongoing analyses of these individual notes receivable balances to estimate the amount of the required allowance based on payment history, the status of any past-due amounts and the financial results of the underlying stores. For notes receivable that are specifically reserved, the Company also reserves the related interest income by increasing the allowance for doubtful accounts. The Company charges off notes receivable deemed to be uncollectible to the allowance for doubtful accounts.

Franchise Rights

        The franchise agreements with Wendy's International, Inc. and Friendly's Restaurant Franchise, Inc. require the Company to pay a fee for technical assistance to be provided over the term of the franchise agreement for each unit opened or acquired. Amortization is computed using the straight-line method over the terms of the franchise agreements. The estimated aggregate amortization expense for each of the five succeeding fiscal years are as follows: 2004—$192; 2005—$183; 2006—$79; 2007—$60; and, 2008—$54.

Goodwill

        Goodwill consists of the cost in excess of fair value of the identifiable net assets (including tax attributes) of entities acquired in purchase transactions. Additional goodwill of approximately $31,241 was recorded as part of the merger transaction accounted for as a step acquisition (see Note 1).

        In June 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 142, Goodwill and Other Intangible Assets, which provided for, among other things, the cessation of goodwill amortization in favor of a two-step impairment test. Under the first test (Step 1 Test), management is required to establish the fair value of those reporting units that have goodwill recorded on the books and then compare the fair value of the reporting unit to its corresponding carrying value. If, under a Step 1 Test, the fair value of the reporting unit exceeds its carrying value, no impairment to goodwill is deemed to exist, and no further testing is required. If, however, under a Step 1 Test the fair value of the reporting unit is less than its carrying value, management must measure the impairment by way of a hypothetical purchase price allocation (Step 2 Test). Under a Step 2 Test, the remeasured fair value of the reporting unit is allocated to the tangible and identifiable intangible assets of the reporting unit, with goodwill measured as the residual amount after allocation to all other assets, both previously recognized and unrecognized. The remeasured fair value of goodwill is then compared to the carrying value of goodwill to determine the amount of impairment, if any.

        Effective October 1, 2001, the Company elected to early adopt SFAS No. 142 and ceased amortization of goodwill. In implementing the requirements of the new accounting standard, all of the goodwill recorded as of the date of adoption was allocated to the Wendy's reporting unit. Consequently, the Step 1 Test was performed only for that reporting unit. Management performed a valuation of the reporting unit principally using a Market Value Approach, namely the Guideline Company Method (GCM). Under the GCM, publicly traded guideline companies, whose operations were deemed reasonably comparable to the Company's, were identified and applicable valuation multiples were computed. Appropriate adjustments between the Company and the peer group of guideline companies were considered in establishing the selected valuation multiples. The selected multiples were then applied to the operating results for the Company to derive an indication of the fair value of the reporting unit. Management also considered the Income Approach to enterprise value, which supported the indication of fair value derived under the GCM.

        As a result of having performed the Step 1 Test, management determined that the fair value of the reporting unit exceeded the carrying value of the reporting unit. Therefore, based on the results of the Step 1 Test, no impairment to goodwill was deemed to exist. The Company performed its annual Step 1 Test on September 30, 2002 and September 29, 2003, and concluded that no impairment to goodwill was deemed to exist.

Deferred Financing Costs

        In connection with the issuance and refinancing of long-term debt, the Company has incurred certain direct costs of the financing transactions, which have been deferred and are being amortized over the terms of the respective debt instruments using the interest method. Amortization of deferred financing costs is included in interest expense.

Deferred Offering Costs

        Deferred transaction costs were incurred in connection with a proposed public offering of trust units of the Original Restaurants Income Fund, an unincorporated, open-ended, limited-purpose trust to be established under the laws of the Province of Ontario, Canada. Subsequent to September 28, 2003, this transaction was delayed due to unfavorable market conditions and ultimately the Company determined in December 2003 that it was probable that this transaction would be terminated in favor of an initial public offering of Equity Interest Securities in the United States. Accordingly, the Company has written off deferred offering and related costs totaling $5,746 as of December 28, 2003, which were directly related to the terminated offering transaction. Of this amount, $5,496 was previously included in deferred offering costs and $250 was previously included in other assets.

Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of

        Long-lived assets, including intangible assets other than goodwill and indefinite-lived intangible assets, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be fully recoverable. If an impairment indicator is present, the Company evaluates whether an impairment exists on the basis of undiscounted expected future cash flows from the assets over the remaining amortization period. If impairment exists, the asset is reduced by the estimated difference between its fair value and its carrying value. Fair value is usually determined using either discounted cash flows or similar consummated transactions in the marketplace. Assets to be disposed of are reported at the lower of carrying value or fair value less costs to sell (see Note 3).

Revenue Recognition

        The Company records revenue from the sale of food and beverage when sales occur.

Advertising Costs

        The Company expenses advertising costs as incurred. Advertising costs totaled $6,646 and $6,960, net of advertising allowances of $1,985 and $1,891, for the years ended September 29, 2002 and September 28, 2003, respectively. Advertising costs totaled $1,686 and $1,786, net of advertising allowances of $513 and $518, for the three-month periods ended December 29, 2002 and December 28, 2003, respectively.

Other Income

        During the year ended September 28, 2003, the Company received cash proceeds from property and casualty insurance claims resulting from fires at two Wendy's store locations during fiscal year 2002. These insurance proceeds amounted to approximately $738, which has been included in other income in the accompanying consolidated income statement. The Company also agreed to a settlement on its business interruption insurance claims related to these fires. These insurance recoveries amounted to approximately $642, which has also been included in other income in the accompanying consolidated income statement.

Restricted Stock Granted to Employees

        The Company accounts for all stock-based compensation plans using the intrinsic value method prescribed by APB Opinion 25, Accounting for Stock Issued to Employees (APB 25). Under APB 25, if the purchase price of the restricted stock equals the estimated fair value of the stock on the date of issuance, no compensation expense is generally recognized.

        The Financial Accounting Standards Board has issued FASB Statement No. 123, Accounting for Stock-Based Compensation, which encourages companies to recognize expense for stock-based awards based on their estimated fair value on the date of grant. Statement No. 123 does not require companies to use fair value accounting for stock-based awards, but if the fair value method is not adopted, pro forma income is required to be disclosed in a note to the financial statements. The Company has determined that the pro forma compensation has an immaterial effect on the reported net income during the years ended September 29, 2002 and September 28, 2003 and during the three-month periods ended December 29, 2002 and December 28, 2003.

Recent Accounting Pronouncements

        In August 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (Statement No. 144), which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes FASB Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, and the accounting and reporting provisions of APB Opinion No. 30, Reporting the Results of Operations for a disposal of a segment of a business. Statement No. 144 is effective for fiscal years beginning after December 15, 2001. The Company adopted the provisions of Statement No. 144 for committed plans for the disposal of long-lived assets by sale or otherwise that were initiated after September 30, 2002. The Company also began to evaluate the impairment of its long-lived assets in accordance with Statement No. 144 after that date.

        Under the transition provisions of Statement No. 144, long-lived assets classified as held for disposal as a result of disposal activities that were initiated prior to the initial application of the Statement should continue to be accounted for in accordance with the prior pronouncements, FASB Statement No. 121 and APB No. 30. Therefore, the disposition of the remaining Friendly's business (see Note 3) continues to be reported as a component of continuing operations in accordance with the provisions of APB No. 30 rather than as a discontinued operation, as would be required under Statement No. 144.

        In June 2002, the Financial Accounting Standards Board (FASB) issued Statement No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting and reporting for costs associated with exit or disposal activities and nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). Statement No. 146 requires that a liability for a cost associated with an exit or disposal activity be recognized at fair value when the liability is incurred rather than at the date of a commitment to an exit plan. Costs covered by Statement No. 146 include one-time termination benefits and certain contract termination costs, including operating lease termination costs that are associated with an exit or disposal activity. The provisions of this Statement were effective for exit or disposal activities that were initiated after December 31, 2002. The implementation of this statement did not have any impact on the accompanying consolidated financial statements.

        In November 2002, the Emerging Issues Task Force (EITF) of the FASB reached a consensus on Issue 02-16, Accounting by a Customer (Including a Reseller) for Certain Consideration Received from a Vendor. EITF 02-16 concluded that that cash consideration received by a customer from a vendor is presumed to be a reduction of the prices of the vendor's products and should, therefore, be characterized as a reduction of cost of sales when recognized in the customer's income statement. Further, a rebate or refund of a specified amount of cash consideration that is payable pursuant to a binding arrangement only if the customer completes a specified cumulative level of purchases or remains a customer for a specified time period should be recognized as a reduction of the cost of sales based on a systematic and rational allocation of the cash consideration offered to each of the underlying transactions that results in progress by the customer toward earning the rebate or refund provided the amounts are probable and reasonably estimable. This consensus should be applied to new arrangements, including modifications of existing arrangements, entered into after December 31, 2002. As of December 28, 2003, the Company has not entered into any new arrangements or modified any existing arrangements. During fiscal year 2005, however, the Company intends to renew its existing agreement with its soft drink vendor (see Note 8), at which time it will apply the guidance in this consensus to the new arrangement.

        In November 2002, the FASB issued Interpretation No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees and Indebtedness of Others. The Interpretation requires that a guarantor make disclosures in its interim and annual financial statements about its obligations under certain guarantees that it has issued. The Interpretation also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and initial measurement provisions of Interpretation No. 45 are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. The implementation of this interpretation did not have a material impact on the accompanying consolidated financial statements.

        In December 2003, the FASB issued its revised Interpretation No. 46, Consolidation of Variable Interest Entities. The objective of Interpretation No. 46 is to improve financial reporting by companies involved with variable interest entities. The Interpretation requires variable interest entities to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or is entitled to receive a majority of the entity's residual returns or both. The revised requirements of Interpretation No. 46 are effective for the Company's March 28, 2004 interim financial statements. Based on the Company's preliminary evaluation of the provisions of Interpretation No. 46, the Company does not believe that there will be any impact to its consolidated financial statements. However, the Company is continuing to review the implications related to any new agreements with potential variable interest entities and will apply the provisions of Interpretation No. 46 prospectively.

3.    Assets Held for Sale

        As of September 29, 2002, assets held for sale consist of the assets of thirteen Friendly's stores and five Wendy's stores. As of September 28, 2003, assets held for sale consist of the assets of six Friendly's stores and three Wendy's stores. As of December 28, 2003, assets held for sale consist of the assets of five Friendly's stores and one Wendy's store, which are being actively marketed for sale. These assets are recorded in the accompanying balance sheets at their estimated fair value, which has been measured based on the most appropriate of the market value of the restaurant or the market value of the real estate in an arm's length transaction, less estimated costs to sell.

        During fiscal year 2001, the Company reached an agreement with Friendly's Ice Cream Corporation and Friendly's Restaurant Franchise, Inc. (see Note 5), whereby the Company was granted the ability to close all of its Friendly's stores over a multi-year period.

        During fiscal year 2002, the Company exited 30 of its Friendly's stores for aggregate cash proceeds, net of transaction costs, of $12,461 and notes receivable with an aggregate face value of $1,947. Due to the fact that these notes are subordinate to the buyers' primary acquisition financing and many contain limited recourse, the Company initially recorded these notes net of a reserve of $1,055. As a result of these transactions, the Company recognized a net gain of $1,006, which is included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in the accompanying consolidated statement of operations for the year ended September 29, 2002.

        During fiscal year 2003, the Company exited seven of its Friendly's stores for aggregate cash proceeds, net of transaction costs, of $5,012 and notes receivable with an aggregate face value of $200. Due to the fact that these notes are subordinate to the buyers' primary acquisition financing and many contain limited recourse, the Company initially recorded these notes net of a reserve of $100. As a result of these transactions, the Company recognized a net gain of $1,155, which is included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in the accompanying consolidated statement of operations for the year ended September 28, 2003.

        During three-month period ending December 28, 2003, the Company exited one of its Friendly's stores for aggregate cash proceeds, net of transaction costs, of $1,274. As a result of this transaction, the Company recognized a net loss of $(47), which is included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in the accompanying consolidated statement of operations for the three months ended December 28, 2003.

        Of the 30 Friendly's stores exited during fiscal year 2002, five were sold to employees of the Company. Management believes that these transactions were negotiated on an arm's length basis and the units were sold for their fair market value. At September 29, 2002, September 28, 2003 and December 28, 2003, the Company has notes receivable from these employees with an aggregate face value of $475, $435 and $435, respectively, that are included in "Notes receivable" in the accompanying balance sheets. These notes bear interest at a rate of 6% per annum for the first three years, and then 8% per annum thereafter. The notes are due between 2012 and 2017.

        The Company continues to own the remaining five Friendly's stores (see Note 5), which are being actively marketed for sale. As of September 29, 2002, the Company reassessed the fair market value of the remaining Friendly's stores and recorded additional impairment charges of $526. As of September 28, 2003, the Company reassessed the fair market value of the remaining Friendly's stores, which resulted in the reversal of $140 of a previously recognized impairment charge. These amounts are included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in the accompanying consolidated statements of operations. There was no change in the fair market value of the remaining Friendly's stores as of December 28, 2003.

        During fiscal year 2001, the Company also made the decision to close eight Wendy's stores. During fiscal year 2002, the Company exited three of its Wendy's stores for aggregate cash proceeds, net of transaction costs, of $216. During fiscal year 2003, the Company exited two Wendy's stores, generating aggregate net costs of $82. During the three-month period ended December 28, 2003, the Company exited two Wendy's stores, generating aggregate net costs of $71. As a result of these transactions, the Company recognized a net gain (loss) of $209, $(82), and $(71) during the years ended September 29,

2002 and September 28, 2003 and the three months ended December 28, 2003, respectively, which is included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in the accompanying consolidated statements of operations.

        The Company is currently in the process of negotiating the sale of the remaining one Wendy's store location. As of September 29, 2002, the Company reassessed the fair market value of the remaining Wendy's stores, which resulted in the reversal of $68 of a previously recognized impairment charge, which is included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in the accompanying consolidated statements of operations. There was no change in the fair market value of the remaining Wendy's stores as of September 28, 2003 or December 28, 2003.

        The Company has discontinued depreciation and amortization on the long-lived assets pending disposition. In addition, these assets are identified as "Assets held for sale" in the accompanying consolidated balance sheets.

4.    Franchise Agreements

        The Wendy's franchise agreements for Washington, D.C., Baltimore, Maryland, and the surrounding areas contain certain requirements regarding the number of units to be opened in the future. Should the Company fail to comply with the required development schedule or with the requirements of the agreements for restaurants within areas covered by the development agreements, Wendy's International, Inc. could terminate the exclusive nature of the Company's franchise. The franchise agreements also provide Wendy's International, Inc. significant rights regarding the business and operations of the Company and impose restrictions regarding the ownership of the Company's capital stock.

        Franchise agreements with Friendly's Restaurant Franchise, Inc. provided the Company with an exclusive Mid-Atlantic territory, as long as it was opening new Friendly's restaurants in accordance with the requirements of the development agreement between the Company's subsidiary, FriendCo Acquisition Holding Inc. (FriendCo), and Friendly's Restaurant Franchise, Inc. This exclusive development agreement was terminated in December 2000 (see Note 5).

        The Company is also required to pay royalty and advertising fees on both Wendy's and Friendly's restaurants sales as defined by the applicable franchise agreement. Royalties under both agreements are 4% of annual restaurant sales. As a result of the Modification Agreement (see Note 5), royalty percentages were reduced for certain Friendly's restaurants. The advertising fee for Wendy's is a minimum of 4% of restaurant sales, which is a combination of 3% to Wendy's National Advertising Program, Inc. for national advertising, with the remainder for local advertising. The advertising fee for Friendly's was 3% of restaurant sales, a portion of which was contributed to an advertising fund managed by Friendly's Restaurant Franchise, Inc., and the remainder was for local advertising. Beginning in April 2002, the amount contributed to the fund was increased to 3.5%. The fund is used to enhance recognition of the trademark products and patronage of Friendly's Restaurants and Friendly's proprietary branded products.

5.    Friendly's Restaurants

        In July 1997, FriendCo entered into agreements with Friendly's Ice Cream Corporation and Friendly's Restaurant Franchise, Inc. The agreements set forth the terms pursuant to which FriendCo purchased certain assets and rights to 34 existing restaurants and had exclusive rights to develop and operate Friendly's restaurants in Maryland, Northern Virginia, Delaware, and the District of Columbia.

        Effective December 28, 2000, FriendCo executed a Modification Agreement with Friendly's Ice Cream Corporation and Friendly's Restaurant Franchise, Inc., which provided for the termination of FriendCo's exclusive development territory. Also, it permitted the immediate closing of up to 17 Friendly's restaurants operated by FriendCo and reduced ongoing royalty fees to 2% of sales for those stores. After December 28, 2001, FriendCo was permitted to close the remaining Friendly's restaurants it operated, subject to the terms of its franchise agreements providing for liquidated damage payments in some circumstances if the store was not re-franchised as a Friendly's Restaurant.

        Pursuant to this Modification Agreement, the Company exited thirty, seven and one restaurants during the years ended September 29, 2002 and September 28, 2003, and the three-month period ended December 28, 2003, respectively (see Note 3), which did not require the payment of liquidated damages. The Company is actively marketing its remaining five Friendly's restaurants for re-franchising or real estate sale for other uses and does not anticipate the need to pay any liquidated damages in connection with the remaining units.

        As part of the Company's terminated public offering of trust units of Original Restaurants Income Fund (see Note 2), the Company paid $250 to Friendly's Ice Cream Corporation to eliminate the cross collateralization provisions of certain lease agreements, which is included in "Net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" in the accompanying consolidated statement of operations for the year ended September 28, 2003.

        In September 2003, the Company entered into agreements with a management company to manage the operations of the remaining Friendly's restaurants. The management company retains all profits and bears all losses for all the stores except for one, in which the Company has agreed to reimburse any losses. The value of this guarantee is not material, therefore the Company does not believe that the existence of this guarantee will have a material impact on the financial statements. The agreements allow the management company to purchase certain of the restaurants at a fixed price. The Company continues to actively market the real estate and the agreements do not prevent those sales from occurring. In addition, sale of the stores at the fixed price stated in the management agreements would not have a material impact on the financial statements.

6.    Property and Equipment

        Property and equipment consisted of the following:

	September 29, 2002	September 28, 2003	December 28, 2003
			(Unaudited)
Buildings	$32,326	$31,597	$31,406
Land	12,376	12,483	12,339
Furniture, fixtures, and equipment	25,316	28,379	28,616
Construction in progress	603	510	1,479

	70,621	72,969	73,840
Less accumulated depreciation	(23,396)	(26,252)	(27,016)

Property and equipment, net	$47,225	$46,717	$46,824

7.    Retirement Plans

        Substantially all salaried employees, except senior management, of the Company are eligible to participate in a defined contribution 401(k) plan. Employees may make contributions to the plan through salary deferral. The Company makes annual contributions to the plan based on a percentage of the employee's contribution, up to certain limitations. The Company's contributions were $112 and $117 for the years ended September 29, 2002 and September 28, 2003, respectively, and $37 and $33 for the three months ended December 29, 2002 and December 28, 2003, respectively.

8.    Cost of Restaurant Sales and Restaurant Operating Expenses

        Cost of restaurant sales and restaurant operating expenses consisted of the following:

	Year ended		Three months ended
	September 29, 2002	September 28, 2003	December 29, 2002	December 28, 2003
			(Unaudited)
Cost of restaurant sales:
Food and supplies	$71,040	$65,312	$15,258	$16,975
Labor	64,308	58,345	14,151	14,235

	$135,348	$123,657	$29,409	$31,210

Restaurant operating expenses:
Advertising	$6,646	$6,960	$1,686	$1,786
Rent	9,800	8,715	2,200	2,123
Utilities	6,210	6,144	1,428	1,386
Maintenance and repairs	6,375	5,804	1,335	1,260
Other	17,020	13,586	3,563	3,154

	$46,051	$41,209	$10,212	$9,709

        Advertising expense is recorded net of advertising allowances provided by the Company's soft drink vendor of $1,985 and $1,891 for the years ended September 29, 2002 and September 28, 2003,

respectively, and $513 and $518 for the three months ended December 29, 2002 and December 28, 2003, respectively.

9.    Income Taxes

        The components of income tax provision (benefit) are as follows:

	Year ended		Three months ended
	September 29, 2002	September 28, 2003	December 29, 2002	December 28, 2003
			(Unaudited)
Federal:
Current	$(4,001)	$—	$—	$—
Deferred	603	267	—	—

	(3,398)	267	—	—
State:
Current	—	—	—	—
Deferred	131	40	—	—

	131	40	—	—

Total provision (benefit)	$(3,267)	$307	$-	$-

        The significant components of the Company's deferred tax assets and liabilities are as follows:

	September 29, 2002	September 28, 2003	December 28, 2003
			(Unaudited)
Deferred tax assets:
Accrued expenses and reserves	$1,532	$1,755	$1,886
Operating loss carryforwards and credits	6,230	6,309	8,215
Intangible assets	1,719	1,249	1,138

Total deferred tax assets	9,481	9,313	11,239
Deferred tax liabilities:
Property and equipment	2,920	3,539	3,382
Leased properties	522	1,008	1,064
Other	50	-	107

Total deferred tax liabilities	3,492	4,547	4,553

Net future income tax benefit	5,989	4,766	6,686
Valuation allowance for deferred tax assets	(5,682)	(4,766)	(6,686)

Net deferred tax asset	$307	$—	$—

        At September 28, 2003 and December 28, 2003, the Company had federal net operating loss carryforwards for income tax purposes of approximately $12,566 and $17,957, respectively, and state net operating loss carryforwards for income tax purposes of approximately $26,302 and $31,693, respectively. The federal and state net operating loss carryforwards will expire in 2012 through 2022. The Company also has approximately $250 of federal tax credits at September 28, 2003 and December 28, 2003, to offset against future tax liabilities.

        Net operating loss carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes result in gross deferred tax assets of $9,481 at September 29, 2002, $9,313 at September 28, 2003, and $11,239 at December 28, 2003. The Company's operating plans anticipate taxable income in future periods; however, such plans make significant assumptions that cannot be reasonably assured. Therefore, in consideration of the Company's accumulated losses and the uncertainty of its ability to utilize all of its deferred tax assets in the future, the Company has historically recorded a valuation allowance to offset substantially all of its net future income tax benefit.

        In January 2002, the Job Creation and Worker Assistance Act of 2002 (the Act) was enacted. Certain provisions of the Act temporarily extended carryback periods for federal net operating losses, which allowed the Company to realize approximately $4,000 of cumulative refunds. Therefore, during the year ended September 29, 2002, the Company reversed the portion of its valuation reserve related to the assets that were realized as a result of this change in tax law.

        The reconciliation of the reported income tax benefit to the amount that would result by applying the U.S. federal statutory tax rate of 34% to income before income taxes is as follows:

	Year ended		Three months ended
	September 29, 2002	September 28, 2003	December 29, 2002	December 28, 2003
			(Unaudited)
Tax benefit expense at U.S. statutory rate	$609	$1,034	$(39)	$(1,678)
State income taxes, net of federal tax benefit	125	152	(6)	(247)
Permanent differences	178	21	9	5
Change in valuation allowance for deferred tax assets	(4,179)	(916)	36	1,920
Other	—	16	—	—

Total provision (benefit)	$(3,267)	$307	$—	$—

10.    Long-Term Debt and Financing Arrangements

        Long-term debt consisted of the following:

	September 29 2002	September 28 2003	December 28, 2003
			(Unaudited)
Global Alliance Finance Term Loan 1	$18,038	$17,476	$17,328
Global Alliance Finance Term Loan 2	96,883	95,371	95,251
Global Alliance Finance Forward Commitment Loans	1,504	410	130
CNL Term Loans	20,196	15,636	14,479
SunTrust Loan	1,933	1,717	1,667
Other	377	369	366

Total	138,931	130,979	129,221
Less current portion	(2,626)	(2,317)	(4,351)

Long-term debt	$136,305	$128,662	$124,870

        In conjunction with the merger transaction described in Note 1, certain financing was obtained from Global Alliance Finance Company (GAF). This financing was obtained in order to pay consideration to the shareholders in the merger and to pay fees and expenses incurred.

        The first GAF term loan (Loan 1), in the principal amount of $20,000, is for 15 designated restaurant locations. Borrowings under Loan 1 bear interest at a rate of 8.89% per annum and are payable in equal monthly payments of principal and interest of $179 through April 2018. Loan 1 is secured by a first-fee mortgage on the 15 restaurants and a first-priority security interest in all other tangible assets relating to the same 15 restaurants.

        The second GAF term loan (Loan 2), in the principal amount of $104,000, is for 124 designated restaurant locations. Borrowings under Loan 2 bear interest at a rate of 9.0% per annum and require monthly payments of interest only through December 2004, at which time the entire principal balance is due, unless the Company exercises one of its three one year extension options. If the Company is unable to complete a refinancing transaction prior to December 2004, the Company intends to exercise the initial one year extension option. Therefore, Loan 2 is included as a non-current liability in the accompanying consolidated balance sheet. Loan 2 is secured by leasehold mortgages against the majority of the 124 designated restaurant locations and a first-priority security interest in all other tangible assets relating to the same 124 designated restaurants.

        Borrowings under the GAF Forward Commitment Loans with an original principal amount of $2,800 bear interest at an annual rate of 9.0% per annum and require monthly payments of interest only through December 2004, at which time the entire principal balance is due. The GAF Forward Commitment Loans are secured by leasehold mortgages against three designated restaurant locations.

        The Company has financed certain new store development of Wendy's and Friendly's restaurants with CNL Funding 99-1, LP (CNL 99-1). Each new property developed secured an individual loan under the CNL 99-1 agreement. At September 29, 2002, September 28, 2003 and December 28, 2003, term loans payable to CNL 99-1 aggregating $13,382, $12,989 and $12,885, respectively, bear interest at rates ranging from 9.11% to 10.33% per annum and require aggregate monthly payments of principal and interest ranging from $136 to $73 through maturity dates ranging from March 2014 through May 2019. At September 29, 2002, September 28, 2003 and December 28, 2003, term loans payable to CNL Financial LP Holding, LP aggregating $6,814, $2,647 and $1,594, respectively, bear interest at 9.0% and require monthly payments of interest only through December 2004, at which time the entire principal balance is due, unless payable sooner as a result of the sale of the underlying secured property. The Company expects to repay these interest-only loans using the proceeds of the disposition of Friendly's restaurants owned and operated by the Company's subsidiaries. During the years ended September 29, 2002 and September 28, 2003 and the three-month period ended December 28, 2003, the Company disposed of a total of 38 Friendly's restaurants and used the cash proceeds to repay a portion of this indebtedness (see Note 3).

        The loan agreement with SunTrust provides for an aggregate facility of $7,365 to be used for a $2.0 million term loan and letters of credit. Borrowings under the term loan are due on December 3, 2004, bear interest at LIBOR plus 3% per annum (4.82% at September 29, 2002, 4.12% at September 28, 2003, and 4.14% at December 28, 2003), and require monthly principal payments of $17 plus accrued interest. Under the agreement with SunTrust, the Company can also obtain up to $5,365 of letters of credit, with an annual fee of 3% of the outstanding balance under the letters of credit (see Note 13).

        As a result of the above agreements, substantially all of the Company's tangible assets are pledged as collateral to one or more of its lenders.

        In connection with these debt agreements, the Company is required to comply with certain financial covenants, relating primarily to fixed charge coverage. In addition, the agreements contain numerous restrictive covenants, including covenants related to mergers and asset sales or purchases, incurrence of debt obligations, liens and contingent obligations, termination, waivers or amendments of franchise documents, name changes, transactions with affiliates, distributions, and dividends. The agreements also contain standard event of default provisions, including, among other things, payment defaults, misrepresentations, covenant defaults, material defaults under franchise agreements and other material contracts, cross-defaults into other material indebtedness, failure to have perfected liens of purported priority, bankruptcy events, adverse judgments, and changes of control.

        Management believes that the Company's current borrowings will be sufficient to meet its operating needs and that it will continue to comply with all of the terms and covenants within the restructured agreements.

        Based on the contractual terms of the outstanding debt, aggregate maturities of the Company's long-term debt for the fiscal periods ending on or about September 30 are as follows:

2004	$950
2005	99,654
2006	1,271
2007	1,402
2008	1,545
2009 and thereafter	24,399

$129,221

11.   Leases

        The Company leases a substantial portion of the land and buildings used in the operation of its restaurants. These leases generally have a noncancelable term of 20 years and provide for additional renewal terms at the Company's option. Certain leases contain provisions for percentage rentals on sales above specified minimums. Expenses incurred under these contingent rent provisions aggregated approximately $675 and $709 for the years ended September 29, 2002 and September 28, 2003, respectively, and $147 and $193 for the three months ended December 29, 2002 and December 28, 2003, respectively.

        Assets under capital lease were $21,127, $21,127 and $21,127, net of accumulated amortization of $14,088, $15,745 and $16,160 as of September 29, 2002, September 28, 2003 and December 28, 2003, respectively. As of September 28, 2003, the aggregate future minimum lease payments for the fiscal periods ending on or about September 30 for capital leases and noncancelable operating leases with an initial term of one year or more are as follows:

	Capital Leases	Operating Leases
2004	$3,895	$8,497
2005	3,896	8,407
2006	308	11,099
2007	302	9,311
2008	321	7,947
2009 and thereafter	5,317	69,259

	14,039	$114,520

Less amounts representing interest	(5,149)

Obligations under capital leases (including current portion of $3,057)	$8,890

        The table above excludes future minimum lease payments under which the Company is the primary obligor, but for which it has entered into corresponding sublease agreements with identical terms. Future minimum lease payments to be paid under these leases and received under these subleases are $710, $829, $625, $465, $421, and $1,115 for fiscal years 2004, 2005, 2006, 2007, 2008, and 2009 and thereafter, respectively.

        Rent expense under all operating leases, including percentage rentals based on sales and the Company's corporate headquarters, was approximately $10,232 and $9,142 for the years ended September 29, 2002 and September 28, 2003, respectively, and $2,308 and $2,231 for the three months ended December 29, 2002 and December 28, 2003, respectively.

        The Company entered into an arrangement during 2002 under which it leases one of its restaurants from an employee of the Company. The lease has both operating and capital lease components and requires aggregate minimum payments over the base lease term of approximately $175, $245, $255, $256, $256, and $4,565 for fiscal years 2004, 2005, 2006, 2007, 2008, and 2009 and thereafter, respectively.

        During December 2003, the Company entered into a transaction under which it sold one of its Wendy's restaurant locations for gross proceeds of $2,086 and subsequently leased it back from the buyer. Under the terms of the agreement, the Company has the option to repurchase the property during the period from April 1, 2011 through December 31, 2011. As a result of this option to repurchase the property, the Company has accounted for this sale-leaseback as a financing transaction and has recorded a liability for the present value of the future minimum lease payments in the accompanying consolidated balance sheet. The aggregate future minimum lease payments for the fiscal periods ending on or about September 30 for the financing obligation are as follows:

2004	$142
2005	189
2006	189
2007	189
2008	189
2009 and thereafter	4,240

5,138
Less amounts representing interest	(3,052)

Obligations under financing arrangements (including current portion of $10)	$2,086

12.   Stockholders' Equity

        The holders of the Class A common stock (Class A), Class B voting common stock (Class B voting), and Class C common stock (Class C) are each entitled to one vote per share. The holders of the Class B nonvoting common stock (Class B nonvoting) have no right to vote, except for certain matters including mergers, recapitalizations, or reorganizations. Additionally, the holders of a majority of the outstanding shares of the Class B nonvoting have the right, at any time, to convert all outstanding shares into the same number of Class B voting. Distributions to stockholders are made in the following priority: (1) first, to the holders of Class A equal to the aggregate accrued and unpaid dividends; (2) second, to the holders of Class A equal to the aggregate unreturned original cost of the Class A stock; and (3) third, to all common stockholders on a pro rata basis based on the number of securities held.

        Outstanding shares of Class A common stock accrue a yield of 12%, regardless of whether or not a dividend is declared. Dividends per Class A share were $14.88, plus 12% yield on unpaid dividends, for the years ended September 28, 2002 and September 29, 2003 and $3.72, plus 12% yield on unpaid dividends for the three months ended December 29, 2002 and December 28, 2003. During fiscal 2002, the Company identified an inconsistency in its Articles of Incorporation regarding the method for calculating accrued dividends. After consultation with its legal counsel and its Class A stockholders, the Company determined that dividends should be compounded quarterly. The cumulative impact of this change as of October 1, 2001, was approximately $1,591 and such amount has been reflected in the consolidated statement of changes in deficiency of assets for the year ended September 29, 2002. No distributions for dividends were made during the years ended September 29, 2002 or September 28, 2003, or the three months ended December 28, 2003. Unpaid dividends of $18,043, $24,199 and $25,855 as of September 29, 2002, September 28, 2003 and December 28, 2003, respectively, are included in accrued dividends in the accompanying consolidated balance sheets.

13.    Commitments and Contingencies

Litigation

        The Company is party to various legal proceedings, which are considered by management to be customary and incidental to its business. In the opinion of management, after consulting with legal counsel, the ultimate disposition of these lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

Letters of Credit

        At September 29, 2002, September 28, 2003 and December 28, 2003, the Company was contingently liable for outstanding letters of credit primarily relating to workers' compensation insurance and Wendy's International, Inc. current royalty requirements, aggregating approximately $5,365.

Other

        In connection with the sale of the Company's Midwestern Wendy's restaurants in fiscal 1998, the Company subleases eighteen properties and directly leases one property to Wenamerica, LLC (Wenamerica), formerly Western and Southern Food Service L.L.C. The Company is the primary lessee on the subleased properties.

        During 2002 and 2003, Wenamerica received notices of default from various parties, including the Company. The Company continues to monitor the situation and has reviewed possible ways to mitigate any potential impact that may be caused by the bankruptcy, cessation of operations, or the modification of operations by Wenamerica. As of December 2003, management of the Company does not anticipate any material adverse impact from these defaults for the foreseeable future.

14.    Business Segment Information

        The Company has historically had two reportable segments related to operations: Wendy's and Friendly's. The reportable segments are strategic business units that offer different products to a different target market, and operate under different franchise agreements. Both segments generate revenues from the sale of food and beverage items to consumers. Effective September 28, 2003, the Company entered into management agreements with a management company to manage the operations of the remaining Friendly's restaurants, and therefore, no longer reports the results of operations of those units.

        The Company evaluates performance and allocates resources based on operating income (loss) before interest expense, interest income, income taxes and other non-operating items. However, for management reporting purpose, the Company also performs an allocation of non-operating items other than income taxes. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies included in Note 2.

        The following tables set forth historical information on the Company's reportable segments:

	Year ended		Three months ended
	September 29, 2002	September 28, 2003	December 29, 2002	December 28, 2003
			(Unaudited)
Restaurant sales:
Wendy's	$190,150	$196,280	$45,967	$51,190
Friendly's	32,997	8,130	2,440	—

Total	$223,147	$204,410	$48,407	$51,190

Operating income (loss):
Wendy's	$15,606	$15,268	$3,362	$4,305
Friendly's	1,863	832	(325)	(47)

Total	$17,469	$16,100	$3,037	$4,258

Depreciation and amortization:
Wendy's	$6,451	$6,732	$1,663	$1,717
Friendly's	—	—	—	—

Total	$6,451	$6,732	$1,663	$1,717

Interest expense:
Wendy's	$14,359	$13,882	$3,547	$3,555
Friendly's	2,084	1,299	346	—

Total	$16,443	$15,181	$3,893	$3,555

Interest and other income, net:
Wendy's	$469	$1,957	$713	$106
Friendly's	296	166	28	—

Total	$765	$2,123	$741	$106

Total assets:
Wendy's	$125,107	$121,199	$117,227	$111,438
Friendly's	10,133	5,572	8,611	4,389

Total	$135,240	$126,771	$125,838	$115,827

Expenditures for additions to long-lived assets:
Wendy's	$2,352	$5,936	$724	$1,289
Friendly's	18	—	—	—

Total	$2,370	$5,936	$724	$1,289

        A reconciliation of segment operating income (loss) for all segments to income (loss) before income taxes is as follows:

	Year ended		Three months ended
	September 29, 2002	September 28, 2003	December 29, 2002	December 28, 2003
			(Unaudited)
Total segment profit	$17,469	$16,100	$3,037	$4,258
Interest expense	(16,443)	(15,181)	(3,893)	(3,555)
Interest and other income, net	765	2,123	741	(106)
Write-off of deferred offering and related costs	—	—	—	(5,746)

Total income (loss) before income taxes	$1,791	$3,042	$(115)	$(4,937)

        There were no significant intersegment sales or transfers during the periods.

15.    Restricted Stock Plan

        In June 1998, the Company initiated a restricted stock plan (the Stock Plan). Under the provisions of the Stock Plan, Company stock was awarded to certain executives determined to be eligible by the Board of Directors. Each award vested one year after the grant date, subject to continued employment and certain repurchase rights held by the Company.

        During the year ended September 29, 2002, 24,644 shares of restricted Class B voting common stock and 3,080 shares of restricted Class C common stock were granted to employees. Additionally, during the year ended September 29, 2002, the Company exercised its rights to repurchase 10,172 shares of restricted Class B voting common stock and 1,272 shares of restricted Class C common stock from a terminated employee. The fair market value of the shares underlying these transactions was determined to be de minimus.

16.    Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of cash, restricted cash and cash equivalents, receivables, notes receivable, accounts payable, and long-term debt. The Company believes that the carrying value of these financial instruments approximate their fair value at September 29, 2002 and September 28, 2003. As of September 29, 2002 and September 28, 2003, the Company has outstanding long-term debt, including current portion, aggregating $138,931 and $130,979, respectively. The majority of the long-term debt bears interest at fixed rates of interest ranging from 8.89% to 10.33% and is due in varying amounts through 2018, with a significant portion that is currently due in December 2004. The fair value of long-term debt will typically change based on market interest rates and will typically be based on a company's incremental borrowing rate for similar debt or the rate that a company would have to pay to a creditworthy third party to assume its obligation. It is not currently practicable to estimate the fair value of the Company's outstanding long-term debt because the Company is not currently entering into new debt financing arrangements with similar terms as the existing debt, nor does the Company have the current ability to retire the outstanding debt at fair value. The long-term debt is carried at face value in the consolidated balance sheet.

17.    Earnings per Share

        The following table summarizes the computations of basic and diluted earnings per share:

	Year ended		Three months ended
	September 29, 2002	September 28, 2003	December 29, 2002	December 28, 2003
			(Unaudited)
Numerator:
Net income (loss)	$5,058	$2,735	$(115)	$(4,937)
Dividends accrued on Class A Common Stock	(5,257)	(6,156)	(1,471)	(1,656)

Net loss attributable to Class A, B and C common stockholders	$(199)	$(3,421)	$(1,586)	$(6,593)

Denominator:
Weighted-average number of shares of common stock outstanding	1,095	1,095	1,095	1,111

Basic and diluted loss per common share attributable to Class A, B and C common stockholders	$(0.18)	$(3.12)	$(1.45)	$(5.93)

        Basic loss per share is based upon the average number of shares of Class A, B and C common stock outstanding during the period, including vested restricted shares. Diluted loss per common share is equal to basic loss per common share because if potentially dilutive securities were included in the computation, the result would be anti-dilutive. These potentially dilutive securities consist of unvested shares of restricted Class B and Class C stock (see Note 15).

18.    Supplemental Cash Flow Information

        The Company entered into the following investing and financing activities that affect recognized assets and liabilities but did not result in cash receipts or payments:

	Year ended		Three months ended
	September 29, 2002	September 28, 2003	December 29, 2002	December 28, 2003
			(Unaudited)
Purchase of assets under capital leases	$2,437	$—	$—	$—

Notes receivable received upon sale of assets	$1,947	$200	$—	$—

Dividends accrued on Class A common shares	$6,848	$6,156	$1,472	$1,656

NOTICE REGARDING ARTHUR ANDERSEN LLP

        On April 28, 2002, the audit committee of our Board of Directors decided to no longer engage Arthur Andersen LLP ("Arthur Andersen") as our independent public accountants for the fiscal year ended September 29, 2002 and authorized the engagement of Ernst & Young LLP to serve as our independent public accountants.

        We have been unable to obtain Arthur Andersen's written consent to the inclusion in our registration statement on Form S-1 of which this prospectus is a part of Arthur Andersen's audit report with respect to our consolidated financial statements as of September 30, 2001. Under these circumstances, Rule 437a under the Securities Act of 1933 permits us to file the registration statement without a written consent from Arthur Andersen. As a result, with respect to transactions in our securities pursuant to the registration statement, Arthur Andersen will not have any liability under Section 11(a) of the Securities Act of 1933 for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions of a material fact required to be stated therein. Accordingly, you would be unable to assert a claim against Arthur Andersen under Section 11(a) of the Securities Act of 1933 because it has not consented to the incorporation by reference of its previously issued reports into the registration statement. To the extent provided in Section 11(b)(3)(C) of the Securities Act of 1933, however, other persons who are liable under Section 11(a) of the Securities Act of 1933, including our officers and directors, may still rely on Arthur Andersen's original audit reports as being made by an expert for purposes of establishing a due diligence defense under Section 11(b) of the Securities Act of 1933.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Davco Acquisition Holding Inc.

        We have audited the accompanying consolidated balance sheets of Davco Acquisition Holding Inc. (a Delaware corporation) and subsidiaries (the Company) as of September 30, 2001, and October 1, 2000, and the related consolidated statements of operations, changes in stockholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Davco Acquisition Holding Inc. and subsidiaries as of September 30, 2001, and October 1, 2000, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.

Baltimore, Maryland /s/ ARTHUR ANDERSEN LLP
November 20, 2001

DAVCO ACQUISITION HOLDING INC.

CONSOLIDATED BALANCE SHEETS

(Amounts In Thousands, Except Amounts)

	September 30, 2001	October 1, 2000
Assets
Current assets:
Cash, restricted cash and cash equivalents	$5,932	$2,951
Receivables	605	902
Inventories	1,155	1,293
Prepaid expenses and other	1,780	1,588
Income taxes receivable	—	77
Deferred tax asset	2,072	838

Total current assets	11,544	7,649
Assets held for sale	19,595	—
Property and equipment, net of accumulated depreciation of $20,494 and $18,925, respectively	50,098	78,281
Leased properties, net of accumulated amortization of $20,227 and $17,811, respectively	17,398	21,254
Other assets:
Franchise rights, net	1,356	2,373
Goodwill, net	36,585	40,722
Deferred tax asset	—	203
Deferred financing costs, net	5,357	4,889
Notes receivable	1,734	1,522
Other	50	29

Total other assets	45,082	49,738

Total assets	$143,717	$156,922

Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$6,147	$3,529
Accrued advertising and royalty fees	3,163	3,161
Accrued salaries and wages	3,137	3,120
Accrued expenses	9,831	9,378
Short-term borrowings	—	1,992
Current portion of long-term debt	1,112	903
Current portion of capital lease obligations	3,618	2,193

Total current liabilities	27,008	24,276
Accrued dividends	11,195	7,475
Long-term debt, less current portion	152,387	146,399
Capital lease obligations, less current portion	10,482	15,149
Deferred tax liability	1,031	—
Other long-term liabilities	293	430

Total liabilities	202,396	193,729
Commitments and contingencies	—	—
Stockholders' deficit:
Common stock class A voting, $.01 par value; 12% cumulative dividends, 259,000 shares authorized and 250,000 issued and outstanding	3	3
Common stock class B voting, $.01 par value; 319,688 shares authorized and 297,639 issued and outstanding; plus 84,299 restricted shares issued and outstanding as of September 30, 2001	4	4
Common stock class B nonvoting, $.01 par value; 341,250 shares authorized, issued and outstanding	3	3
Common stock class C voting, $.01 par value; 222,222 shares authorized and 111,111 issued and outstanding; plus 10,531 restricted shares issued and outstanding as of September 30, 2001	1	1
Additional paid-in capital	(28,247)	(28,247)
Retained deficit	(30,443)	(8,571)

Total stockholders' deficit	(58,679)	(36,807)

Total liabilities and stockholders' deficit	$143,717	$156,922

See accompanying notes.

DAVCO ACQUISITION HOLDING INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands)

	Year ended September 30, 2001	Year ended October 1, 2000
Restaurant sales	$216,820	$233,078
Costs and expenses:
Cost of restaurant sales	133,540	149,640
Restaurant operating expenses	46,127	49,034
Franchise royalties	8,435	8,936
General and administrative	7,884	8,592
Loss on write-down of impaired long-lived assets and debt restructuring expenses	14,211	7,009
Loss on disposal of fixed assets	2,035	—
Depreciation and amortization	8,426	9,665

	220,658	232,876

Operating (loss) income	(3,838)	202
Interest expense	(15,290)	(15,146)
Interest income	248	137
Gain on sale of Southern Hospitality Corporation and sale of related real estate	—	14,953
Other income, net	728	947

(Loss) income before provision for income taxes	(18,152)	1,093
Provision for income taxes	—	(1,015)

Net (loss) income	$(18,152)	$78

See accompanying notes.

DAVCO ACQUISITION HOLDING INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

(Dollars in thousands)

	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Stockholders' Deficit
Balance, September 26, 1999	$11	$(28,247)	$(4,929)	$(33,165)
Dividend accrued on Class A common shares	—	—	(3,720)	(3,720)
Net income	—	—	78	78

Balance, October 1, 2000	11	(28,247)	(8,571)	(36,807)
Dividend accrued on Class A common shares	—	—	(3,720)	(3,720)
Issuance of 26,669 restricted shares of Class B voting common shares	—	—	—	—
Issuance of 3,331 restricted shares of Class C common shares	—	—	—	—
Net loss	—	—	(18,152)	(18,152)

Balance, September 30, 2001	$11	$(28,247)	$(30,443)	$(58,679)

See accompanying notes.

DAVCO ACQUISITION HOLDING INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Year ended September 30, 2001	Year ended October 1, 2000
Cash flows from operating activities
Net (loss) income	$(18,152)	$78
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	8,426	9,665
Loss on write-down of impaired long-lived assets	10,784	7,009
Amortization of deferred financing costs	731	411
Net loss (gain) on disposition of fixed assets	2,035	(341)
Net gain on sale of Southern Hospitality Corporation and sale of related real estate	—	(14,953)
Deferred tax provision	—	583
Net changes in operating assets and liabilities:
Decrease (increase) in receivables	297	(209)
Decrease in inventories	138	273
Increase in prepaid expenses and other	(192)	(466)
Decrease in income taxes receivable	77	224
Increase (decrease) in accounts payable and accrued expenses	4,119	(4,557)
Increase in accrued advertising and royalty fees	2	272
Increase in accrued salaries and wages	17	182

Net cash provided by (used in) operating activities	8,282	(1,829)

	Year ended September 30, 2001	Year ended October 1, 2000
Cash flows from investing activities
Increase in other assets	$(21)	$(102)
Property and equipment acquired and constructed	(4,726)	(11,110)
Total proceeds from sale of Southern Hospitality Corporation and sale of related real estate	—	33,300
Proceeds from sales of assets	426	5,799
Increase in notes receivable	(212)	(1,522)

Net cash flows (used in) provided by investing activities	(4,533)	26,365

Cash flows from financing activities
Repayment of capital lease obligations	(3,242)	(2,942)
Repayments of short-term construction financing	—	(4,665)
Repayments of long-term debt	(898)	(41,062)
Proceeds of long-term debt	7,095	25,041
Decrease in short-term borrowings	(1,992)	(905)
Payment for deferred financing costs	(1,594)	(209)
(Decrease) increase in other long-term liabilities	(137)	430

Net cash flows used in financing activities	(768)	(24,312)

Net increase in cash, restricted cash and cash equivalents	2,981	224
Cash, restricted cash and cash equivalents, beginning of period	2,951	2,727

Cash, restricted cash and cash equivalents, end of period	$5,932	$2,951

Supplemental cash flow information
Cash paid for interest	$13,902	$14,714
Cash paid for income taxes, net	$—	$138

See accompanying notes.

DAVCO ACQUISITION HOLDING INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2001 and October 1, 2000
(Dollars in thousands)

1.     COMPANY AND DESCRIPTION OF BUSINESS

  During October 1997, certain shareholders of DavCo Restaurants, Inc. (the "Predecessor") formed Davco Acquisition Holding Inc. (the "Company" or "DAC"), a Delaware Corporation, and its wholly owned subsidiary, DavCo Merger Sub Inc. ("DAC Sub"), a Delaware Company. In March 1998, the Company was capitalized through the contribution of 1,655,200 shares of Predecessor common stock and $125,000 cash. Effective April 1, 1998, DAC Sub was merged with and into the Predecessor. The Predecessor, as the surviving corporation in the merger, became a wholly-owned subsidiary of the Company. The transaction was recorded as a step-acquisition related to the 33.95% change in ownership.

  As of September 30, 2001, the Company operated 199 restaurants, of which 156 are "Wendy's Old Fashioned Hamburgers" restaurants and 43 are Friendly's restaurants. The Company maintains exclusive rights to Wendy's franchise territories in metropolitan Baltimore and Washington, D.C., the Eastern Shore of Maryland and portions of northern Virginia (the "Mid-Atlantic"). The Company also maintained exclusive rights to develop and operate Friendly's restaurants in Maryland, Northern Virginia, Delaware, and Washington, D.C., until the termination of their exclusive development agreement on December 28, 2000 (see Note 12).

2.     BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and second-tier subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

  Fiscal year

  The Company maintains its accounts on a 52/53 week fiscal year ending the Sunday closest to the end of September. The fiscal year ended September 30, 2001 ("fiscal 2001") contained 52 weeks, while the fiscal year ended October 1, 2000 ("fiscal 2000") contained 53 weeks.

  Cash, restricted cash and cash equivalents

  The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. As of September 30, 2001, the Company had approximately $200,000 of restricted cash in connection with certain letters of credit.

  Inventories

  Inventories consist primarily of food and supplies and are stated at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method.

  Property and equipment

  Property and equipment is stated at cost. Normal repairs and maintenance costs are expensed as incurred. Depreciation is being recorded using the straight-line method over the estimated useful lives of the property and equipment, as follows:

Useful lives
Buildings	25 years
Building equipment	10-20 years
Furniture, fixtures and equipment	5-10 years

  Leased properties

  Leased properties consist of the capitalized building and leasehold improvements. Amortization is recorded using the straight-line method over the lives of the leases.

  Franchise rights

  The franchise agreements with Wendy's International, Inc. and Friendly's Restaurant Franchise, Inc. require the Company to pay a fee for technical assistance to be provided over the term of the franchise agreement for each unit opened or acquired. Amortization is recorded on the straight-line method over the terms of the franchise agreements. The franchise agreements generally provide for a term of 20 years. Accumulated amortization as of September 30, 2001 and October 1, 2000 was approximately $1,608,000 and $1,657,000, respectively (see Note 5).

  Goodwill

  The Company has classified the cost in excess of fair value of the net assets (including tax attributes) of companies or assets acquired in purchase transactions as goodwill. Through September 30, 2001, goodwill was being amortized on a straight-line method over 30 years (see "New Accounting Pronouncements" below). Additional goodwill of approximately $3,496,000 and $31,241,000 was recorded as part of the Friendly's acquisition (see Note 12) and merger transaction (see Note 1), respectively. Accumulated amortization was approximately $6,928,000 and $5,916,000 as of September 30, 2001 and October 1, 2000, respectively.

  Deferred financing costs

  In connection with the financing obtained from Global Alliance Finance Company, CNL Financial Services, Inc. and its affiliates and SunTrust Banks, Inc. prior to the restructuring (see Note 9), the Company incurred costs of approximately $66,000 and $209,000 during the years ended September 30, 2001 and October 1, 2000, respectively. These amounts were being amortized to interest expense over the term of the respective financing.

  In connection with the debt restructuring in fiscal 2001 (see Note 9), the Company incurred an additional $1,528,000 of deferred financing costs. In addition, amounts are being amortized to interest expense over the terms of the respective financing, as restructured.

  Income taxes

  Deferred income taxes are computed using the liability method, which provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. In addition, valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized (see Note 8).

  Dividends

  Outstanding shares of Class A common stock accrue dividends at 12%, compounded quarterly. No distributions for dividends were made for the years ended September 30, 2001 or October 1, 2000. Unpaid dividends of $11,195,000 as of September 30, 2001, are recorded as accrued dividends in the accompanying consolidated financial statements.

  New accounting pronouncements

  In June 2001, the Financial Accounting Standards Board (the "FASB") issued SFAS No. 141, "Business Combinations". SFAS No. 141 prohibits pooling-of-interests accounting for acquisitions and was effective July 1, 2000. The adoption of SFAS No. 141 had no impact on the accompanying consolidated financial statements.

  In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets," which provided for, among other things, the cessation of goodwill amortization in favor of a two-part impairment test. Under the first test ("Sept 1 Test"), management is required to establish the fair value of those reporting units that have goodwill recorded on the books and then compare the fair value of the reporting unit to its corresponding carrying value. If, under a Step 1 test, fair value exceeds carrying value, no impairment to goodwill is deemed to exist, and no further testing is required. If, however, fair value, under a Step 1 test, is less than carrying value, then management must measure the impairment by way of a hypothetical purchase price allocation ("Step 2 Test"). Under a Step 2 test, the remeasured fair value of the reporting unit is allocated, on a memo basis only, to the tangible and identifiable intangible assets of the reporting unit, with goodwill measured as the residual amount after allocation to all other assets, both recognized and unrecognized. The remeasured fair value of goodwill is then compared to the carrying value of goodwill to determine the level of impairment, if any.

  Effective October 1, 2001, the Company elected to early adopt SFAS No. 142. In implementing the requirements of the new accounting standard, management determined that there was only one reporting unit. Consequently, the Step 1 test was performed on an enterprise basis. Management performed a valuation of the reporting unit principally using a Market Value Approach, namely the Guideline Company Method ("GCM"). Under the GCM, publicly traded guideline companies whose operations were deemed reasonably comparable to the Company were identified and applicable valuation multiples were computed. Appropriate adjustments between the Company and the peer group of guideline companies were considered in establishing the selected valuation multiples. The selected multiples were then applied to the operating statistics for the Company to derive an indication of the fair value of the enterprise. Management also considered the Income Approach to value, which supported the indication of fair value derived under the GCM.

  As a result of having performed the Step 1 test, management determined that the fair value of the reporting unit exceeded the carrying value of the reporting unit. Therefore, based on the results of the Step 1 test, no impairment to goodwill was deemed to exist. Effective October 1, 2001, the Company will no longer amortize its goodwill.

  Use of estimates

  The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses in the financial statements and in the disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

  Prior year reclassifications

  Certain reclassifications have been made to the prior years' balances in order to conform to fiscal 2001 presentation.

3.     ACCOUNTING FOR IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

  Statement of Financial Accounting Standard No. 121 "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" (SFAS No. 121) requires impairment losses to be recorded on long-lived assets when events or circumstances indicate that the assets may be impaired based upon the undiscounted cash flows estimated to be generated from those assets. During the fourth quarter of fiscal 2000, the Company determined that due to the poor operating performance of their Friendly's restaurants and preliminary negotiations with Friendly's Restaurant Franchise, Inc., that indicators of impairment were present. Accordingly, the Company evaluated the ongoing value of the property and equipment (and intangibles) associated with its Friendly's restaurants. Based on this evaluation, the Company determined that assets with a net book value of $12.4 million were impaired and reduced their carrying value by $7.0 million to their estimated fair value. Fair value was determined based on the most appropriate of the market value of the restaurant or the market value of the real estate in an arm's-length transaction.

  During 2001, the Company reached an agreement with Friendly's Ice Cream Corporation and Friendly's Restaurant Franchise, Inc. (see Note 12), whereby the Company has the ability to close all of its Friendly's stores over a multi-year period. In accordance with SFAS No. 121, the Company recorded an additional impairment expense for the impairment of long-lived assets to be disposed of. The Company recorded an impairment loss of $8.7 million to reduce the carrying amount of these assets to their estimated fair value.

  During 2001, the Company also made the decision to close eight Wendy's restaurants. The Company is currently in process of negotiating the exit of certain leases and plans to close the stores upon completion of those negotiations. In accordance with SFAS No. 121, the Company recorded an impairment expense of $2.1 million to reduce the carrying amount of these long-lived assets to be disposed of to their estimated fair value.

  In accordance with SFAS No. 121, the Company has discontinued depreciation and amortization on the long-lived assets pending disposition. In addition, these assets are identified as assets held for sale in the accompanying consolidated balance sheet.

4.     PROPERTY AND EQUIPMENT

  Property and equipment consisted of the following as of September 30, 2001 (amounts in 000's):

Buildings	$35,356
Land	14,622
Furniture, fixtures and equipment	19,761
Construction in progress	853

70,592
Less accumulated depreciation	20,494

Property and equipment, net	$50,098

5.     FRANCHISE RIGHTS

  The Wendy's franchise agreements for Washington, D.C., Baltimore, Maryland, and the surrounding areas contain certain requirements regarding the number of units to be opened in the future. Should the Company fail to comply with the required development schedule or with the requirements of the agreements for restaurants within areas covered by the development agreements, Wendy's International, Inc. could terminate the exclusive nature of the Company's franchise. The franchise agreements also provide Wendy's International, Inc. significant rights regarding the business and operations of the Company and impose restrictions regarding the ownership of the Company's capital stock.

  Franchise agreements with Friendly's Restaurant Franchise, Inc. provided the Company with an exclusive Mid-Atlantic territory as long as it was opening new Friendly's restaurants in accordance with the requirements of the development agreement between the Company's subsidiary, FriendCo, and Friendly's Restaurant Franchise, Inc. This exclusive development agreement was terminated in December 2000 (see Note 12).

  The Company is also required to pay royalty and advertising fees on both Wendy's and Friendly's restaurants sales as defined by the applicable franchise agreement. Royalties under both agreements are 4% of annual restaurant sales. As a result of the Modification Agreement (see Note 12), royalty percentages were reduced for certain Friendly's restaurants. The advertising fee for Wendy's is a minimum of 4% of restaurant sales, which is a combination of 2.5% to Wendy's National Advertising Program, Inc. for national advertising, with the remainder for local advertising. The advertising fee for Friendly's is 3% of restaurant sales, a portion is contributed to an advertising fund managed by Friendly's Restaurant Franchise, Inc. and the remainder is for local advertising. The fund is used to enhance recognition of the trademark products and patronage of Friendly's Restaurants and Friendly's proprietary branded products.

6.     RETIREMENT PLANS

  Substantially all salaried employees, except senior management, of the Company are eligible to participate in a defined contribution 401(k) plan. Employees may make contributions to the plan through salary deferral. The Company makes annual contributions to the plan based on a percentage of the employee's contribution, up to certain limitations. The Company's contributions were approximately $111,000 and $78,000 for the years ended September 30, 2001 and October 1, 2000, respectively.

7.     COST OF RESTAURANT SALES AND RESTAURANT OPERATING EXPENSES

  Cost of restaurant sales and restaurant operating expenses consisted of the following (amounts in 000's):

	Year ended September 30, 2001	Year ended October 1, 2000
Cost of restaurant sales:
Food and supplies	$70,169	$82,948
Labor	63,371	66,692

	$133,540	$149,640

Restaurant operating expenses:
Advertising	$8,917	$9,716
Rent	10,689	10,417
Utilities	7,721	7,639
Maintenance and repairs	4,785	4,898
Other	14,015	16,364

	$46,127	$49,034

8.     INCOME TAXES

  Net operating loss carryforwards and temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes result in a net deferred tax asset of approximately $1.0 million at September 30, 2001. The Company's operating plans anticipate taxable income in future periods; however, such plans make significant assumptions which cannot be reasonably assured. Therefore, in consideration of the Company's accumulated losses and the uncertainty of its ability to utilize the deferred tax asset in the future, the Company has recorded a valuation allowance in the amount of approximately $6,409,000 at September 30, 2001, to offset the deferred tax benefit.

  The (benefit) provision for income taxes was comprised of the following (amounts in 000's):

	Year ended September 30, 2001	Year ended October 1, 2000
Federal:
Current (benefit)	$—	$346
Deferred	(5,266)	468
State:
Current	—	86
Deferred	(1,143)	115
Valuation reserve	6,409	—

Provision for income taxes	$—	$1,015

  The difference between the recorded income tax (benefit) provision and the "expected" tax provision based on the statutory federal income tax rate is as follows (amounts in 000's):

	Year ended September 30, 2001	Year ended October 1, 2000
Computed federal tax (benefit) provision at statutory rate	$(6,172)	$372
State income taxes (net of federal income tax effect)	(861)	77
Non-deductible expenses	58	49
Goodwill amortization	566	576
Other, net	—	(59)
Valuation reserve	6,409	—

Provision for income taxes	$—	$1,015

  As of September 30, 2001 and October 1, 2000, the Company had federal net operating loss carryforwards for income tax purposes of approximately $21,283,000 and $14,589,000, respectively, to offset against future taxable income.

  Total deferred tax liabilities and deferred tax assets as of September 30, 2001, and October 1, 2000, and the sources of the differences between financial accounting and tax bases of the Company's assets and liabilities which give rise to the deferred tax liabilities and deferred tax assets and the tax effects of each, are as follows (amounts in 000's):

	September 30, 2001	October 1, 2000
Deferred tax liabilities:
Property and equipment	$5,128	$3,425
Leased properties	449	217
Intangibles	396	361
Other	291	295

Total deferred tax liabilities	$6,264	$4,298

Deferred tax assets:
Accrued expenses and reserves	$2,363	$1,133
Operating loss carryforwards and credits	3,695	1,106
Capitalized development costs	345	414
Impairment of long-lived assets	6,072	2,686
Debt restructuring costs	1,239	—
Gross deferred tax assets	13,714	5,339
Less — valuation reserve	(6,409)	—

Net deferred tax assets	$7,305	$5,339

9.     LONG-TERM DEBT AND FINANCING ARRANGEMENTS

  Long-term debt consisted of the following as of September 30, 2001 and October 1, 2000 (amounts in 000's):

	September 30, 2001	October 1, 2000
Global Alliance Finance Term Loan 1	$18,552	$19,022
Global Alliance Finance Term Loan 2	97,511	95,036
Global Alliance Finance Forward Commitment Loans	2,558	2,645
CNL Term Loans	32,492	30,206
Sun Trust Loan	2,000	—
Truman Bank Loan	386	393

Total	153,499	147,302
Less — current portion	1,112	903

Long-term debt	$152,387	$146,399

  In conjunction with the merger transaction described in Note 1, certain financing was obtained from Global Alliance Finance Company (GAF). This financing was obtained in order to pay consideration to the shareholders in the merger and to pay fees and expenses incurred.

  GAF provided a total of $180,000,000 in financing in the form of three term loans, described below, aggregating $150,000,000, and a two year forward commitment facility in the amount of $30,000,000. Borrowers under the GAF agreement are DAC, DavCo Restaurants, Inc. and Southern Hospitality Corp. (prior to its sale in October 1999, see Note 15). Borrowings under the GAF financing are guaranteed by FriendCo Restaurants, Inc., a subsidiary of DAC.

  The first term loan (Loan 1), in the amount of $20,000,000 for 15 designated restaurant locations, amortizes in equal monthly payments over a 20 year term. The interest rate on Loan 1 was fixed at 8.89%, a per annum rate equal to the 30-year U.S. Treasury Rate plus 295 basis points at Closing. Loan 1 is secured by a first-fee mortgage on the 15 restaurants and a first priority security interest in all other tangible assets relating to the same 15 restaurants. The second term loan (Loan 2), in the amount of $104,000,000 for 124 designated restaurant locations, was being amortized in equal monthly payments over a 15-year term. Loan 2 is secured by leasehold mortgages against the majority of the 124 designated restaurant locations and a first priority security interest in all other tangible assets relating to the same 124 designated restaurants. The third term loan (Loan 3) was in the amount of $26,000,000 for 38 designated restaurant locations. Loan 3 was repaid in full in October 1999, in connection with the sale of Southern Hospitality Corporation (see Note 15).

  The forward commitment facility provided for a two-year, $30,000,000 forward commitment for the development or acquisition of new restaurants and had an expiration date of April 1, 2000. Borrowings under the forward commitment amortize in equal monthly installments over their terms of fifteen or twenty years. The per annum rate on each loan under this commitment was fixed at a rate equal to the 10-year U.S. Treasury Rate plus 335 basis points. At September 30, 2001, the Company had outstanding borrowings of approximately $2,558,000. In February 2000, the Company released GAF of any obligation or claim for further financing under this commitment.

  On April 29, 1999, the Company established a revolving loan facility with SunTrust Banks, Inc. with an original maximum borrowing amount of $25 million, less outstanding letters of credit (see Note 11). Fees for the letters of credit were charged at a rate of 1% per annum on the outstanding balance.

  Beginning in fiscal year 1999, the Company financed certain new store development of Wendy's and Friendly's restaurants with CNL Financial Services, Inc.(n.k.a. CNL Financial Services, LP) and its affiliates ("CNL"). Each new property developed secured an individual loan under the CNL agreement. The term for each loan was 20 years for any loan in which the security is the Company's simple interest in the mortgaged premises and 15 years for any loan in which the security is the Company's leasehold interest in the mortgaged premises. The interest rate was the sum of (i) the yield rate for non-callable U.S. treasuries with a maturity date 10 years from closing, as quoted, plus (ii) a spread, expressed in basis points. The lender established the spread 7 days prior to the date of the borrowing based on the lender's then current matrix for loans of this concept and quality for preferred customers.

  During September 1999, the Company obtained $7,400,000 in financing from CNL for the purchase of 13 existing Friendly's properties. This financing was in the form of term loans that amortized in equal monthly payments over a 20-year term and had a fixed interest rate of 10.33%. The term loans are secured by the real estate and furniture, fixtures and equipment of the 13 purchased properties.

  In November 2000, the Company advised its lenders of impending covenant defaults in certain loan agreements with certain lenders. On November 30, 2000, SunTrust Bank informed the Company that, in light of the impending covenant defaults, the Company would not be permitted to draw any further advances on its $25 million revolving credit and letter of credit facility. Thereafter, the Company notified its other lenders of this development and requested meetings with all of its lenders.

  The Company withheld loan payments on January 1, 2001, and entered into a forbearance agreement with its principal lender (GAF) on January 16, 2001. The Company subsequently received other written or verbal assurances of forbearance or non-acceleration from the majority of its other lenders. The Company and its lenders reached agreement on the terms of a proposed restructuring of all the outstanding indebtedness in March 2001.

  In July 2001, the Company and its lenders closed on final documents restructuring the Company's indebtedness (the "Restructuring"). The $20 million term facility, Loan 1, was reinstated on its original maturity and terms. The $104 million term facility, Loan 2, became interest only through December 3, 2004, with the interest rate increased from 8.86% to 9.0%, and the maturity was reduced from April 1, 2013 to December 3, 2004 (with three (3) one (1) year extension options exercisable at the Company's discretion). The $25 million revolving credit facility was reduced to a $7.3 million facility, with $2 million in outstanding advances being converted to term debt maturing on December 3, 2004 and letter of credit fees increased to 3.0%.

  The real estate financing provided by CNL was divided into two (2) pools of indebtedness: one pool of approximately $14 million continues to receive interest and principal payments, while the second pool of approximately $22 million, which also includes approximately $4.0 million of GAF debt, became interest only with a reduced rate of 9.0 percent and a maturity of December 3, 2004. The interest-only second pool is expected to be repaid through the proceeds of the disposition of Friendly's Restaurants owned and operated by the Company's subsidiaries pursuant to the terms of the Modification Agreement between the Company and Friendly Ice Cream Corporation dated as of December 28, 2000 (see Note 12).

  As part of the Restructuring, existing financial covenants were replaced with less restrictive covenants, primarily relating to fixed charge coverage. The fixed charge coverage covenants are first effective in March 2002. In addition, the agreements contain numerous restrictive covenants, including covenants related to mergers and asset sales or purchases, incurrence of debt obligations, liens and contingent obligations, termination, waivers or amendments of franchise documents, name changes, transactions with affiliates, distributions and dividends. The agreements also contain standard event of default provisions, including, among other things, payment defaults, misrepresentations, covenant defaults, material defaults under franchise agreements and other material contracts, cross-defaults into other material indebtedness, failure to have perfected liens of purported priority, bankruptcy events, adverse judgments and changes of control.

  Management believes that the Company's current borrowings will be sufficient to meet its operating needs and that it will comply with all of the terms and covenants within the restructured agreements.

  In connection with the restructuring, the Company incurred costs of approximately $5 million. The Company accounted for these costs in accordance with Emerging Issues Task Force Issue No. 96-19, "Debtor's Accounting for a Modification or Exchange of Debt Instruments". As a result, the Company recognized approximately $1,528,000 of additional deferred financing costs (see Note 2) and approximately $3,427,000 of expense, which is included within loss on write-down of impaired long-lived assets and debt restructuring expenses in the accompanying consolidated financial statements.

  Based on the restructured terms, aggregate maturities of the Company's long-term debt are as follows (amounts in 000's):

Maturing fiscal year
2002	$1,112
2003	1,309
2004	1,217
2005	118,489
2006	1,464
2007 and thereafter	29,908

$153,499

10.   LEASES

  The Company leases a substantial portion of the land and buildings used in the operation of its restaurants. These leases generally provide for a non-cancellable term of 20 years and provide for additional renewal terms at the Company's option. Certain leases contain provisions for percentage rentals on sales above specified minimums. Expenses incurred under these provisions aggregated approximately $530,000 and $573,000 for the years ended September 30, 2001, and October 1, 2000, respectively.

  As of September 30, 2001, future minimum lease payments related to leases were as follows (amounts in 000's):

	Capital leases	Operating leases
Fiscal year
2002	$4,990	$7,955
2003	4,990	7,041
2004	3,605	7,908
2005	3,605	7,098
2006	—	11,953
2007 and thereafter	—	62,233

	17,190	$104,188

Less amount representing interest	3,090

Present value of future minimum lease payments	$14,100

  Rent expense under operating leases, including percentage rentals based on sales, was approximately $10,689,000 and $10,417,000 for the years ended September 30, 2001 and October 1, 2000, respectively.

11.   COMMITMENTS AND CONTINGENCIES

  Litigation

  In connection with the merger transaction described in Note 1, the Company is party to litigation with several former shareholders. In addition, the Company is party to various legal proceedings which are considered by management to be customary and incidental to its business. In the opinion of management, after consulting with legal counsel, the ultimate disposition of these lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

  Letters of credit

  At October 1, 2001, the Company was contingently liable for outstanding letters of credit primarily relating to workers' compensation insurance and Wendy's International, Inc. current royalty requirements, aggregating approximately $5,065,000.

  Other

  In connection with the sale of the Company's Midwestern Wendy's restaurants in fiscal 1998, the Company sub-leases 33 properties and directly leases 2 properties to Wenamerica, LLC (Wenamerica), formerly Western and Southern Food Service L.L.C. The Company is the primary lessee on the sub-leased properties.

  As of September 30, 2001, Wenamerica had received notices of default from various parties, including their primary lender, Wendy's International, Inc. and the Company.

  As of November 20, 2001, Wenamerica had cured its outstanding defaults with Wendy's International, Inc. and was working to cure its other defaults. The Company continues to monitor the situation and is in weekly contact with Wenamerica.

  The Company has reviewed possible ways to mitigate any potential impact which may be caused by the bankruptcy, cessation of operations, or the modification of operations by Wenamerica, and does not anticipate any material adverse impact from this situation through fiscal 2002.

12.   FRIENDLY'S RESTAURANTS

  In July 1997, the Company's wholly owned subsidiary FriendCo Acquisition Holding Inc. ("FriendCo") entered into agreements with Friendly's Ice Cream Corporation and Friendly's Restaurants Franchise, Inc. The agreements set forth the terms pursuant to which FriendCo purchased certain assets and rights to 34 existing restaurants and had exclusive rights to develop and operate Friendly's restaurants in Maryland, northern Virginia, Delaware and the District of Columbia.

  Effective December 28, 2000, the Company executed a Modification Agreement with Friendly Ice Cream Corporation and Friendly's Restaurant Franchise, Inc. which provided for the termination of FriendCo's exclusive development territory. Also, it permits the immediate closing of up to 17 Friendly's Restaurants operated by FriendCo and reduced ongoing royalty fees to 2.0% of sales for these stores. After December 28, 2001, FriendCo will be permitted to close the remaining 31 Friendly's Restaurants it operates, subject to the terms of its franchise agreements providing for liquidated damage payments in some circumstances if the restaurant is not re-franchised as a Friendly's Restaurant. As a result of this agreement, the Company recorded an additional impairment expense of $8.7 million (Note 3). During fiscal 2001, there have been various amendments to the Modification Agreement, primarily to change the specific stores that are subject to liquidated damages.

  Pursuant to this Modification Agreement, the Company is actively marketing its Friendly's Restaurants for refranchising and as real estate opportunities for other uses. As of September 30, 2001, the Company has sold 3 restaurants for net proceeds of approximately $426,000. In connection with these sales, the Company received a note receivable in the amount of approximately $212,000.

13.   BUSINESS SEGMENT INFORMATION

  Segment information for fiscal year 2001 is as follows (in 000's):

Year ended September 30, 2001
Restaurant sales:
Wendy's	$175,800
Friendly's	41,020

Total	$216,820

Operating income (loss):
Wendy's	$4,255
Friendly's	(8,093)

Total	$(3,838)

Total assets:
Wendy's	$128,507
Friendly's	15,210

Total	$143,717

  There were no significant inter-segment sales or transfers during the period. Allocated corporate expenses are applied to each segment based on actual expenses.

14.   RESTRICTED STOCK PLAN

  In June 1998, the Company initiated a restricted stock plan (the "Stock Plan"). Under the provisions of the Stock Plan, Company stock was awarded to certain executives determined by the Board of Directors to be eligible on an annual basis over three years with anticipated grant dates of June 15, 1998, June 1, 1999 and June 1, 2000. Each award vests one year after the grant date, subject to continued employment and certain repurchase rights held by the Company.

  On June 15, 1998, 29,628 shares of Class B voting common stock and 3,702 shares of Class C common stock were granted. Fair market value of these shares was determined to be $1.12 per share. The aggregate compensation of $37,330 was expensed ratably over the one-year vesting period.

  On June 1, 1999, 28,002 shares of Class B voting common stock and 3,498 shares of Class C common stock were granted. Fair market value of these shares was determined to be $1.62 per share. The aggregate compensation of $51,030 was expensed ratably over the one-year vesting period.

  No grants were made on June 1, 2000. However, 26,669 shares of Class B voting common stock and 3,331 shares of Class C common stock were granted on January 8, 2001. Fair market value of these shares was determined to be diminimus.

15.   SALE OF SOUTHERN HOSPITALITY CORPORATION AND SALE OF RELATED REAL ESTATE

  In Fiscal 2000, the Company sold 100.0% of the stock of Southern Hospitality Corporation ("SHC") to Bridgeman Foods South for $28,000,000, including a covenant not to compete valued at $5,000,000, a consulting agreement for $1,000,000 and an option to purchase certain real estate priced at $1,500,000. As part of the sale agreement, the Company retained certain real estate and assumed certain liabilities of SHC. As a result of the sale, the Company paid the principal balance of GAF Loan 3 in the amount of $26,000,000 as required under the loan agreement. The Company recognized a gain on the sale of approximately $14 million, which directly improved the stockholders' deficit and book net worth of the Company. The Company recognized a gain on this transaction for tax purposes which was offset by net operating loss carryforwards of the Company (see Note 8).

  In Fiscal 2000, Bridgeman exercised the real estate purchase option for approximately $5.3 million, which included a note receivable of approximately $1.5 million. As a result of the sale, the Company recognized a gain of approximately $960,000.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS
ON FINANCIAL STATEMENT SCHEDULE

The Board of Directors
Davco Acquisition Holding Inc.

        We have audited the consolidated financial statements of Davco Acquisition Holding Inc. (the Company) as of September 29, 2002 and September 28, 2003, and for the years then ended, and have issued our report thereon dated November 8, 2003 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

Baltimore, Maryland
November 8, 2003

S-1

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS

DAVCO ACQUISITION HOLDING INC. AND SUBSIDIARIES

(In thousands of dollars)

Column A	Column B	Column C		Column D	Column E
		Additions
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Charged to Other Accounts—Describe	Deductions— Describe	Balance at End of Period
Year Ended September 28, 2003
Deducted from asset accounts:
Allowance for doubtful accounts	$1,055	$	$137(1)(2)	$	$1,192

Year Ended September 29, 2002
Deducted from asset accounts:
Allowance for doubtful accounts	$—	$	$1,055(1)	$	$1,055

(1)
Additions totaling $100 and $1,055 during fiscal year 2003 and 2002, respectively, included in "net (loss) gain on disposal of assets held for sale and write-down of impaired long-lived assets" as the allowance was recognized in connection with notes receivable received as a result of the sale of assets held for sale.

(2)
Additions totaling $37 during fiscal year 2003 included in "interest income" as the allowance was recognized in connection with interest earned on certain notes receivable.

S-2

        Through and including                , 2004 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Enhanced Income Securities™ (EISs)

representing

                    Shares of Class A Common Stock
$           million    % Senior Subordinated Notes due 2016

and

$         million    % Senior Subordinated Notes due 2016

RBC CAPITAL MARKETS

KEYBANC CAPITAL MARKETS

SUNTRUST ROBINSON HUMPHREY

P R O S P E C T U S

, 2004

        No dealer, salesperson, or other person has been authorized to give any information or to make any representations not contained in this prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof or that there has been no change in our affairs since such date.

PART II

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by DavCo Restaurants Inc. in connection with the offer and sale of the securities being registered. All amounts are estimates except the registration fee.

SEC registration fee		$20,398.70
NASD filing fee		$16,600.00
American Stock Exchange listing fee*
Transfer agent's fee*
Trustee's fee*
Printing and engraving expenses*
Legal fees and expenses*
Accounting fees and expenses*
Miscellaneous*

Total	$

*
To be completed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The General Corporation Law of the State of Delaware ("DGCL") authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors' fiduciary duties. The certificates of incorporation of the Delaware registrants include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of the duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends and stock repurchases); or for transactions from which the director derived improper personal benefit.

        The certificates of incorporation of the Delaware registrants provide that these registrants must indemnify their directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

        The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our certificate of incorporation, our by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

        DavCo Restaurants Inc. maintains insurance to protect itself and its directors and officers and those of its subsidiaries against any such expense, liability or loss, whether or not it would have the power to indemnify them against such expense, liability or loss under applicable law.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        See "Related Party Transactions" in the enclosed prospectus.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)
  Exhibits. The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement for Enhanced Income Securities and Senior Subordinated Notes (not in the form of EISs)
3.1*	Form of Amended and Restated Certificate of Incorporation of DavCo Restaurants Inc. (following its name change from Davco Acquisition Holding Inc. to DavCo Restaurants Inc.)
3.2*	Form of Amended and Restated By-laws of DavCo Restaurants Inc. (following its name change from Davco Acquisition Holding Inc. to DavCo Restaurants Inc.)
3.3*	Form of Amended and Restated Certificate of Incorporation of DavCo Operations Inc. (following its name change from DavCo Restaurants, Inc. to DavCo Operations Inc.)
3.4*	Form of Amended and Restated By-laws of DavCo Operations Inc. (following its name change from DavCo Restaurants, Inc. to DavCo Operations Inc.)
3.5	Articles of Incorporation of FriendCo Restaurants, Inc.
3.6	By-laws of FriendCo Restaurants, Inc.
3.7	Articles of Incorporation of Heron Realty Corporation
3.8	By-laws of Heron Realty Corporation
3.9	Certificate of Incorporation of MDF, Inc.
3.10	By-laws of MDF, Inc.
4.1*	Form of Indenture, dated as of , 2004 between DavCo Restaurants Inc. and
4.2*	Form of Senior Subordinated Note due 2016 (included in Exhibit 4.1)
4.3*	Form of stock certificate for Class A Common Stock
4.4*	Form of Global Enhanced Income Security certificate
4.5*	Registration Rights Agreement dated as of , 2004 among DavCo Restaurants and the holders of shares of Class B Common Stock
4.6*	Amended and Restated Stockholders Agreement dated as of , 2004 among DavCo Restaurants Inc. and the holders of shares of Class B common stock
4.7*	Retained Interest Investors Agreement dated as of , 2004 among DavCo Restaurants Inc., the certain holders of shares of Class B common stock and Citicorp Venture Capital, Ltd.
5.1*	Opinion of Torys LLP regarding legality
8.1*	Opinion of Torys LLP regarding tax matters
10.1*	Credit Agreement, dated as of , 2004 by and among DavCo Restaurants Inc., DavCo Operations Inc. and SunTrust Bank, as the Lender
10.2*	Employment Agreements each dated as of , 2004 by and between DavCo Restaurants Inc. and each of Ronald D. Kirstien, Harvey Rothstein, Joseph F. Cunnane, III, David J. Norman, Richard H. Borchers
10.3*	Form of Long-Term Incentive Plan
10.4*	Form of Dividend Reinvestment Plan

10.5*	Amended and Restated Agreement and Consent to Assignment, dated as of April 16, 2004 among DavCo Restaurants Inc., DavCo Operations Inc., certain stockholders of DavCo Restaurants and Wendy's International, Inc.
10.6*	Development Letter, dated as of August 13, 2003, among Wendy's International Inc., DavCo Restaurants, Inc., and Davco Acquisition Holding Inc.
10.7*	Form of New Unit Franchise Agreement, dated as of August 13, 2003
10.8*	Franchise Addendum Agreement, dated as of August 13, 2003, among Wendy's International Inc., DavCo Restaurants, Inc., and Davco Acquisition Holding Inc.
10.9*	Coca-Cola Fountain Equipment Lease Agreement between DavCo Restaurants, Inc. and Coca-Cola USA Foundation, dated December 18, 1997
10.10*	Distributor Service Agreement between DavCo Restaurants, Inc. and Maines Paper & Food Service, Inc. dated September 15, 2002
10.11*	Consolidated, Amended and Restated Promissory Note by Davco Acquisition Holding Inc., DavCo Restaurants, Inc., Friendco Restaurants, Inc. and Heron Realty Corporation in favor of CNL Funding 99-1, LP and held by Wells Fargo Bank Minnesota, National Association, f/k/a Norwest Bank Minnesota, N.A., as Indenture Trustee and Collateral Agent, dated as of July 12, 2001
10.12*	Loan Agreement among Davco Acquisition Holding Inc., DavCo Restaurants, Inc., Friendco Restaurants, Inc. and Wells Fargo Bank Minnesota, National Association, f/k/a Norwest Bank Minnesota, N.A., as Indenture Trustee, dated as of July 12, 2001.
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Davco Acquisition Holding Inc.
23.1	Consent of Ernst & Young LLP
23.2*	Consent of Torys LLP (included in Exhibit 5.1)
23.3*	Consent of Torys LLP (included in Exhibit 8.1)
24.1	Powers of Attorney (included on signature page)
25.1*	Form T-1 Statement of Eligibility dated , 2004 of , as Trustee for the senior subordinated notes under Trust Indenture Act of 1939, as amended

*
To be filed by amendment.

(b)
Financial Statement Schedules

Schedule II — Valuation and Qualifying Accounting

ITEM 17. UNDERTAKINGS

1.
The undersigned registrants hereby undertake to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

2.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification by the registrants against such liabilities, other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securites Act of 1933 and will be governed by the final adjudication of such issue.

3.
The undersigned registrants hereby undertake that:

(1)
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on April 19, 2004.

DAVCO ACQUISITION HOLDING INC.
By: /s/ DAVID J. NORMAN
Name: David J. Norman
Title: Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ronald D. Kirstien, Harvey Rothstein and David J. Norman, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on April 19, 2004.

Signature	Title
/s/ RONALD D. KIRSTIEN Ronald D. Kirstien	Chief Executive Officer (Principal Executive Officer), Chairman of the Board and Director of Registrant
/s/ DAVID J. NORMAN David J. Norman	Chief Financial Officer (Principal Financial and Accounting Officer), General Counsel and Secretary of Registrant
/s/ HARVEY ROTHSTEIN Harvey Rothstein	Director and Senior Executive Vice President of Registrant
/s/ BYRON L. KNIEF Byron L. Knief	Director of Registrant
/s/ NATICA VON ALTHANN Natica von Althann	Director of Registrant
/s/ DAVID WAGSTAFF III David Wagstaff III	Director of Registrant

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on April 19, 2004.

DAVCO RESTAURANTS, INC.
By: /s/ DAVID J. NORMAN
Name: David J. Norman
Title: Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ronald D. Kirstien, Harvey Rothstein and David J. Norman, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on April 19, 2004.

Signature	Title
/s/ RONALD D. KIRSTIEN Ronald D. Kirstien	Chief Executive Officer (Principal Executive Officer), Chairman of the Board and Director of Co-Registrant
/s/ DAVID J. NORMAN David J. Norman	Chief Financial Officer (Principal Financial and Accounting Officer), General Counsel and Secretary of Co-Registrant
/s/ HARVEY ROTHSTEIN Harvey Rothstein	Director and Senior Executive Vice President of Co-Registrant
/s/ BYRON L. KNIEF Byron L. Knief	Director of Co-Registrant
/s/ NATICA VON ALTHANN Natica von Althann	Director of Co-Registrant
/s/ DAVID WAGSTAFF III David Wagstaff III	Director of Co-Registrant

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on April 19, 2004.

FRIENDCO RESTAURANTS, INC.
By: /s/ DAVID J. NORMAN
Name: David J. Norman
Title: Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ronald D. Kirstien, Harvey Rothstein and David J. Norman, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on April 19, 2004.

Signature	Title
/s/ RONALD D. KIRSTIEN Ronald D. Kirstien	Chief Executive Officer (Principal Executive Officer), Chairman of the Board and Director of Co-Registrant
/s/ DAVID J. NORMAN David J. Norman	Chief Financial Officer (Principal Financial and Accounting Officer), General Counsel and Secretary of Co-Registrant
/s/ HARVEY ROTHSTEIN Harvey Rothstein	Director and Senior Executive Vice President of Co-Registrant

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on April 19, 2004.

HERON REALTY CORPORATION
By: /s/ DAVID J. NORMAN
Name: David J. Norman
Title: Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ronald D. Kirstien, Harvey Rothstein and David J. Norman, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on April 19, 2004.

Signature	Title
/s/ RONALD D. KIRSTIEN Ronald D. Kirstien	Chief Executive Officer (Principal Executive Officer), Chairman of the Board and Director of Co-Registrant
/s/ DAVID J. NORMAN David J. Norman	Chief Financial Officer (Principal Financial and Accounting Officer), General Counsel and Secretary of Co-Registrant
/s/ HARVEY ROTHSTEIN Harvey Rothstein	Director and Senior Executive Vice President of Co-Registrant

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the co-registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on April 19, 2004.

MDF, INC.
By: /s/ DAVID J. NORMAN
Name: David J. Norman
Title: Chief Financial Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ronald D. Kirstien, Harvey Rothstein and David J. Norman, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on April 19, 2004.

Signature	Title
/s/ RONALD D. KIRSTIEN Ronald D. Kirstien	Chief Executive Officer (Principal Executive Officer), Chairman of the Board and Director of Co-Registrant
/s/ DAVID J. NORMAN David J. Norman	Chief Financial Officer (Principal Financial and Accounting Officer), General Counsel and Secretary of Co-Registrant
/s/ HARVEY ROTHSTEIN Harvey Rothstein	Director and Senior Executive Vice President of Co-Registrant

Exhibit Index

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement for Enhanced Income Securities and Senior Subordinated Notes (not in the form of EISs)
3.1*	Form of Amended and Restated Certificate of Incorporation of DavCo Restaurants Inc. (following its name change from Davco Acquisition Holding Inc. to DavCo Restaurants Inc.)
3.2*	Form of Amended and Restated By-laws of DavCo Restaurants Inc. (following its name change from Davco Acquisition Holding Inc. to DavCo Restaurants Inc.)
3.3*	Form of Amended and Restated Certificate of Incorporation of DavCo Operations Inc. (following its name change from DavCo Restaurants, Inc. to DavCo Operations Inc.)
3.4*	Form of Amended and Restated By-laws of DavCo Operations Inc. (following its name change from DavCo Restaurants, Inc. to DavCo Operations Inc.)
3.5	Articles of Incorporation of FriendCo Restaurants, Inc.
3.6	By-laws of FriendCo Restaurants, Inc.
3.7	Articles of Incorporation of Heron Realty Corporation
3.8	By-laws of Heron Realty Corporation
3.9	Certificate of Incorporation of MDF, Inc.
3.10	By-laws of MDF, Inc.
4.1*	Form of Indenture, dated as of , 2004 between DavCo Restaurants Inc. and
4.2*	Form of Senior Subordinated Note due 2016 (included in Exhibit 4.1)
4.3*	Form of stock certificate for Class A Common Stock
4.4*	Form of Global Enhanced Income Security certificate
4.5*	Registration Rights Agreement dated as of , 2004 among DavCo Restaurants and the holders of shares of Class B Common Stock
4.6*	Amended and Restated Stockholders Agreement dated as of , 2004 among DavCo Restaurants Inc. and the holders of shares of Class B common stock
4.7*	Retained Interest Investors Agreement dated as of , 2004 among DavCo Restaurants Inc., certain holders of shares of Class B common stock and Citicorp Venture Capital, Ltd.
5.1*	Opinion of Torys LLP regarding legality
8.1*	Opinion of Torys LLP regarding tax matters
10.1*	Credit Agreement, dated as of , 2004 by and among DavCo Restaurants Inc., DavCo Operations Inc. and SunTrust Bank, as the Lender
10.2*	Employment Agreements each dated as of , 2004 by and between DavCo Restaurants Inc. and each of Ronald D. Kirstien, Harvey Rothstein, Joseph F. Cunnane, III, David J. Norman, Richard H. Borchers
10.3*	Form of Long-Term Incentive Plan
10.4*	Form of Dividend Reinvestment Plan

10.5*	Amended and Restated Agreement and Consent to Assignment, dated as of April 16, 2004 among DavCo Restaurants Inc., DavCo Operations Inc., certain stockholders of DavCo Restaurants and Wendy's International, Inc.
10.6*	Development Letter, dated as of August 13, 2003, among Wendy's International Inc., DavCo Restaurants, Inc., and Davco Acquisition Holding Inc.
10.7*	Form of New Unit Franchise Agreement, dated as of August 13, 2003
10.8*	Franchise Addendum Agreement, dated as of August 13, 2003, among Wendy's International Inc., DavCo Restaurants, Inc., and Davco Acquisition Holding Inc.
10.9*	Coca-Cola Fountain Equipment Lease Agreement between DavCo Restaurants, Inc. and Coca-Cola USA Foundation, dated December 18, 1997
10.10*	Distributor Service Agreement between DavCo Restaurants, Inc. and Maines Paper & Food Service, Inc. dated September 15, 2002
10.11*	Consolidated, Amended and Restated Promissory Note by Davco Acquisition Holding Inc., DavCo Restaurants, Inc., Friendco Restaurants, Inc. and Heron Realty Corporation in favor of CNL Funding 99-1, LP and held by Wells Fargo Bank Minnesota, National Association, f/k/a Norwest Bank Minnesota, N.A., as Indenture Trustee and Collateral Agent, dated as of July 12, 2001
10.12*	Loan Agreement among Davco Acquisition Holding Inc., DavCo Restaurants, Inc., Friendco Restaurants, Inc. and Wells Fargo Bank Minnesota, National Association, f/k/a Norwest Bank Minnesota, N.A., as Indenture Trustee, dated as of July 12, 2001.
12.1	Computation of Ratio of Earnings to Fixed Charges
21.1	Subsidiaries of Davco Acquisition Holding Inc.
23.1	Consent of Ernst & Young LLP
23.2*	Consent of Torys LLP (included in Exhibit 5.1)
23.3*	Consent of Torys LLP (included in Exhibit 8.1)
24.1	Powers of Attorney (included on signature page)
25.1*	Form T-1 Statement of Eligibility dated , 2004 of , as Trustee for the senior subordinated notes under Trust Indenture Act of 1939, as amended

*
To be filed by amendment.

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TABLE OF CONTENTS
INDUSTRY AND MARKET DATA
ENHANCED INCOME SECURITIES TRADEMARK
DISCLAIMER REGARDING WENDY'S INTERNATIONAL, INC.
SUMMARY
Our Company
Industry Overview
New Credit Facility
Our Existing Equity Investors
Use of Proceeds
Our Corporate Information
The Offering
Summary of the Common Stock
Summary of the Senior Subordinated Notes
Risk Factors
General Information About This Prospectus
Summary Financial Information
Interest and Dividend Payments to Holders of EISs and Senior Subordinated Notes
RISK FACTORS
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
DIVIDEND POLICY
CAPITALIZATION
DILUTION
SELECTED HISTORICAL FINANCIAL INFORMATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Company Restaurants in the Franchise Territory
INDUSTRY
BUSINESS
MANAGEMENT
Summary Compensation Table
PRINCIPAL STOCKHOLDERS
RELATED PARTY TRANSACTONS
DESCRIPTION OF CERTAIN INDEBTEDNESS
DESCRIPTION OF ENHANCED INCOME SECURITIES (EISs)
DESCRIPTION OF CAPITAL STOCK
DESCRIPTION OF SENIOR SUBORDINATED NOTES
SHARES ELIGIBLE FOR FUTURE SALE
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
REPORT OF INDEPENDENT AUDITORS
DAVCO ACQUISITION HOLDING INC. CONSOLIDATED BALANCE SHEETS (Dollars in thousands, except share amounts)
DAVCO ACQUISITION HOLDING INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands)
DAVCO ACQUISITION HOLDING INC. CONSOLIDATED STATEMENTS OF CHANGES IN DEFICIENCY OF ASSETS (Dollars in thousands)
DAVCO ACQUISITION HOLDING INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)
DAVCO ACQUISITION HOLDING INC. Notes to Consolidated Financial Statements (Information as of December 29, 2002 and December 28, 2003 and for the three-month periods then ended is unaudited) (Dollars in thousands)
NOTICE REGARDING ARTHUR ANDERSEN LLP
REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
DAVCO ACQUISITION HOLDING INC. CONSOLIDATED BALANCE SHEETS (Amounts In Thousands, Except Amounts)
DAVCO ACQUISITION HOLDING INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands)
DAVCO ACQUISITION HOLDING INC. CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) (Dollars in thousands)
DAVCO ACQUISITION HOLDING INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in thousands)
DAVCO ACQUISITION HOLDING INC. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS September 30, 2001 and October 1, 2000 (Dollars in thousands)
REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULE
SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS DAVCO ACQUISITION HOLDING INC. AND SUBSIDIARIES (In thousands of dollars)
PART II
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
Exhibit Index